Exhibit 20

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK                )
POWER CORPORATION             )                 Docket No. ________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING


I.   INTRODUCTION

     Niagara Mohawk Power Corporation ("NMPC" or the "Applicant") requests that the Commission authorize implementation of a corporate restructuring plan that will create a holding company structure. Because the corporate restructuring would be deemed to result in a "disposition of jurisdictional facilities," see Central Hudson Gas & Electric Corp., 84 FERC Sec. 62,010 (1998); Central Vermont Public Service Corp., 39 F.E.R.C. Para. 61,295 (1987), NMPC seeks this authorization under Section 203 of the Federal Power Act (the "FPA"), 16 U.S.C. Sec. 824b, and applicable Commission regulations, 18 C.F.R. Part 33. The corporate restructuring will create a holding company that will hold directly the common stock of NMPC. The corporate restructuring will have no effect on the jurisdictional facilities, rates, or services of NMPC and will be consistent with the public interest.

     NMPC respectfully requests that the Commission approve this application by September 15, 1998. This is approximately the same time frame in which NMPC anticipates receiving its other


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regulatory approvals, and will permit it to proceed as expeditiously as possible with the corporate restructuring.


II.  DESCRIPTION OF THE NEW HOLDING COMPANY STRUCTURE

     Under the proposed holding company structure, NMPC will become a wholly-owned subsidiary of a new holding company, Niagara Mohawk Holdings, Inc. ("Holdings"),1/ a New York corporation. The present equity owners of NMPC will become the equity owners of Holdings. The corporate restructuring will result in a change in the identity of the direct holder of NMPC's equity, but no change in the beneficial owners of that equity, who will merely exchange their NMPC shares for shares in Holdings. The corporate restructuring is more fully described in the Agreement and Plan of Exchange ("Exchange Agreement"), which provides for the exchange of the outstanding shares of NMPC common stock on a share-for-share basis for shares of Holdings common stock, and an excerpt from the Form S-4 Registration Statement for Holdings, dated May 29, 1998, attached hereto as Exhibit H.


III. BACKGROUND

     NMPC is an investor-owned public utility organized in 1937 under the laws of New York state. NMPC is engaged principally in the generation, purchase,
transmission,   distribution,   and  sale






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1/   The  name  Niagara  Mohawk  Holdings,  Inc.  may be  changed  prior  to the effective time of the share exchange (as hereinafter defined) at the discretion of the Board of Directors of Holdings.


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of electricity and the purchase,  distribution, sale, and transportation of gas.
NMPC supplies electricity at both retail and wholesale.

     As of January 1, 1998, NMPC's electric transmission and distribution systems were composed of 952 substations with a rated transformer capacity of approximately 28,500,000 kilovolt amperes, approximately 8,000 circuit miles of overhead transmission lines, 1,100 cable miles of underground transmission lines, 113,100 miles of overhead distribution lines, and 5,800 cable miles of underground distribution cables. NMPC's generating facilities consist of four fossil fuel steam plants (as well as a 25% interest in the Roseton steam plant), two nuclear fuel steam plants, various diesel generating units, and 72 hydroelectric plants.2/

     NMPC is a "public utility" as defined in Section 201(e) of the Federal Power Act, 16 U.S.C. Sec. 824(e). NMPC sells electric energy at wholesale to, and transmits electric energy in interstate commerce for, other electric utilities under rate schedules and tariffs approved by the Commission.

     NMPC's utility operations are also subject to regulation by the New York Public Service Commission (the "NYPSC") pursuant to New York's Public Service Law (the "PSL"). The


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2/   Pursuant  to orders of the New York  Public  Service  Commission  described infra,  NMPC has committed to separate,  to the fullest  degree  practical,  its
competitive   generation  business  from  the  monopoly  wires  business.   That
commitment included implementation of NMPC's Non-Nuclear Generation Asset Divestiture Plan, which was approved in PSC Cases 94-E-0098 and 94-E-0099, ORDER AUTHORIZING PROCESS FOR THE AUCTION OF GENERATING FACILITIES (May 6, 1998). All of the non-nuclear generating facilities described herein are subject to that auction. 1998). All of the non-nuclear generating facilities described herein are subject to that auction.


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NYPSC's jurisdiction includes supervision over NMPC's retail rates and issuances for bonds, capital stock and certain other securities, and investments by NMPC in other entities, including certain subsidiaries.

     NMPC is an "exempt" holding company under the Public Utility Holding Company Act of 1935 ("1935 Act"). It must obtain approval of the corporate restructuring from the Securities and Exchange Commission (the "SEC") under
Section 9(a)(2) of the 1935 Act. Holdings will file with the SEC a claim of exemption under Section 3(a)(1) of the 1935 Act from the obligation to register as a holding company.

     In addition to its utility operations, NMPC owns an unregulated subsidiary, Opinac North America, Inc., which, in turn, owns Opinac Energy Corporation3/ and Plum Street Enterprises, Inc. and Plum Street Energy Marketing, Inc. (subsidiary of Plum Street Enterprises, Inc.) (collectively, the "non-utility subsidiaries"), which participate principally in energy-related services. Canadian Niagara Power Company, Limited ("CNP") is owned 50% by Opinac Energy Corporation. CNP owns a 99.99% interest in Canadian Niagara Wind Power Company, Inc. and Cowley Ridge Partnership, respectively, which together operate a wind power joint venture in the Province of


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3/   Opinac  Energy  Corporation  is an exempt  holding  company  under  Section
3(a)(5) of the Public Utility Holding Company Act of 1935. OPINAC ENERGY CORPORATION, 52 S.E.C. Docket 1475 (1992).


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Alberta,  Canada. NMPC also has several other subsidiaries  including NM Uranium
Inc., NM Holdings, Inc., Moreau Manufacturing Corp., Beebee Island Corp., and NM Receivables Corp.

     Subject to the approval of various applications and requests filed with the SEC, the NYPSC, the Nuclear Regulatory Commission (the "NRC"), and this Commission, NMPC proposes to form the holding company structure discussed above, whereby NMPC will become a subsidiary of Holdings. The NMPC shareholders have already approved the formation of the holding company at its Annual Meeting held on June 29, 1998. As part of the proposal, NMPC's non-regulated subsidiaries will be transferred to Holdings. The resulting corporate structure will more clearly separate NMPC's regulated and non-regulated businesses. This separation is consistent with federal and state initiatives for the restructuring of the electric utility industry.4/

     The corporate restructuring is also consistent with a Settlement Agreement (the "Settlement"), dated October 10, 1997, among the Staff of the NYPSC , NMPC, and other parties which provides for fundamental changes to the structure of NMPC's business. The Settlement was approved by the NYPSC on March 20, 1998.5/ Among other things, the Settlement calls for NMPC


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4/   E.g., Order No. 888: Promoting  Wholesale  Competition  Through Open Access
Non-Discriminatory Transmission Services By Public Utilities, 75 F.E.R.C. Para. 61,080 (1996), reaff'd and clarified, Order No. 888-A, 78 F.E.R.C. Para. 61,220
(1997); NYPSC Opinion 96-12, Cases 94-E-0952, et. al., Opinion and Order Regarding Competitive Opportunities for Electric Service. (1996).

5/   Niagara Mohawk Power Corp., Cases 94-E-0098 and 94-E-0099,  et al., Opinion
and Order Adopting Terms of Settlement Agreement Subject to Modification and Conditions (March 20, 1998) (the "Settlement Order").

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to divest all its hydro and fossil generation assets. NMPC's nuclear assets will remain part of its regulated business. NMPC will continue to distribute electricity through its transmission and distribution systems, but, by the end of 1999, all of NMPC's customers will be able to choose their electricity supplier in a competitive market. Electric rates will be unbundled into separate charges for transmission, distribution, customer service, electric supply, and a
non-bypassable   competitive   transition  charge  (the  "CTC").   Finally,  the
Settlement allows NMPC to form, at its election, the holding company structure discussed herein. Under the Settlement, NMPC may form a holding company within one year of that approval. The Settlement is more fully described in the Settlement Order, a copy of which is attached hereto as Exhibit J.


IV.  PUBLIC INTEREST STANDARDS

     The Commission has held that the transfer of a public utility's common stock from its existing shareholders to a holding company constitutes a transfer of the ownership and control of the utility's jurisdictional facilities and is thus "a disposition of facilities" subject to Commission review and approval under Section 203 of the FPA. See, e.g., Central Hudson Gas & Electric Corp., 84 FERC Sec.62,010 (1998); Illinois Power Co., 67 F.E.R.C. Para. 61,136 (1994);
Central Vermont Public Service Corp., 39 F.E.R.C. Para. 61,295 (1987). Because NMPC's proposed restructuring would entail the transfer of the ownership of its common stock from existing shareholders to Holdings, NMPC is seeking approval under Section 203 and the Commission's regulations thereunder.


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     The proposed holding company structure is intended to provide NMPC with the
financial  and  regulatory   flexibility  to  compete  more  effectively  in  an
increasingly competitive energy industry by providing a structure that can more easily accommodate both regulated and unregulated lines of business. NMPC currently operates under the regulatory constraints of the NYPSC that were generally designed to discourage electric utilities from participating in unregulated businesses and that limit (i) the total amount of incremental investment in unregulated operations, (ii) the amount that can be invested annually, (iii) the cumulative amount that can be invested in any single line of business, and (iv) the debt-equity ratios of its subsidiaries. Under current regulations, any time NMPC wishes to allocate funds to new unregulated ventures, it must seek NYPSC approval. The approval process itself leads to long delays, forces the Company to reveal its plans to competitors, and gives competitors the opportunity to intervene in the regulatory approval process and attempt to gain competitive advantage by seeking restrictions that would handicap NMPC. The holding company structure proposed herein would largely eliminate many of these regulatory constraints that would otherwise severely limit or handicap NMPC's ability to participate in unregulated business opportunities as the industry evolves.

     The holding company structure is a well-established form of organization for those companies conducting multiple lines of business. It is a common form of organization for unregulated companies and for those regulated companies, such as telephone utilities and water utilities, which are not subject to the 1935 Act. In addition, the holding company structure is utilized by many electric utilities which are involved in unregulated activities.


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

     More generally, the holding company structure will enable Holdings to engage in unregulated businesses without obtaining the prior approval of the NYPSC, thereby enabling Holdings to pursue unregulated business opportunities in a timely manner. Under the new corporate structure, financing of unregulated activities of Holdings and its non-utility subsidiaries will not require NYPSC approval. In addition, the capital structure of each non-utility subsidiary may be appropriately tailored to suit its individual business. Also, under the holding company structure, Holdings will not need NYPSC approval to issue debt or equity securities to finance the acquisition of the stock or assets of other companies. The ability to raise capital for acquisitions without prior NYPSC approval should allow competition on a level basis with other potential acquirers, some of which are already holding companies. Under the holding company structure, the issuance of debt or equity securities by Holdings to finance the acquisition of stock or assets of another company should not adversely affect NMPC's capital devoted to and available for regulated utility operations.

     The holding company structure separates the operations of unregulated and regulated businesses. As a result, it provides a better structure for regulators to assure that there is no cross-subsidization of costs or transfer of business risk from unregulated to regulated lines of business. A holding company structure also makes it easier for investors to analyze and value individual lines of business. Moreover, the use of a holding company structure provides legal protection against the imposition of liability on regulated utilities for the results of unregulated business activities. In


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short,  the holding company  structure is a highly  desirable form of conducting regulated and unregulated businesses within the same corporate group.

     The Commission is obligated to approve a proposed disposition of facilities under FPA Section 203 if it is "consistent with the public interest." The applicant need not show a positive public benefit, Entergy Services, Inc., 65 FERC Para. 61,332 (1993); Central Vermont Public Service Corp., 39 F.E.R.C. at 61,190, n. 14. Rather, [o]nly an absence of negative detriment [to the public interest] is required." Id. See also Pacific Power and Light Co. v. F.P.C., 11 F.2d 1014, 1016 (9th Cir. 1962). The Commission routinely has found that the disposition of facilities in connection with the creation of holding companies is consistent with the public interest. New York State Electric and Gas Corp., 81 FERC Para. 62,201 (1997); Boston Edison Co. and BEC Energy, 80 FERC Para. 61,274 (1997). The disposition of facilities in the present situation is very similar to the disposition of facilities in the New York State Electric and Gas case. 81 FERC Para. 62,201 (1997). In both instances, an electric and gas company filed to transfer ownership and control of jurisdictional facilities, through a transfer of common stock from existing shareholders to a newly formed holding company.

     The proposed corporate restructuring is in the public interest as evaluated against the three factors set forth in the Commission's recently issued Merger Policy Statement: (1) effect on rates,


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(2) effect on competition, and (3) effect on regulation.6/


A.   THE PROPOSED RESTRUCTURING WILL NOT AFFECT OPERATING COSTS OR RATE LEVELS.

     The proposed corporate restructuring will have no affect on either NMPC's operating costs or its rate levels. The transaction costs of the restructuring will not affect NMPC's retail or wholesale rates because these costs will not be included in rates. Any future changes in NMPC's wholesale power or transmission rates will continue to be subject to Commission review and acceptance under the FPA.


B.   THE PROPOSED RESTRUCTURING WILL NOT HAVE AN ADVERSE EFFECT ON COMPETITION.

     Market power in wholesale electric markets results from the ownership or control of generation assets, transmission assets, or other inputs that could be used as barriers to entry. See, e.g., Kansas City Power and Light Co., 67 F.E.R.C. Para. 61,183, at 61,556-558 (1994). NMPC's proposed corporate restructuring will have no effect on the ownership or control of such assets and inputs and thus will not adversely affect competition.


---------------------

6/ Order No. 592, Inquiry concerning the Commission's Merger Policy Under the Federal Power Act; Policy Statement, Docket No. RM96-6-000. 61 Fed. Reg. 68,595, 68,605 (issued December 18, 1996) ("Merger Policy Statement"). The Merger Policy Statement addresses public utility mergers subject to the Commission's jurisdiction under Section 203(a) of the FPA. While the instant Application does not involve a "merger" between electric public utilities, but rather the corporate restructuring of an electric public utility, NMPC has addressed each of the criteria set forth in the Merger Policy Statement to demonstrate that the Corporate restructuting is in the public interest.


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


     Further, the Settlement, of which the concept of the corporate restructuring is a part, is being effected substantially as a response to the NYPSC's policy of increasing competitive choices for New York ratepayers. In approving the Settlement, the NYPSC stated: "The terms of the Settlement ... will offer a generally sound regulatory framework for Niagara Mohawk, its competitors, and its customers in the transition to fully competitive generation and energy services markets." Settlement Order at 74.

     Moreover,   the  auction  of  NMPC's  non-nuclear   generating  facilities,
described  supra,  also will facilitate  development of the competitive  market.

     Thus, the effect of the restructuring on competition in the electric power industry either will be neutral or will offer positive benefits by enhancing competition.


C. THE PROPOSED RESTRUCTURING WILL NOT IMPAIR THE EFFECTIVENESS OF STATE OR FEDERAL REGULATION.

     The proposed corporate restructuring will not impair effective regulation of NMPC's utility operations by either state or federal agencies. NMPC's utility services rates and facilities will continue to be regulated by the NYPSC and the Commission. Indeed, because of the increase in the existing operational delineation between NMPC and its unregulated subsidiaries which will result, the corporate restructuring will enhance the auditing of utility costs and revenues.


                                *    *    *

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     For the foregoing  reasons,  NMPC's  proposed  corporate  restructuring  is compatible with the public interest and should be authorized by the Commission.


V.   SUPPORTING INFORMATION

     In support of this Application, and pursuant to 18 C.F.R. Sec. 33.2, NMPC states the following:

     a. The exact name and the address of the Applicant's principal business office and each company whose activities are involved:

                        Niagara Mohawk Power Corporation
                            300 Erie Boulevard West
                            Syracuse, New York 13202

                         Niagara Mohawk Holdings, Inc.
                            300 Erie Boulevard West
                            Syracuse, New York 13202

     b. Names and addresses of persons authorized to receive notices and communications concerning this Application:

                              Paul J. Kaleta, Esq.
                     Vice President--Law and General Counsel
                             M. Margaret Fabic, Esq.
                         Chief Counsel--Energy Delivery
                        Niagara Mohawk Power Corporation
                             300 Erie Boulevard West
                            Syracuse, New York 13202
                                 (315) 428-6593

                            Steven J. Agresta, Esq.
                            J. Phillip Jordan, Esq.
                                Swidler & Berlin
                           3000 K Street NW Suite 300
                              Washington, DC 20007
                                 (202) 424-7757


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     c. Designation of the territories served, by counties and States:

     NMPC is engaged principally in the business of generating, purchasing, transmitting and distributing electricity and purchasing, transporting and distributing natural gas. NMPC's service territory is located entirely within New York State. NMPC's service territory has an area of approximately 24,000 square miles and a population of 3.5 million. The largest cities in which NMPC serves either or both electricity and natural gas are Buffalo, Syracuse, Albany, Utica, Schenectady, Niagara Falls, Watertown and Troy. The following counties in New York are all of the counties in which NMPC provides retail electric services: Onondaga, Cayuga, Chenango, Cortland, Franklin, Hamilton, Herkimer, Jefferson, Lewis, Madison, Oneida, Oswego, St. Lawrence, Allegany, Cattaraugus, Chautauqua, Erie, Genesee, Livingston, Monroe, Niagara, Ontario, Orleans, Seneca, Wayne, Wyoming, Albany, Clinton, Columbia, Dutchess, Essex, Fulton, Greene, Montgomery, Orange, Otsego, Rensselaer, Saratoga, Schenectady, Schoharie, Warren, and Washington.

     d. General statement briefly describing the facilities owned or operated for transmission of electric energy in interstate commerce or for the sale of electric energy at wholesale in interstate commerce:

     As of January 1, 1998, NMPC's electric transmission and distribution systems were composed of 952 substations with a rated transformer capacity of approximately 28,500,000 kilovolt


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amperes, approximately 8,000 circuit miles of overhead transmission lines, 1,100 cable miles of underground transmission lines, 113,100 miles of overhead distribution lines, and 5,800 cable miles of underground distribution cables.

     All of NMPC's electric transmission facilities are located in the State of New York.

     NMPC's generating facilities currently consist of four fossil fuel steam plants (as well as a 25% interest in the Roseton steam plant), two nuclear fuel steam plants, various diesel generating units, and 72 hydroelectric plants, and has a majority interest in Beebee Island and Feeder Dam hydro plants and their output. NMPC also purchases substantially all the output of 93 other hydroelectric facilities.

     e. Whether the application is for disposition of facilities by sale, lease, or otherwise, and a description of the consideration, if any, and the method of arriving at the amount thereof.

     The "disposition of facilities" deemed to occur solely from the creation of a holding company over NMPC does not involve any consideration or sales price.

     f. Statement of the facilities to be disposed of, giving a description of their present use and proposed use after disposition. State whether the proposed disposition includes all the operating facilities of the parties to the transactions:


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


     The creation of a holding company over NMPC is deemed to be a "disposition" for purposes of the FPA of all of NMPC's facilities, including all operating facilities. However, after the holding company structure is implemented, title, possession and use of all utility property, subject to the terms of the Settlement, will still be held by NMPC, which will be a wholly owned subsidiary of Holdings.

     g. Statement (in the form prescribed by the Commission's Uniform System of Accounts for Public Utilities as Licensees) of the cost of the facilities involved in the disposition:

     After the proposed corporate restructuring, all of the physical facilities currently owned by NMPC will, subject to the terms of the Settlement, continue to be owned by NMPC, and NMPC will be a wholly owned subsidiary of Holdings. Therefore, NMPC incorporates herein by reference the statements contained in its FERC Form No. 1 for the year ended December 31, 1997, relating to the cost of NMPC's net utility plant.

     h. Statement as to the effect of the proposed transaction upon any contract for the purchase, sale, or interchange of electric energy:

     The proposed corporate restructuring will have no effect on any of NMPC's contracts for the purchase, sale, or interchange of electric energy. The Master Restructuring Agreement ("MRA")


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between NMPC and 14 independent  power producers,  consummated on June 30, 1998, terminates, restates, or amends 27 power purchase agreements, representing nearly 1700 MW of capacity.

     i. Statement as to whether any application with respect to the transaction or any part thereof is required to be filed with any other federal or state regulatory body:

     The proposed corporate restructuring requires the approval of the NYPSC, the SEC pursuant to the 1935 Act, and the NRC. The Settlement, which includes a description of the corporate restructuring, has been approved by the NYPSC in the Settlement Order. Concurrent with the filing of this Application, NMPC is filing applications with the NRC, and the SEC for approval to effect the proposed corporate restructuring. Additionally, a compliance filing with the NYPSC will be required consistent with the Settlement and the Settlement Order. No similar application is required to be filed with any other State or federal regulatory body. The SEC, NRC and NYPSC filings are attached hereto as Exhibit G.

     j. The facts relied upon to show that the proposed disposition will be consistent with the public interest:

     Reference is hereby made to the prior discussion in Section IV of this Application.

     k. Brief statement of franchises held, showing date of expiration, if not perpetual:


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


     A listing of the franchises held by NMPC and their dates of expiration is attached hereto as Exhibit K. The proposed corporate restructuring does not involve a transfer of any franchises and there will be no change in franchised territories as a result of the proposed corporate restructuring.

     l. Form of notice suitable for publication in the Federal Register, briefly summarizing the application in such a way as to acquaint the public with its scope and purpose:

     A form of Notice suitable for publication in the Federal Register, pursuant to 18 C.F.R. Sec. 35.8, is attached hereto as Exhibit L. In addition, enclosed with Exhibit L is a 3 1/2" diskette containing the notice of filing in WordPerfect 5.1 for DOS.


VI.  REQUIRED EXHIBITS

     The following exhibits required by Section 33.3 of the Commission's regulations are filed herewith, except as noted below. All exhibits are relevant only to, and therefore address only, NMPC.

Exhibit A  --  Resolutions  of  the  Board  of  Directors  dated  May  14,  1998 authorizing the proposed corporate restructuring.

Exhibit B  --  A statement of the measure of control or  ownership  exercised by or over NMPC and the nature and extent of any intercorporate relationships.


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


Exhibit C  --  Balance  sheets and supporting  plant  schedules for the 12-month period ended December 31, 1997 on an actual basis in the form prescribed for Statements A and B of the FERC Annual Report Form No. 1. and pro forma balance sheets.

Exhibit D  --  A statement of all known contingent  liabilities  excepting minor items.

Exhibit E  --  Income statements for the 12-month period ended December 31, 1997 on an actual basis in the form prescribed for Statement C of the FERC Annual Report Form No. 1 and pro forma income statements.

Exhibit F  --  An analysis of retained  earnings  for the period  covered by the income statements referred to in Exhibit E and pro forma retained earnings statements.

Exhibit G  --  Copies of applications or requests filed with the NYPSC, the NRC, and the SEC. Copies of agency orders will be filed with the Commission after they have been issued.

Exhibit H  --  Copies of the  Agreement  and Plan of Exchange  between  NMPC and
               Holdings.

Exhibit I  --  A map showing  NMPC's  properties  and  interconnections  and the principal cities of the area served.

     In addition, NMPC has attached the following exhibits:

Exhibit J      Niagara Mohawk Power Corp.,  Cases  94-E-0098 and  94-E-0099,  et
               al.,  Opinion and Order  Adopting  Terms of Settlement  Agreement
               Subject  to   Modifications   and  Conditions   (Mar.  20,  1998)
               (Settlement Order)

Exhibit K      List of Franchises

Exhibit L      Form of Notice suitable for  publication in the Federal  Register
               (hard copy and 3 1/2" diskette in Word Perfect 5.1 for DOS)


     WHEREFORE, Niagara Mohawk Power Corporation respectfully requests that the Commission approve this Application and authorize the proposed corporate restructuring under the terms and conditions set forth herein.

                                   Respectfully submitted,

                                   NIAGARA MOHAWK POWER CORPORATION


                                   By: /s/ Paul J. Kaleta
                                       -------------------------------
                                       Name:  Paul J. Kaleta
                                       Title: Vice President -- Law and
                                              General Counsel


Paul J. Kaleta, Esq.                           Steven J. Agresta
Vice President -- Law and General Counsel      J. Phillip Jordan
M. Margaret Fabic, Esq.                        Swidler & Berlin, Chtd.
Chief Counsel -- Energy Delivery               3000 K Street, N.W., Suite 300
Niagara Mohawk Power Corporation               Washington, D.C.  20007-5116
300 Erie Boulevard West                        Voice (202) 424-7501
Syracuse, New York  13202                      Fax (202) 424-7692
Voice (315) 428-6593
Fax (315) 428-6407


Dated: July 22, 1998

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK               )
POWER CORPORATION            )                 Docket No. ________________



STATE OF NEW YORK            )
COUNTY OF ONONDAGA           )  s:



                         AFFIDAVIT OF WILLIAM F. EDWARDS

     William F. Edwards, being duly sworn, states that he is the Senior Vice President and Chief Financial Officer of Niagara Mohawk Power Corporation ("NMPC"); that he is authorized on the part of NMPC to sign and file with the Federal Energy Regulatory Commission the foregoing Application; and that said request is true and correct to the best of his knowledge, information and belief.




                                             ----------------------------------
                                                     William F. Edwards


SUBSCRIBED and SWORN to before me,
a Notary Public, this ____ day
of _________, 1998.


----------------------------------
         Notary Public

                        NIAGARA MOHAWK POWER CORPORATION


     I, STEVEN W. TASKER, Vice President and Controller of Niagara Mohawk Power Corporation, a corporation organized and existing under the laws of the State of New York, HEREBY CERTIFY that I have reviewed Exhibits C, D, E and F annexed hereto and they are true and correct to the best of my knowledge.

     IN WITNESS WHEREOF, I have hereunto subscribed my name this 20th day of July, 1998.



                                                  -----------------------------
                                                        Steven W. Tasker
                                                  Vice President and Controller

                        NIAGARA MOHAWK POWER CORPORATION


     I, M MARGARET FABIC, Chief Counsel--
Energy Delivery of Niagara Mohawk Power
Corporation, a corporation organized and existing under the laws of State of New York, HEREBY CERTIFY that I have reviewed Exhibits B, G and I annexed hereto and they are true and correct to the best of my knowledge.

     IN WITNESS WHEREOF, I have hereunto subscribed my name this 20th day of July, 1998.



                                                  -----------------------------
                                                        M. Margaret Fabic
                                                  Chief Counsel-Energy Delivery

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK           )
POWER CORPORATION        )                        Docket No. __________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------





                                   EXHIBIT A

                        NIAGARA MOHAWK POWER CORPORATION


      I, KAPUA A. RICE, Secretary of Niagara Mohawk Power Corporation, a corporation organized and existing under the laws of the State of New York, HEREBY CERTIFY:

      1. That a meeting of the Board of Directors of Niagara Mohawk Power Corporation was duly called and held on May 14, 1998, pursuant to law and the By-Laws of said Corporation;

      2. That a quorum of the Board of Directors was present at said meeting and acted throughout;

      3. That at said meeting resolutions, a true and correct copy of which is annexed hereto, were duly adopted by the Board of Directors;

      4. That said resolutions have not been in any respect amended, rescinded or annulled, but remain in full force and effect;

      5. That the Secretary or any Assistant Secretary of said Corporation is authorized by provision of the By-Laws of said Corporation to certify as to the acts of the Board of Directors.

      IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the corporate seal of Niagara Mohawk Power Corporation this 23rd day of June, 1998.



                                                   /s/ Kapua A. Rice
                                                   ----------------------------
                                                          Kapua A. Rice
                                                            Secretary

APPROVAL OF BINDING SHARE EXCHANGE
AGREEMENT FOR HOLDING COMPANY:

         After discussion, on motion duly made, seconded and carried by the affirmative vote of all directors present, the following resolutions were adopted:

              RESOLVED, That the Agreement and Plan of Exchange (the "Exchange Agreement") with Niagara Mohawk Holdings, Inc. ("Holdings") attached as Exhibit A to the draft prospectus/proxy statement circulated to the Board is hereby adopted and approved and the Chairman and Chief Executive Officer or the President of Niagara Mohawk Power Corporation (the "Corporation") is hereby authorized, empowered and directed to execute and deliver the Exchange Agreement in substantially such form, with such changes theretin, if any, as he may approve, whether upon suggestion of counsel or otherwise; and be it further

              RESOLVED, That any of the officers of the Corporation are, and each of them is, authorized and empowered to file or cause to be filed a Certificate of Exchange with the Department of State of the State of New York, in the event that the Exchange Agreement is adopted and approved by holders of shares of Common Stock of Niagara Mohawk Power Corporation; and be it further

              RESOLVED, That, if and when the share exchange becomes effective, the Corporation's Dividend Reinvestment and Common Stock Purchase Plan as in effect immediately prior to the effective time be appropriately amended, so that shares of Common Stock of Holdings will be issued under such Plan on and after the effective time; and be it further

              RESOLVED, That, if and when the share exchange becomes effective, the Employee Savings Fund Plans for Represented and Non-Represented Employees and the 1992 Stock Option Plan (together the "Stock Plans"), as in effect immediately prior to the effective time be appropriately amended, so that shares of Common Stock of the Holdings will be issued under such Plans on and after the effective time, and all stock options previously the obligations of the Corporation shall be assumed by Holdings.

              RESOLVED, that the appropriate officers of the Corporation be, and each of them are, hereby authorized and empowered to take or cause to be taken such other and further action as they in their discretion may deem necessary or desirable to carry out the intent and purposes of the foregoing resolutions and any such action heretofore taken by such officers is hereby approved, ratified and confirmed.

5/14/98


                                            APPROVED BY THE BOARD OF DIRECTORS

                                            May 14 1998
                                            KAPUA A. RICE
                                            SECRETARY

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK           )
POWER CORPORATION        )                        Docket No. __________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------







                                   EXHIBIT B

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULAOTRY COMMISSION



NIAGARA MOHAWK            )
POWER CORPORATION         )                 Docket No. ________________________




                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING


                                    EXHIBIT B

         Upon implementation of the proposed corporate restructuring described in this Application, Niagara Mohawk Holdings, Inc. (Holdings) will own or control, directly or indirectly, 100% of all the common stock of Niagara Mohawk Power Corporation (Niagara Mohawk) and all of the subsidiaries of both companies, with the following exceptions. Holdings will own 50% of the common stock of Canadian Niagara Power, 67% of the common stock of Moreau Manufacturing Corp. and 86% of Beebee Island Corp., each of which is a public utility. However, Niagara Mohawk expects to sell or liquidate its majority interests in two of its generation subsidiaries, Beebee Island and Moreau, before or shortly after the share exchange, Holdings will retain an indirect 50% interest in CNP.

         Holdings will exercise no measure of control or ownership over any other public utility, bank, trust company, banking association, firm that is authorized by law to underwrite or participate in the marketing of securities of a public utility, or company that supplies electric equipment.

         The officers of Holdings will be as follows:

               Chairman of the Board and    William E. Davis
                 Chief Executive Officer
               President                    Albert J. Budney, Jr.
               Chief Financial Officer      William F. Edwards
               Chief Legal Officer          Gary J. Lavine, Esq.
               Chief Accounting Officer     Steven W. Tasker
               Secretary                    Kapua A. Rice



         The directors of Holdings will be:

               Salvatore H. Alfiero         William F. Allyn
               Albert J. Budney, Jr.        Lawrence Burkhardt, III
               Douglas M. Costle            William E. Davis
               William J. Donlon            Anthony H. Gioia
               Bonnie Guiton Hill           Clark A. Johnson
               Henry A. Panasci, Jr.        Patti McGill Peterson
               Donald B. Riefler            Stephen B. Schwartz


         By application pursuant to Federal Power Act Section 305(b) dated June 29, 1998, Mr. Alfiero has requested authority to hold the following interlocking positions:

Position         Corporation                       Classification
--------         -----------                       --------------
Director   Niagara Mohawk Power Corporation    Public Utility
              (Niagara Mohawk)

Director   Phoenix Home Mutual Insurance Co.   Firm authorized by law to
              (Phoenix)                        underwrite or market utility
                                               securities

Director   Marine Midland Bank (Marine)        Bank authorized by law to
                                               underwrite or market utility
                                               securities

Director   Southwire Company (Southwire)       Electrical equipment manufacturer

         Phoenix, which is engaged in the insurance annuity business, is not authorized by law to underwrite or market utility securities. However, Phoenix also is the ultimate corporate parent of Phoenix Equity Planning Corporation (PEPCO) and W.S. Griffith & Co., Inc., (Griffith) which are authorized to market utility securities. For purposes of Section 305(b), the activities of PEPCO and Griffith may be imputed by FERC to Phoenix for purposes of determining whether an interlocking directorate exists between a public utility and a bank, trust company, banking association, or firm that is authorized by law to underwrite or participate in the marketing of utility securities. The same imputation rule applies to Marine, a commercial bank whose ultimate corporate parent, HSBC Holdings plc, also is the ultimate corporate parent of HSBC Securities, Inc., which is authorized by law to participate in the marketing of utility securities.

         Mr. Alfiero serves as an outside director of Phoenix, Marine, and Southwire, and will serve as an outside director of Niagara Mohawk. Mr. Alfiero does not expect to be intimately involved in the day-to-day affairs of such companies or their subsidiaries or affiliates.

         In addition, Messrs. Allyn, Budney, Costle, Davis and Ms. McGill Peterson hold interlocking positions between public utilities and certain other entities, as previously reported on FERC 561:Annual Report of Interlocking Positions.


         The officers of Niagara Mohawk are as follows:

               Chairman of the Board and     William E. Davis
                  Chief Executive Officer

               President and Chief           Albert J. Budney, Jr.
                  Operating Officer

               Chief Financial Officer       William F. Edwards

               Senior Vice President and     John H. Mueller
                  Chief Nuclear Officer

               Senior Vice Presidents        David J. Arrington
                                             Darlene D. Kerr
                                             Gary J. Lavine

               Vice Presidents               Richard B. Abbott
                                             Joseph T. Ash
                                             Nicholas J. Ashooh
                                             Thomas H. Baron
                                             John T. Conway
                                             Kim A. Dahlberg
                                             Edward J. Dienst
                                             Theresa A. Flaim
                                             Paul J. Kaleta, Esq.
                                             Michael J. Kelleher
                                             Samuel F. Manno
                                             Douglas R. McCuen
                                             Clement E. Nadeau
                                             Arthur W. Roos
                                             Richard H. Ryzcek
                                             William J. Synwoldt
                                             Steven W. Tasker
                                             Carl D. Terry
                                             Stanley W. Wilczek

               Secretary                     Kapua A. Rice



         The Directors of Niagara Mohawk will be:

                         William E. Davis
                         Darlene D. Kerr
                         John Mueller

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK           )
POWER CORPORATION        )                        Docket No. __________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------






                                   EXHIBIT C

                                                                      FERC


EXHIBIT C

BALANCE SHEET AND SUPPORTING PLANT SCHEDULES

Niagara Mohawk Power Corporation's balance sheet and supporting plant schedules are set forth in its FERC Form No. 1 for the year ended Decembert 31, 1997 (Resubmission No. 1, June 1998) (at pages 110-113 and 200-203), which is incorporated herein by reference. The pro forma balance sheet for the year ended December 31, 1997 reflecting the proposed transaction follows. Pro forma supporting plant schedules are not presented since they are unaffected by the proposed transaction.

                          NIAGARA MOHAWK HOLDINGS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1997
                            (IN THOUSANDS OF DOLLARS)
                                                                     EXHIBIT C

                                                                       PRO FORMA FINANCIAL STATEMENTS

                                                                                 PRO FORMA          CONSOLIDATED
                                                                                ADJUSTMENTS           NIAGARA
                                                              NIAGARA             NIAGARA              MOHAWK
                                                               MOHAWK              MOHAWK              POWER
                        ASSETS                             HOLDINGS, INC.      HOLDINGS, INC.       CORPORATION
                        ------                             --------------      --------------       -----------

UTILITY PLANT:
Electric plant                                                                                        $8,752,865
Nuclear fuel                                                                                             577,409
Gas plant                                                                                              1,131,541
Common plant                                                                                             319,409
Construction work in progress                                                                            294,650
                                                              -----------         -----------        -----------
  TOTAL UTILITY PLANT                                                                                 11,075,874
Less:  Accumulated depreciation and amortization                                                       4,207,830
                                                              -----------         -----------        -----------
  NET UTILITY PLANT                                                                                    6,868,044
                                                              -----------         -----------        -----------
OTHER PROPERTY AND INVESTMENTS:
  Investment in subsidiary companies - consolidated                                 2,727,527
  Investment                                                                                             266,861
                                                              -----------         -----------        -----------
                                                                                    2,727,527            266,861
                                                              -----------         -----------        -----------
CURRENT ASSETS:
Cash, including temporary cash investments of
$315,708                                                                                                 355,569
Accounts receivable                                                                                      531,922
  Less-Allowance for doubtful accounts                                                                   (62,500)
Materials and supplies, at average cost:
  Coal and oil for production of electricity                                                              27,642
  Gas storage                                                                                             38,502
  Other                                                                                                  118,308
Prepaid taxes                                                                                             15,518
Other                                                                                                     19,390
                                                              -----------         -----------        -----------
                                                                                                       1,044,351
                                                              -----------         -----------        -----------
REGULATORY ASSETS:
Regulatory tax asset                                                                                     399,119
Deferred finance charges                                                                                 239,880
Deferred environmental restoration costs                                                                 220,000
Unamortized debt expense                                                                                  57,312
Postretirement benefits other than pensions                                                               56,464
Other                                                                                                    204,049
                                                              -----------         -----------        -----------
                                                                                                       1,176,824
                                                              -----------         -----------        -----------
                                                                                                          75,864
                                                              -----------         -----------        -----------
OTHER ASSETS                                                                      $ 2,727,527         $9,431,944
                                                              ===========         ===========        ===========

                          NIAGARA MOHAWK HOLDINGS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1997
                            (IN THOUSANDS OF DOLLARS)
                                 (continued . . .)                     EXHIBIT C

                                                                       PRO FORMA FINANCIAL STATEMENTS

                                                                                                    CONSOLIDATED
                                                            CONSOLIDATED           INTER-             NIAGARA
                                                            OPINAC NORTH          COMPANY              MOHAWK
                        ASSETS                              AMERICA, INC.      ELIMINATIONS        HOLDINGS, INC.
                        ------                              -------------      -------------       --------------

UTILITY PLANT:
Electric plant                                                                  $                      $8,752,865
Nuclear fuel                                                                                              577,409
Gas plant                                                                                               1,131,541
Common plant                                                                                              319,409
Construction work in progress                                                                             294,650
                                                              -----------        -----------          -----------
  TOTAL UTILITY PLANT                                                                                  11,075,874
Less:  Accumulated depreciation and amortization                                                        4,207,830
                                                              -----------        -----------          -----------
  NET UTILITY PLANT                                                                                    6,868,044
                                                              -----------         -----------        -----------
OTHER PROPERTY AND INVESTMENTS:
  Investment in subsidiary companies - consolidated                               (2,727,527)
  Investment                                                      104,848                                 371,709
                                                              -----------        -----------          -----------
                                                                  104,848         (2,727,527)             371,709
                                                              -----------        -----------          -----------
CURRENT ASSETS:
Cash, including temporary cash investments of
$315,708                                                           22,663                                 378,232
Accounts receivable                                                23,002               (180)             554,744
  Less-Allowance for doubtful accounts                                                                    (62,500)
Materials and supplies, at average cost:
  Coal and oil for production of electricity                                                               27,642
  Gas storage                                                         945                                  39,447
  Other                                                                                                   118,308
Prepaid taxes                                                                                              15,518
Other                                                                 919                                  20,309
                                                              -----------        -----------          -----------
                                                                   47,529               (180)           1,091,700
                                                              -----------        -----------          -----------
REGULATORY ASSETS:
Regulatory tax asset                                                                                     399,199
Deferred finance charges                                                                                 239,880
Deferred environmental restoration costs                                                                 220,000
Unamortized debt expense                                                                                  57,312
Postretirement benefits other than pensions                                                               56,464
Other                                                                                                    204,049
                                                              -----------        -----------          -----------
                                                                                                       1,176,824
                                                              -----------        -----------          -----------
                                                                                                          75,864
                                                              -----------        -----------          -----------
OTHER ASSETS                                                     $152,377        ($2,727,707)          $9,584,141
                                                              ===========        ===========          ===========


                          NIAGARA MOHAWK HOLDINGS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1997
                            (IN THOUSANDS OF DOLLARS)
                                                                     EXHIBIT C


                                                                        PRO FORMA FINANCIAL STATEMENTS

                                                                                 PRO FORMA          CONSOLIDATED
                                                                                ADJUSTMENTS           NIAGARA
                                                              NIAGARA             NIAGARA              MOHAWK
                                                               MOHAWK              MOHAWK              POWER
                                                           HOLDINGS, INC.      HOLDINGS, INC.       CORPORATION
                                                           --------------      --------------       -----------

       CAPITALIZATION AND LIABILITIES
       ------------------------------
CAPITALIZATION:
Common stockholders' equity:
  Common stock-$.01 par value; authorized 300,000,000
  shares: issued 144,419,351 shares                                                    1,444             144,419
  Capital stock premium and expense                                                1,922,663           1,779,688

  Retained earnings                                                                  803,420             671,852
                                                              -----------         -----------        -----------
                                                                                   2,727,527           2,595,959
                                                              -----------         -----------        -----------
Cumulative preferred stock -
  $100 par value; authorized 3,400,000 shares;
  issued 2,322,000 shares:
  Optionally redeemable                                                                                  210,000
  Mandatorily redeemable                                                                                  20,400
Cumulative preferred stock -
  $25 par value; authorized 19,600,000 shares;
  issued 11,781,204 shares:
  Optionally redeemable                                                                                  230,000
  Mandatorily redeemable                                                                                  56,210
Cumulative preference stock -
  $25 par value; authorized 8,000,000 shares; issued none
Long-term debt                                                                                         3,417,381
                                                              -----------         -----------        -----------
 TOTAL CAPITALIZATION                                                               2,727,527          6,529,950
                                                              -----------         -----------        -----------
CURRENT LIABILITIES:
Long-term debt due within one year                                                                        67,095
Sinking fund requirements on redeemable preferred stock                                                   10,120
Accounts payable                                                                                         243,082
Payable on outstanding bank checks                                                                        23,720
Customers' deposits                                                                                       18,372
Accrued taxes                                                                                              9,005
Accrued interest                                                                                          62,643
Accrued vacation pay                                                                                      36,532
Other                                                                                                     63,767
                                                              -----------         -----------        -----------
                                                                                                         534,336
                                                              -----------         -----------        -----------
REGULATORY LIABILITIES:
Deferred finance charges                                                                                 239,880
                                                              -----------         -----------        -----------
OTHER LIABILITIES:
Accumulated deferred income taxes                                                                      1,387,659
Employee pension and other benefits                                                                      240,211
Deferred pension settlement gain                                                                          12,438
Unbilled revenues                                                                                         43,281
Other                                                                                                     24,189
                                                              -----------         -----------        -----------
                                                                                                       1,907,778
                                                              -----------         -----------        -----------
COMMITMENTS AND CONTINGENCIES:
Liability for environmental restoration                                                                  220,000
                                                              -----------         -----------        -----------
                                                                                  $ 2,727,527         $9,431,944
                                                              ===========         ===========        ===========


                          NIAGARA MOHAWK HOLDINGS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1997
                            (IN THOUSANDS OF DOLLARS)
                                 (continued . . .)                   EXHIBIT C


                                                                       PRO FORMA FINANCIAL STATEMENTS

                                                                                                    CONSOLIDATED
                                                            CONSOLIDATED           INTER-             NIAGARA
                                                            OPINAC NORTH          COMPANY              MOHAWK
                                                            AMERICA, INC.      ELIMINATIONS        HOLDINGS, INC.
                                                            -------------      -------------       --------------

       CAPITALIZATION AND LIABILITIES
       ------------------------------
CAPITALIZATION:
Common stockholders' equity:
  Common stock-$.01 par value; authorized 300,000,000
  shares: issued 144,419,351 shares                                     1           (144,420)               1,444
  Capital stock premium and expense                               133,568         (1,913,256)           1,922,663

  Retained earnings                                                (2,001)          (669,851)             803,420
                                                              -----------        -----------          -----------
                                                                  131,568         (2,727,527)           2,727,527
                                                              -----------        -----------          -----------
Cumulative preferred stock -
  $100 par value; authorized 3,400,000 shares;
  issued 2,322,000 shares:
  Optionally redeemable                                                                                   210,000
  Mandatorily redeemable                                                                                   20,400
Cumulative preferred stock -
  $25 par value; authorized 19,600,000 shares;
  issued 11,781,204 shares:
  Optionally redeemable                                                                                   230,000
  Mandatorily redeemable                                                                                   56,210
Cumulative preference stock -
  $25 par value; authorized 8,000,000 shares; issued none
Long-term debt                                                                                          3,417,381
                                                              -----------        -----------          -----------
 TOTAL CAPITALIZATION                                             131,568         (2,727,527)           6,661,518
                                                              -----------        -----------          -----------
CURRENT LIABILITIES:
Long-term debt due within one year                                                                         67,095
Sinking fund requirements on redeemable preferred stock                                                    10,120
Accounts payable                                                   20,193              (180)              263,095
Payable on outstanding bank checks                                                                         23,720
Customers' deposits                                                                                        18,372
Accrued taxes                                                                                               9,005
Accrued interest                                                                                           62,643
Accrued vacation pay                                                                                       36,532
Other                                                                 989                                  64,756
                                                              -----------        -----------          -----------
                                                                   21,182              (180)             555,338
                                                              -----------        -----------          -----------
REGULATORY LIABILITIES:
Deferred finance charges                                                                                  239,880
                                                              -----------        -----------          -----------
OTHER LIABILITIES:
Accumulated deferred income taxes                                    (627)                              1,387,032
Employee pension and other benefits                                                                       240,211
Deferred pension settlement gain                                                                           12,438
Unbilled revenues                                                                                          43,281
Other                                                                 254                                 224,443
                                                              -----------        -----------          -----------
                                                                     (373)                              1,907,405
                                                              -----------        -----------          -----------
COMMITMENTS AND CONTINGENCIES:
Liability for environmental restoration                                                                   220,000
                                                              -----------        -----------          -----------
                                                                 $152,377        ($2,727,707)          $9,584,141
                                                              ===========        ===========          ===========


                          NIAGARA MOHAWK HOLDINGS, INC.
                  ACCOUNTING ENTRY TO RECORD THE REORGANIZATION
                       BALANCE SHEET AT DECEMBER 31, 1997
                            (IN THOUSANDS OF DOLLARS)

                                                                      EXHIBIT C

SUBSIDIARY                         LINE DESCRIPTION                                         DEBIT                CREDIT

Niagara Mohawk Holdings, Inc.      Investment in subsidiary companies - consolidated        2,727,527
Niagara Mohawk Holdings, Inc.      Common stock                                                                    144,420
Niagara Mohawk Holdings, Inc.      Capital stock premium and expense                                             1,913,256
Niagara Mohawk Holdings, Inc.      Retained Earnings                                                               669,851



To record Niagara Mohawk Holdings, Inc's investment in subsidiaries.


Remaining entry represents normal consolidating eliminating entries.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK       )
POWER CORPORATION    )                             Docket No.__________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------







                                    EXHIBIT D

                                                                           FERC


                                    EXHIBIT D
                                    ---------
                  STATEMENT OF ALL KNOWN CONTINGENT LIABILITIES

As of the date of this application, the material contingent liabilities of Niagara Mohawk Power Corporation, not including minor items such as damage claims and similar items involving relatively small amounts, are set forth in Niagara Mohawk Power Corporation's (NMPC) Annual Report on Form 10-K/A for the year ended December 31, 1997, and NMPC's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1998, appropriate excerpts of which are attached hereto.

            NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Excerpt from Niagara Mohawk Power Corporation Form 10 K/A for the Year ended December 31, 1997.

NOTE 2.  RATE AND REGULATORY ISSUES AND CONTINGENCIES

The Company's financial statements conform to GAAP, including the accounting principles for rate-regulated entities with respect to its regulated operations. Substantively, these principles permit a public utility, regulated on a cost-of-service basis, to defer certain costs which would otherwise be charged to expense, when authorized to do so by the regulator. These deferred costs are known as regulatory assets, which in the case of the Company are approximately $937 million, net of approximately $240 million of regulatory liabilities at December 31, 1997. These regulatory assets are probable of recovery. The portion of the $937 million which has been allocated to the nuclear generation and electric transmission and distribution business is approximately $810 million, which is net of approximately $240 million of regulatory liabilities. Regulatory assets allocated to the rate-regulated gas distribution business are $127 million. Generally, regulatory assets and liabilities were allocated to the portion of the business that incurred the underlying transaction that resulted in the recognition of the regulatory asset or liability. The allocation methods used between electric and gas are consistent with those used in prior regulatory proceedings.

The Company concluded as of December 31, 1996 that the termination, restatement or amendment of IPP contracts and implementation of PowerChoice was the probable outcome of negotiations that had taken place since the PowerChoice announcement. Under PowerChoice, the separated non-nuclear generation business would no longer be rate-regulated on a cost-of-service basis and, accordingly, regulatory assets related to the non-nuclear power generation business, amounting to approximately $103.6 million ($67.4 million after tax or 47 cents per share) was charged against 1996 income as an extraordinary non-cash charge.

The PSC in its written order issued March 20, 1998 approving PowerChoice, determined to limit the estimated value of the MRA regulatory asset that can be recovered from customers to approximately $4,000 million. The ultimate amount of the regulatory asset to be established may vary based on certain events related to the closing of the MRA. The estimated value of the MRA regulatory asset includes the issuance of 42.9 million shares of common stock, which the PSC in determining the recoverable amount of such asset, valued at $8 per share. Because the value of the consideration to be paid to the IPP Parties can only be determined at the MRA closing, the value of the limitation on the recoverability of the MRA regulatory asset is expected to be recorded as a charge to expense in the second quarter of 1998 upon the closing of the MRA. The charge to expense will be determined as the difference between $8 per share and the Company's closing common stock price on the date the MRA closes, multiplied by 42.9 million shares. Using the Company's common stock price on March 26, 1998 of $12 7/16 per share, the charge to expense would be approximately $190 million (85 cents per share).

Under PowerChoice, the Company's remaining electric business (nuclear generation and electric transmission and distribution business) will continue to be rate-regulated on a cost-of-service basis and, accordingly, the Company continues to apply SFAS No. 71 to these businesses. Also, the Company's IPP contracts, including those restructured under the MRA and those not so restructured will continue to be the obligations of the regulated business.

The EITF of the FASB reached a consensus on Issue No. 97-4 "Deregulation of the Pricing of Electricity - Issues Related to the Application of SFAS No. 71 and SFAS No. 101" in July 1997. As discussed previously, the Company discontinued the application of SFAS No. 71 and applied SFAS No. 101 with respect to the fossil and hydro generation business at December 31, 1996, in a manner consistent with the EITF consensus.

In addition, EITF 97-4 does not require the Company to earn a return on regulatory assets that arise from a deregulating transition plan in assessing the applicability of SFAS No. 71. In the event the MRA and PowerChoice are implemented, the Company believes that the regulated cash flows to be derived from prices it will charge for electric service over 10 years, including the CTC, assuming no unforeseen reduction in demand or bypass of the CTC or exit fees, will be sufficient to recover the MRA regulatory asset and to provide recovery of and a return on the remainder of its assets, as appropriate. In the event the Company could no longer apply SFAS No. 71 in the future, it would be required to record an after-tax non-cash charge against income for any remaining unamortized regulatory assets and liabilities. Depending on when SFAS No. 71 was required to be discontinued, such charge would likely be material to the Company's reported financial condition and results of operations and the Company's ability to pay dividends. The PowerChoice agreement, while having the effect of substantially depressing earnings during its five-year term, will substantially improve operating cash flows.

With the implementation of PowerChoice, specifically the separation of non-nuclear generation as an entity that would no longer be cost-of-service regulated, the Company is required to assess the carrying amounts of its long-lived assets in accordance with SFAS No. 121. SFAS No. 121 requires long-lived assets and certain identifiable intangibles held and used by an entity to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or when assets are to be disposed of. In performing the review for recoverability, the Company is required to estimate future undiscounted cash flows expected to result from the use of the asset and/or its disposition. The Company has determined that there is no impairment of its fossil and hydro generating assets. To the extent the proceeds resulting from the sale of the fossil and hydro assets are not sufficient to avoid a loss, the Company would be able to recover such loss through the CTC. The PowerChoice agreement provides for deferral and future recovery of losses, if any, resulting from the sale of the non-nuclear generating assets. The Company believes that it will be permitted to record a regulatory asset for any such loss in accordance with EITF 97-4. The Company's fossil and hydro generation plant assets had a net book value of approximately $1.1 billion at December 31, 1997.

As described in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - "Master Restructuring Agreement and the PowerChoice Agreement," the conclusion of the termination, restatement or amendment of IPP contracts, and closing of the financing necessary to implement such termination, restatement or amendment, as well as implementation of PowerChoice, is subject to a number of contingencies. In the event the Company is unable to successfully bring these events to conclusion, it is likely that application of SFAS No. 71 would be discontinued. The resulting non-cash after-tax charges against income, based on regulatory assets and liabilities associated with the nuclear generation and electric transmission and distribution businesses as of December 31, 1997, would be approximately $526.5 million or $3.65 per share. Various requirements under applicable law and regulations and under corporate instruments, including those with respect to issuance of debt and equity securities, payment of common and preferred dividends and certain types of transfers of assets could be adversely impacted by any such write-downs,

The Company has recorded the following regulatory assets on its Consolidated Balance Sheets reflecting the rate actions of its regulators:

REGULATORY TAX ASSET represents the expected future recovery from ratepayers of the tax consequences of temporary differences between the recorded book bases and the tax bases of assets and liabilities. This amount is primarily timing differences related to depreciation. These amounts are amortized and recovered as the related temporary differences reverse. In January 1993, the PSC issued a Statement of Interim Policy on Accounting and Ratemaking Procedures that required adoption of SFAS No. 109 on a revenue-neutral basis.

DEFERRED FINANCE CHARGES represent the deferral of the discontinued portion of AFC related to CWIP at Unit 2 which was included in rate base. In 1985, pursuant to PSC authorization, the Company discontinued accruing AFC on CWIP for which a cash return was being allowed. This amount, which was accumulated in deferred debit and credit accounts up to the commercial operation date of Unit 2, awaits future disposition by the PSC. A portion of the deferred credit could be utilized to reduce future revenue requirements over a period shorter than the life of Unit 2, with a like amount of deferred debit amortized and recovered in rates over the remaining life of Unit 2. PowerChoice provides for netting, and thereby elimination of the debit and credit balances of deferred finance charges.

DEFERRED ENVIRONMENTAL RESTORATION COSTS represent the Company's share of the estimated costs to investigate and perform certain remediation activities at both Company owned sites and non-owned sites with which it may be associated. The Company has recorded a regulatory asset representing the remediation obligations to be recovered from ratepayers. PowerChoice and the Company's gas settlement provide for the recovery of these costs over the settlement periods. The Company believes future costs, beyond the settlement periods, will continue to be recovered in rates. See Note 9 - "Environmental Contingencies."

UNAMORTIZED DEBT EXPENSE represents the costs to issue and redeem certain long-term debt securities which were retired prior to maturity. These amounts are amortized as interest expense ratably over the lives of the related issues in accordance with PSC directives.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS represent the excess of such costs recognized in accordance with SFAS No. 106 over the amount received in rates. In accordance with the PSC policy statement, postretirement benefit costs other than pensions are being phased-in to rates over a five-year period and amounts deferred will be amortized and recovered over a period not to exceed 20 years.

Substantially all of the Company's regulatory assets described above are being amortized to expense and recovered in rates over periods approved in the Company's electric and gas rate cases, respectively.

NOTE 9.  COMMITMENTS AND CONTINGENCIES

See Note 2.

LONG-TERM CONTRACTS FOR THE PURCHASE OF ELECTRIC POWER: At January 1, 1998, the Company had long-term contracts to purchase electric power from the following generating facilities owned by NYPA:



                                   Expiration date    Purchased       Estimated annual
Facility                             of Contract     capacity in MW     capacity cost
---------------------------------  ----------------  ---------------  -----------------
Niagara - hydroelectric project               2007              951        $27,369,000
St. Lawrence - Hydroelectric                  2007              104          1,300,000
project
Blenheim-Gilboa - pumped                      2002              270          7,500,000
storage generating station
---------------------------------  ----------------  ---------------   ----------------
                                                              1,325        $36,169,000
=================================  ================  ===============  =================

The purchase capacities shown above are based on the contracts currently in effect. The estimated annual capacity costs are subject to price escalation and are exclusive of applicable energy charges. The total cost of purchases under these contracts and the recently cancelled contract with Fitzpatrick nuclear plant was approximately, in millions, $91.0, $93.3 and $92.5 for the years 1997, 1996 and 1995, respectively. In May 1997, the Company cancelled its commitment to purchase 110 MW of capacity from the Fitzpatrick facility. The Company continues to have a contract with Fitzpatrick to purchase for resale up to 46 MW of power for NYPA's economic development customers.

Under the requirements of PURPA, the Company is required to purchase power generated by IPPs, as defined therein. The Company has 141 PPAs with 148 facilities, of which 143 are on line, amounting to approximately 2,695 MW of capacity at December 31, 1997. Of this amount 2,382 MW is considered firm. The following table shows the payments for fixed and other capacity costs, and energy and related taxes the Company estimates it will be obligated to make under these contracts without giving effect to the MRA.

The payments are subject to the tested capacity and availability of the facilities, scheduling and price escalation.

-------------------------------------------------------------------
                       (In thousands of dollars)

          SCHEDULABLE FIXED COSTS           VARIABLE COSTS
         -------------------------   ------------------------------
                                       ENERGY AND
 YEAR     CAPACITY        OTHER           TAXES           TOTAL
------   -----------   -----------   --------------   -------------
 1998       $247,740       $41,420       $  906,590    $1,195,750
 1999        252,130        42,450          943,720     1,238,300
 2000        242,030        44,080          974,080     1,260,190
 2001        244,620        45,650        1,042,380     1,332,650
 2002        248,940        47,330        1,063,830     1,360,100
======   ===========   ===========   =============    =============

The capacity and other fixed costs relate to contracts with 11 facilities, where the Company is required to make capacity and other fixed payments, including payments when a facility is not operating but available for service. These 11 facilities account for approximately 774 MW of capacity, with contract lengths ranging from 20 to 35 years. The terms of these existing contracts allow the Company to schedule energy deliveries from the facilities and then pay for the energy delivered. The Company estimates the fixed payments under these contracts will aggregate to approximately $8 billion over their terms, using escalated contract rates. Contracts relating to the remaining facilities in service at December 31, 1997, require the Company to pay only when energy is delivered, except when the Company decides that it would be better to pay a particular project a reduced energy payment to have the project reduce its high priced energy deliveries as described below. The Company currently recovers schedulable capacity through base rates and energy payments, taxes and other schedulable fixed costs through the FAC. The Company paid approximately $1,106 million, $1,088 million and $980 million in 1997, 1996 and 1995 for 13,500,000 MWh,
13,800,000 MWh and 14,000,000 MWh, respectively, of electric power under all IPP contracts.

On July 9, 1997, the Company announced the MRA to terminate, restate or amend certain IPP power purchase contracts. As a result of negotiations, the MRA currently provides for the termination, restatement or amendment of 28 PPAs with 15 IPPs, in exchange for an aggregate of approximately $3,616 million in cash and 42.9 million shares of the Company's common stock and certain fixed price swap contracts. Under the terms of the MRA, the Company would terminate PPAs representing approximately 1,180 MW of capacity and restate contracts representing 583 MW of capacity. The restated contracts are structured to be in the form of financial swaps with fixed prices for the first two years changing to an indexed pricing formula thereafter. The contract quantities are fixed for the full ten year term of the contracts. The MRA also requires the Company to provide the IPP Parties with a number of fixed price swap contracts with a term of seven years beginning in 2003. The terms of the MRA have been and continue to be modified.

Since 1996, the Company has negotiated 2 long term and several limited term contract amendments whereby the Company can reduce the energy deliveries from the facilities. These reduced energy agreements resulted in a reduction of IPP deliveries of approximately 1,010,000 MWh and 984,000 MWh during 1997 and 1996, respectively.

SALE OF CUSTOMER RECEIVABLES: The Company has established a single-purpose, wholly-owned financing subsidiary, NM Receivables Corp., whose business consists of the purchase and resale of an undivided interest in a designated pool of customer receivables, including accrued unbilled revenues. For receivables sold, the Company has retained collection and administrative responsibilities as agent for the purchaser. As collections reduce previously sold undivided interests, new receivables are customarily sold. NM Receivables Corp. has its own separate creditors which, upon liquidation of NM Receivables Corp., will be entitled to be satisfied out of its assets prior to any value becoming available to the Company. The sale of receivables are in fee simple for a reasonably equivalent value and are not secured loans. Some receivables have been contributed in the form of a capital contribution to NM Receivables Corp. in fee simple for reasonably equivalent value, and all receivables transferred to NM Receivables Corp. are assets owned by NM Receivables Corp. in fee simple and are not available to pay the parent Company's creditors.

At December 31, 1997 and 1996, $144.1 and $250 million, respectively, of receivables had been sold by NM Receivables, Corp. to a third party. The undivided interest in the designated pool of receivables was sold with limited recourse. The agreement provides for a formula based loss reserve pursuant to which additional customer receivables are assigned to the purchaser to protect against bad debts. At December 31, 1997, the amount of additional receivables assigned to the purchaser, as a loss reserve, was approximately $64.4 million. Although this represents the formula-based amount of credit exposure at December 31, 1997 under the agreement, historical losses have been substantially less.

To the extent actual loss experience of the pool receivables exceeds the loss reserve, the purchaser absorbs the excess. Concentrations of credit risk to the purchaser with respect to accounts receivable are limited due to the Company's large, diverse customer base within its service territory. The Company generally does not require collateral, i.e., customer deposits.

TAX ASSESSMENTS: The Internal Revenue Service ("IRS") has conducted an examination of the Company's federal income tax returns for the years 1989 and 1990 and issued a Revenue Agents' Report. The IRS has raised an issue concerning the deductibility of payments made to IPPs in accordance with certain contracts that include a provision for a tracking account. A tracking account represents amounts that these mandated contracts required the Company to pay IPPs in excess of the Company's avoided costs, including a carrying charge. The IRS proposes to disallow a current deduction for amounts paid in excess of the avoided costs of the Company. Although the Company believes that any such disallowances for the years 1989 and 1990 will not have a material impact on its financial position or results of operations, it believes that a disallowance for these above-market payments for the years subsequent to 1990 could have a material adverse affect on its cash flows. To the extent that contracts involving tracking accounts are terminated or restated or amended under the MRA with IPP Parties as described in
Note 2, the effects of any proposed disallowance would be mitigated with respect to the IPP Parties covered under the MRA. The Company is vigorously defending its position on this issue. The IRS is currently conducting its examination of the Company's federal income tax returns for the years 1991 through 1993.

ENVIRONMENTAL CONTINGENCIES: The public utility industry typically utilizes and/or generates in its operations a broad range of hazardous and potentially hazardous wastes and by-products. The Company believes it is handling identified wastes and by-products in a manner consistent with federal, state and local requirements and has implemented an environmental audit program to identify any potential areas of concern and aid in compliance with such requirements. The Company is also currently conducting a program to investigate and restore, as necessary to meet current environmental standards, certain properties associated with its former gas manufacturing process and other properties which the Company has learned may be contaminated with industrial waste, as well as investigating identified industrial waste sites as to which it may be determined that the Company contributed. The Company has also been advised that various federal, state or local agencies believe certain properties require investigation and has prioritized the sites based on available information in order to enhance the management of investigation and remediation, if necessary.

The Company is currently aware of 124 sites with which it has been or may be associated, including 76 which are Company-owned. The number of owned sites increased as the Company has established a program to identify and actively manage potential areas of concern at its electric substations. This effort resulted in identifying an additional 32 sites. With respect to non-owned sites, the Company may be required to contribute some proportionate share of remedial costs. Although one party can, as a matter of law, be held liable for all of the remedial costs at a site, regardless of fault, in practice costs are usually allocated among PRPs.

Investigations at each of the Company-owned sites are designed to (1) determine if environmental contamination problems exist, (2) if necessary, determine the appropriate remedial actions and (3) where appropriate, identify other parties who should bear some or all of the cost of remediation. Legal action against such other parties will be initiated where appropriate. After site investigations are completed, the Company expects to determine site-specific remedial actions and to estimate the attendant costs for restoration. However, since investigations are ongoing for most sites, the estimated cost of remedial action is subject to change.

Estimates of the cost of remediation and post-remedial monitoring are based upon a variety of factors, including identified or potential contaminants; location, size and use of the site; proximity to sensitive resources; status of regulatory investigation and knowledge of activities and costs at similarly situated sites. Additionally, the Company's estimating process includes an initiative where these factors are developed and reviewed using direct input and support obtained from the DEC. Actual Company expenditures are dependent upon the total cost of investigation and remediation and the ultimate determination of the Company's share of responsibility for such costs, as well as the financial viability of other identified responsible parties since clean-up obligations are joint and several. The Company has denied any responsibility at certain of these PRP sites and is contesting liability accordingly.

As a consequence of site characterizations and assessments completed to date and negotiations with PRPs, the Company has accrued a liability in the amount of $220 million, which is reflected in the Company's Consolidated Balance Sheets at December 31, 1997. The potential high end of the range is presently estimated at approximately $650 million, including approximately $285 million in the unlikely event the Company is required to assume 100% responsibility at non-owned sites. The amount accrued at December 31, 1997, incorporates the additional electric substations, previously mentioned, and a change in the method used to estimate the liability for 27 of the Company's largest sites to rely upon a decision analysis approach. This method includes developing several remediation approaches for each of the 27 sites, using the factors previously described, and then assigning a probability to each approach. The probability represents the Company's best estimate of the likelihood of the approach occurring using input received directly from the DEC. The probable costs for each approach are then calculated to arrive at an expected value. While this approach calculates a range of outcomes for each site, the Company has accrued the sum of the expected values for these sites. The amount accrued for the Company's remaining sites is determined through feasibility studies or engineering estimates, the Company's estimated share of a PRP allocation or where no better estimate is available, the low end of a range of possible outcomes. In addition, the Company has recorded a regulatory asset representing the remediation obligations to be recovered from ratepayers. PowerChoice provides for the continued application of deferral accounting for cost differences resulting from this effort.

In October 1997, the Company submitted a draft feasibility study to the DEC, which included the Company's Harbor Point site and five surrounding non-owned sites. The study indicates a range of viable remedial approaches, however, a final determination has not been made concerning the remedial approach to be taken. This range consists of a low end of $22 million and a high end of $230 million, with an expected value calculation of $51 million, which is included in the amounts accrued at December 31, 1997. The range represents the total costs to remediate the properties and does not consider contributions from other PRPs. The Company anticipates receiving comments from the DEC on the draft feasibility study by the spring of 1999. At this time, the Company cannot definitively predict the nature of the DEC proposed remedial action plan or the range of remediation costs it will require. While the Company does not expect to be responsible for the entire cost to remediate these properties, it is not possible at this time to determine its share of the cost of remediation. In May 1995, the Company filed a complaint pursuant to applicable Federal and New York State law, in the U.S. District Court for the Northern District of New York against several defendants seeking recovery of past and future costs associated with the investigation and remediation of the Harbor Point and surrounding sites. In a motion currently pending before the court, the New York State Attorney General has moved to dismiss the Company's claims against the State of New York, the New York State Department of Transportation, the Thruway Authority and Canal Corporation. The Company has opposed this motion. The case management order presently calls for the close of discovery on December 31, 1998. As a result, the Company cannot predict the outcome of the pending litigation against other PRPs or the allocation of the Company's share of the costs to remediate the Harbor Point and surrounding sites.

Where appropriate, the Company has provided notices of insurance claims to carriers with respect to the investigation and remediation costs for manufactured gas plant, industrial waste sites and sites for which the Company has been identified as a PRP. To date, the Company has reached settlements with a number of insurance carriers, resulting in payments to the Company of approximately $36 million, net of costs incurred in pursuing recoveries. Under PowerChoice the electric portion or approximately $32 million will be amortized over 10 years. The remaining portion relates to the gas business and is being amortized over the three year settlement period.

CONSTRUCTION PROGRAM: The Company is committed to an ongoing construction program to assure delivery of its electric and gas services. The Company presently estimates that the construction program for the years 1998 through 2002 will require approximately $1.4 billion, excluding AFC and nuclear fuel. For the years 1998 through 2002, the estimates, in millions, are $328, $269, $264, $275 and $300, respectively, which includes $26, $25, $22, $20 and $38, respectively, related to non-nuclear generation. The impact of the ice storm (see Note 13) on the construction program will not be known until restoration efforts have been completed. These amounts are reviewed by management as circumstances dictate.

Under PowerChoice, the Company will separate, through sale or spin-off, the Company's non-nuclear power generation business from the remainder of the business.

GAS SUPPLY, STORAGE AND PIPELINE COMMITMENTS: In connection with its gas business, the Company has long-term commitments with a variety of suppliers and pipelines to purchase gas commodity, provide gas storage capability and transport gas commodity on interstate gas pipelines. The table below sets forth the Company's estimated commitments at December 31, 1997, for the next five years, and thereafter.


                                 (In thousands of dollars)
        Year               Gas Supply            Gas Storage/Pipeline
        ----               ----------            --------------------
        1998                 $103,990                        $95,720
        1999                   78,380                         99,490
        2000                   56,110                         81,550
        2001                   53,140                         60,170
        2002                   39,860                         26,610
     Thereafter               155,560                         71,130

With respect to firm gas supply commitments, the amounts are based upon volumes specified in the contracts giving consideration for the minimum take provisions. Commodity prices are based on New York Mercantile Exchange quotes and reservation charges, when applicable. For storage and pipeline capacity commitments, amounts are based upon volumes specified in the contracts, and represent demand charges priced at current filed tariffs.

At December 31, 1997, the Company's firm gas supply commitments extend through October 2006, while the gas storage and transportation commitments extend through October 2012. Beginning in May 1996, as a result of a generic rate proceeding, the Company was required to implement service unbundling, where customers could choose to buy natural gas from sources other than the Company. To date the migration has not resulted in any stranded costs since the PSC has allowed utilities to assign the pipeline capacity to the customers choosing another supplier. This assignment is allowed during a three-year period ending March 1999, at which time the PSC will decide on methods for dealing with the remaining unassigned or excess capacity. In September 1997, the PSC indicated that it is unlikely utilities will be allowed to continue to assign pipeline capacity to departing customers after March 1999. The Company is unable to predict how the PSC will resolve these issues.

            NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Excerpt from Niagara Mohawk Power Corporation Form 10Q/A for the quarterly period ended March 31, 1998.

NOTE 2. CONTINGENCIES

        ENVIRONMENTAL ISSUES: The public utility industry typically utilizes and/or generates in its operations a broad range of hazardous and potentially hazardous wastes and by-products. The Company believes it is handling identified wastes and by-products in a manner consistent with federal, state and local requirements and has implemented an environmental audit program to identify any potential areas of concern and aid in compliance with such requirements. The Company is also currently conducting a program to investigate and restore, as necessary to meet current environmental standards, certain properties associated with its former gas manufacturing process and other properties which the Company has learned may be contaminated with industrial waste, as well as investigating identified industrial waste sites as to which it may be determined that the Company contributed. The Company has also been advised that various federal, state or local agencies believe certain properties require investigation and has prioritized the sites based on available information in order to enhance the management of investigation and remediation, if necessary.

        The Company is currently aware of 126 sites with which it has been or may be associated, including 78 which are Company-owned. The number of owned sites increased as the Company has established a program to identify and actively manage potential areas of concern at its electric substations. This effort resulted in identifying an additional 32 sites. With respect to non-owned sites, the Company may be required to contribute some proportionate share of remedial costs. Although one party can, as a matter of law, be held liable for all of the remedial costs at a site, regardless of fault, in practice costs are usually allocated among PRPs.

        Investigations at each of the Company-owned sites are designed to (1) determine if environmental contamination problems exist, (2) if necessary, determine the appropriate remedial actions and (3) where appropriate, identify other parties who should bear some or all of the cost of remediation. Legal action against such other parties will be initiated where appropriate. After site investigations are completed, the Company expects to determine site-specific remedial actions and to estimate the attendant costs for restoration. However, since investigations are ongoing for most sites, the estimated cost of remedial action is subject to change.

        Estimates of the cost of remediation and post-remedial monitoring are based upon a variety of factors, including identified or potential contaminants; location, size and use of the site; proximity to sensitive resources; status of regulatory investigation and knowledge of activities at similarly situated sites. Additionally, the Company's estimating process includes an initiative where these factors are developed and reviewed using direct input and support obtained from the New York State Department of Environmental Conservation ("DEC"). Actual Company expenditures are dependent upon the total cost of investigation and remediation and the ultimate determination of the Company's share of responsibility for such costs, as well as the financial viability of other identified responsible parties since clean-up obligations are joint and several. The Company denied any responsibility at certain of these PRP sites and is contesting liability accordingly.

        As a consequence of site characterizations and assessments completed to date and negotiations with PRPs, the Company has accrued a liability in the amount of $220 million, which is reflected in the Company's Consolidated Balance Sheets at March 31, 1998 and December 31, 1997. The potential high end of the range is presently estimated at approximately $650 million, including approximately $285 million in the unlikely event the Company is required to assume 100% responsibility at non-owned sites. The amount accrued at March 31, 1998 and December 31, 1997 incorporates the additional electric substations, previously mentioned, and a change in the method used to estimate the liability for 27 of the Company's largest sites to rely upon a decision analysis approach. This method includes developing several remediation approaches for each of the 27 sites, using the factors previously described, and then assigning a probability to each approach. The probability represents the Company's best estimate of the likelihood of the approach occurring using input received directly from the DEC. The probable costs for each approach are then calculated to arrive at an expected value. While this approach calculates a range of outcomes for each site, the Company has accrued the sum of the expected values for these sites. The amount accrued for the Company's remaining sites is determined through feasibility studies or engineering estimates, the Company's estimated share of a PRP allocation or where no better estimate is available, the low end of a range of possible outcomes. In addition, the Company has recorded a regulatory asset representing the remediation obligations to be recovered from ratepayers. PowerChoice provides for the continued application of deferral accounting for cost differences resulting from this effort.

        In October 1997, the Company submitted a draft feasibility study to the DEC, which included the Company's Harbor Point site and five surrounding non-owned sites. The study indicates a range of viable remedial approaches, however, a final determination has not been made concerning the remedial approach to be taken. This range consists of a low end of $22 million and a high end of $230 million, with an expected value calculation of $51 million, which is included in the amounts accrued at March 31, 1998 and December 31, 1997. The range represents the total costs to remediate the properties and does not consider contributions from other PRPs. The Company anticipates receiving comments from the DEC on the draft feasibility study by the summer of 1999. At this time, the Company cannot definitively predict the nature of the DEC proposed remedial action plan or the range of remediation costs it will require. While the Company does not expect to be responsible for the entire cost to remediate these properties, it is not possible at this time to determine its share of the cost of remediation. In May 1995, the Company filed a complaint, pursuant to applicable Federal and New York State law, in the U.S. District Court for the Northern District of New York against several defendants seeking recovery of past and future costs associated with the investigation and remediation of the Harbor Point and surrounding sites. The New York State Attorney General moved to dismiss the Company's claims against the State of New York, the New York State Department of Transportation and the Thruway Authority and Canal Corporation under the Comprehensive Environmental Response, Compensation and Liability Act. The Company opposed this motion. On April 3, 1998, the Court denied the New York State Attorney General's motion as it pertains to the Thruway Authority and Canal Corporation, and granted the motion relative to the State of New York and the Department of Transportation. The case management order presently calls for the close of discovery on

        December 31, 1998. As a result, the Company cannot predict the outcome of the pending litigation against other PRPs or the allocation of the Company's share of the costs to remediate the Harbor Point and surrounding sites.

        Where appropriate, the Company has provided notices of insurance claims to carriers with respect to the investigation and remediation costs for manufactured gas plant industrial waste sites and sites for which the Company has been identified as a PRP. To date, the Company has reached settlements with a number of insurance carriers, resulting in payments to the Company of approximately $36 million, net of costs incurred in pursuing recoveries. Under PowerChoice the electric portion or approximately $32 million will be amortized over 10 years. The remaining portion relates to the gas business and is being amortized over the three year settlement period.

        TAX ASSESSMENTS: The Internal Revenue Service ("IRS") has conducted an examination of the Company's federal income tax returns for the years 1989 and 1990 and issued a Revenue Agents' Report. The IRS has raised an issue concerning the deductibility of payments made to IPPs in accordance with certain contracts that include a provision for a tracking account. A tracking account represents amounts that these mandated contracts required the Company to pay IPPs in excess of the Company's avoided costs, including a carrying charge. The IRS proposes to disallow a current deduction for amounts paid in excess of the avoided costs of the Company. Although the Company believes that any such disallowances for the years 1989 and 1990 will not have a material impact on its financial position or results of operations, it believes that a disallowance for these above-market payments for the years subsequent to 1990 could have a material adverse affect on its cash flows. To the extent that contracts involving tracking accounts are terminated or restated or amended under the MRA with IPP Parties as described in Note 3, the effects of any proposed disallowance would be mitigated with respect to the IPP Parties covered under the MRA. The Company is vigorously defending its position on this issue. The IRS is currently conducting its examination of the Company's federal income tax returns for the years 1991 through 1993.

NOTE 3. RATE AND REGULATORY ISSUES AND CONTINGENCIES

        The Company's financial statements conform to GAAP, including the accounting principles for rate-regulated entities with respect to its regulated operations. As discussed below, the Company discontinued application of regulatory accounting principles to the Company's fossil and hydro generation business. Substantively, SFAS No. 71 permits a public utility, regulated on a cost-of-service basis, to defer certain costs which would otherwise be charged to expense, when authorized to do so by the regulator. These deferred costs are known as regulatory assets, which in the case of the Company are approximately $935 million, net of approximately $240 million of regulatory liabilities at March 31, 1998. These regulatory assets are probable of recovery. The portion of the $935 million which has been allocated to the nuclear generation and electric transmission and distribution business is approximately $811 million, which is net of approximately $240 million of regulatory liabilities. Regulatory assets allocated to the rate-regulated gas distribution business are $124 million. Generally, regulatory assets and liabilities were allocated to the portion of the business that incurred the underlying transaction that resulted in the recognition of the regulatory asset or liability. The allocation methods used between electric and gas are consistent with those used in prior regulatory proceedings.

        The Company concluded as of December 31, 1996, that the termination, restatement or amendment of IPP contracts and implementation of PowerChoice was the probable outcome of negotiations that had taken place since the PowerChoice announcement. Under PowerChoice, the separated non-nuclear generation business would no longer be rate-regulated on a cost-of-service basis and, accordingly, regulatory assets related to the non-nuclear power generation business, amounting to approximately $103.6 million ($67.4 million after tax or 47 cents per share) were charged against 1996 income as an extraordinary non-cash charge.

        The PSC, in its written order issued March 20, 1998 approving PowerChoice, determined to limit the estimated value of the MRA Regulatory Asset that can be recovered from customers to approximately $4 billion. The ultimate amount of the MRA Regulatory Asset to be established may vary based on certain events related to the closing of the MRA. The estimated value of the MRA Regulatory Asset includes the issuance of 42.9 million shares of common stock, which the PSC, in determining the recoverable amount of such asset, valued at $8 per share. Because the value of the consideration to be paid to the IPP Parties can only be determined at the MRA closing, the value of the limitation on the recoverability of the MRA Regulatory Asset is expected to be recorded as a charge to expense in the second quarter of 1998 with the closing of the MRA. The charge to expense will be detemiined by the difference between $8 per share and the Company's closing common stock price on the date the MRA closes, multiplied by 42.9 million shares. Using the Company's common stock price on March 26, 1998 of $12 7/16 per share, the charge to expense would be approximately $190 million (85 cents per share).

        As a result of amendments to the MRA dated April 22 and May 7, 1998, the amount of cash compensation to be paid to the IPP Parties was increased a net amount of approximately $15 million to $3.631 billion. The net increase in cash compensation was partly in exchange for net reductions in future payment obligations. The Company proposes, subject to PSC approval, to adjust the MRA Regulatory Asset as a consequence of the amendments. The amortization periods related to components of changes to the cash compensation will generally correspond to the changes in cash flow resulting from the amendments. The Company expects that the net amount of annual MRA Regulatory Asset amortization to be slightly higher in the period beyond PowerChoice.

        Under PowerChoice, the Company's remaining electric business (nuclear generation and electric transmission and distribution business) will continue to be rate-regulated on a cost-of-service basis and, accordingly, the Company continues to apply SFAS No. 71 to these businesses. Also, the Company's IPP contracts, including those restructured under the MRA, will continue to be the obligations of the regulated business.

        The EITF of the FASB reached a consensus on Issue No. 97-4 "Deregulation of the Pricing of Electricity - Issues Related to the Application of SFAS No. 71 and SFAS No. 101" in July 1997. As discussed previously, the Company discontinued the application of SFAS No. 71 and applied SFAS No. 101 with respect to the fossil and hydro generation business at December 31, 1996, in a manner consistent with EITF 97-4.

        EITF 97-4 does not require the Company to earn a return on regulatory assets that arise from a deregulating transition plan in assessing the applicability of SFAS No. 71. The Company believes that the regulated cash flows to be derived from prices it will charge for electric service over the next 10 years, including the Competitive Transition Charge ("CTC") assuming no unforeseen reduction in demand or bypass of the CTC or exit fees, will be sufficient to recover the MRA Regulatory Asset and to provide recovery of and a return on the remainder of its assets, as appropriate. In the event the Company could no longer apply SFAS No. 71 in the future, it would be required to record an after-tax non-cash charge against income for any remaining unamortized regulatory assets and liabilities. Depending on when SFAS No. 71 was required to be discontinued, such charge would likely be material to the Company's reported financial condition and results of operations and adversely affect the Company's ability to pay dividends. It is expected that the PowerChoice agreement, while having the effect of substantially depressing earnings during its five-year term, will substantially improve operating cash flows.

        With the implementation of PowerChoice, specifically the separation of non-nuclear generation as an entity that would no longer be cost-of-service regulated, the Company is required to assess the carrying amounts of its long-lived assets in accordance with SFAS No.
        121. SFAS No. 121 requires long-lived assets and certain identifiable intangibles held and used by an entity to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or when assets are to be disposed of. In performing the review for recoverability, the Company is required to estimate future undiscounted cash flows expected to result from the use of the asset and/or its disposition. The Company has determined that there is no impairment of its fossil and hydro generating assets. To the extent the proceeds resulting from the sale of the fossil and hydro assets are not sufficient to avoid a loss, the Company would be able to recover such loss through the CTC. The PowerChoice agreement provides for deferral and future recovery of losses, if any, resulting from the sale of the non-nuclear generating assets. The Company believes that it will be permitted to record a regulatory asset for any such loss in accordance with EITF 97-4. The Company's fossil and hydro generation plant assets had a net book value of approximately $1.1 billion at March 31, 1998.

        As described in Form 10-K/A for fiscal year ended December 31, 1997,
        Part II, Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Master Restructuring Agreement and the PowerChoice Agreement," the conclusion of the termination, restatement or amendment of IPP contracts, and closing of the financing necessary to implement such termination, restatement or amendment, as well as implementation of PowerChoice, is subject to a number of contingencies. In the event the Company is unable to successfully bring these events to conclusion, it is likely that application of SFAS No. 71 would be discontinued. The resulting non-cash after-tax charges against income, based on regulatory assets and liabilities associated with the nuclear generation and electric transmission and distribution businesses as of March 31, 1998, would be approximately $527 million or $3.65 per share. Various requirements under applicable law and regulations and under corporate instruments, including those with respect to issuance of debt and equity securities, payment of common and preferred dividends and certain types of transfers of assets could be adversely impacted by any such write-downs.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK       )
POWER CORPORATION    )                             Docket No.__________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------







                                    EXHIBIT E

                                                                           FERC

                                   EXHIBIT E
                                   ---------

                     ACTUAL AND PRO FORMA INCOME STATEMENTS


Niagara Mohawk Power Corporation's income statement is set forth in its FERC Form No. 1 for the year ended December 31, 1997 (Resubmission No. 1, June 1998) (at pages 114-117), which is incorporated herein by reference. The pro forma income statement for the year ended December 31, 1997 reflecting the proposed transaction follows.

                          NIAGARA MOHAWK HOLDINGS, INC.
             UNAUDITED CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                            (IN THOUSANDS OF DOLLARS)
                                                                       EXHIBIT E

                                                                        PRO FORMA FINANCIAL STATEMENTS

                                                                                 PRO FORMA          CONSOLIDATED
                                                                                ADJUSTMENTS           NIAGARA
                                                              NIAGARA             NIAGARA              MOHAWK
                                                               MOHAWK              MOHAWK              POWER
                                                           HOLDINGS, INC.      HOLDINGS, INC.       CORPORATION
                                                           --------------      --------------       -----------

OPERATING REVENUES:
  Electric                                                                                             3,309,441
  Gas                                                                                                    656,963
                                                              -----------         -----------        -----------
                                                                                                       3,966,404
                                                              -----------         -----------        -----------
OPERATING EXPENSES:
  Fuel for electric generation                                                                           179,455
  Electricity purchased                                                                                1,236,108
  Gas purchased                                                                                          345,610
  Other operation and maintenance                                                                        837,606
  Depreciation and amortization                                                                          339,641
  Other taxes                                                                                            471,469
                                                              -----------         -----------        -----------
                                                                                                       3,409,889
                                                              -----------         -----------        -----------
OPERATING INCOME                                                                                         556,515

OTHER INCOME                                                                                              27,321
                                                              -----------         -----------        -----------
INCOME BEFORE INTEREST CHARGES                                                                           583,836

INTEREST CHARGES                                                                                         273,906
EQUITY IN EARNINGS OF SUBSIDIARY                                                      183,335
PREFERRED DIVIDEND REQUIREMENT OF SUBSIDIARY                                          (37,397)
                                                              -----------         -----------        -----------
INCOME BEFORE FEDERAL AND FOREIGN INCOME TAXES                                        145,938            309,930

FEDERAL AND FOREIGN INCOME TAXES                                                                         126,595
                                                              -----------         -----------        -----------
NET INCOME (LOSS)                                                                     145,938            183,335

DIVIDENDS ON PREFERRED STOCK                                                                              37,397
                                                              -----------         -----------        -----------
BALANCE AVAILABLE FOR COMMON STOCK                                                    145,938            145,938

RETAINED EARNINGS, JANUARY 1, 1997                                                                       657,482

CORPORATE RESTRUCTURING                                                                                 (131,568)
                                                              -----------         -----------        -----------
RETAINED EARNINGS, DECEMBER 31, 1997                                                 $145,938           $671,852
                                                              ===========         ===========        ===========

AVERAGE NUMBER OF SHARES OF COMMON STOCK
OUTSTANDING (IN THOUSANDS)

BASIC AND DILUTED EARNINGS PER SHARE OF
COMMON STOCK



                          NIAGARA MOHAWK HOLDINGS, INC.
             UNAUDITED CONSOLIDATED OF STATEMENT INCOME AND RETAINED EARNINGS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                            (IN THOUSANDS OF DOLLARS)
                               (continued . . . )                     EXHIBIT E

                                                                       PRO FORMA FINANCIAL STATEMENTS

                                                                                                    CONSOLIDATED
                                                            CONSOLIDATED           INTER-             NIAGARA
                                                            OPINAC NORTH          COMPANY              MOHAWK
                                                            AMERICA, INC.      ELIMINATIONS        HOLDINGS, INC.
                                                            -------------      -------------       --------------

OPERATING REVENUES:
  Electric                                                                                             3,309,441
  Gas                                                                                                    656,963
                                                              -----------         -----------        -----------
                                                                                                       3,966,404
                                                              -----------         -----------        -----------
OPERATING EXPENSES:
  Fuel for electric generation                                                                           179,455
  Electricity purchased                                                                                1,236,108
  Gas purchased                                                                                          345,610
  Other operation and maintenance                                                      (2,234)           835,282
  Depreciation and amortization                                                                          339,641
  Other taxes                                                                                            471,469
                                                              -----------         -----------        -----------
                                                                                       (2,234)         3,407,565
                                                              -----------         -----------        -----------
OPERATING INCOME                                                                        2,324            558,839

OTHER INCOME                                                                           (2,324)            24,997
                                                              -----------         -----------        -----------
INCOME BEFORE INTEREST CHARGES                                                                           583,836

INTEREST CHARGES                                                                                         273,906
EQUITY IN EARNINGS OF SUBSIDIARY                                                     (183,335)
PREFERRED DIVIDEND REQUIREMENT OF SUBSIDIARY                                           37,397
                                                              -----------         -----------        -----------
INCOME BEFORE FEDERAL AND FOREIGN INCOME TAXES                                       (145,938)           309,930

FEDERAL AND FOREIGN INCOME TAXES                                                                         126,595
                                                              -----------         -----------        -----------
NET INCOME (LOSS)                                                                    (145,938)           183,335

DIVIDENDS ON PREFERRED STOCK                                                                              37,397
                                                              -----------         -----------        -----------
BALANCE AVAILABLE FOR COMMON STOCK                                                   (145,938)           145,938

RETAINED EARNINGS, JANUARY 1, 1997                                                                       657,482

CORPORATE RESTRUCTURING                                            (2,001)            133,569
                                                              -----------         -----------        -----------
RETAINED EARNINGS, DECEMBER 31, 1997                              ($2,001)           ($12,369)           803,420
                                                              ===========         ===========        ===========

AVERAGE NUMBER OF SHARES OF COMMON STOCK
OUTSTANDING (IN THOUSANDS)                                                                               144,404

BASIC AND DILUTED EARNINGS PER SHARE OF
COMMON STOCK                                                                                               $1.01



                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK       )
POWER CORPORATION    )                             Docket No.__________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------







                                    EXHIBIT F

                                                                           FERC

                                   EXHIBIT F
                                   ---------

                         STATEMENT OF RETAINED EARNINGS

A statement of retained earnings for the period covered by the income statement referred to in Exhibit E is set forth in Niagara Mohawk Power Corporation's Form No. 1 for the year ended December 31, 1997 (Resubmission No. 1, June 1998) (at pages 118-119), which is incorporated herein by reference. A pro forma statement of retained earnings is not presented since it unaffected by the proposed transaction, as indicated in Exhibit E.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK       )
POWER CORPORATION    )                             Docket No.__________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------







                                    EXHIBIT G

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION



NIAGARA MOHAWK          )
POWER CORPORATION       )                          Docket No. _________________



                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------








                                    EXHIBIT H

                        NIAGARA MOHAWK POWER CORPORATION

         I, KAPUA A. RICE, Secretary of Niagara Mohawk Power Corporation, HEREBY CERTIFY that the attached is a true and complete copy of the Agreement and Plan of Exchange, dated as of May 14, 1998, between Niagara Mohawk Power Corporation and Niagara Mohawk Holdings, Inc.

         IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Niagara Mohawk Power Corporation this 16th day of July, 1998.


                                                       /s/ Kapua A. Rice
                                                       ------------------------
                                                       Kapua A. Rice
                                                       Secretary

         AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON MAY 29,1998
                                                     REGISTRATION NO. 333-49769
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                 AMENDMENT NO 2

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                      ------------------------------------


                          NIAGARA MOHAWK HOLDINGS, INC.
               (Exact name of registrant as specified in charter)

          NEW YORK                         4931                       16-1549726

(State or other jurisdiction   (Primary Standard Industrial        (I.R.S. Employer
     of incorporation)          Classification Code Number)      Identification No.)

                                                            WILLIAM F. EDWARDS
                                                          CHIEF FINANCIAL OFFICER
                                                       NIAGARA MOHAWK HOLDINGS, INC.
           300 ERIE BOULEVARD WEST                        300 ERIE BOULEVARD WEST
          SYRACUSE, NEW YORK 13202                       SYRACUSE, NEW YORK 13202
             (315) 474-1511                                   (315) 474-1511
------------------------------------------         ---------------------------------------
  (Address, including zip code, and               (Name, address, including zip code, and
telephone number, including area code, of             telephone number, including area
registrant's principal executive offices)               code, of agent for service)
-------------------------------------------       -----------------------------------------

                                   COPIES TO:

                            Janet T. Geldzahler, Esq.
                               Sullivan & Cromwell
                                125 Broad Street
                            New York, New York 10004
                                 (212) 558-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has become effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE IN FAVOR OF APPROVAL OF PROPOSAL NO. 3.

--------------------------------------------------------------------------------
PROPOSAL 4: HOLDING COMPANY AND ADOPTION OF THE EXCHANGE AGREEMENT
--------------------------------------------------------------------------------


     The Board of Directors of Niagara Mohawk unanimously believes that it is in the best interests of Niagara Mohawk and its shareholders to restructure Niagara Mohawk so that it will become a separate subsidiary of a new parent holding company, with the present holders of Common Stock becoming the holders of the common stock of the new parent.

     To carry out such restructuring, Niagara Mohawk has caused to be incorporated a New York corporation, Holdings, which now has a nominal amount of stock outstanding and no present business or properties of its own. All of the currently outstanding shares of Holdings common stock are owned by Niagara Mohawk.

     The Board of Directors of each of Niagara Mohawk and Holdings has adopted the Exchange Agreement under which, subject to adoption by Niagara Mohawk's shareholders and the satisfaction of other conditions, Niagara Mohawk will become a subsidiary of Holdings through the exchange of the outstanding shares of Niagara Mohawk Common Stock on a share-for-share basis for shares of Holdings common stock (referred to in this Prospectus/Proxy Statement as the "share exchange" or the "exchange"). Following the share exchange, certain of Niagara Mohawk's existing subsidiaries involved in non-utility operations will be transferred to Holdings and become subsidiaries of Holdings. See "--The Share Exchange--Transfer of Niagara Mohawk's Non-Utility Subsidiaries to Holdings". The Exchange Agreement is attached to this Prospectus/Proxy Statement as Exhibit A and is incorporated herein by reference.

     Niagara Mohawk is subject to regulation by the PSC under the New York Public Service Law (the "Public Service Law"). The PowerChoice Agreement approved the holding company restructuring and the terms with which Niagara Mohawk and Holdings have agreed to comply in their on-going relationships and activities.

REASONS FOR THE HOLDING COMPANY STRUCTURE AND SHARE EXCHANGE

         General

     The proposed holding company structure is intended to provide Niagara Mohawk and its subsidiaries with the financial and regulatory flexibility to compete more effectively in an increasingly competitive energy industry by providing a structure that can accommodate both regulated and unregulated lines of business. Niagara Mohawk currently operates under the regulatory constraints of the PSC that were generally designed to discourage electric utilities from participating in unregulated businesses and that limit (i) the total amount of the incremental investment in its unregulated operations, (ii) the amount that can be invested annually, (iii) the cumulative amount that can be invested in any single line of business and (iv) the debt-equity ratios of its subsidiaries. Under current regulations, any time Niagara Mohawk wishes to allocate funds to new unregulated ventures, it must seek PSC approval. The approval process itself leads to long delays, forces the Company to reveal its plans to competitors, and gives competitors the opportunity to intervene in the regulatory approval process and attempt to gain competitive advantage by seeking restrictions that would handicap Niagara Mohawk.

     The holding company structure proposed here largely would eliminate many of these regulatory constraints that would otherwise severely limit or handicap Niagara Mohawk's ability to participate in unregulated business opportunities as the industry evolves. In approving PowerChoice, the PSC has given the Company 12 months in which to form a holding company.

     The holding company structure is a well-established form of organization for companies conducting multiple lines of business. It is a common form of organization for unregulated companies and for those regulated companies, such as telephone utilities and water utilities, which are not subject to the Holding

Company Act. In addition, it is utilized by many electric companies which are involved in unregulated activities. Niagara Mohawk wishes to take advantage of this opportunity, and desires to do so by utilizing the most efficient and effective corporate structure.

     More generally, the holding company structure will enable Holdings to engage in unregulated businesses without obtaining the prior approval of the PSC, thereby enabling Holdings to pursue unregulated business opportunities in a timely manner. Under the new corporate structure financing of unregulated activities of Holdings and its non-utility subsidiaries will not require PSC approval. In addition, the capital structure of each non-utility subsidiary may be appropriately tailored to suit its individual business. Also, under the holding company structure, Holdings would not need PSC approval to issue debt or equity securities to finance the acquisition of the stock or assets of other companies. The ability to raise capital for acquisitions without prior PSC approval should allow competition on a level basis with other potential acquirors, some of which are already holding companies. Under a holding company structure, the issuance of debt or equity securities by Holdings to finance the acquisition of the stock or assets of another company should not adversely affect Niagara Mohawk's capital devoted to and available for regulated utility operations.

     The holding company structure separates the operations of regulated and unregulated businesses. As a result, it provides a better structure for regulators to assure that there is no cross-subsidization of costs or transfer of business risk from unregulated to regulated lines of business. A holding company structure also is preferred by the investment community because it makes it easier to analyze and value individual lines of business. Moreover, the use of a holding company structure provides legal protection against the imposition of liability on regulated utilities for the results of unregulated business activities. In short, the holding company structure is a highly desirable form of conducting regulated and unregulated businesses within the same corporate group.

     As discussed below under "-The Share Exchange-Transfer of Niagara Mohawk's Non-Utility Subsidiaries to Holdings," as part of the holding company restructuring, certain of the current non-utility subsidiaries of Niagara Mohawk will be transferred to and become, or become owned through, separate subsidiaries of Holdings following the share exchange. Niagara Mohawk needs the financial and regulatory flexibility provided by this holding company structure to operate in a changing environment and successfully address the new levels of competition.

     Opportunities in the new competitive environment could take many forms, including joint ventures and strategic alliances in addition to direct investments in new businesses. All of these opportunities will be easier to pursue under a holding company structure than they would be under the current structure.

     Strategic alliances with unregulated third party participants and/or diversification into unrelated fields may also help protect against the market and financial risks to which Niagara Mohawk is now, and increasingly will be, exposed. Thus, Holdings may wish to increase its investment in unregulated energy-related businesses, whether through additional "ground floor" investment, the acquisition of existing energy and energy services providers, or the formation of strategic alliances with industry partners.
reena
         Holdings will continue to seek to invest in the current lines of business and, through its subsidiaries, will engage in energy marketing and other energy-related activities. Although Holdings has not identified other specific business opportunities, it believes that such activities would likely include areas with which Niagara Mohawk is already familiar, such as information systems, environmental services, engineering services, financial services, meter reading, and billing and collection services. Under a holding company structure, Holdings should be able to take advantage of opportunities in a timely fashion and compete more effectively against other energy companies. Except for the restrictions set forth in the PowerChoice Agreement and discussed in "--The Share Exchange--The PowerChoice Agreement", Holdings believes it should not otherwise be required to obtain PSC approval for investments in non-utility businesses, would not be subject to the limitations imposed under certain provisions of New York law applicable to Niagara

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


Mohawk, and thus should be able to compete more effectively against other entities not subject to similar constraints.

     Given its financial condition and contractual restrictions, the Company does not foresee Holdings making substantial investments in unregulated businesses in the near future. However, under the terms of the PowerChoice Agreement, Niagara Mohawk has a one-year window in which it can adopt the holding company structure.

CERTAIN CONSIDERATIONS

     Future Performance of Holdings Common Stock Cannot Be Assured. The purpose of the share exchange is to establish a holding company structure that will enhance the ability to take advantage of business opportunities outside of Niagara Mohawk's present markets. The Board of Directors believes the share exchange and holding company structure to be in the best interests of Niagara Mohawk and its shareholders. Nevertheless, the success of Holdings in realizing its goals and the future performance of Holdings common stock cannot be assured.

     Dividends on Holdings Common Stock Will Initially Depend on Common Stock Dividends Paid by Niagara Mohawk. Holdings does not now, nor will it immediately after the share exchange, conduct directly any business operations from which it will derive any revenues. Holdings plans to obtain funds for its own operations from dividends paid to Holdings by its subsidiaries, and from sales of securities or debt incurred by Holdings. Dividends on Holdings common stock will initially depend upon the earnings, financial condition and capital requirements of Niagara Mohawk, and the dividends that Niagara Mohawk pays to Holdings. Niagara Mohawk suspended the common stock dividend in 1996 to help stabilize its financial condition. In making future dividend decisions with respect to Niagara Mohawk or Holdings, the applicable board would evaluate, along with standard business considerations, the entity's financial condition, contractual and regulatory restrictions, competitive pressure on prices, available cash flow and retained earnings and other strategic considerations. In the future, dividends from Holdings' subsidiaries other than Niagara Mohawk may also be a source of funds for dividend payments by Holdings. Payment of Niagara Mohawk dividends to Holdings will be subject to the prior rights of holders of Niagara Mohawk preferred stock, First Mortgage Bonds and other long-term debt. In addition, although it has no present intention to do so, Niagara Mohawk may issue additional preferred stock in the future to meet its capital requirements. Such additional preferred stock will also have preferential dividend rights.

     The PowerChoice Agreement also imposes the following limitations on the dividends that Niagara Mohawk may pay to Holdings after the share exchange: net income available for common dividends plus in each of the following years: 1998:
$50 million,  1999: $75 million,  2000, 2001 and 2002:  $100 million,  2003: $80 million, 2004: $60 million,  2005: $40 million,  2006: $20 million,  thereafter:
$0. If the Company files a rate case for any year from 2003 to 2007, this dividend limitation will be reassessed in the rate filing. The Indenture to be entered into with respect to the Senior Notes will also contain limitations on the amount of dividends payable with respect to the Common Stock.

     Non-Utility Businesses Will Not Be Available as Sources for Dividends on Niagara Mohawk Preferred Stock. Following consummation of the share exchange, certain of Niagara Mohawk's non-utility subsidiaries will be transferred to Holdings, and will not be available to the holders of Niagara Mohawk preferred stock as a source of cash for the payment of dividends or other amounts.

     Non-Utility Businesses. Niagara Mohawk's principal non-utility subsidiaries that will be transferred to Holdings participate in energy marketing and brokering, energy services and Canadian electricity generation and distribution.

     It is the current intention of Holdings for these non-utility subsidiaries to engage primarily in energy-related businesses which will not be regulated by state or federal agencies which regulate public utilities. Such businesses may encounter competitive and other factors not previously experienced by Niagara

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


Mohawk, and may have different, and perhaps greater, investment risks than those involved in the regulated utility business of Niagara Mohawk. There can be no assurance that such businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on Holdings. As is the case now, any losses incurred by such businesses will not be recoverable in utility rates of Niagara Mohawk. As Holdings engages in more such business activities, the market price of Holdings' stock will be affected to a lesser extent by the performance of Niagara Mohawk.

     Comparable earnings from Niagara Mohawk's unregulated businesses were $(4.7) million, or (3.3) cents per share in 1997, $23.2 million, or 16.1 cents per share in 1996, and $10.3 million, or 7.1 cents per share in 1995.

     Niagara Mohawk's total investment in these businesses, computed in accordance with PSC specifications as a percentage of consolidated capitalization, was 2.5%, 2.6% and 2.1% as of December 31, 1997, 1996 and 1995, respectively.

     Holdings will obtain funds to invest in non-utility subsidiaries and other businesses from dividends it receives from Niagara Mohawk, borrowings and other financings, and dividends Holdings may in the future receive from any non-utility subsidiaries. There can be no assurance that non-utility subsidiaries will have earnings or pay any dividends to Holdings in the foreseeable future.

     Implementation of the Rate Plan. The new rate plan contained in the PowerChoice Agreement will take effect upon the closing of the MRA and will continue to govern utility rates and charges of Niagara Mohawk even if common shareholders of Niagara Mohawk do not approve the holding company proposal and adopt the Exchange Agreement. In that event, Niagara Mohawk will not be able to realize the benefits it expects from a holding company structure, which Niagara Mohawk believes is important in the future deregulated competitive environment of the energy industry. See also "-The Share Exchange-The PowerChoice Agreement" below.

     Certain Restrictions in the PSC Order. As summarized above, the PowerChoice Agreement imposes certain limitations on the dividends that Niagara Mohawk may pay to Holdings after the share exchange. See also "-The Share Exchange-Dividend Policy". The PowerChoice Agreement also contains restrictions on transactions between Niagara Mohawk and Holdings or any other subsidiary of Holdings, loans, guarantees or pledges by Niagara Mohawk for the benefit of Holdings or any other subsidiary of Holdings, and Board and managerial interlocks between Niagara Mohawk and Holdings or any other subsidiary of Holdings. See "--The Share Exchange-Regulatory Approvals" and "--Management--Restriction on Board and Management Interlocks between Holdings and Niagara Mohawk". There can be no assurance as to the effect, if any, that such restrictions will have on the business or operations of Holdings, Niagara Mohawk or the non-utility subsidiaries.

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

                              A. THE SHARE EXCHANGE

EXCHANGE AGREEMENT

     The Exchange Agreement has been unanimously adopted by the Boards of Directors of Niagara Mohawk and Holdings and is subject to adoption by the holders of at least two-thirds of the outstanding shares of Niagara Mohawk Common Stock. See "--Vote Required" below. In the share exchange:

     (1) each share of Niagara Mohawk Common Stock outstanding immediately prior to the effective time of the share exchange will be exchanged for one new share of Holdings common stock;

     (2) Holdings will become the owner of all outstanding Niagara Mohawk Common Stock; and

     (3) the shares of Holdings common stock held by Niagara Mohawk immediately prior to the share exchange will be canceled.

     As a result, upon completion of the share exchange, Holdings will become a holding company, Niagara Mohawk will become a subsidiary of Holdings, and all of Holdings common stock outstanding immediately after the share exchange will be owned by the former holders of Niagara Mohawk Common Stock outstanding immediately prior to the share exchange. Following the share exchange, certain of Niagara Mohawk's existing non-utility subsidiaries will be transferred to Holdings and become subsidiaries of Holdings. See "--Transfer of Niagara
Mohawk's Non-Utility Subsidiaries to Holdings". The Exchange Agreement is attached to this Prospectus/Proxy Statement as Exhibit A and is incorporated herein by reference.

     Niagara Mohawk's outstanding preferred stock will not be exchanged in the share exchange but will continue as shares of Niagara Mohawk preferred stock. The share exchange will not change the rights of the holders of such shares as currently provided in Niagara Mohawk's Amended Certificate of Incorporation. Debt of Niagara Mohawk will remain unchanged and will continue as outstanding obligations of Niagara Mohawk after the share exchange.

REGULATORY APPROVALS

     FEDERAL POWER ACT

     The FERC has held that the transfer of common stock of a public utility company, such as the Company, from its existing stockholders to a holding company in a transaction such as the share exchange constitutes a transfer of the "ownership and control" of the facilities of such utility, and is thus a "disposition of facilities" subject to FERC review and approval under Section 203 of the Federal Power Act. The Company will apply for such approval and for approval of the transfer of certain power sales contracts and a tariff associated with certain of its generation assets.

     ATOMIC ENERGY ACT

     A provision in the Atomic Energy Act requires Nuclear Regulatory Commission ("NRC") consent for the transfer of control of NRC licenses. The NRC Staff has in the past asserted that this provision applies to the creation of a holding company over an NRC-licensed utility company in a transaction such as the share exchange. The Company will apply for NRC approval under the Atomic Energy Act for the transfer of control resulting from the Share Exchange of its two licenses, for Nine Mile Point 1 and Nine Mile Point 2, respectively.

     PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

     The Company is currently exempt from the Public Utility Holding Company Act of 1935 under Section 3(a)(2) thereof. Holdings will own 100% of the common stock of the Company, majority interests in Beebee Island Corporation and Moreau Manufacturing Corporation and 50% of CNP, all of which are public utility companies for purposes of the Holding Company Act. Section 9(a)(2) of the Act requires the

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

prior approval of the SEC under Section 10 of the Holding Company Act for any person to become an affiliate of more than one public utility company. Holdings will apply for such approval. Holdings will also apply to the Commission for an order exempting Holdings from all provisions of the Holding Company Act, except
Section 9(a)(2) thereof, pursuant to the exemption provided by Section 3(a)(1) thereof. The basis for such exemption is that the holding company, and every subsidiary company thereof which is a public-utility company from which the holding company derives any material part of its income, are predominantly intrastate in character and are organized in the same state.

     PUBLIC SERVICE LAW

     The New York Public Service Law ("NYPSL") requires approval from the PSC in order to undertake the reorganization represented by the formation of the holding company structure. The NYPSL also requires PSC approval for a holding company to acquire the stock of a utility pursuant to a share exchange. The Company has obtained PSC approval of the holding company concept and will make appropriate additional filings with respect to the formation of a holding company.

CONDITIONS TO EFFECTIVENESS OF THE SHARE EXCHANGE

     The share exchange is subject to the satisfaction of the following conditions (in addition to adoption of the Exchange Agreement by the holders of Niagara Mohawk Common Stock): (i) all necessary orders, authorizations, approvals or waivers from the PSC and all other jurisdictive regulatory bodies, boards or agencies have been received, remain in full force and effect, and do not include, in the sole judgment of the Board of Directors of Niagara Mohawk, unacceptable conditions; and (ii) shares of Holdings common stock to be issued in connection with the exchange have been listed, subject to official notice of issuance, by the New York Stock Exchange.

     Following satisfaction of these conditions, the share exchange will become effective immediately following the close of business on the date of filing with the New York Department of State of a certificate of exchange pursuant to
Section 913(d) of the New York Business Corporation Law. Niagara Mohawk cannot predict when all conditions will be satisfied, but expects that the share exchange will become effective in the first quarter of calendar 1999.

EXCHANGE OF STOCK CERTIFICATES

     If the share exchange is effected, it will not be necessary for holders of Niagara Mohawk Common Stock to physically exchange their existing stock certificates for certificates of Holdings common stock. The certificates which represent shares of Niagara Mohawk Common Stock outstanding immediately prior to the effective time of the share exchange will automatically represent an equal number of shares of Holdings common stock immediately after the effective time and will no longer represent Niagara Mohawk Common Stock. New certificates bearing the name of Holdings will be issued after the share exchange, if and as certificates representing shares of Niagara Mohawk Common Stock outstanding immediately prior to the share exchange are presented for exchange or transfer.

     Niagara Mohawk preferred stock will not be exchanged but will continue as shares of Niagara Mohawk preferred stock. The share exchange will not change the rights of the holders of such shares as provided in Niagara Mohawk's Amended Certificate of Incorporation. Debt of Niagara Mohawk will remain unchanged and will continue as outstanding obligations of Niagara Mohawk after the share exchange.

TRANSFER OF NIAGARA MOHAWK'S NON-UTILITY SUBSIDIARIES TO HOLDINGS

     Other than for the transfer of the subsidiaries described under "Certain Considerations-Non-Utility Businesses" and other de minimis non-utility investments, and except for dividends or other distributions with respect to Niagara Mohawk Common Stock held by Holdings, it is expected that Niagara Mohawk will

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

not transfer at less than a fair consideration any of its other assets to Holdings or any Holdings subsidiaries. Niagara Mohawk will develop accounting and other procedures to the extent determined to be necessary or appropriate to insure separation of utility and non-utility businesses. See "--The PowerChoice Agreement" below.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Shares of Niagara Mohawk Common Stock held in its Dividend Reinvestment and Common Stock Purchase Plan (including uncertificated whole and fractional shares) will automatically become a like number of shares of Holdings common stock at the effective time of the share exchange. At the effective time, Holdings will succeed to the Plan as in effect immediately prior to the effective time, and shares of Holdings common stock will be issued under the Plan on and after the effective time. Holdings will file a post-effective amendment to Niagara Mohawk's registration statement on Form S-3 for the Plan shortly after the effective time of the exchange.

AMENDMENT OR TERMINATION OF THE EXCHANGE AGREEMENT

     The Boards of Directors of Niagara Mohawk and Holdings may amend any of the terms of the Exchange Agreement at any time before or after its adoption by the holders of Niagara Mohawk Common Stock and prior to the effective time, but no such amendment may, in the sole judgment of the Board of Directors of Niagara Mohawk, materially and adversely affect the rights of Niagara Mohawk's shareholders.

     The Exchange Agreement may be terminated and the share exchange abandoned at any time before or after the shareholders of Niagara Mohawk adopt the Exchange Agreement, and prior to the effective time, if the Board of Directors of Niagara Mohawk determines, in its sole judgment, that consummation of the exchange would, for any reason, be inadvisable or not be in the best interests of Niagara Mohawk or its shareholders.

LISTING OF HOLDINGS COMMON STOCK

     Holdings is applying to have its common stock listed on the New York Stock Exchange. It is expected that such listing will become effective at the effective time of the share exchange. The stock exchange ticker symbol of Holdings common stock will be "NMK", and quotations will be carried in newspapers as they have been for Niagara Mohawk Common Stock. Following the share exchange, Niagara Mohawk Common Stock will no longer trade and will be delisted and no longer registered pursuant to Section 12 of the Securities Exchange Act of 1934.


NIAGARA MOHAWK COMMON STOCK MARKET PRICES AND DIVIDENDS

     Niagara Mohawk Common Stock is listed and principally traded on the New York Stock Exchange. The table below sets forth the high and low sales prices of Niagara Mohawk Common Stock for the fiscal

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

periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions. No dividends were paid on the Common Stock during such period.

                                                         PRICE RANGE
                                                     --------------------
                                                      HIGH           LOW
                                                      ----          ----
                                                      ($)            ($)
Calendar 1996
         First Quarter...........................     10 1/8        6 1/2
         Second Quarter..........................      8 5/8        6 1/2
         Third Quarter...........................      8 7/8        6 3/4
         Fourth Quarter..........................     10            7 5/8
Calendar 1997
         First Quarter...........................     11 1/8        8 1/8
         Second Quarter..........................      9            7 7/8
         Third Quarter...........................     10 1/16       8 1/4
         Fourth Quarter..........................     10 9/16       9 1/16
Calendar 1998
         First Quarter...........................     13 9/16      10 1/8
         Second Quarter (through May 28, 1998)...     13           11

     The closing price of Niagara Mohawk Common Stock on May 28, 1998 was reported to have been $12 3/16.


DIVIDEND POLICY

     Holdings does not now, nor will it immediately after the share exchange, conduct directly any business operations from which it will derive any revenues. Holdings plans to obtain funds for its own operations from dividends paid to Holdings on the stock of its subsidiaries, and from sales of securities or debt incurred by Holdings. Dividends on Holdings common stock will initially depend upon the earnings, financial condition and capital requirements of Niagara Mohawk, and the dividends paid by Niagara Mohawk to Holdings. In the future, dividends from Holdings' subsidiaries other than Niagara Mohawk may also be a source of funds for dividend payments by Holdings. Payment of dividends on Niagara Mohawk Common Stock will continue to be subject to the prior rights of holders of Niagara Mohawk preferred stock. Niagara Mohawk suspended the common stock dividend in 1996 to help stabilize its financial condition. In making future dividend decisions with respect to Niagara Mohawk or Holdings, the applicable board would evaluate, along with standard business considerations, the entity's financial condition, contractual restrictions and regulatory restrictions, competitive pressure on prices, available cash flow and retained earnings and other strategic considerations.

     In addition, as set forth above under "Certain Considerations", the PowerChoice Agreement contains restrictions on the dividends Niagara Mohawk can pay Holdings. See "Certain Considerations--Dividends on Holdings Common Stock Will Initially Depend on Common Stock Dividends Paid by Niagara Mohawk".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Niagara Mohawk and Holdings have received advice from Bryan Cave LLP, their special tax counsel, that the principal federal income tax consequences of the share exchange are as summarized below.

     Tax Implications to Niagara Mohawk Shareholders. Under section 351 of the Code, no gain or loss will be recognized by a holder of Niagara Mohawk Common Stock as a result of the exchange of such holder's Niagara Mohawk Common Stock solely for Holdings common stock. The tax basis of the Holdings common stock received in the share exchange will be the same as the exchanging shareholder's basis in the

Niagara Mohawk Common Stock surrendered. The holding period of the Holdings common stock received by each exchanging shareholder will include the holding period during which such shareholder held the Niagara Mohawk Common Stock surrendered, provided that such stock was held as a capital asset on the date of the share exchange. No federal income tax consequences will result from the share exchange to holders of Niagara Mohawk preferred stock in respect of such stock.

     Tax Implications to Niagara Mohawk and Holdings. No gain or loss will be recognized by Niagara Mohawk or Holdings as a result of the share exchange. The basis of the Niagara Mohawk Common Stock received by Holdings will be the same as the aggregate tax basis that the holders of Niagara Mohawk Common Stock had in such stock immediately prior to the share exchange. Holdings' holding period in the Niagara Mohawk Common Stock received in the share exchange will include the period during which such stock was held by the holders of Niagara Mohawk Common Stock.

     Continuation of Affiliated Group. Consummation of the share exchange will not result in a termination of the existence of the affiliated group of corporations of which Niagara Mohawk has been the common parent. Niagara Mohawk will be included in such affiliated group of corporations of which Holdings will become the new common parent.

     Reporting Requirements. Pursuant to applicable Treasury regulations, shareholders of Niagara Mohawk Common Stock will be required to attach to their federal income tax returns a complete statement of all facts pertinent to the share exchange, including the shareholder's basis in the shares of Niagara Mohawk Common Stock transferred to Holdings and the type, number and value of shares of Holdings common Stock received in the share exchange. In addition, such shareholders will be required to keep permanent records of any information relating to the share exchange that is required to be filed with their income tax returns.

     The Bryan Cave opinion is based on certain factual representations received from Niagara Mohawk and Holdings, and upon the firm's review and analysis of relevant and currently applicable Code provisions, Treasury regulations, other administrative pronouncements and judicial decisions. Such opinion is not binding upon either the Internal Revenue Service or the courts. Authorities relied upon in the Bryan Cave opinion could be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those indicated.

     THE FOREGOING FEDERAL INCOME TAX DISCUSSION IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY. IT DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE SHARE EXCHANGE, INCLUDING TAX CONSEQUENCES WHICH MAY VARY DEPENDENT ON THE PARTICULAR CIRCUMSTANCES OR SPECIAL TAX STATUS OF CERTAIN NIAGARA MOHAWK SHAREHOLDERS. NOR DOES IT, OR THE BRYAN CAVE OPINION, ADDRESS THE CONSEQUENCES OR EFFECT OF ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY ESTATE, INHERITANCE OR GIFT TAX LAWS. EACH HOLDER OF NIAGARA MOHAWK COMMON STOCK IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER'S OWN TAX ADVISOR REGARDING FEDERAL OR OTHER POSSIBLE TAX CONSEQUENCES ARISING OUT OF THAT HOLDER'S PARTICIPATION IN THE SHARE EXCHANGE.

NIAGARA MOHAWK EMPLOYEE PLANS

     The Exchange Agreement provides that Niagara Mohawk's Employee Savings Fund Plans for Represented and Non-Represented Employees, Dividend Reinvestment and Common Stock Purchase Plan and 1992 Stock 0ption Plan (together, the "Niagara Mohawk Stock Plans"), along with other employee benefit plans maintained by Niagara Mohawk (collectively with the Niagara Mohawk Stock Plans, the "Niagara Mohawk Employee Plans"), such as the pension plans, health plans and disability plans, will be amended to provide for Holdings taking over responsibility for such Plans upon consummation of the share exchange. The Niagara Mohawk 1992 Stock Option Plan (the "Option Plan") was previously approved by Niagara Mohawk shareholders.

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     Stock Based Plans

     If the share exchange is consummated, shares of Niagara Mohawk Common Stock then held under the Niagara Mohawk Stock Plans will automatically become a like number of shares of Holdings common stock.

         Upon consummation of the share exchange, all outstanding stock options under Niagara Mohawk's Option Plan will be converted into options to acquire, on the same terms and conditions as were applicable under such stock options immediately prior to the share exchange, such number of shares of Holdings common stock as the holders of such options would have been entitled to receive pursuant to the share exchange had such holders exercised such stock options in full immediately prior to the share exchange, at a price per share of Holdings common stock equal to the per share option price of Niagara Mohawk Common Stock. Also, a vote in favor of the share exchange will also constitute approval, under the Option Plan, as then amended, for shares of Holdings common stock, instead of Niagara Mohawk Common Stock, to be issued and delivered in the future under such Plan. Holdings may issue future options on its common stock under such Plan. In addition, performance shares granted and to be granted under such Plan will be treated in a comparable manner. Holdings will file post-effective amendments to Niagara Mohawk's registration statements on Form S-8 for the amended Niagara Mohawk Stock Plans shortly after the effective time of the share exchange.

     Non-Stock Based Plans

     Upon consummation of the share exchange, Holdings will take over responsibility for all of Niagara Mohawk's retirement and other employee benefit plans, such as the pension plans, health plans and disability plans. Benefits provided for in these non-stock based plans will not be changed as a result of the holding company restructuring and share exchange.

TREATMENT OF NIAGARA MOHAWK PREFERRED STOCK

     Shares of Niagara Mohawk preferred stock will not be exchanged in the share exchange but will continue as shares of preferred stock of Niagara Mohawk. Therefore, holders of Niagara Mohawk preferred stock will not become holders of Holdings preferred or common stock as a result of the share exchange. Except as discussed under this caption, the share exchange and the holding company structure will not change the rights of holders of the outstanding shares of Niagara Mohawk preferred stock. Niagara Mohawk preferred stock will continue to rank senior to Niagara Mohawk Common Stock as to dividends and as to the distribution of Niagara Mohawk's assets upon any liquidation.

     The restructuring is not expected to affect adversely the holders of Niagara Mohawk preferred stock. Dividends on Niagara Mohawk preferred stock will continue to be paid as before, depending upon the earnings, financial condition and other relevant factors affecting Niagara Mohawk. However, the assets or earnings of Holdings' subsidiaries other than Niagara Mohawk will not be available to pay dividends on Niagara Mohawk preferred stock or to make distributions with respect to such preferred stock in the event of a liquidation if the share exchange is consummated. See "--Transfer of Niagara Mohawk's Non-Utility Subsidiaries to Holdings" above. Appraisal rights under the New York Business Corporation Law are not available to holders of Niagara Mohawk preferred stock inasmuch as that preferred stock is not being exchanged for Holdings stock and will continue as Niagara Mohawk preferred stock after the holding company restructuring.

     After the share exchange, Niagara Mohawk will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

     The Board of Directors considered the effects on the holders of the Niagara Mohawk Common Stock and the holders of Niagara Mohawk preferred stock in determining that the share exchange should only involve the Niagara Mohawk Common Stock. The Board's decision to exchange Niagara Mohawk

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Common Stock for Holdings common stock was primarily based on the Board's desire to confer the expected benefits of the share exchange on those investors who are best placed to enjoy such benefits, namely the holders of Niagara Mohawk Common Stock. Even if the Niagara Mohawk preferred stock were to be exchanged for preferred stock of Holdings, investors in such preferred stock would continue to receive fixed dividend payments in respect of their investment. The expected benefits of the share exchange include those discussed above, such as increased flexibility in operating Holdings' unregulated businesses and enhanced ability to take advantage of the new business opportunities in a timely manner. The Board's decision not to exchange Niagara Mohawk preferred stock in the share exchange was primarily based on the Board's desire not to alter, or potentially alter, the nature of the investment decision represented by the Niagara Mohawk preferred stock (namely, a direct investment in a regulated utility) and the priority position of the holders of Niagara Mohawk preferred stock with respect to dividends and assets on liquidation. As to holders of Niagara Mohawk preferred stock, the benefits of continuing as investors in Niagara Mohawk's regulated utility business outweigh any loss of access to the return on future investments made by the unregulated businesses of Holdings. In that regard, investors in priority position securities, such as the holders of Niagara Mohawk preferred stock, benefit to the extent that such securities have been issued by the corporate entity that holds directly and/or has unrestricted access to the principal assets of the enterprise. As discussed above under the caption "Certain Considerations", the funds required to pay dividends on Holdings common stock for a period of time following the share exchange are expected to be derived predominately from dividends paid by Niagara Mohawk. If the Niagara Mohawk preferred stock also were to be exchanged pursuant to the share exchange and become preferred stock of Holdings, the funds required to pay dividends on that preferred stock would also be derived predominately from dividends paid by Niagara Mohawk. Although it has no present intention to do so, it is expected that Niagara Mohawk may need to issue preferred stock in the future to meet its capital requirements. The preferred stock that would be issued by Niagara Mohawk would have preference over the Common Stock as to the payment of dividends and, therefore, would reduce the amount of funds available to Niagara Mohawk for the payment of dividends to Holdings. As a result, the conversion of the Niagara Mohawk preferred stock to Holdings preferred stock would result in the dividend payments and distributions upon liquidation with respect to those shares being subordinated to the dividend and distribution rights of any newly created preferred stock of Niagara Mohawk.

TREATMENT OF NIAGARA MOHAWK DEBT, ASSETS AND LIABILITIES, AND BUSINESS

     The current indebtedness of Niagara Mohawk will continue to be obligations of Niagara Mohawk and will be neither assumed nor guaranteed by Holdings in connection with the share exchange. Niagara Mohawk's first mortgage bonds will continue to be secured by first mortgage liens on all of the properties of Niagara Mohawk that are currently subject to such liens. Such indebtedness will be neither assumed nor guaranteed by Holdings in connection with the share exchange. The decision to have the indebtedness of Niagara Mohawk continue as obligations of Niagara Mohawk is based upon a desire not to alter, or potentially alter, the nature of the investment represented by such fixed income obligations, namely a direct investment in a regulated utility.

The consolidated assets and liabilities of Niagara Mohawk and its subsidiaries immediately before the Effective Time will be the same as the consolidated assets and liabilities of Holdings and its subsidiaries immediately after the Effective Time. All the business and operations conducted immediately before the Effective Time by Niagara Mohawk and its subsidiaries will continue to be conducted immediately after the Effective Time by Niagara Mohawk and such subsidiaries as subsidiaries of Holdings.

HOLDINGS CAPITAL STOCK

     Holdings' certificate of incorporation and by-laws will govern certain rights of Holdings' shareholders after the share exchange as discussed under this caption and under "--Comparative Shareholders' Rights" below.

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     The following statements with respect to Holdings common stock are based on certain provisions of Holdings' certificate of incorporation and by-laws and on New York law. Holdings' certificate of incorporation is attached as Exhibit B hereto and is incorporated herein by reference and Holdings' by-laws are attached as Exhibit C hereto and are incorporated herein by reference.

     Holdings is authorized to issue 300,000,000 shares of common stock and 50,000,000 shares of preferred stock. Holdings preferred stock may be issued from time to time in series as Holdings' Board of Directors may determine, and the respective dividend rates, redemption terms (if any), amounts payable on liquidation, voting rights (if any), number of votes per share, conversion rights (if any), and other terms will be fixed by Holdings' Board of Directors with respect to any such series prior to issuance.

     When issued in the share exchange, shares of Holdings common stock will be fully paid and nonassessable. Holders of Holdings common stock and preferred stock are not entitled to preemptive rights.

     Dividends

     Subject to prior rights of Holdings preferred stock (if any should become outstanding), Holdings common stock is entitled to such dividends as may be declared by Holdings' Board of Directors, and Holdings may purchase or otherwise acquire outstanding shares of common stock, out of funds legally available therefor.

     As noted above, the PowerChoice Agreement and the terms of Niagara Mohawk's debt imposes certain limitations on the dividends that Niagara Mohawk may pay to Holdings after the share exchange. At least initially after the exchange, dividends on Holdings common stock will depend on dividends paid by Niagara Mohawk on its Common Stock owned by Holdings.

     Liquidation Rights

     Upon liquidation of Holdings, any net assets remaining after payment to the holders (if any) of Holdings preferred stock of the full amounts to which they are entitled to receive are distributable pro rata to the holders of Holdings common stock.

     Voting Rights

     Holders of Holdings common stock are entitled to one vote per share. There are no cumulative voting rights. Holdings' Board of Directors is divided into three classes, with directors elected generally to serve for terms of three years.

     Transfer Agent and Registrar

     The transfer agent and registrar for Holdings common stock will be The Bank of New York of New York, NY.

     Indemnification and Limitation of Liability

     As do the Niagara Mohawk By-Laws, the Holdings by-laws will provide that Holdings shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of Holdings, or serves or served at the request of Holdings with any other enterprise as a director, officer or employee; expenses incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by Holdings promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Holdings. No amendment of

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

this by-law provision will impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

     As does Niagara Mohawk's Certificate of Incorporation, Holdings' certificate of incorporation provides that a director shall not be personally liable to Holdings or its shareholders for damages for any breach of duty in such capacity, except to the extent that such exemption is not permitted under the BCL (presently, such exemption is not permitted for acts or omissions in bad faith or involving intentional misconduct or a knowing violation of law, or if the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled or if such act violated Section 719 of the BCL). Any amendment, modification or repeal of such liability limitation provision may not apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.

     Possible Effect of Certain Holdings Provisions and the BCL

     It is not the intention of the Board of Directors to discourage legitimate offers to enhance shareholder value. However, certain provisions of Holdings' certificate of incorporation and by-laws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of Holdings. These provisions, all of which are already contained in Niagara Mohawk's Certificate of Incorporation or By-Laws or otherwise apply to Niagara Mohawk, might discourage a potentially interested purchaser from attempting a unilateral takeover bid for Holdings on terms which some shareholders might favor. If they discourage potential takeover bids, these provisions might limit the opportunity for Holdings' shareholders to sell their shares at a premium over then prevailing market prices.

     Non-Cumulative Voting. Neither Niagara Mohawk nor Holdings provides for cumulative voting in the election of directors. The procedure known as cumulative voting permits shareholders to multiply the number of votes to which they may be entitled by the total number of directors to be elected in the same election by the holders of the class or classes of shares of which their shares are a part and to cast their whole number of votes for one candidate or to distribute them among any two or more candidates.

     Under cumulative voting, it is possible for representation on the Board of Directors to be obtained by an individual or group of individuals who own less than a majority of the voting stock. Such a shareholder or group may have interests and goals which are not consistent with, and indeed might be in conflict with, those of a majority of the shareholders. The Board of Directors believes that each director should represent all shareholders, rather than the interests of any special constituency, and that the presence on Holdings' Board of one or more directors representing such a constituency could disrupt and impair the efficient management of Holdings. The lack of cumulative voting could discourage the accumulation of blocks of Holdings common stock and therefore could tend to make temporary increases in the market price of Holdings common stock, which could result therefrom, less likely to occur. Therefore, in these limited instances, shareholders may not be able to sell their shares of Holdings common stock at a market price temporarily influenced by this type of activity.

    Advance Notice of Business to be Brought Before Shareholder Meetings. As under Niagara Mohawk's By-Laws, under Holdings' by-laws shareholders must provide Holdings prior written notice of any business to be brought before an annual or special meeting (including the nomination of directors) in order for it to be considered. With respect to any annual meeting, such by-laws require the written notice to be received by the Secretary of Holdings no earlier than 90 days nor later than 60 days prior to the date of the annual meeting, except that if the date of the annual meeting is first publicly announced less than 70 days prior to the date of the meeting, such by-laws require the written notice to be received by the Secretary of Holdings not more than 10 days after such public announcement. These by-law provisions provide a more orderly procedure for conducting shareholder meetings and provide the Board of Directors with a meaningful opportunity prior to shareholder meetings to inform shareholders, to the extent deemed necessary or desirable by the Board of Directors, of any business proposed to be conducted at such meetings, together

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

with any recommendation of the Board of Directors. Also, by requiring advance notice of nominations by shareholders, these by-law provisions afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders about such qualifications.

     On the other hand, these by-law provisions may provide sufficient time for Holdings to institute litigation or take other steps to respond to such business, or to prevent such business from being acted upon, if such response or prevention is thought to be necessary or desirable. With respect to the election of directors, these by-law provisions may tend to inhibit shareholders who do not have any intention of controlling Holdings or its Board of Directors from participating in the nomination process; such provisions may also provide sufficient time for Holdings to institute litigation or take other steps to prevent the nominee from being elected or serving if such prevention is thought to be necessary or desirable.

     "Blank-Check" Preferred Stock. Holdings' certificate of incorporation will authorize the issuance of 50,000,000 shares of Holdings preferred stock. In addition, after giving effect to the share exchange, approximately 113 million shares of Holdings common stock will be authorized but unissued and not reserved for issuance. An effect of the existence of unissued Holdings common stock and preferred stock may be to enable the Holdings Board of Directors to render more difficult or discourage a transaction to obtain control of Holdings. Such shares might be issued by the Board of Directors without shareholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction, as by diluting voting or other rights of the proposed acquiror. In this regard, Holdings' certificate of incorporation (as does Niagara Mohawk's) will grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued preferred stock, one or more classes or series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert such stock into shares of Holdings common stock or possibly other securities, to demand redemption at a specified price under prescribed circumstances related to a change of control, or to exercise other rights designed to impede a takeover.

     Section 912 of the New York Business Corporation Law. Section 912 of the BCL would prohibit a "business combination" (as defined in Section 912, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by Holdings or a subsidiary with an "interested shareholder" (as defined in Section 912, generally the beneficial owner of 20 percent or more of Holdings' voting stock) within five years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by Holdings' Board of Directors, or (ii) the business combination is approved by the holders of a majority of the outstanding voting stock of Holdings, excluding shares held by the interested shareholder, at a meeting called for such purpose not earlier than five years after such interested shareholder's stock acquisition date, or pursuant to a stringent "fair price" formula.

     Section 70 of the New York Public Service Law. Under Section 70 of the Public Service Law, unless authorized by the PSC, no gas corporation or electric corporation may directly or indirectly acquire the stock or bonds of any other corporation incorporated for, or engaged in, the same or a similar business, or proposing to operate or operating under a franchise from New York State or any other state or any other municipality. In general, no stock corporation other than a gas corporation or electric corporation or street railroad corporation may purchase or acquire, take or hold, more than ten percent (10%) of the voting capital stock of any gas corporation or electric corporation organized or existing under or by virtue of the laws of New York unless with the consent of, and subject to the terms and conditions set by, the PSC. No consent may be given by the PSC to any such acquisition unless it has been shown that such acquisition is in the public interest. Any contract, assignment, transfer or agreement for transfer of any stock in violation of Section 70 will be void and of no effect, and no such transfer or assignment may be made upon the books of any such gas corporation or electric corporation, or will be recognized as effective for any purpose. An

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"electric corporation" is defined to generally include any corporation, company, partnership and person owning, operating or managing any electric plant for use by others than itself and its tenants, or except where electricity is generated solely from co-generation, small buyers or alternative energy production facilities or distributed from such facilities to users located near such a facility.

      Other Provisions. Some other provisions of Holdings' certificate of incorporation and by-laws may also tend to discourage potential offers to take over and acquire the business of Holdings. Holdings' Board of Directors will be divided into three classes, with directors in each class generally being elected to serve a three-year term. Also, special shareholder meetings may be called only by the Chairman of the Board of Directors or by the Board pursuant to a resolution adopted by a majority of the entire Board. Holdings' certificate of incorporation also provides that directors may not be removed without cause by the shareholders, except in the case of a director elected by the holders of any class or series of stock (other than Holdings common stock), voting as a class or series, when so entitled by the applicable provisions of Holdings' certificate of incorporation. Finally, certain provisions (relating to, for example, limitation on director liabilities, the ability to call special meetings of shareholders, presiding at meetings of shareholders, classified Board of Directors, election and removal of directors, advance notice requirements for shareholder proposals and nomination of directors at shareholder meetings, and indemnification) may only be amended by the affirmative vote of not less than two-thirds of the shares entitled to vote at a shareholder meeting or, with respect to By-Law amendments affecting such provisions, two-thirds of the entire Board. Niagara Mohawk's Certificate of Incorporation and By-Laws presently contain a number of these provisions.

COMPARATIVE SHAREHOLDERS' RIGHTS

     Niagara Mohawk and Holdings are both New York corporations. When the share exchange becomes effective, holders of Niagara Mohawk Common Stock will become holders of Holdings common stock, and their rights will be governed by Holdings' certificate of incorporation and by-laws instead of those of Niagara Mohawk.

     Certain differences between the rights of holders of Holdings common stock and those of holders of Niagara Mohawk Common Stock are summarized below. Such summary is qualified in its entirety by reference to the information included in the exhibits hereto, in exhibits to the Registration Statement of which this Prospectus/Proxy Statement is a part, and in materials incorporated herein by reference.

     Voting Requirements for Significant Transactions. As a result of a recent change in the BCL, the necessary vote for significant transactions involving Holdings, such as mergers, consolidations, share exchanges and dissolution, will be a majority vote, rather than the two-thirds vote applicable to Niagara Mohawk. The Board of Directors believes this lower vote requirement will facilitate any transactions deemed to be in the best interests of Holdings and its shareholders.

     Purpose Clause. The corporate purposes for which Niagara Mohawk may engage in business are generally those related to rendering electric or gas service and related activities. Holdings is authorized to engage in any and all lawful acts and activities.

     Authorized Shares. Authorized Holdings and Niagara Mohawk common stock is 300,000,000 and 185,000,000, subject to increase to 250,000,000 shares if
Proposal 3 is adopted, shares, respectively. As of the record date for the Annual Meeting, there were 144,419,351 shares of Niagara Mohawk Common Stock issued and outstanding. Up to approximately 187 million shares of Holdings common stock may be issued in the share exchange. The additional authorized but unissued shares of Holdings common stock will be available for issuance under the Dividend Reinvestment and Stock Purchase Plan and the Option Plan, as well as possibly for stock splits, stock dividends, equity financings, and for other general corporate purposes (including, possibly, acquisitions) (none of which is under current consideration).

     In addition, as of the record date, there were 3,400,000 shares of Cumulative Preferred Stock, par value $100 per share, of which 2,322,000 shares were issued and outstanding, and 19,600,000 shares of

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

Cumulative Preferred Stock, par value $25 per share, of which 11,681,204 shares were issued and outstanding. There will be 50,000,000 authorized shares of Holdings preferred stock, all of which are unissued.

     Preferred Stock. The respective Boards of Directors of Holdings and Niagara Mohawk are authorized to issue preferred stock in series.

     The voting rights and certain preferences of the Niagara Mohawk preferred stock are determined in Niagara Mohawk's certificate of incorporation. Niagara Mohawk preferred stock is generally not entitled to vote but only has limited voting rights as required by law and as set out in the Niagara Mohawk's certificate of incorporation, which rights generally arise only in the event of certain arrearages in payment of dividends and certain corporate transactions affecting Niagara Mohawk preferred stock. Niagara Mohawk preferred stock is subject to redemption and sinking fund provisions. After the share exchange, outstanding Niagara Mohawk preferred stock will continue as equity securities of Niagara Mohawk with the same preferences, designations, relative rights, privileges and powers, and subject to the same restrictions, limitations and qualifications, as were applicable to outstanding Niagara Mohawk preferred stock prior to the share exchange.

     Holdings' certificate of incorporation will not establish voting rights, preferences or other rights with respect to Holdings preferred stock. Holdings' Board of Directors is given full authority to establish and designate each particular series of preferred stock and to fix the rights, preferences and limitations of each particular series, and the relative rights, preferences and limitations between series, as follows: (i) the serial designation; (ii) the number of shares in such series; (iii) the dividend rate or rates and the date or dates upon which such dividends shall be payable; (iv) whether dividends on such series will be cumulative, and, if so, from which date or dates; (v) liquidation preferences; (vi) redemption terms, if any; (vii) provisions relating to sinking or other similar funds; (viii) provisions relating to the conversion or exchange of shares of such series into shares of any class of stock (except that conversion or exchange may not be made into shares having superior dividend or liquidation preferences); (ix) the voting rights, if any, in addition to those required by law and the number of votes per share; and (x) any other relative rights, preferences or limitations of such series not inconsistent with the Holdings' certificate of incorporation or with applicable law.

     Management believes that the ability to issue Holdings preferred stock will provide important flexibility to Holdings.

     Par Value. The par value of Holdings preferred stock differs from those of Niagara Mohawk preferred stocks. A designated par value is not required under the BCL and in modern corporate practice par value does not serve any useful purpose. It is anticipated that the difference in par values will not affect the market value of Holdings preferred stock.

     The par value per share of Holdings common stock, $0.01, was reduced from the $1.00 par value per share of Niagara Mohawk Common Stock to save on filing fees in New York.

     Classified Board. As is the case with Niagara Mohawk Holdings' certificate of incorporation and by-laws will provide (i) for the Board to determine the number of directors; and (ii) for the division of the Board into three classes with directors in each class generally being elected for a three-year term. See "--Management" below.

     Other Provisions. Holdings' certificate of incorporation will provide that directors may not be removed without cause by the shareholders, except in the case of a director elected by the holders of any class or series of stock (other than Holdings common stock), voting as a class or series, when so entitled by the applicable provisions of Holdings' restated certificate of incorporation. Also, certain provisions (relating to, for example, preferred stock, limitation on director liabilities, the ability to call special meetings of shareholders, classified Board of Directors, election and removal of directors, advance notice requirements for shareholder proposals and nomination of directors at shareholder meetings) may only be amended by the affirmative vote of not less than two-thirds of the shares then entitled to vote at shareholder meetings. Other provisions of Holdings' certificate of incorporation or by-laws may be amended, repealed or adopted by a vote of the shareholders of Holdings at the time entitled to vote at any shareholder meeting or, in the case of the Holdings by-laws, by the Board of Directors of Holdings.

     See also "--Holdings Capital Stock".

BUSINESS

     Niagara Mohawk is engaged in the generation, purchase, transmission, distribution and sale of electricity and the purchase, distribution, sale and transportation of natural gas in New York State. Niagara Mohawk provides electric service to its customers in areas of central, northern and western New York having a total population of approximately 3.5 million, including the cities of Buffalo, Syracuse, Albany, Utica, Schenectady, Niagara Falls, Watertown and Troy. Niagara Mohawk sells, distributes and transports natural gas in areas of central, northern and eastern New York contained within its electric service territory having a total population of approximable 1.7 million. Niagara Mohawk owns or has a significant ownership interest in seven principal fossil and nuclear electric generating facilities providing it with a total capacity of approximately 5,299 megawatts of electricity.

     Niagara Mohawk's principal non-utility subsidiaries participate in real estate development of property formerly owned by Niagara Mohawk and energy-related services. In addition, Niagara Mohawk holds a single-purpose subsidiary established to facilitate the sale of an undivided interest in a designated pool of customer receivables. Certain of these subsidiaries will be transferred to and therefor become separate subsidiaries of Holdings after the share exchange.

     After the share exchange occurs, Holdings will have no material assets other than its ownership of stock of its subsidiaries, which initially will consist of all of Niagara Mohawk's outstanding common stock and thereafter the common stock of certain Niagara Mohawk's existing non-utility subsidiaries. See "--Transfer of Niagara Mohawk's Non-Utility Subsidiaries to Holdings". It is expected that, in the future, Holdings will expand into some other businesses and ventures.

REGULATION OF HOLDINGS AND NIAGARA MOHAWK

     Regulation of Holdings.

     Holdings must comply with the PowerChoice Agreement. As discussed and referred to above under "--The PowerChoice Agreement", there are restrictions on transactions between Niagara Mohawk and Holdings and other Holdings subsidiaries, restrictions on loans, guarantees or pledges for the benefit of Holdings and other Holdings subsidiaries, and restrictions on Board and managerial interlocks between Niagara Mohawk and Holdings and other Holdings subsidiaries.

     As a result of the share exchange, Holdings will become a "public utility holding company" under the Holding Company Act. Though Niagara Mohawk expects to sell or liquidate its majority interests in two of its generation subsidiaries, Beebee Island Corporation and Moreau Manufacturing Corporation, Holdings will retain an indirect 50% interest in CNP which does not contribute a material part of its income.

     In 1994 the SEC issued a release soliciting the views of interested parties on a study being conducted by its staff to develop recommendations regarding certain Congressional concerns and the needs of those affected by regulation under the Holding Company Act. In June 1995 the staff completed its study and issued a report which concluded that significant changes were needed in the current regulatory scheme. The SEC staff report viewed the Holding Company Act as unnecessarily restrictive in many regards which could prevent companies from responding effectively to changes now occurring in the utility industry. Among the staff report's recommendations were three legislative options for the SEC to offer to Congress-repeal of the Holding Company Act with legislation to continue federal protection of consumers, unconditional repeal of the Holding Company Act, or a broadening of the SEC's authority to exempt holding companies where state regulation was adequate. Pending legislative action, the staff report recommended that the SEC act administratively to modernize and simplify holding company regulation, reduce delays in current administration, and minimize regulatory overlap, including rulemaking proposals and significant changes in the SEC's past interpretations under the Act. One of these proposals was a rule to exempt most energy-related diversification within investment limitations. Niagara Mohawk cannot predict whether Congress will take any action to significantly modify or repeal the Holding Company Act, or whether the SEC will take action to revise or modify significantly its Holding Company Act rules, decisions and interpretations.

     Regulation of Niagara Mohawk. Niagara Mohawk will continue to be subject to regulation by the PSC after the share exchange. Niagara Mohawk's utility retail sales, which include sales of gas, transportation and balancing services, will continue to be made primarily under rate schedules and tariffs filed with and subject to the jurisdiction of the PSC. See "--The PowerChoice Agreement" below. In addition, Niagara Mohawk will continue to be subject to regulation by the PSC, as it has been in the past, regarding issuances of securities, capital ratio maintenance, and the maintenance of its books and records.

     Niagara Mohawk also will continue to be subject to regulation by the FERC and the NRC. FERC will continue to regulate the terms and conditions of Niagara Mohawk's transmission of electricity, along with transmission interconnections and ancillary services, as well as the terms and conditions of its sales of electric energy for resale. FERC will also continue to regulate Niagara Mohawk's disposition of any capacity on interstate gas pipelines to which it has rights under firm contracts. The NRC will continue to review and regulate Niagara Mohawk's operation of the two Nine Mile Point nuclear units.

THE POWERCHOICE AGREEMENT

     Prohibitions of Affiliate Loans, Guarantees and Pledges. Under the PowerChoice Agreement, Niagara Mohawk is prohibited from making loans to, or providing guarantees or other credit support for the obligations of, Holdings or any other subsidiary of Holdings. Likewise, Niagara Mohawk may not pledge its assets for the obligations of any other entity, including Holdings or any other subsidiary of Holdings.

     Prohibitions of Affiliate Transactions and Other Restrictions. The PowerChoice Agreement generally prohibit any transaction between Niagara Mohawk and Holdings or any other subsidiary of Holdings, except for the provision of certain corporate administrative services, certain "grandfathered" transactions as listed therein, transactions permitted as a matter of generic policy by the PSC, and tariffed transactions. In addition, Holdings and its subsidiaries are required by the PowerChoice Agreement to operate as separate entities, and the PowerChoice Agreement prescribes capital ratio maintenance requirements for Niagara Mohawk. Finally, the PowerChoice Agreement sets out guidelines for the allocation of costs among Holdings, Niagara Mohawk and the other subsidiaries of Holdings.

     Restrictions on Board and Management Interlocks. In order to address concerns regarding the possible diversion of the attention of Niagara Mohawk's management away from the utility business, as well as to avoid potential conflicts of interest with the management of Holdings, the PowerChoice Agreement contains restrictions regarding the composition of the Boards and managements of Niagara Mohawk and Holdings and other subsidiaries of Holdings. See "--Management--Restrictions on Board and Management Interlocks between Holdings and Niagara Mohawk".

     The PowerChoice Agreement will continue to govern Niagara Mohawk's utility rates and charges even if common shareholders do not approve the holding company proposal and adopt the Exchange Agreement at Niagara Mohawk's Annual Meeting. In that event, Niagara M hawk will not be able to realize the benefits it expects from a holding company structure, which it believes is necessary in the future deregulated competitive environment of the energy industry.

STATUTORY APPRAISAL RIGHTS

     Holders of shares of Niagara Mohawk Common Stock are not entitled to appraisal rights under the BCL as a result of the exchange.

                                  B. MANAGEMENT

DIRECTORS AND OFFICERS OF HOLDINGS

     Holdings' certificate of incorporation and by-laws divides Holdings' Board of Directors into three classes, which will become effective prior to the share exchange, with directors in each class generally being elected for a three-year term. Holdings' by-laws will permit the Board of Directors to fix from time to time the number of directors, and the Board has fixed its initial size at 3, to be increased to 14, effective as of the effective time of the share exchange. A vote in favor of the share exchange will also constitute ratification of the make-up of Holdings' Board of Directors.

     Presently William E. Davis, Albert J. Budney, Jr. and William F. Edwards are the directors of Holdings. Immediately prior to the effective time of the share exchange, Mr. Edwards will resign and Niagara Mohawk, as such sole shareholder, will elect all of the then current Niagara Mohawk directors to the Board of Holdings in the same classes as they presently serve. As of the effective time of the share exchange, Mr. Budney will resign from the Board of Niagara Mohawk, Mr. Davis will serve on the Boards of Directors of both Holdings and Niagara Mohawk and the remaining Niagara Mohawk directors will be Darlene D. Kerr and John H. Mueller. After completion of the share exchange, Holdings'
Board vacancies may be filled by action of Holdings' Board of Directors. Holdings also contemplates amending the certificate of incorporation and by-laws of Niagara Mohawk following the share exchange to reflect more appropriate provisions for a subsidiary.

     The following individuals are officers of Holdings:


         William E. Davis              Chairman and Chief Executive Officer
         Albert J. Budney, Jr.         President
         William F. Edwards            Chief Financial Officer
         Kapua A. Rice                 Secretary


     In addition, prior to the share exchange, Gary J. Lavine will become Chief Legal Officer and Steven W. Tasker will become Chief Accounting Officer.

     For further information concerning persons to become directors or officers of Holdings, see "Proposal 1: Nomination and Election of Directors-Nominees for Class I Directors", "--Continuing Class II Directors", "Continuing Class III Directors" and "--Security Ownership of Directors and Executive Officers".

RESTRICTIONS ON BOARD AND MANAGEMENT INTERLOCKS BETWEEN HOLDINGS AND NIAGARA MOHAWK

     In order to address concerns regarding the possible diversion of the attention of Niagara Mohawk's management away from the utility business, as well as to avoid potential conflicts of interest with the Board and management of Holdings, the PowerChoice Agreement sets forth the following restrictions regarding the composition of the managements of Niagara Mohawk and Holdings.

     Composition of the Boards of Directors. Niagara Mohawk's Board of Directors must include at least a majority of outside directors (i.e., not an officer of either Holdings or any of its unregulated affiliates).

     Separation of Employees and Officers. Niagara Mohawk and the unregulated subsidiaries of Holdings will have separate operating employees and operating officers. Officers of Holdings may be officers of either Niagara Mohawk or an unregulated affiliate.

                              C. OTHER INFORMATION


VALIDITY OF HOLDINGS COMMON STOCK

     The validity of the shares of Holdings common stock to be issued in the share exchange will be passed upon by Sullivan & Cromwell, general counsel to Niagara Mohawk and Holdings, 125 Broad Street, New York, New York 10004.

EXPERTS

     The consolidated financial statements incorporated by reference herein have been audited by Price Waterhouse LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

COSTS

     The Board of Directors considered the financial cost to Niagara Mohawk of implementing the share exchange, including the expenses associated with obtaining required approvals, the costs of this proxy solicitation and the other expenses incurred in connection with registering the Holdings common stock with the Commission. In the Board's view, these expenses, although in some cases significant, are acceptable in light of the benefits to Niagara Mohawk of the share exchange.

                         AGREEMENT AND PLAN OF EXCHANGE

     This AGREEMENT AND PLAN OF EXCHANGE (the "Agreement"), dated as of May 14 1998, is between Niagara Mohawk Power Corporation, a New York corporation and the corporation whose shares of Common Stock, par value $1.00 per share, will be acquired pursuant to the "Exchange" provided for in this Agreement (the "Subject Corporation"), and Niagara Mohawk Holdings, Inc., a New York corporation and the corporation which will acquire the foregoing shares of Common Stock of the Subject Corporation (the "Acquiring Corporation"). The Subject Corporation and the Acquiring Corporation are hereinafter referred to, collectively, as the "Corporations".

                                   WITNESSETH:

     WHEREAS, the authorized capital of the Subject Corporation is $1,215,000,000, consisting of (a) 185,000,000 shares of Common Stock, par value $1.00 per share ("Subject Corporation Common Stock"), of which 144,419,351 shares are issued and outstanding (which number of issued and outstanding shares is subject to chance prior to the Effective Time (as hereinafter defined) of the Exchange pursuant to the Dividend Reinvestment and Common Stock Purchase Plan ("DRIP") and the Employee Savings Fund Plans for Represented and
Non-Represented Employees (each an "Employee Plan" and collectively the "Employee Plans") of the Subject Corporation and the issuance of Subject Corporation Common Stock pursuant to the Master Restructuring Agreement of the Subject Corporation, dated as of July 9, 1997, as amended, (b) 3,400,000 shares of Cumulative Preferred Stock, par value $100 per share ("Subject Corporation $100 Preferred Stock"), of which 2,322,000 shares are issued and outstanding,
(c) 19,600,000 shares of Cumulative Preferred Stock, par value $25 per share ("Subject Corporation $25 Preferred Stock"), of which 11,681,204 shares are issued and outstanding and (d) 8,000,000 shares of Preference Stock, par value $25 per share ("Preference Stock"), no shares of which are outstanding.

     WHEREAS, the Acquiring Corporation is a wholly-owned subsidiary of the Subject Corporation with authorized capital stock consisting of 300,000,000 shares of Common Stock, par value $0.01 per share ("Acquiring Corporation Common Stock"), of which 100 shares are issued and outstanding and owned by the Subject Corporation and 50,000,000 shares of Preferred Stock, par value $0.01 per share, no shares of which are outstanding.

     WHEREAS, the Boards of Directors of the Corporations deem it desirable and in the best interests of the Corporations and the shareholders of the Subject Corporation that, at the Effective Time, (a) the Acquiring Corporation acquire and become the owner and holder of each share of Subject Corporation Common Stock issued and outstanding at the Effective Time, (b) each share of Subject Corporation Common Stock issued and outstanding immediately prior to the Effective Time be automatically exchanged for one share of Acquiring Corporation Common Stock, and (c) each holder of shares of Subject Corporation Common Stock issued and outstanding immediately prior to the Effective Time becomes the holder of a like number of shares of Acquiring Corporation Common Stock, all on the terms and conditions hereinafter set forth; and

     WHEREAS, the Boards of Directors of the Corporations have each approved and adopted this Agreement, and the Board of Directors of the Subject Corporation has recommended that the shareholders of the Subject Corporation approve and adopt the Exchange and this Agreement pursuant to Section 913 of the New York Business Corporation Law (the "BCL").

     NOW, THEREFORE, the Corporations hereby agree as follows:

                                    ARTICLE I

     The Exchange and this Agreement shall be submitted to the holders of Subject Corporation Common Stock for approval and adoption as provided by
Section 913 of the BCL. The affirmative vote of the holders of at least two-thirds of the issued and outstanding Subject Corporation Common Stock shall be necessary to approve and adopt the Exchange and this Agreement.

                                   ARTICLE II

     Subject to the terms and conditions of this Agreement, the Exchange shall become effective immediately following the close of business on the date of filing with the New York Department of State (the "Department of State") of a certificate of exchange pursuant to Section 913(d) of the BCL ("Certificate"), or at such later time and date as may be stated in the Certificate (the time and date at and on which the Exchange becomes effective being referred to herein as the "Effective Time").

                                   ARTICLE III

     A. At the Effective Time:

          (1) each share of Subject Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically exchanged for one share of Acquiring Corporation Common Stock, which shares shall be fully paid and nonassessable by the Acquiring Corporation;

          (2) the Acquiring Corporation shall acquire and become the owner and holder of each issued and outstanding share of Subject Corporation Common Stock so exchanged;

          (3) each share of Acquiring Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall thereupon constitute an authorized and unissued share of Acquiring Corporation Common Stock;

          (4) each share of Subject Corporation Common Stock held under the DRIP or an Employee Plan (including fractional and uncertificated shares) immediately prior to the Effective Time shall be automatically exchanged for a like number of shares (including fractional and uncertificated shares) of Acquiring Corporation Common Stock, which shares shall be held under and pursuant to the DRIP or be issued under such Employee Plan, as the case may be, as hereinafter provided;

          (5) each unexpired and unexercised option to purchase Subject Corporation Common Stock ("Subject Corporation Stock Option") under the 1992 Stock Option Plan (the "Option Plan"), whether vested or unvested, will be automatically converted into an option (a "Substitute Option") to purchase a number of shares of Acquiring Corporation Common Stock equal to the number of shares of Subject Corporation Common Stock that could have been purchased immediately prior to the Effective Time (assuming full vesting) under such Subject Corporation Stock Option, at a price per share of Acquiring Corporation Common Stock equal to the per share option exercise price specified in such Subject Corporation Stock Option. In accordance with Section 424(a) of the Internal Revenue Code of 1986, as amended, each Substitute Option shall provide the option holder with rights and benefits that are no less and no more favorable to him than were provided under the Subject Corporation Stock Option; and

          (6) the former holders of Subject Corporation Common Stock shall be entitled only to receive shares of Acquiring Corporation Common Stock in exchange therefor as provided in this Agreement.

     B. Shares of Subject Corporation $100 Preferred Stock, Subject Corporation $25 Preferred Stock and Subject Corporation Preference Stock shall not be exchanged or otherwise affected by or in connection with the Exchange. Each share of Subject Corporation $100 Preferred Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding following the Exchange and shall continue to be one share of Subject Corporation $100 Preferred Stock of the applicable series designation. Each share of Subject Corporation $25 Preferred Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding following the Exchange and shall continue to be one share of Subject Corporation $25 Preferred Stock of the applicable series designation.

     C. As of the Effective Time, the Acquiring Corporation shall succeed to the DRIP as in effect immediately prior to the Effective Time, and the DRIP shall be appropriately modified to provide for the issuance or delivery of Acquiring Corporation Common Stock on and after the Effective Time pursuant thereto.

     D. As of the Effective Time, (1) the Employee Plans shall be appropriately amended to provide for the issuance or delivery of Acquiring Corporation Common Stock, and the Acquiring Corporation shall agree to issue or deliver Acquiring Corporation Common Stock, and (2) the Option Plan shall also be appropriately amended to provide for the issuance of options by the Acquiring Corporation to purchase Acquiring Corporation Common Stock, in each case on and after the Effective Time pursuant thereto.

                                   ARTICLE IV

     A. The filing of the Certificate with the Department of State and the consummation of the Exchange shall be subject to satisfaction of the following conditions at or prior to the Effective Time:

          (1) the affirmative vote of the holders of Subject Corporation Common Stock provided for in Article I of this Agreement shall have been received;

          (2) such orders, authorizations, approvals or waivers from the New York Public Service Commission and all other jurisdictive regulatory bodies, boards or agencies required to consummate the Exchange and related transactions shall have been received, shall remain in full force and effect, and shall not include, in the sole judgment of the Board of Directors of the Subject Corporation, unacceptable conditions; and

          (3) the Acquiring Corporation Common Stock to be issued in connection with the Exchange shall have been listed, subject to official notice of issuance, by the New York Stock Exchange.

                                    ARTICLE V

     Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Subject Corporation Common Stock may, but shall not be required to, surrender the same to the Acquiring Corporation's Transfer Agent for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee shall be entitled to receive a certificate or certificates representing the same number of shares of Acquiring Corporation Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for exchange or transfer, each outstanding certificate which, immediately prior to the Effective Time, represents Subject Corporation Common Stock shall be deemed and shall be treated for all purposes to represent the ownership of the same number of shares of Acquiring Corporation Common Stock as though such surrender or exchange or transfer had taken place. The holders of Subject Corporation Common Stock at the Effective Time shall have no right at and after the Effective Time to have their shares of Subject Corporation Common Stock transferred on the stock transfer books of the Subject Corporation (such stock transfer books being deemed closed for this purpose at the Effective Time), and at and after the Effective Time such stock transfer books may be deemed to be the stock transfer books of the Acquiring Corporation.

                                   ARTICLE VI

     A. This Agreement may be amended, modified or supplemented, or compliance with any provision hereof may be waived, at any time prior to the Effective Time (including, without limitation, after receipt of the affirmative vote of holders of Subject Corporation Common Stock as provided in Article IV(1) hereof), by the mutual consent of the Boards of Directors of the Subject Corporation and the Acquiring Corporation at any time prior to the Effective Time; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected if such amendment, modification, supplement or waiver would, in the sole judgment of the Board of Directors of the Subject Corporation, materially and adversely affect the shareholders of the Subject Corporation.

     B. This Agreement may be terminated and the Exchange and related transactions abandoned, at any time prior to the Effective Time (including, without limitation, after receipt of the affirmative vote of holders of Subject Corporation Common Stock as provided in Article IV(1) hereof), if the Board of Directors of the Subject Corporation determines, in its sole judgment, that consummation of the Exchange would for any reason be inadvisable or not in the best interests of the Subject Corporation or its shareholders.

     IN WITNESS WHEREOF, each of the Corporations, pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed as of the date first above written.

                                         Niagara Mohawk Power Corporation

                                         By: William E. Davis
                                         --------------------------------------
                                             William E. Davis
                                             Chairman of the Board and Chief
                                             Financial Officer


                                         Niagara Mohawk Holdings, Inc.

                                         By: William F. Edwards
                                         --------------------------------------
                                             William F. Edwards
                                             Chief Financial Officer

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK       )
POWER CORPORATION    )                             Docket No.__________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------







                                    EXHIBIT I

                                 NIAGARA MOHAWK

                                      [MAP]

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK       )
POWER CORPORATION    )                             Docket No.__________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------







                                    EXHIBIT J

                                STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION


                                OPINION NO. 98-8


CASE 94-E-0098 -   Proceeding on Motion of the Commission as to the Rates,
                   Charges, Rules and Regulations of Niagara Mohawk Power
                   Corporation for the Electric Service.

CASE 94-E-0099 -   Proceeding on Motion of the Commission as to the Rates,
                   Charges, Rules and Regulations of Niagara Mohawk Power
                   Corporation for Electric Street Lighting Service.






                        OPINION AND ORDER ADOPTING TERMS
                         OF SETTLEMENT AGREEMENT SUBJECT
                         TO MODIFICATIONS AND CONDITIONS











































Issued and Effective:  March 20, 1998

CASES 94-E-0098 and 94-E-0099


                                TABLE OF CONTENTS
                                -----------------

                                                                          Page
                                                                          ----

INTRODUCTION                                                               1

     General Background                                                    2

     Procedural History                                                    3

SUMMARY OF THE MRA AND THE SETTLEMENT                                      7

EXCEPTIONS                                                                10

     Master Restructuring Agreement                                       10

         1.      Prudence                                                 11

         2.      Escrow Account                                           13

         3.      Steam Host and Power
                   Producer Dealings                                      16

         4.      Third-Party Releases and
                   Ratemaking Presumptions                                17

         5.      Discussion and Conclusion                                18

     PowerChoice Settlement Provisions                                    22

         1.      The General Public Interest Standard                     22

         2.      The Settlement's Revenue Decreases                       26

                 a.   Exceptions                                          26

                 b.   Replies                                             27

                 c.   Discussion                                          29

         3.      The Settlement's Duration                                30

         4.      Customer Charges                                         33

         5.      Stranded Cost Recovery                                   36

                 a.   Exceptions                                          36

                 b.   Replies                                             38

                 c.   Discussion                                          40

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CASES 94-E-0098 and 94-E-0099


                                TABLE OF CONTENTS
                                -----------------

                                                                          Page
                                                                          ----

         6.      Enron/Wepco Rate Proposals                               42

                 a.   Energy Backout Rate                                 42

                 b.   Niagara Mohawk Energy Sales to ESCOs                44

                 c.   Alternative Residential Rate Design                 45

         7.      Generation Auction Incentives                            46

         8.      Nuclear Generation Facilities                            49

         9.      Niagara Mohawk's Identity
                   and Royalty Payments                                   51

                 a.   Use of the Corporate Name                           51

                 b.   Royalty Payments                                    52

         10.     Generic and Case-Specific
                   Determinations                                         54

         11.     State Environmental Quality
                   Review Act Findings                                    56

         12.     Other Matters                                            58

                 a.   Cost Allocation Manual
                        Review Procedures                                 58

                 b.   Disclosure of Social Security Numbers               59

                 c.   Future Tax Refunds                                  60

                 d.   Residential Hydroelectric Allotments                61

                 e.   PULP's Legal Arguments                              62

                 f.   Standard Performance Contracts                      65

                 g.   Local Taxes and the CTC                             66

                 h.   Additional Public Comments                          67

                 i.   Recently Settled and Corrected Matters              67

                 j.   Finch's Exceptions                                  69

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CASES 94-E-0098 and 94-E-0099


                                TABLE OF CONTENTS
                                -----------------

                                                                          Page
                                                                          ----

                 k.   Recovery of Costs Associated With
                        Termination of Gas Transportation
                        and Peak Shaving Agreements                       73

                 l.   Service Quality Incentive                           73

CONCLUSION                                                                74

ORDER                                                                     75

APPENDICES

                                STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION

COMMISSIONERS:

     John F. O'Mara, Chairman
     Maureen O. Helmer
     Thomas J. Dunleavy


CASE 94-E-0098 -   Proceeding on Motion of the Commission as to the Rates,
                   Charges, Rules and Regulations of Niagara Mohawk Power
                   Corporation for Electric Service.

CASE 94-E-0099 -   Proceeding on Motion of the Commission as to the Rates,
                   Charges, Rules and Regulations of Niagara Mohawk Power
                   Corporation for Electric Street Lighting Service.


                                OPINION NO. 98-8

                        OPINION AND ORDER ADOPTING TERMS
                         OF SETTLEMENT AGREEMENT SUBJECT
                         TO MODIFICATIONS AND CONDITIONS

                      (Issued and Effective March 20, 1998)


BY THE COMMISSION:

                                  INTRODUCTION
                                  ------------

         On October 10, 1997, Niagara Mohawk Power Corporation (Niagara Mohawk or the company) filed a Settlement Agreement (Settlement) addressing electric rate, corporate structure, and competitive market matters. In addition to the company, the Settlement was executed by Department of Public Service Staff (Staff); the Settling Independent Power Producers (SIPPs); the Independent Power Producers of New York, Inc. (IPPNY); Sithe/Independence Power Partners, L.P.; Multiple Intervenors (MI); the Steam Host Action Group (SHAG); Pace Energy Project; Natural Resources Defense Council; Adirondack Council; Association for Energy Affordability; New York Rivers United; New York State Community Action Association; Joint Supporters by The E Cubed Company; National Association of Energy Services Companies; IBEW Local 97; State Department of Economic Development, Empire State Development Corporation, and the Job

CASES 94-E-0098 and 94-E-0099


Development Authority (jointly DED); and, the New York Power Authority (NYPA).

         The Settlement includes the Master Restructuring Agreement (MRA) that Niagara Mohawk entered into with 16 independent power producers to ameliorate the above-market prices the company pays for electricity. Both the Settlement and the MRA are considered in this opinion and order.

General Background
------------------

         In 1990, Niagara Mohawk charged among the lowest electricity prices of the investor-owned utilities operating in New York, even taking into account its costs for two nuclear generation plants. However, between 1990 and 1995, the company's average retail prices rose by 25% and some customers experienced 35% increases in their total bills. Several factors contributed to this dramatic change. For one thing, the company's external costs grew rapidly during the early 1990's. By 1995, they had become nearly half of Niagara Mohawk's total costs. In addition, gross receipts and real property taxes increased the company's costs.

         By far, the single largest factor contributing to the company's higher electric prices was increased payments to independent power producers (IPPs) pursuant to power purchase agreements (PPAs) containing prices exceeding the market value of electricity. In 1995, for example, Niagara Mohawk's total payments to IPPs exceeded $1 billion. These payments were expected to increase over the next 20 years at a rate faster than the forecast rate of inflation.

         Niagara Mohawk's financial difficulties have been compounded by economic recession in its service territory. From 1990 to 1995, electric sales did not grow appreciably. Even today, growth lags in comparison with the downstate region. While economic growth, and other factors, have helped to moderate electricity prices elsewhere, Niagara Mohawk's electric rates remain relatively high.

CASES 94-E-0098 and 94-E-0099


         In 1993, the company began to reduce its internal costs by implementing a substantial work force reduction. Over five years, it managed to decrease its departmental expenses by almost ten percent and capital spending by a third. With respect to external costs, Niagara Mohawk sought to monitor the IPPs' qualifying facility status, to curtail purchases from IPPs, and it requested assurances from the IPPs that ratepayers will ultimately receive the anticipated benefits of front-loaded contracts that were supported in rates. It also sought to limit the amount paid for IPP generation in excess of contract quantities and to eliminate statutory requirements mandating IPP purchases. The company also challenged various property tax assessments and lobbied for legislative tax reforms. While some of its efforts were successful, Niagara Mohawk did not manage to reduce its external costs appreciably.

         Finally, during the 1990's, Niagara Mohawk was under constant pressure to reduce electric prices from customers with access to competitive alternatives. It was also strongly encouraged to stop increasing electric rates.

Procedural History
------------------

         These cases began in February 1994 when Niagara Mohawk filed a proposal for a traditionally-derived electric rate increase for 1995 and proposed electric price caps for the succeeding four years. The company's 1995 rate proposal was fully litigated; Staff and other parties responded to the company's multi-year rate proposal with alternatives of their own. Following the first round of hearings, new rates were set for 1995 and these proceedings were bifurcated.1 We directed Niagara Mohawk to continue to devise an acceptable multi-year plan addressing its rate levels, the company's financial

--------
1 Cases 94-E-0098 et al., Order Setting Electric, Electric Street Lighting, and Gas Rates (issued April 21, 1995); Opinion No. 95-21 (issued December 21, 1995).

CASES 94-E-0098 and 94-E-0099


security, customer service quality, and certain regulatory changes needed to stimulate competition in the marketplace.

         During the summer of 1995, the parties met regularly to address these matters. Administrative Law Judge Jeffrey E. Stockholm served as a Settlement Judge and he aided the parties in their efforts to achieve a negotiated resolution of the issues.1 Initially, the company provided the parties pertinent information about its financial condition and stated its position on electric restructuring issues.

         In October 1995, Niagara Mohawk submitted, only for settlement discussion purposes, a comprehensive, multi-year rate and restructuring proposal commonly referred to as "PowerChoice".2 For the next nine months, the parties continued negotiations and we developed our approach to restructuring New York's electric utilities. In May 1996, the electric service competitive opportunities decision was issued.3 Niagara Mohawk was explicitly excepted from the filing requirements of that decision as it had already submitted its PowerChoice proposal.4

         In June 1996, progress in the PowerChoice settlement discussions stalled while Niagara Mohawk focused its efforts on separate negotiations with the IPPs. Completion of these efforts was necessary for Niagara Mohawk to be able to draft a revised PowerChoice proposal for the parties to consider. On July 9, 1997, the company executed the MRA with 16 SIPPs whose 29 PPAs represent more than 80% of Niagara Mohawk's above-market costs.


--------
1 Later on, Administrative Law Judges Jaclyn A. Brilling and Judith A. Lee also provided the parties assistance in their settlement efforts.

2 Niagara Mohawk decided to make the PowerChoice proposal public to promote a better understanding of the changes under consideration.

3 Cases 94-E-0952 et al., Competitive Opportunities Proceeding, Opinion No. 96-12 (issued May 20, 1996).

4   Ibid., pp. 74-75.

CASES 94-E-0098 and 94-E-0099


         Thereafter, on July 23, 1997, the PowerChoice settlement discussions resumed and the company presented a new settlement offer taking into account the MRA. Negotiations facilitated by the Settlement Judge culminated on October 10, 1997 when the Settlement was filed.

         In accordance with the October 17, 1997 ruling that set the schedule for these proceedings, the parties prefiled testimony supporting and opposing the Settlement.1 Evidentiary hearings began on November 18, 1997 and ran for three days. Between November 25 and December 4, 1997 public statement hearings were held at ten locations throughout the company's service territory. Oral statements and written comments were received from residential, commercial, and industrial customers and their representatives. Statements and comments were also received from local government officials and participants in the emerging competitive electric market.

         On December 29, 1997, Administrative Law Judge William Bouteiller's recommended decision was issued. The Judge recommended that the MRA be accepted and the financing needed to implement it be approved. He also recommended that the Settlement be adopted subject to three modifications that would shorten it from five to three years, eliminate those customer charge increases that would increase customers' bills, and permit some customers to use on-site generation and to form municipal systems without having to pay some or all of their share of the company's stranded costs.2

         Briefs on exceptions to the recommended decision were filed on January 9, 1998 by Niagara Mohawk; Staff; the State Consumer Protection Board (CPB); the State Department of Law (DOL); the SIPPs; the National Power Lenders Forum
(NPLF); MI; SHAG; Norcen Energy Resources Limited (Norcen); DED; IPPNY; the

--------

1 Cases 94-E-0098 and 94-E-0099, Ruling Setting Case Schedule, (issued October 17, 1997).

2 The Judge presented various other recommendations that are discussed below in the context of the parties' exceptions.

CASES 94-E-0098 and 94-E-0099


Federal Executive Agencies and the Department of Defense (USEA);1 Retail
Council of New York and the Buffalo Commercial Building Association (Retail Council); the City of Oswego;2 Public Utility Law Project of New York, Inc.
(PULP); Enron Capital & Trade Resources Corp. and Wheeled Electric Power Company (Enron/Wepco); Finch, Pruyn & Company, Inc. (Finch); New York State Electric Gas Corporation (NYSEG); Novus Engineering, P.C.; The Wing Group for the Retail Service Communities; and, the City of Buffalo.3

         Briefs opposing exceptions were filed on January 16, 1997 by all but nine of the parties filing exceptions4 and by Central Hudson Gas & Electric Corporation, Long Island Lighting Company, and Rochester Gas and Electric Corporation (jointly Central Hudson/LILCO/RG&E); New York Coalition for On-Site Power Generation (Coalition); ENtrust, LLC; and, ANR Pipeline and Empire State Pipeline.5


--------
1 USEA generally supports the recommended decision and takes no specific exceptions to it.

2 The Cities of Fulton and Cohoes, the New York State Conference of Mayors, and the New York State Assessors' Association join in the brief filed by the City of Oswego.

3   The City of Buffalo's brief was filed by Council Member Alfred T. Coppola.

4 DOL, NPLF, IPPNY, USEA, Retail Council, NYSEG, PULP, The Wing Group, and the City of Buffalo did not file briefs opposing exceptions.

5 Written comments continued to be submitted after the recommended decision was issued, including those from the Niagara Chapter of the Sierra Club, State Senator James W. Wright, the New York State Wide Senior Action Council, Inc., and the Genesee Memorial Hospital.

CASES 94-E-0098 and 94-E-0099


                     SUMMARY OF THE MRA AND THE SETTLEMENT1
                     --------------------------------------

         The MRA will terminate, restate, or amend 29 PPAs and provide the SIPPs about $3.6 billion in cash,2 46 million shares of Niagara Mohawk common stock, and a portfolio of financial and physical delivery contracts. Currently, the 29 PPAs affect 1800 MW of capacity and, on average, 11,500 gWh of energy per year for the next five years. They require Niagara Mohawk to pay substantially more than it would cost the company either to generate the same amount of electricity or to purchase it from others.

         Initially, the MRA reduces by about 5,000 gWh Niagara Mohawk's annual purchases from the SIPPs and makes this electricity available for purchase in the competitive energy market. Most of the electricity remaining under contract to Niagara Mohawk will be subject to financial instruments that allow generators to participate fully in the competitive market. New contracts for 5,000-8,000 gWh annually will be executed and indexed to the cost of competitive natural gas supplies.

         Various conditions and requirements must be satisfied before Niagara Mohawk and the SIPPs will close the MRA, including the negotiation of restated and amended contracts and their obtaining third-party consents to terminate the existing PPAs and other agreements. The SIPPs expect to enter into new arrangements to restructure their projects economically. Niagara Mohawk must complete its financing arrangements. Both sides must obtain approvals from their boards of directors, shareholders, and partners. While one or more of the SIPPs may, under certain circumstances, drop out of the MRA, Niagara Mohawk remains obliged to close it as long as the company's benefits are not adversely affected by the loss of a particular SIPP.

--------
1 This section summarizing the MRA and the Settlement is provided for the convenience of the reader. It does not take precedence over the MRA's or the Settlement's terms.

2 $50 million of this amount may either be paid in short-term notes or cash at the company's option.

CASES 94-E-0098 and 94-E-0099


         The Settlement itself runs for five years. It would reduce average residential and commercial prices by 3.2% during its first three years relative to 1995 levels, including anticipated reductions in the New York State gross receipts tax. Tariff rates for the industrial class would be reduced to below 6(cent)/kWh which is a reduction of 25% by 2000. Because some industrial customers are already receiving discounts, not all customers will experience the 25% reduction.

         During the settlement term, Niagara Mohawk could defer certain unanticipated costs (above the forecasted amounts) for environmental remediation, nuclear decommissioning, and changes in governmental requirements. But it would eliminate the existing fuel adjustment clause (FAC) and various other bill surcharge mechanisms.

         In the fourth and fifth years of the settlement period, Niagara Mohawk could file for rate increases, but they would be capped at one percent annually for increases in transmission, distribution, nuclear, customer service costs, and changes in the competitive transition charge (CTC). Beyond this amount, the company's recovery of deferred costs, certain surcharges, and any auction incentive it earns is limited by the rate of inflation.

         The Settlement allows Niagara Mohawk to recover its MRA-related costs. A MRA-related regulatory asset would be established and this liability would be paid off over the next ten years, if not sooner. The Settlement also provides the company a reasonable opportunity to recover its strandable costs; however, Niagara Mohawk has agreed to forgo most of the earnings it would otherwise receive, and the proposed rate plan is premised on the limited recovery of the company's carrying charges for the MRA-related regulatory asset. Thus, the company would absorb over the next five years approximately $2 billion of its stranded costs due to electric industry restructuring by accepting a very low equity return during the Settlement's term. Otherwise, stranded costs are recoverable from all customers through the CTC, other fees, and access charges.

CASES 94-E-0098 and 94-E-0099


         The Settlement provides for the divestiture of Niagara Mohawk's fossil and hydro generation assets either at auction or by being spun off to a separate entity. If the auction produces viable results, winning bids would be selected within eleven months of Commission approval of an auction plan. The Settlement allows the company to retain for shareholders a percentage of the auction sale proceeds as an incentive to obtain the maximum amount. Niagara Mohawk may keep its generation assets that receive no positive bids at auction.

         The Settlement allows Niagara Mohawk's nuclear facilities to remain with the regulated business while the Commission and the company explore statewide resolutions to nuclear power issues. If this matter is not resolved this way, the company would have to file, no later than 24 months, a plan that analyzes all available solutions for the nuclear facilities, including the feasibility of an auction, transfer, or divestiture. Niagara Mohawk would be allowed to pass through to customers its replacement power costs if a nuclear plant is prudently retired.

         This year, large industrial and commercial customers would have full retail access and, by the end of 1999, all customers would be able to choose their own electricity suppliers. Niagara Mohawk would continue to deliver electricity over its transmission and distribution facilities, and it would continue to be the provider of last resort for customers who do not choose another supplier.

         The Settlement proposes to decrease electric energy charges and to increase the customer charges that residential and small commercial customers pay. While the classes would, on the whole, experience an overall 3.2% revenue decrease, about 44% of residential and 55% of small commercial customers' bills would increase slightly if this Settlement provision were approved.

         Under the Settlement, electric rates would be unbundled into separate charges for transmission, distribution, customer service, electric commodities, and the CTC. Customers will have bundled and unbundled service options, and the ability to choose

CASES 94-E-0098 and 94-E-0099


a fixed or floating CTC. Niagara Mohawk would charge its customers the actual market price for the electricity it provides. Customers who purchase electricity from a competing supplier would see Niagara Mohawk's energy charge "backed out" of their utility bills. Certain customer service costs would also be backed out of customers' bills.

         To ensure that customers obtain quality service from Niagara Mohawk, the Settlement includes an incentive mechanism that exposes the company to up to a $6.6 million loss annually if its performance does not measure up to specified standards. To assist low-income customers, the Settlement requires Niagara Mohawk to expand its Low Income Customer Assistance Program (LICAP) and make it available to all qualified customers.

         The Settlement provides for a third-party administrator for the system benefits charge and $15 million during each of its first three years for demand-side management, research and development, and low-income energy efficiency programs. The Settlement also contains a number of other environmental and public policy provisions, including those concerning the development of an environmental disclosure mechanism, wind and photovoltaic generation, the donation and sale of land holdings of significance to the environment, and the retirement of sulfur dioxide allowances. It also allows the company to operate as a holding company and contains rules for affiliate transactions and standards for competitive conduct. No additional royalty payments for affiliated companies would be required other than those subsumed by the proposed rate plan. The Settlement also addresses tax refunds Niagara Mohawk may receive, and the disposal of certain real estate interests the company no longer needs pursuant to an Occupancy Cost Reduction Initiative.

                                   EXCEPTIONS
                                   ----------

Master Restructuring Agreement
------------------------------

         Two parties, PULP and the City of Oswego, except to the Judge's recommendation to accept the MRA and approve the financing needed to execute it. Five other parties--the SIPPs,

CASES 94-E-0098 and 94-E-0099


NPLF, Niagara Mohawk, SHAG, and DED--except to the recommendations about the need for an escrow account to control the payment of the MRA proceeds, and whether we should oversee negotiations between the steam hosts and power producers. Finally, Norcen seeks certain ratemaking presumptions for any costs Niagara Mohawk incurs to obtain third-party releases from the existing PPAS. The parties' arguments are summarized first, followed by a discussion and our conclusions on these matters.

         1. Prudence
            --------

         PULP claims the Settlement's proponents did not demonstrate that the MRA is prudent and that ratepayers should bear its costs. PULP says they failed to meet their burden of proof and that the Judge skirted the issue by limiting his finding. It insists that the MRA's prudence must be addressed directly but, it says, the record is deficient and precludes an affirmative finding.

         PULP believes the proponents should have compared the MRA to other alternatives, including a continuation of the status quo. Because Niagara Mohawk did not provide a quantitative, present value analysis of competing alternatives, PULP claims there is no way of knowing whether it is prudent for the company to incur debt to finance the MRA.

         PULP also objects to the SIPPs acquiring almost 25% of Niagara Mohawk's common stock. It claims such an ownership interest guarantees the SIPPs two seats on the company's board of directors that they could use to influence company decisions.1 Rather than support corporate policies that benefit ratepayers, shareholders, and competition, PULP says these directors would favor the SIPPs' interests.

         Instead of obtaining cash and common stock, PULP considers it preferable that the SIPPs receive utility debt, such

--------
1 The SIPPs deny that the MRA provides them any seats on the board of directors. They say it only requires Niagara Mohawk to select two directors from a list of ten candidates who are not affiliated with the SIPPs but who are acceptable to them.

CASES 94-E-0098 and 94-E-0099


as notes and bonds.  Alternatively,  it  contends  Niagara  Mohawk  should  have
followed   through  with  its  plan  to  acquire the SIPPs'  facilities  through eminent domain proceedings. PULP fears that the SIPPs will use their MRA proceeds to purchase Niagara Mohawk generating plants at auction and thereby control the price of electricity in the upstate region. If this were to occur, PULP says, it would defeat our efforts to establish a competitive electricity market.

         Finally, PULP challenges any suggestion that Niagara Mohawk must take steps to avoid bankruptcy now. It insists that the company has cash resources to sustain it to the year 2000 and there is ample time for Niagara Mohawk to strike a better deal than the one presented here. If need be, PULP says, the company could obtain temporary rate relief were a true emergency to arise. Thus, PULP urges that other alternatives be explored, including a merger and consolidation of Niagara Mohawk with another electric distribution company, before the MRA is accepted.

         The City of Oswego also criticizes the MRA, saying it is neither the only alternative nor the best one available. Rather than worry about bankruptcy, the City says an approach should be established to provide sufficient rate reductions for residential customers, to avoid adverse consequences for local municipalities, and to better serve the public interest.

         In response to PULP and Oswego, Niagara Mohawk insists the MRA is prudent, that bankruptcy is the likely alternative, and that corporate insolvency would not serve the public interest.1 As to PULP's call for a net present value analysis, the company says the MRA payments are less than those required by the existing contracts and it denies that the MRA's benefits can be determined by this measure alone. In addition to providing

--------
1 As to when the company would become bankrupt, Niagara Mohawk concedes that its insolvency is not imminent; however, it says, steps must be taken to arrest its financial demise. Since it sees no better approach emerging in the future, the company urges that the MRA be approved.

CASES 94-E-0098 and 94-E-0099


financial savings, Niagara Mohawk points out that the MRA permits it to restructure long-term IPP payments and its debt obligations. It also notes that the MRA provides a basis for rate reductions and a quick transition to competition in the generation market. Also, by forgoing a return on the MRA-related regulatory asset, the company says, it will bear a large portion of the costs of the financing without obtaining recovery from ratepayers.

         Niagara Mohawk urges us to reject PULP's alternatives, noting that the MRA was produced through years of litigation and arms length bargaining. The company denies that the SIPPs could gain corporate control with their equity interest since they cannot act in concert in a competitive market, and because any SIPP with more than a two percent equity interest must execute a written agreement to remain independent of the other power producers.

         The SIPPs add that they have neither the intent nor the ability to control Niagara Mohawk's transmission and distribution system, nor can they influence unduly its board of directors. They point to the large number of producers, their diverse ownership and geographical locations, and to the competition among them. Rather than keep their Niagara Mohawk common stock, the SIPPs say it is more likely they will use it to settle creditors' claims.

         2. Escrow Account
            --------------

         The SIPPs, NPLF, and PULP except to the Judge's recommendation that the SIPPs provide steam hosts, and others, reasonable assurances of their ability to pay claims and judgments with the MRA-related proceeds and other assets. Absent such assurances, the Judge recommended that we carefully consider the need for an escrow account to serve this purpose.

         The SIPPs agree with the Judge's recommendations concerning other SHAG proposals; however, with respect to the need for any "reasonable assurances," they insist that nothing in

CASES 94-E-0098 and 94-E-0099


the record suggests that they would breach contracts, deplete assets, or attempt to avoid their responsibilities.

         The SIPPs note that detailed contracts control their relationships with the steam hosts and that the contracts were executed by knowledgeable executives. The SIPPs also claim there are ample assets available to meet their obligations,1 and that they are required by state and federal law to deal fairly with suppliers, contractors, and creditors.2 Given the prevailing contracts and applicable law, the SIPPs insist that no further assurances are needed. They urge us not to provide the steam hosts any new or better rights than those bargained for in the respective contracts.

         NPLF also considers it unwise to require the SIPPs to provide any assurances to steam hosts beyond those in their contracts. It objects to the use of regulatory authority either to obtain additional assurances or to review the adequacy of any assurances due the steam hosts. NPLF says it is better to refrain from overseeing power producer/steam host transactions. According to NPLF, an escrow mechanism, or any similar process, could adversely affect the SIPPs' secured creditors and prevent the MRA's consummation.3

         As to any potential Niagara Mohawk liability to the SIPPs' contractors and suppliers related to the PPAS, the SIPPs say that the MRA provides the company adequate protection because

--------
1 In addition to MRA-related proceeds, the SIPPs claim they have physical assets and contractual rights with substantial value.

2 The SIPPs observe that the New York Debtor and Creditor Law and the Federal Bankruptcy Code protect creditors against fraudulent conveyances and the improper depletion of assets. They also note that the Delaware, New York, and Illinois Revised Uniform Limited Partnership Acts protect creditors by prohibiting limited partnerships from making distributions that result in liabilities exceeding assets.

3 PULP and the Retail Council are also opposed to the establishment of an escrow account to benefit the steam hosts. They believe the steam hosts' contracts should determine their rights.

CASES 94-E-0098 and 94-E-0099


it can insist on adequate releases (or indemnification) or Niagara Mohawk can refuse to close the deal. Niagara Mohawk insists that it is not a party to the SIPPs' dealings with the steam hosts and it has no liability to them. It prefers to remain out of these matters.

         In response to the parties who oppose an escrow account, SHAG insists one is needed to address concerns about the power producers' contract performances, and to protect thousands of jobs in the upstate region it asserts are otherwise at risk. SHAG fears the power producers will pursue a strategy of protracted litigation and force them to incur significant costs that they may not be able to recover without an escrow account. In SHAG's opinion, the assurances the SIPPs have provided to date are inadequate.

         SHAG adds that the applicable state and federal statutes do not preclude limited partnerships from making wrongful distributions--they merely provide an injured party a cause of action against a partner who receives a fraudulent conveyance. SHAG insists that an escrow account is needed to preserve the MRA proceeds before they can be conveyed to others.

         As to the possibility of protracted litigation between IPPs and steam hosts, SHAG says its members cannot afford to incur the operational problems and service interruptions that lawsuits may engender. It also suggests Niagara Mohawk may have to be involved if the disputes go to court. If litigation ensues, SHAG also says there could be job losses and damage to the upstate economy.

         Given that the MRA is, in part, attributable to governmental urgings that the SIPPs modify the existing PPAS, SHAG considers it proper for us to require an escrow account for the benefit of contractors, suppliers, and creditors which would serve the public interest by forestalling economic harm to them. SHAG also doubts that the MRA would unravel if an escrow account were established. It insists that the steam hosts are not seeking to improve their positions or take unfair advantage of the power producers. SHAG concludes, saying the steam hosts have

CASES 94-E-0098 and 94-E-0099


provided reasonable estimates of their costs and damages if the SIPPs cease to perform their contractual duties.

         3. Steam Host and Power Producer Dealings
            --------------------------------------

         Contrary to the Judge's recommendation, SHAG urges us to oversee the negotiations between SIPPs and steam hosts. It claims only we are in a position to assist the parties and address their concerns. According to SHAG, performance delays, interruptions, and uncertain thermal supplies would adversely affect the steam hosts' competitive positions and their capital investments. It asks us to promote good faith negotiations and determine when SIPPs may terminate service to steam hosts. It also proposes that we address regulatory issues that may arise between the parties and ameliorate the steam hosts' economic losses by exempting them from the CTC, other fees, and access charges, when necessary.

         DED agrees with SHAG that steam hosts should be relieved of the CTC and other charges and fees. It urges that such relief not be limited to SHAG members but also be made available to other similarly situated firms. DED believes Niagara Mohawk should be kept whole by ratepayers for any revenues it loses. DED also argues that steam host relief is important to the State's economy.

         The SIPPs respond that there is little need for us to oversee negotiations with steam hosts. They say there is no strategy to protract negotiations or to assume a litigation stance. The SIPPs point to instances where steam hosts and power producers have reached agreements, and cases where power producers have offered to continue to provide thermal energy under existing contracts. Thus, the SIPPs surmise that only a few steam hosts are threatening the MRA by seeking our involvement in their negotiations.

         In its reply, Niagara Mohawk opposes SHAG's and DED's request that steam hosts be relieved of the CTC and other transition charges. The company highlights its poor financial

CASES 94-E-0098 and 94-E-0099


condition, emphasizes its substantial contribution to the Settlement, and complains that relieving steam hosts of the CTC would unfairly burden the company further. In response to DED's proposal that lost revenues be collected from other customers, Niagara Mohawk points out that residential, commercial, and other industrial customers' rates are already too high and should not be increased further to pick up stranded costs that should properly be allocated to the steam hosts.

         4. Third-Party Releases and Ratemaking Presumptions
            ------------------------------------------------

         Norcen, a natural gas supplier to three SIPPs which has "backstop agreements" with Niagara Mohawk,1 considers the MRA imprudent to the extent it does not avoid potential negative effects on third parties such as it. To mitigate the MRA's adverse consequences, Norcen proposed that any costs Niagara Mohawk incurs to obtain third-party consents and releases be presumed to be recoverable in rates. It also proposed that any costs the company incurs to unsuccessfully block third-party rights be presumed to be unrecoverable. The Judge recommended against these presumptions, and Norcen excepts.

         Norcen says its approach does not require any final determinations now and it only provides the company the benefit of rebuttable presumptions. It claims such presumptions are the regulatory norm for circumstances like these and they should be made explicit.

         Next, Norcen says Niagara Mohawk can afford to make payments to third parties even taking its MRA financing costs into account. It suggests that any additional costs be recovered from ratepayers through the CTC.

         Finally, Norcen criticizes the Judge for observing that third parties should look primarily to the SIPPs, and not Niagara Mohawk, for their compensation. In response, it points to the

--------
1 According to Norcen, these agreements are separate contracts in which Niagara Mohawk has undertaken independent obligations otherwise undertaken by the IPPs.

CASES 94-E-0098 and 94-E-0099


backstop agreements Niagara Mohawk executed and says the company has a direct contractual relationship with Norcen for which it is responsible. If the SIPPs do not cover the full enterprise value created by the PPAs, then Norcen believes Niagara Mohawk should remain liable to third parties that have valid claims against it.1

         In response, Niagara Mohawk urges us not to establish any ratemaking presumptions at this time. The company says they are unnecessary and premature until a court determines that Niagara Mohawk is liable to Norcen. The SIPPs also ask us not to prejudge Norcen's claims against the company. They say the way the MRA works, ratepayers do not have any financial risks or liabilities running to Norcen. Finally, ANR Pipeline and Empire State Pipeline urge that no third-party entities affected by the MRA or the Settlement be given preferential treatment. It says none of the third-party interests should receive any precedence over the others.

         5. Discussion and Conclusion
            -------------------------

         Several parties correctly suggest that the MRA's prudence is the first matter that must be decided in these proceedings because much depends upon this determination. To the MRA's credit, few parties have challenged it even though all recognize this issue as one of the most important in these cases. Only PULP and Oswego present alternatives to the MRA and urge us either to postpone a decision or to explore a different avenue. The other parties who raise issues about the MRA do not challenge it; rather, they either assume it will be implemented and seek to assure that their own interests are protected, or they simply seek our assistance to avoid commercial disputes.

         Beginning with the procedural issues, we find that the record in these cases is sufficiently developed to evaluate the

--------
1 In its reply brief, Norcen addresses the reasonable assurances the SIPPs provided in response to the Judge's request and says they are inadequate. Like the steam hosts, Norcen urges that an escrow account be established to protect its interests.

CASES 94-E-0098 and 94-E-0099


MRA's prudence. The Settlement's proponents executed their responsibilities and fulfilled their burden of going forward by providing direct testimony supporting the reasonableness of the MRA and the Settlement. Such testimony was provided by the Settlement's primary sponsors, including the company, the SIPPs, Staff, and DED.1 We also find that the Settlement's opponents were afforded ample opportunity to challenge the MRA's merits and to provide us all the information they consider relevant to the MRA's prudence, including alternatives.

         Turning to the substantive issues, we find that the MRA is a reasonable method to restructure the company's finances and provide Niagara Mohawk the means to provide safe and adequate service, at just and reasonable rates, in New York's emerging competitive electric market. Among other things, the MRA is projected to result in new contracts with IPPs that will afford Niagara Mohawk greater operating flexibility, allowing it to make fewer purchases on a "must take" basis. The new contracts will also give Niagara Mohawk greater flexibility to make purchases from IPPs when needed, at lower per kWh rates. The anticipated cumulative effect of these changes is that Niagara Mohawk, and ultimately ratepayers, will avoid future rate increases previously forecast to total 20% or more over the next few years.2 Indeed, our analysis suggests these new arrangements will yield ratepayer benefits on a net present value basis of approximately $0.5 billion if the future payment streams are discounted at 10%, and more if a lower discount rate were assumed.3 Additionally, the MRA permanently resolves many of the

--------
1   See, for example, Tr. 12,565-12,568; 12,779-12,795; 13,039-13,042;
    13,066-13,073; 13,288-13,292.

2   See Tr. 13,040.

3 The analysis values the transfer of Niagara Mohawk's stock to the SIPPs based on the company's valuation of the regulatory asset as presented in Appendix C to the Settlement. Our prudence determination is premised on that value.

CASES 94-E-0098 and 94-E-0099


most difficult issues recently faced by Niagara Mohawk, short of a utility bankruptcy, which no party advocates.

         Nor are we troubled by Niagara Mohawk using a portion of its common stock to pay the SIPPs. The proponents have convincingly demonstrated that the SIPPs cannot use their combined interests in the company to improperly influence its operations. Were they to attempt to do so, we would investigate any such circumstances and take proper steps to preclude improper manipulations of the competitive market.

         The opponents of the MRA have also failed to establish that there is any serious alternative that would produce the same or greater benefits than the MRA. PULP, for example, suggests a continuation of the status quo, including the prospects for rate increases, is preferable to the MRA because the company might be able to avoid making payments to the SIPPs by moving closer towards bankruptcy. However, we consider PULP's proposal inferior because of its greater risk of rate increases and for courting the uncertain and adverse effects of a Niagara Mohawk bankruptcy on the rates and service of this and other New York utilities. If efforts were made to put off the restructuring of the company's finances, such action would create pressure for higher rates as more uneconomic purchase power obligations came due. It would also leave the steam hosts and other third parties far more vulnerable than they are under the MRA. In any event, we would continue to face the same issues that are before us now as they would not disappear. We could not put off these matters for long and there is no reason to believe any better solution than the MRA would be presented.

         PULP suggests that the SIPPs would accept lower payments if the company were closer to insolvency. However, there is no evidence that the proximity of bankruptcy proceedings would lead to the results PULP envisions. The reorganization of the company in a bankruptcy proceeding would entail great uncertainty, and we are not convinced that the public interest is best served by pursuing any such course.

CASES 94-E-0098 and 94-E-0099


         However, we are concerned about the effect of the MRA on steam hosts. We agree that it is an important public interest consideration bearing on whether we should approve and find prudent the MRA, because the potential effects on steam hosts could have a substantial impact on the economy in Niagara Mohawk's service territory. If satisfactory arrangements between the SIPPs and steam hosts had not been reached, the public interest would not have been served. Consequently, to the extent such arrangements had not been reached we would not have approved the MRA.

         When we first considered these proceedings in early February 1998, we expressed a strong interest in obtaining prompt resolutions of the issues remaining between the SIPPs and the SHAG members in order to serve the public interest, protect the State's economy, and minimize the risk that the MRA might not close. Such results benefit ratepayers by making clear and certain the company's obligations during the rate plan. Consequently, our Staff assisted these parties and they managed to resolve their private disputes in all cases except one pertaining to Encogen Four Partners, Ltd. (Encogen) and Outokumpu American Brass, Inc. (American Brass). Thus, we are satisfied that acceptable steam host/SIPP arrangements have been reached in all cases except one.

         We hereby find the MRA to be in the public interest and Niagara Mohawk's conduct to be prudent to the extent that satisfactory SIPP/steam host arrangements are reached. Consequently, if the one outstanding dispute cannot be resolved to the mutual satisfaction of the parties or the Commission, Niagara Mohawk should not proceed to consummate the MRA as concerns Encogen.1

                  With respect to the parties' exceptions urging us to place the MRA-related proceeds in an escrow account to ensure


--------
1 As Niagara Mohawk has agreed in the Settlement Agreement, this finding of prudence carries with it no entitlement to recovery by Niagara Mohawk of any return on the regulatory asset associated with the MRA, either during the term of the Settlement or thereafter.

CASES 94-E-0098 and 94-E-0099


their availability for steam hosts, the treatment described above adequately addresses these interests. And as to third-party claims, we are satisfied that no liabilities will flow to Niagara Mohawk from the SIPPs' dealings.

         Finally, there is no need for us to adopt any of the ratemaking presumptions that Norcen proposes. We accept Niagara Mohawk's and the SIPP's representations that their resolution of the matters pertaining to Norcen are not expected to result in any additional costs for ratepayers.1

PowerChoice Settlement Provisions
---------------------------------

         1. The General Public Interest Standard
            ------------------------------------

         Our Settlement Guidelines establish the following standards for assessing a proposed settlement and determining whether it should be approved:

         A desirable settlement should strive for a balance among (1) protection of the ratepayers, (2) fairness to investors, and
         (3) the long term viability of the utility; should be consistent with sound environmental, social, and economic policies of the Agency and the State; and should produce results that were within the range of reasonable results that would likely have arisen from a Commission decision in a litigated proceeding.

         In judging a settlement, the Commission shall give weight to the fact that a settlement reflects the agreement by normally adversarial parties.2

                  The PowerChoice Settlement proponents maintain, and the Judge generally found, that these criteria are satisfied. However, the opponents, principally PULP and the City of Oswego,

--------
1 The parties' exceptions concerning the CTC are discussed elsewhere in this opinion and order.

2 Cases 90-M-0225 et al., Settlement Procedures, Opinion No. 92-2 (issued March 24, 1992) Appendix B, p.8.

CASES 94-E-0098 and 94-E-0099


claim that the Settlement is generally not in the public interest.

         PULP argues that the changes to the rate plan recommended by the Judge demonstrate that the Settlement is not in the public interest. Moreover, PULP contends the Settlement is contrary to law and inconsistent with desirable public policy objectives even if all of the Judge's recommended changes were adopted. Only to the extent PULP's position is accepted in its entirety would this party conclude that the Settlement is in the public interest.

         In general, PULP prefers that restructuring of the electric industry proceed pursuant to legislation. Also, rather than rely on the company's historical operating data and information provided in other proceedings, PULP would prefer that Niagara Mohawk provide more recent financial data and forecasts to set electric rates for 1998 and subsequent years.

         The City of Oswego meanwhile contends a better analysis of the Settlement's impacts on local municipal units is needed before its reasonableness can be determined. Until the Settlement's effects on local business, employment, and municipal revenues are fully known and detailed, the City maintains, the requirements of the State Environmental Quality Review Act (SEQRA) cannot be completed and action on the Settlement should wait.

         Niagara Mohawk responds to PULP's general arguments.1 Comparing the Settlement with the vision and goals provided by our Competitive Opportunities decision,2 the company observes that the Settlement reduces electric prices, aids the State's economy, creates a competitive market, and provides customers retail access. It also points out that the Settlement was negotiated in full compliance with our rules and guidelines and

--------
1 The company, Staff, and MI also respond to the specific points supporting PULP's and Oswego's general opposition to the Settlement. Such points are addressed below.

2    Cases 94-E-0952 et al., supra, Opinion No. 96-12.

CASES 94-E-0098 and 94-E-0099


describes it as properly balanced, protecting ratepayers and investors and helping ensure the company's long-term viability. All of this is demonstrated, according to the company, in the Settlement's specific provisions. And, as a wide range of interests--20 parties in all--have endorsed the Settlement, Niagara Mohawk says, this is strong proof that the public interest and the State's environmental, social, and economic policies are well served by the Settlement.

         Niagara Mohawk also points to the Settlement's specific benefits to refute PULP. The company points, for example, to the rate reductions for all customer classes, lower energy charges approaching marginal costs, and cost-based customer charges. It highlights as well the Settlement's few cost deferrals and surcharges, and the elimination of the fuel adjustment clause.

         Niagara Mohawk also contends the Settlement will achieve electric generation competition because the divestiture of its non-nuclear facilities will end its vertical integration and control over the generation market. In the next two years, the company goes on, energy suppliers will move into the industrial, commercial, and residential sectors and, by the end of 1999, all customers will be able to choose their own unbundled energy services.

         Niagara Mohawk contends, as well, that the public interest is served by its corporate and financial structure changes ending the current arrangements with the SIPPs, allowing competitive markets to form, and segregating monopoly services from competitive ventures. The company says it expects to halt its financial deterioration, avoid bankruptcy, and recover uneconomic stranded costs without disturbing the operation of the competitive marketplace. And it will abide by the rules governing affiliate relationships and protecting competitive conduct.

         In sum, according to the company, no other alternative provides as much benefit and serves the public interest as well as the Settlement. No other party, it says, has laid out an alternative approach that accomplishes as much as the Settlement.

CASES 94-E-0098 and 94-E-0099


Any continuation of the status quo, the company warns, will require rate increases to cover its rising costs. Finally, Niagara Mohawk points to the low earnings it will experience for the next three to five years as convincing proof that it is making every effort to serve the public interest through this Settlement.

         Responding to the City of Oswego, Niagara Mohawk contends its electric rates in a competitive market should not be made to cover the cost of government services for localities that may lose tax revenues due to electric industry restructuring. The company also maintains that, on the whole, the Settlement will provide substantial economic and social benefits for the entire service territory by creating new business opportunities, generating jobs, and promoting economic development. In this context, Niagara Mohawk believes the local impacts of concern to Oswego do not provide good reason to forgo the sale of the company's generation facilities, which is essential to electric generation competition.

         Many of PULP's and Oswego's public interest criticisms and concerns are discussed below in the context of our issue-specific findings and in the overall discussion and conclusion at the end of this opinion and order. These include, for example, those about the Settlement's proposed rate design, the adequacy and fairness of the proposed rate reductions, and compliance with SEQRA. At this point, however, we observe that legislative action, while possible, is not necessary for us to evaluate the Settlement's reasonableness or to implement its terms. Furthermore, legislation proposed to date does not provide the level of benefits created by the Settlement. Also, it is not necessary for us to have more recent financial results and forecasts in order to evaluate the Settlement's reasonableness. Staff conducted an examination of the company's financial condition over the Settlement term which provides us an ample basis for evaluating the Settlement's rate plan. In sum, we conclude that the Settlement, as modified and conditioned by this opinion and order, is in the public interest.

CASES 94-E-0098 and 94-E-0099



         2. The Settlement's Revenue Decreases
            ----------------------------------

            a. Exceptions
               ----------

         CPB, PULP and Retail Council consider the 3.2% revenue decreases proposed for the residential and small commercial customer classes to be too small and urge that the classes receive greater decreases.

         CPB excepts to the Judge's recommendation against the ratemaking adjustments it proposed. At a minimum, CPB believes a 5.2% revenue decrease should apply to these classes and it can be achieved by reducing the company's bad debt expense, increasing the forecast of electric sales, and increasing the amortization period for the MRA-related regulatory asset. Several other parties also propose changes in the amortization of the MRA-related regulatory asset or in the term of the MRA debt financing.1

         CPB says residential and commercial customers expect to see lower rates from the changes in the electric industry. CPB notes that these customers experienced substantial rate increases in recent years and it remains unpersuaded that a valid cost basis exists to raise customer charges now.2 Lower prices for residential and small commercial customers, CPB says, would help to improve the economic condition of the service territory. It also believes that Niagara Mohawk's long-term financial viability would improve were lower electric prices implemented for all customers.

         Retail Council and PULP complain about the disparity in the revenue decreases the Settlement would provide to large industrial and commercial customers, on the one hand, and to small commercial and residential customers, on the other. PULP believes there are sufficient programs currently available to

--------
1 CPB specifically proposes that the amortization period for the MRA-related asset be extended by a year. Enron/Wepco consider a one to three year extension of the MRA debt financing proper while PULP does not quantify the extension it recommends.

2   Customer charges are addressed below.

CASES 94-E-0098 and 94-E-0099


provide electric rate relief to large industrial customers and the Settlement's provisions are not needed.

         Retail Council argues that the Settlement's industrial rate provisions are flawed and the record does not support disparate rate reductions for the various classes. According to it, economic development and business growth are more apt to come from the commercial and service sectors than from industry. Assuming there are insufficient funds to provide large decreases for the commercial and service sectors, Retail Council contends that all classes should receive comparable revenue reductions.

         If any customers are to receive disparate rate reductions, PULP urges that low-income customers' rates be reduced by 25%. It says these customers are the neediest and least able to afford even modest bill increases.

            b. Replies
               -------

         In response to CPB's proposal for larger revenue decreases, Staff and the company say there are no funds available to finance such reductions. They also say any extension of the payment period for the MRA-related debt or the amortization period of the regulatory asset is undesirable. According to Staff, an extension would only shift these costs to future ratepayers and increase the total amount (and the interest payments) ratepayers would have to pay. Staff urges that the company's cash flow not be adversely affected, and the company agrees that its cash flow is needed to sustain its operations.

         Niagara Mohawk says an extension of the MRA financing is contrary to strandable cost minimization and would unnecessarily extend the transition to competition. The company also contends an extension of the financing period would be unfair to it to the extent it agreed to give up some earnings for the next few years on the condition it can repay the MRA-related debt promptly and thus improve its financial condition. The company concludes by saying an extension of the MRA financing could endanger its ability to obtain this financing and thereby upset the Settlement.

CASES 94-E-0098 and 94-E-0099


         Niagara Mohawk and Staff fail to see any merit in CPB's proposed adjustments to bad debt expense and electric sales. They are unaware of any support for CPB's position on bad debt, and they are concerned about increasing the company's financial risk exposure. As to the projected sales, Staff observes that CPB did not provide its own sales forecast but compared the company's projections with actual sales.

         Niagara Mohawk also challenges CPB's policy arguments for an additional two percent rate decrease for residential customers. It insists that the proposed industrial rate reductions are needed to produce competitive, electric rates, particularly if NYPA sales are ignored. The company also disputes the extent to which small businesses can reasonably be expected to drive the upstate economy and provide economic growth. Given that the upstate area remains vulnerable to loss of load and usage reductions from industrial and large commercial accounts, the company insists that the Settlement's industrial rate reductions are of paramount importance.

         MI also disputes CPB's claim about the economic advantages of expanding large industry versus smaller businesses. Like Niagara Mohawk, MI contends that existing industrial rates remain unattractive, even taking into account low-cost hydropower that is available in limited quantities to specified customers. MI insists that small businesses, by themselves, cannot rehabilitate the upstate region or provide sufficient amounts of sustained economic growth. It says industrial growth is needed to cure the lag in the State's economy dating back to 1989.

         Staff questions the wisdom of PULP's proposal to use the limited amount of rate reductions available to reduce only low-income customers' rates. Staff contends it would be better to use the amount available to improve the local economy and thereby provide assistance to more customers. Staff also notes that the Settlement's LICAP program, its provider of last resort provisions, the service quality standards, and the revenue reduction for the residential class, all enure to the benefit of low-income customers.

CASES 94-E-0098 and 94-E-0099


            c. Discussion
               ----------

         We agree that the largest possible rate decrease overall, and the decreases for the residential and commercial classes, are important objectives. In recent cases involving other electric companies, we did not approve the parties' proposed settlements until we were satisfied that all reasonable means for obtaining the greatest amount of rate decreases were exhausted. In this case, we are satisfied that a full examination of the company's ability to provide rate decreases was made and it suggests decreases larger than anticipated in the Settlement cannot reasonably be granted at this time. However, to implement the Settlement in a manner that ensures that S.C. 1 (residential) and S.C. 2 (commercial) customers experience the tariff rate reductions projected from the Settlement relative to current rate levels, we shall require the company to reduce its energy charges using as the base year the most current twelve-month period or the 1995 base year levels as set forth in the agreement, whichever base year results in the lowest first year rate level.

         With respect to CPB's proposals to further reduce the company's total revenue requirements based on a forecast of the company's bad debt expense and an increase in the company's projection of future electric sales, we find these projections are too speculative to support any further rate decreases at this time.

         As to various parties' proposals to adjust the term of the MRA financing or extend the amortization of the MRA-related asset on the company's books, we find the Settlement reasonable and adopt it without any change. In reaching this decision, we have balanced the need for reductions in Niagara Mohawk's bundled electric rates with the company's need to be able to finance the MRA and we conclude that the Settlement, as proposed, is fairly balanced.

         Concerning various parties' suggestions that more economic development can be obtained by shifting more of the overall revenue reduction from the industrial customers to the

CASES 94-E-0098 and 94-E-0099

commercial and residential customer classes, we are not persuaded that any such substantial changes should be made. To begin, industrial load is more contestable to the extent industrial customers have a greater ability to shift production. Lower industrial rates help maintain total load and ensure contribution to total costs, benefiting all ratepayers. While it may be true that some economic growth could be stimulated by reducing electric rates for commercial and retail customers more than the amount the Settlement provides, and by reducing the cost of electricity for residential customers, we are not willing to sacrifice the improvements that the Settlement provides in the electric rates for large industrial customers, which provide substantial net employment opportunities in the upstate region. Moreover, if the amount available to reduce rates were used to provide all classes of customers the same percentage reductions, residential and small commercial customers would only see slightly greater reductions--4.3% instead of the Settlement's 3.2% reductions.1 In sum, the larger reductions for the industrial class provide a significant opportunity for economic development as well as a contribution to total fixed costs to the benefit of all customers.

         Finally, as to PULP's proposal for a 25% rate decrease for low-income customers, the Settlement's LICAP provisions provide substantial benefits designed to assist needy customers. Before we would entertain a proposal like PULP's, the expanded LICAP program should be fully implemented and its results evaluated. Finally, we conclude implementation of PULP's proposal, with the limited resources available, would provide less benefit to the economy overall in comparison with the Settlement.

         3. The Settlement's Duration
            -------------------------

         Rather than commit to a five-year settlement term, the Judge recommended that we adopt the Settlement only for three

--------
1    Tr. 13,048.

CASES 94-E-0098 and 94-E-0099


years. He expressed concern about the possibility of electric rate increases in 2001 and 2002, and recommended that the company file in the normal course for any rate increases in either of these years. Niagara Mohawk, Staff, NPLF, MI, and DED except.

         Niagara Mohawk says the period need not be shortened because the Settlement does not assure it any rate relief for 2001 and 2002. The company points out that the Settlement requires it to fully justify any request it makes for these years and it caps the request at one percent for each year. If this limit is not adopted, Niagara Mohawk says ratepayers may otherwise be exposed to greater rate increases.

         Niagara Mohawk also says it negotiated for a reasonably assured revenue stream in the Settlement's fourth and fifth years. Without an assurance of adequate revenues in these years, the company says it would be exposed to higher financial risks than it can stand. It also expresses concern that other important Settlement provisions, including the collection of any generation sale auction incentive and recovery of certain deferred and nuclear generation costs, would be undermined if the Settlement's term were shortened.

         NPLF is also concerned about Niagara Mohawk's financial risks absent the five-year Settlement. It says a shorter period would threaten the viability of the financing needed for the MRA.

         Staff explains that the Settlement does not provide the company automatic rate increases in 2001 or 2002, and it emphasizes the amount Niagara Mohawk may seek in these years is limited. Staff also contends it is desirable to preserve advantageous Settlement features that apply in the fourth and fifth years, including the service quality incentives, the LICAP enrollment targets, and the affiliate transaction rules and competitive conduct standards.

         MI points out that the Settlement places a "hard cap" on the amount by which rates can increase. While it would have preferred an absolute prohibition on rate increases, MI considers this aspect of the Settlement to be a reasonable compromise. MI also sees benefits in various Settlement provisions for 2001 and

CASES 94-E-0098 and 94-E-0099


2002, including those concerning optional five-year contracts for large industrial and commercial customers and those allowing certain customers to extend their current contracts for the full Settlement term.1

         DED also supports a five-year Settlement for reasons similar to those already discussed. The provisions for 2001 and 2002 of primary interest to DED are those governing S.C. 11 contracts and the transition plan for the Economic Development Zone Rider.

         In response to these exceptions, various parties continue to state concerns about customers being exposed to higher rates in 2001 and 2002. CPB, Oswego, and PULP, for example, generally favor a three-year rate plan.

         CPB says that even if the rate increases for 2001 and 2002 are not automatic, they remain a real possibility due to the Settlement's provisions. Similarly, PULP says electricity prices for residential customers could escalate significantly under the Settlement due to market changes in energy rates, higher customer charges, company cost increases, deferrals, and surcharges.

         The parties' exceptions are granted and the Settlement will be approved for five years. As many proponents point out, the Settlement offers substantial benefits in the fourth and fifth years. While the Judge is properly concerned about rate stability in the fourth and fifth years, we are satisfied such stability will be afforded by the Settlement. This is because, as some parties point out, any rate increase requests in those years is not automatic and they will be subject to full review. The company's possible rate increases for non-commodity costs are capped at one percent and those increases, together with surcharges and deferral recoveries, are subject to an overall

--------
1 While MI seeks to preserve a five-year rate option for industrial customers that would lock in their Niagara Mohawk electric commodity and CTC charges, Enron/Wepco is concerned that the company will use this option to provide large customers below market rates and preclude marketers from competing for their business.

CASES 94-E-0098 and 94-E-0099


inflation cap. Moreover, our current forecasts suggest the need for increases in these years will not be great and they can be ameliorated by anticipated savings related to recent interest rate reductions.1 Finally, we are concerned that shortening the Settlement's term to three years could adversely affect the terms and maturity of the MRA-related debt issues, if not their feasibility overall. In sum, the risks of significant rate increases are sufficiently minimized that the Settlement should be approved for its full term.

         4. Customer Charges
            ----------------

         The Settlement proposes to increase the customer charges for residential and small commercial customers over the next three years as energy rates decline. For low-use customers, the higher customer charges would increase their electric bills by modest dollar amounts.

         The Judge recommended against any customers experiencing bill increases due to the Settlement, seeing such results as contrary to the objective of decreasing customers' electricity costs. The company and Staff except, while CPB, DOL, PULP and Oswego oppose the Settlement's proposed customer charge increases and the exceptions.

--------
1 The financial forecasts supporting the Settlement (Appendix C to the agreement) are premised in part on an assumed average interest rate of 8.5% for the senior subordinated notes needed to finance the MRA. Since the time those forecasts were made, interest rates have declined. While the actual interest rates on the senior subordinated notes will not be known until the company issues the notes in the near future, we are requiring the company to defer the interest rate savings between the forecasted 8.5% and the actual rate for each of the five years of the settlement period. To the extent the Commission reduces rates beyond the levels in PowerChoice or the company applies for a rate increase in the fourth or fifth year, as allowed by the Settlement's terms, the deferred interest rate savings may be used to fund such reductions or offset any such increase that may be authorized. To the extent a deferred interest rate savings balance remains at the end of the fifth year, we will decide at that time how best to use the deferred savings.

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CASES 94-E-0098 and 94-E-0099


         The excepting parties insist there are good reasons for the Settlement's rate design provisions. The company, for example, contends it is proper to align energy rates with marginal energy costs. Staff agrees, noting the benefits of economically efficient pricing that customers should see in a competitive energy market.

         The company and Staff point out the customer charge proposal also will help to eliminate the inherent unfairness of large-use customers paying for costs that small-use customers should bear. Niagara Mohawk also emphasizes that it prefers to recover its fixed costs through customer charges so any decline in sales will not affect the recovery of these costs. Given its generally poor financial condition, the resulting revenue stability will help minimize the company's risks.

         Anticipating arguments that customer charges should not be increased for low-income, low-use residential customers who may not be able to afford modestly higher bills, Niagara Mohawk and Staff say LICAP provides them sufficient assistance. Staff also notes that many low-income customers who use large amounts of electricity stand to benefit substantially from the proposed changes.

         Finally, highlighting the Settlement's substantial advantages for average and high-use residential customers, Staff points out that under the Settlement energy charges would decrease by about 17%. It notes that small commercial customers would also see significant energy rate savings. Staff believes that such reductions would improve economic development in the service territory, making it more attractive for small businesses to expand their operations.1

         In response, CPB denies that low-use customer rates and costs are out of line. According to CPB, there is conflicting cost of service evidence on this point and, in a competitive

--------
1 Staff observes that the Retail Council Supports the Settlement's rate design approach for small commercial customers.

CASES 94-E-0098 and 94-E-0099


environment, a new study may be needed to adequately address its differences with Staff. On the basis of the cost data CPB would credit, it says that non-heat (low-use) customers are not being subsidized by high-use, electric heating customers. CPB also believes that many low-income, low-use residential customers would experience unacceptable bill increases were the Settlement approved. And it remains concerned that higher minimum bills will lead to lower sales, greater uncollectibles, and customer disconnections.

         Retail Council characterizes the Judge's rate design recommendations as regressive and counterproductive. It urges that the electric bill components be realigned, as the Settlement provides, to more accurately reflect marginal customer and energy costs. In this regard, it says the Settlement's rate design provisions are better than the Judge's status quo recommendations.

         If we adopt any customer charge increases, PULP says we should also adopt its low-income rate proposal. DOL urges us not to allow any bill increases pursuant to the Settlement. Oswego responds to Staff by claiming that many residential customers may be worse off by the Settlement's effects on local employment, disposable income, and municipalities with utility generation facilities.

         The Settlement's proponents have offered valid reasons why it would be beneficial to increase the customer charges applicable to the residential and small commercial customer classes. In previous rate proceedings, we have permitted these charges to increase for many of the reasons that the proponents have advanced here. But this portion of the Settlement has generated substantial public reaction. At a time when we are fostering a transition to competition and economic development, the Settlement's proposed customer charges would have the undesirable effect of increasing the bills for many of the company's residential and small commercial customers. This holds the potential for customer confusion and skepticism about the benefits of competition. In these circumstances, we shall

CASES 94-E-0098 and 94-E-0099


exercise our discretion on this rate design matter and defer a final decision on this aspect of the Settlement until unbundled rates are filed for residential and small commercial customers. No changes from base period levels will be made in these charges for now.

         5. Stranded Cost Recovery
            ----------------------

            a. Exceptions
               ----------

         The Judge generally recommends the use of a competitive transition charge (CTC) and a system of access charges and other fees to provide Niagara Mohawk the revenues it needs to pay the stranded costs associated with restructuring its above-market purchase power agreements and divestiture of its fossil generation facilities. However, he also recommends that some amount of stranded cost bypass be allowed for on-site generation and municipalities. Numerous exceptions to these recommendations have been filed by Niagara Mohawk, Staff, MI, PULP, CPB, Enron, Novus, and The Wing Group.

         Niagara Mohawk contends that stranded cost bypass for self-generators and municipalities would be unfair to the remaining ratepayers and would constitute poor public policy. It maintains as well that uneconomic on-site generation should be discouraged and that all customers should pay stranded costs, other than the $2 billion the company will absorb during the term of the Settlement.

         The company observes that the debt needed to finance the MRA can only be obtained if it has sufficient revenues. If any customers are allowed to bypass the CTC, access charges, and other fees, the company contends, the debt market may not be sufficiently assured of Niagara Mohawk's ability to repay the MRA-related debt. This could prevent the financing or result in higher debt costs. The company also doubts that any amount of stranded cost bypass can reasonably be controlled and limited.

         Staff agrees that stranded cost bypass must be prevented in order to finance the MRA. Given the company's already poor financial condition, Staff is concerned about any

CASES 94-E-0098 and 94-E-0099


loopholes for customers to bypass the CTC. Staff also supports access charges and other fees to recover embedded investments and discharge commitments before customers can be allowed to bypass the system. Staff distinguishes between economic and uneconomic on-site generation and notes that only uneconomic alternatives to the company's services are discouraged under the Settlement.

         While MI supports the Settlement, it also believes that customers who have determined that on-site generation is a viable alternative should be allowed to obtain backup service from Niagara Mohawk without paying a CTC, access charges, or other fees. If the Judge's recommendations on this matter were to be adopted, it proposes that the parties devise suitable criteria for an on-site generation program. PULP opposes stranded cost bypass by any customers other than perhaps large industrial and commercial customers who have competitive alternatives.1

         CPB opposes the CTC mechanism altogether, claiming it is anti-competitive. According to CPB, Niagara Mohawk should simply reduce its rates, achieve greater efficiencies, and absorb any stranded costs it cannot recover within these constraints. It fears the company will use the CTC to engage in predatory pricing and thereby harm the competitive market. It is also concerned about the CTC being used to reverse the modest rate decreases that residential and small commercial customers obtain from the Settlement.

         Enron/Wepco oppose the CTC to the extent the level of this charge can vary over time, or "float" pursuant to the Settlement's terms. Like CPB, they say the charge is incompatible with the operation of a competitive market. They contend the floating CTC will be a significant barrier to entry

--------
1 With respect to these customers, PULP believes we should reconsider whether they should be able to avoid making CTC payments. In general, PULP considers it inequitable for stranded cost recovery to shift from some customers to others. It suggests that the existing exemption for customers with flexible negotiated rates cease when their contracts end. Only in those cases where the CTC would force a customer off the system would PULP support a waiver.

CASES 94-E-0098 and 94-E-0099

by competitors, precluding them from offering consumers a fixed-price product in competition with Niagara Mohawk's. These parties urge that a fixed CTC be established from the start. They claim customers can be assured of rate decreases without Niagara Mohawk's floating CTC and they point to other settlements that contain fixed CTCs and provide specified rate decreases for bundled service.

         Novus, meanwhile, urges establishment of an on-site generation program that does not have the Settlement's "suppressing" effects. Specifically, it proposes that up to 8 MW of load currently served by Niagara Mohawk be allowed to convert to on-site generation without having to pay access charges. It says this amount of self-generation would have virtually no impact on the company but would allow some beneficial self-generation to develop in the service territory.

         Finally, The Wing Group, on behalf of various local communities interested in municipalization, points to substantial amounts of customer dissatisfaction with the rates Niagara Mohawk charges. It urges that all types of on-site generation be exempt from stranded cost recovery.

            b. Replies
               -------

         Niagara Mohawk insists that no substantial amount of CTC bypass can be tolerated. Responding to MI, the company says it is inappropriate for this party, as a signatory to the agreement, to support any Settlement modifications, even those proposed by the Judge.

         In response to CPB, Niagara Mohawk reiterates that it will absorb $2 billion of stranded costs and that it should not be asked to absorb any more. Staff says CPB has misconceptions about the proposed CTC and explains that the CTC is included in the company's bundled rates, which will be unbundled and reduced during the Settlement term. According to Staff, the overall Settlement approach enhances competition and does not allow the company to use the CTC to abuse the marketplace.

CASES 94-E-0098 and 94-E-0099


         The company opposes PULP's proposal for ratepayers and shareholders to share stranded costs as this too would increase the amount of stranded costs for it to absorb. Staff responds to PULP's criticism of the rates applicable to large industrial and commercial customers by stating that the CTC applies to these customers despite any energy discounts they may receive to remain on the electric system.

         Responding to Enron/Wepco, Niagara Mohawk and Staff say a floating CTC guarantees that customers experience fixed and stable prices, which are important to several parties who executed the Settlement and to ratepayers generally during the transition period. The company also says it cannot afford to undercollect stranded costs, and a fixed CTC applicable to all customers would expose it to this risk. Finally, Niagara Mohawk says Enron/Wepco can only speculate that a floating CTC will hinder competition since no one knows how retail marketers will offer their services and products. If it interferes with competition, the company says we can modify the transition process accordingly.

         Staff says that Enron/Wepco only present theoretical arguments against a floating CTC that do not pertain here. Staff insists it is not possible to implement a fixed CTC for all customers immediately without exposing the company to an unacceptable amount of financial risk. Further, Staff argues that Enron ignores the relationship between the wholesale market and retail rates. According to it, the mixture of fixed and floating CTCs provided in the Settlement carefully balances the hedged and unhedged power facing Niagara Mohawk in the wholesale market. Staff concludes that the Settlement's mix of fixed and floating CTC options represents the best retail package that could be fashioned given the existing and restructured IPP contracts.

         Responding to The Wing Group, Niagara Mohawk says this party cannot credibly oppose the company's recovery of stranded

CASES 94-E-0098 and 94-E-0099

costs given that it is affiliated to a firm that wants full recovery of its strandable costs.1

         Various other parties oppose the company's and Staff's positions and urge that a limited amount of stranded cost bypass be allowed for on-site generation and municipal interests. These parties include Oswego, ENtrust, Coalition, Finch, and Novus. They doubt that a limited amount of CTC bypass for these interests would expose the company to any large risks, and they urge that competition from on-site generation not be precluded. They note that this alternative has been historically available to customers and they claim it should not be forestalled now.

            c. Discussion
               ----------

         We previously determined that it is prudent for Niagara Mohawk to execute the MRA in order to reduce the financial burdens due to its uneconomic purchase power contracts with the IPPs. This significant transaction benefits all the company's customers by mitigating a long-standing problem and by making the transition to a competitive generation market possible. A non-avoidable CTC is both an important element to Niagara Mohawk's ability to issue over $3 billion of debt to fund the IPP buyout and a reasonable means to recover the costs of the MRA from all who benefit from it. Were any customers who currently use the company's generation resources able to bypass the CTC, aside from grandfathering self-generation investments already made, this would unfairly require the remaining customers on the system to pay costs which are fairly and properly attributable to departing or bypassing customers. To ensure that the CTC remains manageable, and does not become too large a burden for any group of customers, we will approve the Settlement's terms imposing certain fees in limited circumstances and structuring backup rates to recover stranded costs from on-site generators. We note that the Settlement states that the access fees related to on-

--------
1    This point refers to The Wing Group's affiliation to Western Resources,
     Inc.

CASES 94-E-0098 and 94-E-0099


site generators taking back-up service are designed to discourage uneconomic bypass. Consistent with this goal, we will require that the company's implementing tariff be designed to avoid any harsh results for customers who can demonstrate that, as of October 10, 1997, they had made a decision to proceed with and had made a substantial investment in on-site generation, effectively grandfathering them from the effects of the new rates.1

         Any municipality that forms its own electric system will be required to pay for the generation facility costs that are attributable to the customers who transfer to municipal service. Consequently, we are granting the Settlement proponents' exceptions concerning stranded cost recovery.2

         With respect to CPB's and Enron/Wepco's concerns about the CTC being anti-competitive, their arguments are unpersuasive. The application of this charge to all customers helps to ensure that all generation will compete on an equal footing, thus furthering development of a competitive market. Through our continuing oversight of the company, and by enforcing applicable Settlement provisions, we shall ensure that Niagara Mohawk does not engage in predatory pricing, or any other anti-competitive behavior during the transition to a competitive market or after a fully competitive market is established. Also, the CTC cannot be rigidly fixed for all customers initially without sacrificing the rate decreases that customers are expecting to see in the company's bundled rates pursuant to the Settlement.

--------
1 Such customers shall be considered the same as existing S.C. 7 customers under Settlement Sec.4.11.4.1. To implement this requirement, we are directing Niagara Mohawk to file a proposal within two weeks and interested parties will have ten days to comment on it.

2 MI proposed that the parties meet to consider ways to implement the Judge's recommendations but no such meetings are necessary.

CASES 94-E-0098 and 94-E-0099


         6. Enron/Wepco Rate Proposals
            --------------------------

            a. Energy Backout Rate
               -------------------

         The Judge recommends that we reject Enron/Wepco's proposal to increase the amount to be backed out of Niagara Mohawk's bundled rates when customers obtain commodity services from other marketers. He considered the Settlement's provisions covering this matter adequate for the limited period before the independent system operator (ISO) begins to operate. He saw no need to expend any substantial resources to devise a better administrative method for setting this credit before a fully competitive market emerges. Enron/Wepco except.

         These parties say the Settlement's backout rate is too low and anti-competitive because it does not reflect all the costs that they claim an equally efficient rival would bear. At a minimum, Enron/Wepco urge that the backout rate be adjusted for property taxes, and that the New York Power Pool's (NYPP's) 18% reserve requirement be substituted for the 14% figure the company estimates assumed. They say there is no reason not to use the NYPP's reserve requirements for 1998.

         With respect to property taxes that were excluded from Niagara Mohawk's original estimates, Enron/Wepco attempt to demonstrate how this item could affect the calculation of generation costs. Enron/Wepco say that Niagara Mohawk forecasted $15/kW for capacity without accounting for property taxes. In 1997, the average real estate taxes the company paid on its steam stations was $22.50/kW. Thus, they maintain that an equally efficient competitor should receive a $37.50/kW capacity credit. In addition to this, Enron/Wepco point to other costs (administrative and general costs, depreciation, and allowances for funds used during construction) excluded from the Settlement's backout rate. In sum, they say the Settlement's backout rate provisions are so low as to preclude rivals from entering the market.

         Enron/Wepco insist that a properly designed backout rate should cover up to three to five years worth of generation costs. But, they say, the Settlement's provisions neither cover

CASES 94-E-0098 and 94-E-0099

the costs for this period nor do they otherwise reflect long-run incremental costs that are more properly used to set backout rates.

         Finally, as a check on Niagara Mohawk's backout rate, Enron/Wepco compared it to the then available backout rate proposal in the NYSEG case. They say that the Judge's recommendations here are inconsistent with those made by a different Judge in the NYSEG case, which they prefer.

         In response, Niagara Mohawk insists that the parties negotiated a proper backout rate, and the forecasts of market prices they relied upon are reliable. It says the long-run incremental cost (LRIC) method Enron/Wepco favor should not be used to administratively set the backout rate because past attempts to do this resulted in much too high prices for independent power production. According to Niagara Mohawk, competition currently exists in the generation market and it requires no stimulation before the ISO operates and the company divests its generation facilities.

         Niagara Mohawk admits that the Settlement's backout rate is low but says it is not because the rate omits costs. It insists that the low backout rate reflects low market prices and a surplus of electricity that is driving energy prices down.

         Addressing property taxes specifically, Niagara Mohawk says the Settlement's backout rate need not be adjusted for this cost because an equally efficient ESCO can purchase electric commodities in the open market and need not build or operate any generation facilities. Thus, an ESCO may never incur any property taxes and, the company says, it would be incorrect to adjust the backout rate for this.

         With respect to NYPP reserve requirements, Niagara Mohawk insists a 14% requirement is reasonable for 1998. It says the current 18% standard is not pertinent because the New York State Reliability Council is expected to only require a 14% reserve when the ISO begins to operate later this year. In any event, Niagara Mohawk says this item has only a small effect on the backout rate.

CASES 94-E-0098 and 94-E-0099


         Finally, the company says whatever the settlement in the NYSEG case is, it is not good precedent here and its circumstances are distinguishable in any event due to different financial circumstances between the two utility companies.

         Staff criticizes Enron/Wepco's backout rate proposal for not reflecting the current market price of power and as posing a serious risk to the proper development of a competitive market. Like Niagara Mohawk, it observes that marketers purchase power in the open market from competing suppliers at market prices. Because rivals need only incur these market prices, Staff suggests no specific allowance is needed to cover Niagara Mohawk's property taxes or any of its other costs. Staff concludes that it is market prices, not Enron/Wepco's LRIC approach, that provide the proper backout rate.

         The company and Staff are correct that the backout rate proposed here requires no change and this Settlement provision is approved. As the company notes, competition has begun and market-based transactions are occurring. The backout rate is properly pegged to a market price and the forecast of such prices negotiated by the proponents is both reasonable and the only such forecast presented here. Finally, we concur that the financial risks faced by Niagara Mohawk and NYSEG are different--among them being Niagara Mohawk's agreement to accept poor earnings--and, in any event, the NYSEG settlement is not precedential.

            b. Niagara Mohawk Energy Sales to ESCOs
               ------------------------------------

         Enron/Wepco proposed that Niagara Mohawk be required to sell energy to them and other marketers at the same price backed out of the company's bundled rates. The company responded, saying it would sell to them but only if it had hedged power left from meeting its retail customers' needs. The Judge accepted Niagara Mohawk's response; however, Enron/Wepco continue to urge that the company be unconditionally required to provide them energy at the Settlement back-out rate. They point to the Dairylea pilot program and other utility companies' retail access programs where this approach was used. They say a similar stop-

CASES 94-E-0098 and 94-E-0099


gap measure is needed here so competition can begin without ESCOs incurring losses.

         Niagara Mohawk responds that it may not have sufficient amounts of hedged power to provide electric commodities to ESCOs. And, it says, the company should not be required to bear the financial risk of providing unhedged commodities to marketers.

         Requiring Niagara Mohawk to sell at its backout rate is reasonable only to the extent the company has a sufficiently hedged wholesale supply. And the company is willing to sell to ESCOs up to that point. Beyond it, however, the effect of any such requirement would be to expose the company to an unknown, potentially significant risk, at a time when it is already in a weak position. For this reason, Enron/Wepco's approach is not reasonable here and its exception on this point is denied.

            c. Alternative Residential Rate Design
               -----------------------------------

         The Judge found that the record did not demonstrate sufficiently the merits of Enron/Wepco's alternative rate design for the residential class. He recommended that the proposal be examined further and addressed when the company presents its unbundled tariffs for this class. This approach is similar to the one we adopted in the Orange & Rockland rate restructuring case. Enron/Wepco and Niagara Mohawk except.

         Enron/Wepco urge that their alternative rate design be adopted now since, they believe, they have shown its clear advantages, including additional revenues for Niagara Mohawk. They also say there would be no adverse customer impacts under their proposal as residential customers' total bills would remain the same as those produced by the current rate design. But, they say, customers would benefit from the new design's lower usage-sensitive energy prices.

         On the other hand, Niagara Mohawk excepts to further consideration for the Enron/Wepco proposal when it files unbundled rates. It says the proposal has never been tried or fully analyzed. It also contends that the proposal presents unacceptable financial risks and it fears that no additional

CASES 94-E-0098 and 94-E-0099


revenues would materialize. According to Niagara Mohawk, Enron/Wepco overestimate the price elasticity for the proposed price change. And, the company is not sure that customers would like the alternative design which it considers to be impractical and too costly to administer.

         Enron/Wepco respond by denying their proposal creates any financial risk for the company and they stand by their price elasticity estimates. According to them, there is no good reason to delay a move to lower energy rates, given that customer charges can be adjusted to maintain overall bill levels. They say that a similar approach has worked well in the telecommunications industry and suggest this could also work in the electric industry.

         Staff responds to Enron/Wepco, saying the Judge properly put off their alternative to when the unbundled tariffs are filed. It says this is the best way to deal with the controversy and uncertainty surrounding the proposal.

         We shall adopt the Judge's recommendation to handle this matter just as we did in the Orange & Rockland case.1 This rate design proposal is basically the same as the one we previously considered in the Orange and Rockland case, and it has not been adequately developed for us to consider adopting it. The proposal may therefore be raised again by Enron/Wepco and be explored further when unbundled rates for the residential and small commercial customers are filed.

         7. Generation Auction Incentives
            -----------------------------

         The Judge recommends we adopt CPB's proposal to limit the financial incentive payments to Niagara Mohawk when it divests its fossil and hydro-generation facilities to 10% of any gain. However, contrary to the CPB proposal that the ratepayer share of the sale proceeds be used to fund rate reductions, the


--------
1 Case 96-E-0900, Orange and Rockland Utilities, Inc. - Electric Rates/Restructuring, Opinion No. 97-20 (issued December 31, 1997), mimeo pp. 16-18.

CASES 94-E-0098 and 94-E-0099


Judge recommends instead that it be used to pay off stranded costs. Niagara Mohawk, Staff, IPPNY, CPB, PULP, and Oswego except.

         The company and Staff support the Settlement's auction incentive provisions. Concerning the proposed incentive payments for any sales made below book cost, they insist that the plants' remaining original costs are irrelevant because the auction seeks bids based on future expectations of electric generation costs and revenues, not the plants' historic value. The company also contends that ratepayers are fully responsible for its stranded costs; therefore, they benefit from any proceeds obtained at auction even if the plants are sold at a loss.

         In further support of the Settlement's incentive provisions, the company and Staff claim they properly align ratepayer and shareholder interests and the graduated payment feature reflects the fact that higher bids and sales prices are harder to obtain. Nonetheless, if higher than expected prices are achieved, they say, the Settlement precludes the company from enjoying a windfall. These proponents claim the Judge's proposal lacks these attributes.

         Niagara Mohawk, Staff, and IPPNY also maintain that incentives greater than the Judge proposes are needed to maximize the sale price of the generation facilities. IPPNY notes that the Settlement's auction incentive provisions are designed to discourage the company from rejecting bids and to promote an auction over a spin-off of the generation facilities to another entity.

         These three parties assert that the auction incentive provisions are integral to the Settlement and shareholders expect higher equity earnings, if the auction proves to be successful, in exchange for otherwise accepting lower earnings. Niagara Mohawk also argues it is entitled to the full incentive contained in the Settlement, given its willingness to divest its non-nuclear generation facilities. Similarly, Staff points to the benefits of the company's withdrawal from the State's electric

CASES 94-E-0098 and 94-E-0099


generation market and argues such action warrants a strong incentive.

         CPB excepts to the recommendation that the auction proceeds be used to pay stranded costs. It urges that they be used instead to provide residential and small commercial customers greater rate decreases. Only after larger rate reductions are achieved for these customers would CPB use any auction proceeds to reduce stranded costs. CPB argues that public acceptance of the Settlement can only be gained with larger rate decreases and the auction proceeds provide a painless way to obtain them. It suggests that a similar issue in the Orange & Rockland rate restructuring case was resolved as it proposes.

         PULP is opposed to divestiture by Niagara Mohawk until comprehensive legislation is passed. Alternatively, it urges that additional hearings or proceedings be held concerning the company's generation divestiture plan filed on December 1, 1997.

         Oswego urges that comments on the company's December 1997 divestiture plan not be considered until after we act on the Settlement (a decision already made). However, until the economic and other effects of divestiture of generation facilities are fully evaluated and the impacts on local communities are known, Oswego says we should not find the Settlement to be in the public interest. According to Oswego, Niagara Mohawk has not provided sufficient concessions to warrant as large a financial incentive as the Settlement provides.

         In response to PULP and Oswego, Niagara Mohawk sees no need for further hearings or legislative action. The company also suggests we fully addressed the merits of utility generation divestiture in our Competitive Opportunities decision and argues our prior conclusions are not undermined by the record here.

         In response to Staff and the company, CPB insists that Niagara Mohawk should not receive an incentive for sales made below book value because ratepayers will have to pay for more stranded costs as a result. It argues the company should only be rewarded for obtaining a gain. As to the amount of an incentive

CASES 94-E-0098 and 94-E-0099


the company should be allowed to earn, CPB says a 10% incentive is ample and anything more, in its view, would be excessive.

         We find with respect to Niagara Mohawk's non-nuclear generation units, except for the Oswego facilities,1 15% of any gain the company achieves above net book value is a sufficient and proper incentive for it to obtain the best possible prices for these facilities at auction. As to Oswego's and PULP's procedural proposals, having decided to approve the Settlement with the modifications presented herein, we will next consider Niagara Mohawk's divestiture plan and the parties' comments concerning it. Given the ample record in these proceedings, there is no need for any additional hearings concerning the divestiture of the company's non-nuclear generation facilities.

         8. Nuclear Generation Facilities
            -----------------------------

         The Settlement provides that:

         [t]he nuclear assets held by Niagara Mohawk will remain part of [the transmission and distribution company] as a separate business unit until they are either transferred or divested.

         Niagara Mohawk will continue to pursue statewide solutions for its nuclear assets through discussions in formation of NYNOC and in any generic proceedings established by the Commission. Statewide solutions for nuclear plants will be explored before other potential solutions.

         . . .

         Absent a statewide solution, Niagara Mohawk commits to file a detailed plan, analyzing the proposed solutions for its nuclear assets, within 24 months of this Settlement Agreement. The plan will consider the feasibility of auction, transfer, and/or divestiture of Niagara Mohawk's nuclear assets. The detailed plan will undergo an

--------

1 We are approving the Settlement's incentive provisions for the auction of the Oswego Steam Station.

CASES 94-E-0098 and 94-E-0099


         appropriate level of Commission review and approval to be concluded on an expedited basis.1

         The Judge recommends approval of this Settlement provision, and NYSEG excepts. Rather than pursue a statewide solution or consider a Niagara Mohawk plan thereafter, NYSEG urges that the company be required to auction its nuclear assets now to resolve this issue expeditiously. It considers the Settlement too open ended and insists that a continuation of the status quo is intolerable and contrary to our goal of obtaining complete divestiture of all utility generation facilities. NYSEG takes no solace in the fact that nuclear generation matters are currently being considered in Case 94-E-0952.

         Niagara Mohawk, Central Hudson/LILCO/RG&E, and Staff respond to NYSEG. The company says the Settlement approach is best because it neither delays the resolution of nuclear matters nor forestalls their proper consideration. It considers Case 94-E-0952 a better place to determine whether a nuclear auction should be pursued.

         The other utility companies agree with Niagara Mohawk on the latter point and dispute NYSEG's assertion that an auction would provide certainty. They say there are regulatory approval problems inherent with an auction that may not be easily resolved.

         Staff responds that the Settlement is neither adverse to nor inconsistent with NYSEG's preference for a nuclear auction because that result is not precluded. Staff insists that all worthy alternatives should be examined in Case 94-E-0952 before a decision is reached.

         It is clear that the disposition of Nine Mile 2 directly involves the other utilities and any resolution would affect each of them. Rather than seek to resolve such matters here, the Settlement properly acknowledges the currently ongoing


--------
1    Settlement Sec.3.3.1.

CASES 94-E-0098 and 94-E-0099

statewide efforts and provides a reasonable period for Niagara Mohawk to submit its own proposal if the ongoing efforts fail. Moreover, we are considering divestiture of nuclear generation in Case 94-E-0952 and we have no plans to delay that proceeding. NYSEG's exception is therefore denied.

         9. Niagara Mohawk's Identity and Royalty Payments
            ----------------------------------------------

            a. Use of the Corporate Name
               -------------------------

         Enron/Wepco proposed that Niagara Mohawk's affiliates be precluded from using the corporate name and logo in their marketing, particularly in the company's service territory. The Judge did not recommend their proposal and these parties except.

         Enron/Wepco say the Niagara Mohawk affiliates will obtain a competitive advantage from using the company name but it does not provide them with any greater efficiency, which should be the primary determinant of whether a competitor succeeds. In contrast, they say, new market entrants will have to expend substantial sums to establish their own brand names. Alternatively, if the affiliates are allowed to use the utility name, Enron/Wepco urge that a royalty be imposed to capture the name's value. These parties say one or the other approach is needed to ensure that affiliates do not dominate the energy services market simply by virtue of their association with the incumbent utility.

         Niagara Mohawk replies that its affiliates should be allowed to use its name. It says the name's value is uncertain but, in any event, its use should not be restricted nor should its affiliates be handicapped from the start. Other potential competitors, according to Niagara Mohawk, are large, well-funded, and fast becoming known to the consuming public. In this context, the company says there is no reason to place it at a competitive disadvantage.

         We are not persuaded that a utility must be denied the use of its name and identity in its own service territory for competitors to be able to enter the market and compete

CASES 94-E-0098 and 94-E-0099


successfully. Whether or not a utility affiliate is known to operate in the same market, competitors will, in any event, have to establish themselves and advertise. The exception is denied.

            b. Royalty Payments
               ----------------

         The Settlement provides that the rate plan:

         . . .shall be in lieu of any and all "royalty" payments that could or might be asserted to be payable by any affiliate or imputed to [Niagara Mohawk] or credited to [Niagara Mohawk] customers at any time, including after the expiration of this Settlement.1

         The Judge recommends that royalty payments not be required during the term of the Settlement because the company's low earnings during this period could reasonably be considered to subsume a royalty. However, he recommends that we not accept this provision to the extent it would exempt the company and its affiliates from making royalty payments indefinitely, even beyond the term of the agreement. The company, Staff, and PULP except.

         Niagara Mohawk says its low earnings under the Settlement and the $2 billion of stranded costs it is absorbing warrants permanent elimination of any royalty. As elsewhere, it insists that this provision is integral to the deal it struck. And it insists that the company's affiliates should not be hindered in their future competitive efforts by having to make any such payments.

         The company believes that changes in the electric industry since the Commission first adopted its royalty policy support the Settlement's approach. It also points to our approval of a recent settlement involving Consolidated Edison Company of New York, Inc. as precedent supporting approval of this Settlement provision.


-------
1    Settlement Sec.9.3.1.

CASES 94-E-0098 and 94-E-0099

         For its part, Staff points to the Settlement's affiliate transaction rules and its code of competitive conduct as reasons for eliminating royalty payments. It observes that, once the royalty requirement is dropped and affiliates begin to use the corporate name, it will become more difficult to apply the royalty concept fairly thereafter. Staff therefore argues against any reexamination of this matter at the Settlement's end.

         If Niagara Mohawk forms a holding company, PULP contends unregulated affiliates that use the corporate name and advertise their affiliation should be required to pay royalties to compensate the regulated utility company for the competitive value of this use. The company's current financial condition, according to PULP, is no excuse for not requiring a royalty, especially given that a royalty would be a beneficial source of new revenues. Further, PULP contends Niagara Mohawk should receive substantial royalty payments given that the Settlement allows the company to pay up to $625 million of dividends to a new parent company.

         In response to PULP, Niagara Mohawk argues that the Settlement's corporate structure and dividend payment provisions are reasonable and supported by the record. The company maintains that the rate plan subsumes an unquantified but certain sum to compensate for the use of the corporate name and argues that royalty requirements are fast becoming obsolete in any event. Staff replies that PULP is also incorrect to suggest there will be any additional money available to pay a royalty.

         For its part, CPB urges us not to rule out the possibility of an explicit royalty payment at a later date. It says it is best to reserve the right to examine this issue after the company's current circumstances are resolved and when it can be considered as a matter of long-term policy.

         It is permissible for the proponents of rate settlements to address the issue of royalty charges in any rate plan they submit, as the parties have done here. And, if a rate plan is otherwise acceptable, we would not necessarily reject it if it contained no explicit amount earmarked as such. Instead,

CASES 94-E-0098 and 94-E-0099


we examine a proposed settlement as a whole to determine whether it is reasonable. In this instance, we are satisfied with the rate plan being proposed for the next five years and we see no need to impute or ascribe any additional royalty amounts to the company, either as a matter of general policy or on the basis of arguments presented here. We therefore reject PULP's and Enron/Wepco's exceptions.

         As to whether the company should be subject to any royalty payments subsequent to the rate plan's five-year term, we are adopting the Settlement subject to the condition we will not preclude parties from raising and having the issue considered again, with any royalty to be effective, if ever, after this Settlement ends.

         10. Generic and Case-Specific Determinations
             ----------------------------------------

         The Judge accepted the Settlement's dividing line between those issues which would be fully resolved here on a company-specific basis and those which would be resolved in generic cases. Enron/Wepco except to this recommendation to the extent the Settlement's affiliate transaction rules and competitive code of conduct would remain in place for the Settlement's term even if intervening generic decisions are different. Similarly, they except to the extent the Settlement would establish specific creditworthiness requirements for ESCOs that operate in Niagara Mohawk's service territory.

         Enron/Wepco contend the negotiations that produced the Settlement should not dictate our policies to foster competition. They complain the Settlement's provisions restrict our flexibility to address competitive market developments, and claim the Settlement's rules are too inflexible, impairing competition and barring us from taking remedial action when necessary. These parties ask that we reserve the right to apply different rules and codes produced on a generic basis.

         As to the Settlement's creditworthiness requirements for ESCOs, Enron/Wepco again claim the provisions will impede

CASES 94-E-0098 and 94-E-0099


competition.1 They say the company does not require as much security as it seeks to obtain from ESCOs. Accordingly, they contend these requirements amount to an unfair barrier to entry that should be rejected. The details of implementing retail access, they say, should be the subject of further proceedings rather than be codified by the Settlement.

         Niagara Mohawk responds that the Settlement is intended to protect the company, during its term, from adverse financial impacts that could occur were changes made to our regulatory approach to affiliate relations. Staff observes that the Settlement's standards for competitive conduct do not provide the company any license to act improperly. Staff adds that the Settlement contains procedures for resolving competitor complaints and violations of its standards. Thus, Staff sees no reason why such matters should be referred to a generic proceeding.

         As to the Settlement's ESCO creditworthiness requirements, the company says they are needed to protect against the risk of an ESCO's default, in which case Niagara Mohawk would be obligated to pay for power needed to serve affected customers until they switch to another provider. Staff responds that the Settlement's creditworthiness requirement is commensurate with the company's financial exposure inasmuch as defaulting ESCOs may owe the company for three months or more of service.

         We find no need or reason to disturb the Judge's recommendations on these matters. We find that the Settlement's affiliate relationship rules and its code of competitive conduct are reasonable in the context of the overall agreement. Also, the Settlement's ESCO creditworthiness provisions are justified given the extent of the company's financial exposure. Accordingly, Enron/Wepco's exceptions are denied.

--------
1 Enron/Wepco specifically object to the requirement that ESCOs provide security equal to their customers' two highest monthly usage levels multiplied by the company's highest monthly on-peak energy buyback rate.

CASES 94-E-0098 and 94-E-0099


         As a final matter in this category, we note that the Settlement requires all customers in S.C. 3 and above to have an hourly interval meter whether or not they select an alternative energy supplier.1 Under the Settlement, such customers would bear the incremental cost of a new meter unless we decided otherwise as a matter of general policy. S.C. 3A and 4 customers already have such meters but S.C. 3 customers may have to obtain them by May 1999.

         We plan to consider, as a generic matter, whether customers should be required to bear the cost of new meters and we may adopt new metering standards for use in 1999. Therefore, Niagara Mohawk customers will not be required to purchase any replacement meters until the standards for 1999 are known.

         11. State Environmental Quality Review Act Findings
             -----------------------------------------------

         On May 3, 1996, in conformance with the State Environmental Quality Review Act (SEQRA), we issued a Final Generic Environmental Impact Statement (FGEIS) which evaluated the action adopted in Case 94-E-0952, the generic Competitive Opportunities Proceeding. The individual electric utility companies were subsequently required to provide individual environmental assessments of their restructuring proposals. Niagara Mohawk provided its Environmental Assessment Form (EAF) and SEQRA recommendation on August 26, 1997. The company supplemented its EAF on November 4, 1997 and addressed the environmental implications of Settlement provisions that differed from the company's original proposal. Parties to these proceedings were requested to provide their comments on the supplemented EAF either by December 3, 1997 or with their trial

--------
1    Settlement Sec.8.3.2.

CASES 94-E-0098 and 94-E-0099


briefs. Comments on this matter were received from various parties, including SHAG, MI, and Oswego.1

         The information provided by Niagara Mohawk in its EAF, the parties' comments and responses, and other information were evaluated in order to determine whether the potential impacts resulting from adopting the Settlement's terms would be within the bounds and thresholds of the FGEIS adopted in 1996. Arguably, all of the potential impacts need not be considered given that some result from Type II exempt rate actions. Nonetheless, the analysis examined all areas in which impacts would reasonably be expected.

         No impacts were found to be associated with the Settlement's treatment of the competitive transition charge (CTC).

         Localized community economic impacts may occur (e.g., due to reduced tax receipts or employment at existing generating stations), but these would be balanced by positive effects in other localities.

         Another potential concern is the possible increase in air pollution that could accompany increased demand for electric energy. It is possible that increases in energy demand will result from the Settlement's decrease in rates and in DSM expenditures: 0.50% average annual increased demand over the 1997-2012 period from the former and 0.13% increased demand from the latter. Each of these incremental growth rates is an upper bound. For example, it is not clear that all of the rate reductions from the Settlement should be attributed to restructuring; and the lower DSM expenditures do not consider ESCO DSM spending. Staff's view is that the actual growth rates

--------
1 The final Environmental Assessment Form is Appendix C. The substantive comments received are considered here and in the EAF. As a procedural matter, Oswego excepts, contending we have failed to comply with the requirements of SEQRA to date. However, as detailed above, the process we have used complies fully with the applicable requirements. Moreover, the attached EAF addresses the substantive and environmental concerns that were raised by Oswego and other parties.

CASES 94-E-0098 and 94-E-0099


will be substantially less than the corresponding rates in the FGEIS (1% annual incremental growth from the "high sales" scenario, and 0.29% from the "no incremental utility DSM" scenario).

         Because of the inherent uncertainty in forecasting future impacts, as a matter of discretion, monitoring of the restructuring and environmental impacts is being implemented and a system benefits charge is being established.

         Based on these analyses, the potential environmental impacts of the Settlement are found to be within the range of thresholds and conditions set forth in the FGEIS. Therefore, no further SEQRA action is necessary. We note, however, that we will act in the future on the company's plan for auctioning its generation assets. Additional SEQRA analysis may be required at that time.

         12. Other Matters
             -------------

             a. Cost Allocation Manual Review Procedures
                ----------------------------------------

         The Settlement requires Niagara Mohawk to file a cost allocation manual with the Director of the Office of Accounting and Finance that will become effective 30 days after it is submitted if the Director accepts the company's filing.1 The Judge recommended that the National Electrical Contractors Association (NECA) and other interested parties be allowed to examine the company's proposed manual and submit comments to the Director for his consideration.

         On exceptions, Niagara Mohawk says acceptance of the Judge's recommendation would change the Settlement which did not contemplate an opportunity for anyone to submit comments concerning the manual. The company also says it did not expect the Director to approve the manual but merely to accept it for filing purposes. While Niagara Mohawk does not object to NECA

--------
1    Settlement Sec.9.2.1.3.

CASES 94-E-0098 and 94-E-0099


inspecting its proposed manual, it is opposed to NECA, or any other party, slowing the process the Settlement envisions.

         We adopt the Judge's recommendation allowing anyone interested in the company's cost allocation manual to submit timely comments to the Director of the Office of Accounting and Finance before he accepts the proposed manual. If need be, the Director can postpone the effective date of the manual, or any subsequently proposed amendments and supplements, beyond the 30-day period stated in the Settlement if additional time is required to consider any comments he receives. If the company submits a proposed manual which the Director considers to be unacceptable, our understanding of the Settlement is that he has the authority to refuse to accept the company's filing. In any event, by allowing parties to file comments we do not intend that there be any delay in this process.

            b. Disclosure of Social Security Numbers
               -------------------------------------

         DOL proposed that Niagara Mohawk be required to inform customers in all instances that provision of social security numbers to an ESCO is not necessary to obtain electric service. The Judge recommended against the proposal.

         On exceptions, DOL urges that customers be notified of their right to decline to provide their social security information and that such action will not adversely affect service. DOL says customers should know that they can keep this information private to avoid its misuse.

         Niagara Mohawk responds that it complies with laws that apply to social security numbers and it knows of no customer who has been injured by having been asked to provide the company this form of identification. It urges us to refrain from imposing new disclosure requirements that neither Congress nor the Legislature has seen fit to impose.

         DOL also presented its concerns about the use of social security numbers in a recent rulemaking proceeding, Case 96-M-0706, in which we changed some of our consumer protection rules to streamline their operation, remove burdens on

CASES 94-E-0098 and 94-E-0099


utility companies, and maintain adequate customer protections. In that case, we said:

         In its comments on the Revised Rulemaking, [DOL] again argues for a prohibition on social security numbers, or that potential customers should at least be informed that disclosure is voluntary and no harmful consequences will come to those who refuse to supply it. [DOL] does not offer any new reasons why the use of social security numbers should be prohibited; we will not revise the proposal on this matter. However, we do agree that potential customers should not be coerced into revealing social security numbers or left with the impression that refusal to reveal a social security number will result in harmful consequences. If customers are asked for a social security number, they should also be made aware that they are not required to give it, and that other identification will be accepted.1

         The rule we adopted applies to this situation and all ESCOs; this statement addresses adequately the concerns DOL raised in these cases.

         c. Future Tax Refunds
            ------------------

         The Settlement seeks to streamline the handling of future tax refunds and deficiency assessments. The company would keep any refunds of up to $500,000 each and it would not be able to recover any liabilities up to this amount. Refunds and liabilities exceeding this amount would be deferred for disposition after the Settlement term.2 According to the Settlement, the company would not file a formal notice of the tax refunds it receives nor would additional hearings be convened.3


--------

1 Case 96-M-0706, Consumer Protection Rule Amendments, Memorandum and Resolution Adopting Amendments To 16 NYCRR Part 11 (issued February 17,
     1998), p. 6.

2    Settlement Sec.11.1.2.

3    Id.

CASES 94-E-0098 and 94-E-0099


         In response to DOL's objection to this proposed procedure, the Judge recommended that the company continue to provide formal notice of its refunds and that a decision on whether to hold a hearing be made after such notice is provided. The Judge supported the Settlement's substantive treatment of future refunds and recommended that the company have the benefit of a rebuttable presumption that the Settlement results should apply.

         On exceptions, Niagara Mohawk urges that the Settlement's approach to future refunds be adopted in its entirety. It insists that notice and hearings should not be needed for any refunds under $500,000.

         In response, CPB urges us to preserve the option to hold a hearing in any instance that may warrant one. It agrees with Niagara Mohawk that hearings are not needed for trivial matters but, it says, that should be decided after notice is provided.

         The notice requirements implementing PSL Sec.113(2), set forth at 16 NYCRR Sec.89.3, will be followed since they are not burdensome and we reserve the right to schedule a hearing upon the filing of such notice. However, we will establish a rebuttable presumption that all refunds received during the Settlement's term should be accounted for and applied as the Settlement provides. The Settlement provision is adopted subject to this change or condition.

         d. Residential Hydroelectric Allotments
            ------------------------------------

         PULP objects to the Settlement's method for providing residential customers the benefit of certain low-cost hydroelectric power to which they are entitled. Rather than include this cost in the company's base rates, it would prefer to see hydropower separately stated on customers' bills without any markups. PULP says its approach is consistent with the move to unbundled charges, and it asserts its proposal should be adopted to ensure residential customers receive their full allocation of this low-cost electricity. Essentially, PULP is concerned

CASES 94-E-0098 and 94-E-0099


customers may end up paying more for NYPA hydropower based on its market value.

         The Judge recommended against this proposal because PULP did not show the Settlement would deprive residential customers of any of the benefits of their allocation of this power. PULP excepts, requesting that further proceedings be established at which Niagara Mohawk would prove the Settlement approach is the best means to provide hydropower benefits to residential customers.

         Niagara Mohawk responds, pointing to testimony and other information establishing that residential customers will continue to receive all their hydropower benefits of approximately $45 million per year. Similarly, Staff affirms that unbundling electricity charges will have no impact on the customers' hydropower benefits and they will receive them no matter who is their chosen supplier. Staff notes also that NYPA, the authority charged with the responsibility of administering this power, supports the Settlement, among other reasons, because it ensures residential customers will continue to receive their full hydropower benefits.

         Having considered PULP's points, we find that the Judge's recommendation properly resolves this matter. For the reasons offered by the Judge and the parties, PULP's exception is denied.

         e. PULP's Legal Arguments
            ----------------------

         PULP excepts to the Settlement's approach for implementing competition in the electric industry and claims we lack authority to implement its provisions. First, it objects to an expansion of LICAP through 2002 because it generally does not include customers who receive public assistance. It claims that these customers should have the same opportunity to obtain favorable credit terms as non-recipients of public assistance and that LICAP violates the Equal Credit Opportunity Act (ECOA).1

--------
1    Specifically, 15 U.S.C. Sec.1691(a)(2).

CASES 94-E-0098 and 94-E-0099


PULP insists that LICAP coverage of public assistance customers in the Child Assistance Program and the company's willingness to test a pilot program for public assistance customers is not enough to satisfy the ECOA's requirements.

         Next, PULP claims the Settlement's utility generation divestiture provisions would adversely affect the company's ability to provide adequate service, as the company would no longer own and operate facilities needed to supply customers. At most, it believes that the Settlement's proponents should have developed a proposal for comprehensive restructuring legislation rather than pursue generation divestiture through the Settlement.

         Similarly, PULP objects to the Settlement provisions contemplating that ESCOs will sell electricity to the public. PULP insists that they cannot do so without satisfying statutory requirements applicable to electric utility companies. It says all market entrants should be required to provide the customer service and rate protections that public utilities are currently required to provide.

         PULP also says the Settlement's retail access plan is impermissible. Rather than allow the market to set electricity prices, PULP says administrative action must set just and reasonable prices for adequate service. PULP doubts that adequate competition will emerge to protect customers' interests and it would prefer to see legislation establish competition in the electric industry. At a minimum, PULP urges us to condition the Settlement's approval on the formation of an adequate competitive electric market in which no sellers can exercise market power. It objects to any relaxation of the service rules applicable to electric utilities for the benefit of the ESCOs.

         Finally, PULP claims that, before we can establish any competitive opportunities policies, legislation should address the impacts of such changes on municipalities. As tax bases and local employment may suffer, PULP urges legislation be passed to address these matters.

         In response, Niagara Mohawk and Staff insist that PULP is viewing the applicable legal requirements too restrictively

CASES 94-E-0098 and 94-E-0099


and it is ignoring recent case law that supports the approach being used here. Staff also says PULP's legal arguments have already been presented, considered, and rejected.

         With the exception of PULP's challenge to Niagara Mohawk's LICAP, this party has not presented any new legal arguments or theories that we have not already considered and rejected. They deserve no further consideration here and PULP's exceptions on them are denied for reasons explained elsewhere.1

         As to LICAP, we are satisfied it does not violate the Equal Credit Opportunity Act. To begin, LICAP is not primarily intended to be a mechanism for providing credit to customers. Instead, it is a means for the company to control its uncollectibles and the amount of bad debt it incurs, benefiting all customers. Moreover, even if the ECOA applies, a creditor does not violate the law if a refusal to extend credit to a public assistance recipient is made pursuant to a program otherwise expressly authorized for a class of disadvantaged persons.2 The LICAP proposal targets such a group, while taking into account the limited resources available for such a program in the circumstances presented. Finally, to the company's credit, it has agreed to substantially enlarge the scope of this program and make it applicable to more public assistance recipients. The company has also not ruled out the possibility that a suitable program to decrease arrears and uncollectibles might be developed for other public assistance customers. For all of these reasons, PULP's exceptions to the LICAP recommendations are denied.

--------
1 See, for example, Case 94-E-0952, Competitive Opportunities, Opinion and Order Deciding Petitions for Clarification and Rehearing, Opinion No. 97-17 (issued November 18, 1997), mimeo pp. 29-35.

2   15 U.S.C. Sec. 1691(c)(1).

CASES 94-E-0098 and 94-E-0099


         f. Standard Performance Contracts
            ------------------------------

         With respect to system benefits charges (SBC), the Settlement says:

         [n]othing in this agreement will prohibit the Statewide administrator from allocating a significant portion of the total SBC revenues derived from Niagara Mohawk's customers to be disbursed within Niagara Mohawk's service territory through competitive standard performance contracts which provide for stipulated pricing for energy efficiency, consistent with any generic guidelines for SBC expenditures separately developed from this proceeding by the PSC.1

         In its initial trial brief in these cases, NAESCO supported the Settlement's SBC provisions. Pointing to this provision, NAESCO said it supported the competitive distribution of energy efficiency funds through a standard performance contract mechanism with stipulated pricing. The Judge recited NAESCO's position in the recommended decision and MI, another Settlement supporter, excepts.

         MI disputes NAESCO's characterization of the provision and says its clear language does not provide support for standard performance contracts. According to MI, this provision merely preserves the matter for a future generic proceeding and the Settlement would permit such contracts to be used in the Niagara Mohawk service territory if they are allowed as a matter of general policy. NAESCO does not respond to MI's description of this section.

         MI is correct that the Settlement only establishes that the use of standard performance contracts is not barred by the agreement. Whether such contracts should be employed remains open for further consideration.

--------
1   Settlement Sec.7.1.2.

CASES 94-E-0098 and 94-E-0099


         g. Local Taxes and the CTC
            -----------------------

         The City of Oswego claimed that the Settlement would adversely affect its tax structure and eliminate a significant source of its tax revenues. It proposed that lost tax revenues, due to reductions in the value of utility generation assets, be included in the CTC as part of the transition to a competitive, electric generation market. The Judge recommended that this proposal be rejected and Oswego excepts.

         Oswego says the Commission has the authority, and the public interest would be well served, to require that local taxing jurisdictions recover lost tax revenue through the CTC. However, Niagara Mohawk urges that local municipalities not be allowed to recover the cost of governmental and local services in utility charges applicable to all customers. The company says it is unfair to burden customers elsewhere with the costs for local services, which do not benefit and cannot be controlled by them.

         Staff responds that Oswego's tax problems are not due to the Settlement. It observes that the Settlement neither changes the City's tax base nor alters Oswego's assessment of the company's property. If anything, Staff says, the Settlement serves Oswego's interests by providing for three-year energy purchase contracts for the generation units that are sold. The allowance made for such contracts presumes that property taxes will continue to apply.

         The City of Oswego's proposal to include "stranded taxes" in the CTC is denied. We agree with the company that there are inequities in including any such amounts in the CTC that applies to all customers. Staff is also correct that the Settlement provides the City, and other municipalities that host utility generation facilities, a transition period with the

CASES 94-E-0098 and 94-E-0099


energy purchase contracts Niagara Mohawk expects to execute with the firms that buy its plants.1

         h. Additional Public Comments
            --------------------------

         The recommended decision considered the comments made by customers and their representatives at the public statement hearings and in correspondence. Written comments from persons interested in the Settlement continued to be submitted after the recommended decision was issued. For example, substantial comments about numerous Settlement provisions have been received from The Wing Group, a City of Buffalo Council Member, and a Washington, D.C. public utility consultant. Comments have also been received from the Sierra Club in the Niagara region, and the Statewide Senior Action Council, which reinforce the statements made by their respective members at the public statement hearings. Various firms interested in self-generation and customers interested in municipal power have also continued to submit comments on the Settlement's provisions, all of which have been considered.

         i. Recently Settled and Corrected Matters
            --------------------------------------

         By letter dated January 22, 1998, Niagara Mohawk notified us that, as contemplated by the Settlement, various parties had considered the details of an implementation mechanism for the expanded LICAP program and had reached an agreement. These parties arrived at a performance incentive mechanism that contains annual enrollment, service, and workshop goals for the company to meet. Niagara Mohawk's failure to achieve these goals would subject the company to financial penalties of up to

--------
1 We are aware that Niagara Mohawk is participating in ongoing negotiations with the City of Oswego, County, and School District representatives on the future tax status of the company's facilities in Oswego. We consider such negotiations between municipalities and utility companies to be a beneficial means for resolving such issues, absent legislation.

CASES 94-E-0098 and 94-E-0099


$1.1 million per year. The company will also provide quarterly and annual reports concerning its progress and performance.

         By letter dated January 23, 1998, the company also notified us that various parties have agreed on provisions for the customer service backout credit, as provided by the Settlement. Niagara Mohawk's revenue exposure for these credits is limited to $30 million during the first three years covered by the Settlement. This amount is allocated among the company's service classes and, if the class allocations are reached, access to the credits will be restricted. Staff will review the company's subscription levels, historical data, and its calculations when the available amounts may be exhausted. ESCOs will also be informed of the amounts that remain available to them.

         While we received these agreements after briefs opposing exceptions were filed, the parties to these proceedings were on notice that these matters would be considered and that the details of the LICAP performance incentive mechanism and a customer service backout credit would be submitted to us for consideration with the Settlement. This approach drew no objections when it was presented nor has any party criticized the specific provisions that have been reached. Accordingly, we will adopt the agreed-upon terms for these two additional issues.

         Finally, by letter dated February 13, 1998, Niagara Mohawk notified us that a provision the parties had intended to include in the Settlement was inadvertently omitted. The Settlement eliminates Niagara Mohawk's fuel adjustment clause (FAC). However, when the FAC ends, the company will have either a positive or negative deferred fuel balance that must either be paid back to customers or collected from them. The settling parties intended to include in the Settlement a provision to flow through the deferred fuel balance to customers over two monthly billing cycles. To accomplish this, the company has provided a revision for Settlement Sec.4.3.1. We accept this revision to the Settlement to the extent it allocates to customers deferred costs or benefits properly allocable to them.

CASES 94-E-0098 and 94-E-0099


         j. Finch's Exceptions
            ------------------

         Finch urges us to adopt and apply four general principles to on-site generation:

         (1) Supplemental service rates for on-site generators should be the same as the rates that apply to full service customers in the same service category;

         (2) Backup and maintenance service rates for on-site generators should be set using the same cost method that is used to develop rates for similar full requirements customers;

         (3) On-site generators should be given the option to obtain firm service at the same rates that apply to similar customers without on-site generation; and,

         (4) Customers with existing on-site generation facilities should not be transferred to a new service class that would substantially increase the rates applicable to them.

         Finch complains that the Settlement proponents have not provided a proposed tariff for the on-site generation parties to examine and see how the Settlement would actually apply to them. It insists that only a smattering of general concepts has been offered for consideration. Finch is concerned about such things as the amount of the proposed access charges, the applicable energy rates, surcharges, and reconciliations. It also claims that the proponents do not share a common understanding of the Settlement's on-site generation rate, tariff, and stranded cost provisions. Given such uncertainties as these, Finch says, it is impossible for on-site generation customers to determine how the Settlement specifically affects them. It believes this portion of the Settlement should be rejected and Niagara Mohawk should be required to provide a specific proposal for consideration now.

         Also with respect to the Settlement's on-site generation provisions, Finch claims they are unduly discriminatory, unjust and unreasonable, and not in the public

CASES 94-E-0098 and 94-E-0099


interest. It says they are contrary to the Public Service Law, the Public Utility Regulatory Policies Act (PURPA), and the Federal Energy Regulatory Commission (FERC) regulations implementing PURPA. Further, it maintains they are anti-competitive and preclude on-site generators from using economically competitive alternatives.

         In response to Finch, the company points out that this party entered the proceedings after the close of the record, did not contribute to the record, and did not participate in the settlement process. Nonetheless, the company responds to Finch's policy and legal arguments.

         As to Finch's concerns about rate discrimination, Niagara Mohawk says the existing and proposed service classes for on-site generators are based on their common characteristics and cost of service. It points out that such customers require continuous connections to the company's system for backup power and, as a group, they have distinguishable load and cost characteristics. The company contends that the Settlement's provisions for these customers are designed to recover the fixed costs associated with each customer's historic level of usage and to recover a proper share of stranded costs. Thus, the company says Finch errs in claiming that the Settlement's S.C. 7 provisions are not cost based.

         With respect to whether the intended revisions for S.C. 7 should have been submitted with the Settlement, Niagara Mohawk says the Settlement contains the complete proposal for revising the service classification and nothing more is needed for it to be approved. Given the complexity of these proceedings and large amount of activity they require, the company claims it is reasonable for action on the S.C. 7 tariff revisions to follow the Settlement's approval.

         Concerning the claim that the on-site generation rate proposal violates state and federal statutes and regulations, Niagara Mohawk denies Finch's assertion. The company insists that the Settlement's provisions are consistent with PURPA and FERC regulations requiring that accurate data and consistent

CASES 94-E-0098 and 94-E-0099


systemwide costing principles be used to set all customers' rates. Finch objects to the rate reductions for customers other than on-site generators; but, the company says this aspect of the Settlement is not discriminatory. Niagara Mohawk points out that the parties vigorously negotiated allocation of the rate decreases and applying the rate decreases to full service customers is fully justified.

         Next, Niagara Mohawk says on-site generators must pay stranded costs because the company stands ready to serve their load requirements at any time. According to the company, the valid reasons for not treating on-site generators the same as full requirement customers include the need to discourage uneconomic bypass and to avoid shifting costs to other ratepayers.

         Finally, the company says the Settlement's on-site generation provisions are clear and it will not have any difficulties submitting a revised S.C. 7 that complies with the Settlement. To the extent any party's view of the Settlement's requirements differs from the company's, it says any such matters can be resolved when the revised tariffs are filed.

         MI says Finch's claims of disparate treatment should not be credited because the Settlement does not produce or require any such results. MI suggests that Finch wait and see the new, on-site generation tariffs the company proposes, and the results of Niagara Mohawk's generation auction, before it launches any such charges.

         MI is correct that Finch's concerns about the actual rates and charges Niagara Mohawk will file to implement, the Settlement's provisions applicable to on-site generation are premature and should await the company's tariff filing. When the tariff is submitted, Finch and other parties will have an opportunity to examine it and provide their comments.

         In any event, Finch's broad criticisms and legal challenge of the Settlement's on-site generation provisions are rejected. Like all other classes of Customers, the on-site generators that subscribe to Niagara Mohawk's backup and

CASES 94-E-0098 and 94-E-0099


supplemental services must bear a portion of the company's stranded costs in fairness to all other customers who must also pay these costs. Moreover, it is reasonable to revise the S.C. 7 tariff due to the company's restructuring and the transition being made to a competitive market. During the transition period, uneconomic alternatives should not be encouraged as the company must be assured of a reasonable opportunity to pay its MRA-related costs.

         We have examined Finch's claims of discrimination and anti-competitive rates and find that the Settlement's on-site generation provisions do not violate any state or federal requirements that preclude undue discrimination and anticompetitive behavior. The Settlement proponents have detailed and supported the Settlement's acceptable approach to this class of customers. Clear differences exist between these customers and the company's full requirements customers supporting the separate classifications and the differing treatment they receive under the Settlement. There is, therefore, no need to adopt Finch's four general principles for on-site generators. The principles we normally adhere to design rates and to allocate revenue requirements will continue to apply except to the extent the Settlement requires any departures for its proper implementation.

         Finally, as discussed above, in making the transition from the existing S.C. 7 tariff to the revised tariff required by the Settlement, we are concerned that there not be any harsh impact for customers who, as of October 10, 1997, decided to implement on-site generation and have made a substantial investment. Niagara Mohawk will be required to present a proposal addressing this concern, and the parties may comment on it, before we consider the company's revised tariffs for S.C. 7. To the extent any other matters require our attention, there will be ample opportunity for the parties to state specific concerns in their comments on the company's on-site generation tariff revisions.

CASES 94-E-0098 and 94-E-0099


         k.   Recovery of Costs Associated With
               Termination of Gas Transportation
               and Peak Shaving Agreements
              ----------------------------------

         Appendix B of the Settlement provides that the company would continue to recover, solely from gas customers, lost revenues or additional costs incurred in connection with new peak shaving and gas transportation contracts, in effect extending the terms and duration of the Stipulation and Agreement among the parties in Cases 95-G-1095 and 95-G-0091. We approve the gas-customer-only recovery mechanism to the extent it is limited to lost revenues and replacement costs incurred between now and October 31, 1999, as provided in the Gas Stipulation and Agreement. However, without fuller explanation of the relative benefits of restructuring the peak shaving and transportation contracts, we are unwilling at this time to extend this gas-customers-only recovery mechanism beyond October 31, 1999. We shall review the appropriate allocation between the gas and electric departments at the time the company files its proposed recovery mechanism of such lost revenues and replacement costs beyond October 31, 1999.

         l. Service Quality Incentive
            -------------------------

         Section 6 of the Settlement describes a service quality incentive whose total value is $6.6 million (30 basis points) per year. The total would be allocated one half to a customer service performance inventive and the balance would be for a service reliability incentive. The company is not now providing high levels of service and it will continue to face serious financial pressures. In these circumstances, a strong incentive is appropriate. To ensure that the company remains focused on its service obligations during the Settlement term, this provision is adopted subject to the modification that the $6.6 million is doubled and all the maximum dollar penalties associated with various scored intervals are doubled accordingly.

CASES 94-E-0098 and 94-E-0099


                                   CONCLUSION
                                   ----------

         The terms of the Settlement and the Master Restructuring Agreement, summarized and discussed above, will offer a generally sound regulatory framework for Niagara Mohawk, its competitors, and its customers in the transition to fully competitive generation and energy services markets. Among other things, the Settlement and MRA reverse the upward spiral of rate increases experienced by ratepayers in the past and replace it with significant rate decreases. These rate reductions, brought about primarily by the company's absorption of up to $2 billion in revenue losses, savings from the MRA, and reduced taxes, avoid the need to consider the company's alternative pending request for a $3.25 million (10.5%) rate increase and the prospect of further rate increases driven by uneconomic power purchase contracts.1 The majority of the nominal revenue reductions will be enjoyed by the residential and commercial classes. At the same time, significant rate reductions will be implemented for large industrial and commercial customers, reductions which are essential to attract and retain jobs and boost the economy of upstate New York. Other important benefits include the company's prompt divestiture of its fossil and hydro generation and the restructuring of a substantial amount of IPP generation capacity to market pricing. In 1999, all customers will have the ability to choose their energy supplier. These benefits, in our view, would not be achieved by any of the alternatives that have been presented or that we are otherwise aware of, including the bankruptcy alternative and the various legislative proposals now pending.

         Having reviewed the Settlement's terms, the recommended decision, the parties' exceptions, the public's comments, and the Environmental Assessment Form prepared for us by our Staff, we find that there are several terms that are not satisfactory under the circumstances presented. They are discussed in detail above.

--------
1 Niagara Mohawk's contractual commitments to the IPPs alone have been rising by $50 million per year. Tr. 13,040.

CASES 94-E-0098 and 94-E-0099



Such items include the terms for the proposed cost recovery shift from energy to customer charges for the residential and small commercial classes, the base period for implementing the S.C. 1 and S.C. 2 rate reductions, the prejudgment of a royalty treatment beyond the Settlement's term, the incentive for divestiture of non-Oswego fossil and hydro generation, service quality penalties, recovery of certain lost gas revenues and new gas costs, and the disposition of certain tax refunds.

         These and other terms of concern to us are adopted subject to the conditions or modifications described above or, in the case of the proposed customer charge increases, are not adopted at this time. With the modifications and conditions, the Settlement and Master Restructuring Agreement satisfy the objectives enumerated in Opinion No. 96-12 and meet the criteria states in our Settlement Guidelines.

         Accordingly, the terms of the Settlement and the Master Restructuring Agreement are adopted with all the modifications and changes discussed in this opinion and order. Inasmuch as those terms and our modifications and conditions are interrelated, if any term, modification, or condition is modified, vacated, or otherwise materially affected on judicial review, we may re-examine our entire decision.

The Commission Orders:
---------------------

         1. The terms of the Niagara Mohawk Power Corporation PowerChoice Settlement Agreement, Exhibit 97-1 in these proceedings, including the revisions submitted by letters dated December 9, 1997 and February 13, 1998, and the supplements submitted by letters dated January 22 and 23, 1998, subject to the modifications and conditions described in this opinion and order, are adopted and incorporated as part of this opinion and order.

         2. Niagara Mohawk Power Corporation is directed to cancel the suspended tariff amendments and supplements listed in Appendix B concurrent with the effective date of tariffs filed in

CASES 94-E-0098 and 94-E-0099


conjunction with the implementation of the PowerChoice Settlement Agreement, the PowerChoice Implementation Date.

         3. The company is directed to file as soon as is reasonably possible, but not later than May 19, 1998, tariff amendments implementing the Settlement. The amendments shall become effective on not less than sixty (60) day's notice. The company shall serve copies of its compliance filing upon all parties to this proceeding. Any comments on the filing must be received at the Commission's offices within 45 days of service of the company's proposed amendments. The amendments shall not become effective on a permanent basis until approved by the Commission. The requirement of the Public Service Law that newspaper publication be completed prior to the effective date of the amendments is waived, but the company is directed to file with the Commission, not later than six weeks following the effective date of the amendments, proof that a notice of the changes set forth in the amendments and their effective date has been published for four consecutive weeks in a newspaper having general circulation in the service territory of the company.

         4. Sections 4.5.1.2, 4.6.1.2 and 4.6.2.1 of the agreement addressing the rebalancing of customer and energy charges shall be modified as follows:

         Monthly customer charges for residential, small commercial non-demand and demand metered customers shall be fixed at $9.67, $14.65, and $27.22, respectively, at this time.

The parties may address the customer charge/energy charge rebalancing issues presented in these proceedings commensurate with the review period preceding Commission approval of unbundled tariffs for these customers.

         5. The primary tariff filings directed in Clause 3 above required to effectuate initial implementation of the PowerChoice Settlement Agreement shall include unbundled retail access tariffs for Customer Groups I and II, as defined in Sec.8.2 of the agreement, bundled (standard) tariffs for all remaining

CASES 94-E-0098 and 94-E-0099


customers not included in the above, and shall reflect the price reductions specified in Sec.4.0 of the agreement and otherwise described herein. Subsequent unbundled tariff filings for customers in Groups III, IV and V should be made at least ninety (90) days prior to each group's scheduled date for obtaining retail access.

         6. Niagara Mohawk Power Corporation is directed to file by no later than April 3, 1998 a tariff amendment, to become effective on one day's notice on a temporary basis, to grandfather the electric rates applicable to on-site generators who can demonstrate that as of October 10, 1997 they had made a decision to proceed with and had a substantial investment in self-generation. The company shall serve copies of its proposal upon all parties to this proceeding. Any comments on the proposal must be received at the Commission's offices within 10 days of service of the company's proposal. The amendments shall not become effective on a permanent basis until approved by the Commission. The requirement of the Public Service Law that newspaper publication be completed prior to the effective date of the amendments is waived, but the company is directed to file with the Commission, not later than six weeks following the effective date of the amendments, proof that a notice of the changes set forth in the amendments and their effective date has been published for four consecutive weeks in a newspaper having general circulation in the service territory of the company.

         7. Niagara Mohawk is authorized to file tariff amendments, to become effective on not less than one day's notice on a temporary basis, to implement the open access charges for municipalizations. Any comments on the proposal must be received at the Commission's office within 10 days of service of the company's proposal. The amendments shall not become effective on a permanent basis until approved by the Commission. The requirement of the Public Service Law that newspaper publication be completed prior to the effective date of the amendments is waived, but the company is directed to file with the Commission, not later than six weeks following the effective date of the

CASES 94-E-0098 and 94-E-0099


amendments, proof that a notice of the changes set forth in the amendments and their effective date has been published for four consecutive weeks in a newspaper having general circulation in the service territory of the company.

         8. To the extent exceptions to the recommended decision issued in these proceedings on December 29, 1997 are not moot, or are otherwise granted, they are denied.

         9. The potential environmental impacts of these terms are within the bounds and thresholds evaluated in the 1996 FGEIS, and, therefore, no further SEQRA action is necessary in these cases at this time.

         10. Niagara Mohawk, in cooperation with Staff, shall monitor the environmental impacts of electric restructuring resulting from this order.

         11. Niagara Mohawk is authorized to include the following decommissioning related activities in its cost of service for Nine Mile 1: rampdown, wet fuel storage, dry fuel storage, and radioactive dismantlement costs in the amount of $23,227,000 in each year commencing on April 1, 1998 through 2009, unless and until the Commission orders otherwise. The company is authorized to deposit $18,494,000 of its Nine Mile1 decommissioning authorization in a tax qualified nuclear decommissioning fund and $4,733,000 in a non-qualified nuclear decommissioning fund. The company is also authorized to include in its cost of service, the following decommissioning related activities for its 41% share of Nine Mile 2: rampdown, wet fuel storage, dry fuel storage, and radioactive dismantlement costs in the amount of $4,776,000 which it is authorized to deposit in each year commencing on April 1, 1998 through 2026 in a tax qualified nuclear decommissioning fund, unless and until the Commission orders otherwise. These plant decommissioning authorizations are based on plant specific studies escalated using the estimated escalation factors described below. The estimated decommission related activities of Nine Mile 1 and the company's 41% share of Nine Mile 2, in 1998 dollars, are $518 million and $262 million, respectively. Using an escalation

CASES 94-E-0098 and 94-E-0099


factor of 3.5%, the Nine Mile Unit 1 radioactive decommissioning costs are estimated to be approximately $901 million in 2009, and the company's share of the Nine Mile 2 radioactive decommissioning cost is estimated to be about $802 million in 2026. The funding assumptions are based upon the DECON method of decommissioning and are assumed to be incurred between 2009 and 2041 for Nine Mile 1 and between 2026 and 2045 for Nine Mile 2. These time periods presently represent the respective years over which each plant is assumed to be decommissioned. An after-tax trust fund earning rate of 6.3% was used for the Nine Mile 1 trust fund and a 6.9% rate for the Nine Mile 2 trust fund. All applicable costs collected from ratepayers shall be deposited by the company in external trust funds on a quarterly basis.

         12. For each of the five years of the Settlement period, Niagara Mohawk Power Corporation is directed to defer any interest rate savings related to the senior subordinated notes or other debt instruments used to finance the MRA buyout. The savings will be calculated by comparing the actual interest rate(s) to the 8.5% interest rate forecasted for such debt as included in Appendix C of the Settlement. The savings will be included in Account 253, Other Deferred Credits, until such time as the Commission utilizes the deferred savings.

         13. Niagara Mohawk Power Corporation shall submit a written statement of unconditional acceptance of the modifications and conditions contained in this opinion and order, signed and acknowledged by a duly authorized officer of the company by April 3, 1998. The company's statement should be filed with the Secretary of the Commission and served on the parties to these proceedings.

         14. Cases 94-E-0098 and 94-E-0099 are continued.


                                    By the Commission,



                  (SIGNED)          JOHN C. CRARY
                                      Secretary

CASES 94-E-0098 and 94-E-0099                                      APPENDIX A
                                                                   Page 1 of 4


                                   APPEARANCES
                                   -----------


FOR DEPARTMENT OF PUBLIC SERVICE STAFF:

         Elizabeth H. Liebschutz, Esq. and Jane C. Assaf,  Esq.
         Staff Counsel, Three Empire State Plaza, Albany,
         New York 12223-1350.

FOR NIAGARA MOHAWK POWER CORPORATION:

         M. Margaret Fabic, Esq., Chief Counsel, 300 Erie Boulevard West, Syracuse, New York 13202.

         Swidler & Berlin (by J. Phillip Jordan, Esq. and     William
         B. Glew, Jr., Esq.), 3000 K Street, N.W., Suite 300,
         Washington DC 20007.

         Adams, Dayter & Sheehan, LLP. (by Timothy P.
         Sheehan, Esq.), 39 North Pearl Street,
         Albany, New York 12207.

FOR SETTLING INDEPENDENT POWER PRODUCERS:

         Read and Laniado (by Howard J. Read, Esq. and
         Sam M. Laniado, Esq.), 25 Eagle Street,
         Albany, New York 12207.

FOR NEW YORK STATE CONSUMER PROTECTION BOARD:

         James F. Warden, Jr., Esq., Five Empire State Plaza,
         Albany, New York 12223.

FOR CITY OF COHOES:

         Peter Henner, Esq., P.0. Box 326,
         Clarksville, New York 1204l.

FOR CITIES OF FULTON AND OSWEGO:

         Paul V. Nolan, Esq., 5515 North 17th Street,
         Arlington, Virginia 22205.

FOR PUBLIC UTILITY LAW PROJECT:

         Gerald Norlander, Esq., 90 State Street,
         Albany, New York 12207.

FOR NEW YORK STATE ELECTRIC & GAS CORPORATION:

         Huber, Lawrence & Abell (by Amy A. Davis, Esq.),
         605 Third Avenue, New York, New York 10158.

CASES 94-E-0098 and 94-E-0099                                       APPENDIX A
                                                                    Page 2 of 4


                                   APPEARANCES
                                   -----------

FOR RETAIL COUNCIL OF NEW YORK:

         Cohen, Dax & Koenig, P.C. (by Paul Rapp, Esq.),
         90 State Street, Albany, New York 12207.

FOR MULTIPLE INTERVENORS AND STEAM HOST ACTION GROUP:

         Couch, White, Brenner, Howard & Feigenbaum
         (by Algird White, Esq., Leonard Singer, Esq., and
         Doreen Saia, Esq.), 540 Broadway, P.O. Box 22222,
         Albany, New York 12201-2222.

FOR ENRON CAPITAL & TRADE RESOURCE CORP.:

         Bracewell & Patterson, L.L.P. (by Randall S.
         Rich, Esq.), 2000 K Street N.W., Suite 500,
         Washington, DC 20006.

FOR NORCEN ENERGY RESOURCES LIMITED:

         Brady & Berliner (by Peter G. Hirst, Esq.), 1225 19th Street N.W., Washington DC 20036.

FOR CONSOLIDATED NATURAL GAS TRANSMISSION CORPORATION:

         Whiteman, Osterman & Hanna (by Thomas O'Donnell, Esq. and Michael Whiteman Esq.), One Commerce Plaza,
         Albany, New York 12260.

FOR FINGER LAKES CHAPTER, NECA, INC.:

         McMahon, Kublick, McGinty & Smith P.C. (by Jan
         Kublick, Esq.), 500 South Selina Street,
         Syracuse, New York 13202.

FOR EMPIRE STATE DEVELOPMENT AND NEW YORK STATE DEPARTMENT OF
ECONOMIC DEVELOPMENT:

         Gloria Kavanah, Esq., One Commerce Plaza, Room 931,
         Albany, New York 12245.

FOR CITIZENS UTILITY BOARD:

         Robert Ceisler, 146 Washington Avenue,
         Albany, New York 12210.

FOR ANR PIPELINE:

         William Malcolm, Esq., 500 Renaissance Center,
         Detroit, Michigan 48243.

CASES 94-E-0098 and 94-E-0099                                       APPENDIX A
                                                                    Page 3 of 4


                                   APPEARANCES
                                   -----------

FOR SITHE ENERGIES USA, INC.:

         Read and Laniado (by Craig M. Indyke, Esq.),
         25 Eagle Street, Albany, New York 12207.

FOR LOCAL 97, IBEW:

         Thomas P. Primero, Jr., Agent, 890 Third Street, Albany,
         New York 12206.

         Blitman & King (by Donald D. Oliver, Esq.), The
         500 Building, 500 South Salina Street,
         Syracuse, New York 13202.

FOR COASTAL GAS MARKETING COMPANY:

         Cullen & Dykman (by Gerard A. Maher, Esq.),
         177 Montague Street, Brooklyn, New York 11201-3611.

FOR NEW YORK STATE DEPARTMENT OF LAW:

         Richard W. Golden, Esq., 120 Broadway, New York,
         New York 10271.

FOR U.S. EXECUTIVE AGENCIES:

         Robert A. Ganton, Esq., U.S. Department of Army,
         901 North Stuart Street, Suite 713,
         Arlington, Virginia 22203-1837.


FOR JOINT SUPPORTERS, CNG ENERGY SERVICES CORPORATION, AND NATIONAL ASSOCIATION OF ENERGY SERVICE COMPANIES:

         Ruben S. Brown, The E Cubed Company, 201 West 70th Street, Suite 41E, New York, New York 10023.

FOR ENTRUST, LLC:

         David A. Schilling, President, 100 Clinton Square,
         Suite 450, 126 North Salina Street, Syracuse, New York
         13202.

FOR ROCHESTER GAS AND ELECTRIC CORPORATION, CENTRAL HUDSON GAS & ELECTRIC CORPORATION, AND LONG ISLAND LIGHTING COMPANY:

         Nixon, Hargrave, Devans & Doyle (by Richard N. George,
         Esq.), P.0. Box 1051, Clinton Square,
         Rochester, New York 14603.

CASES 94-E-0098 and 94-E-0099                                        APPENDIX A
                                                                    Page 4 of 4


                                   APPEARANCES
                                   -----------

FOR NEW YORK POWER AUTHORITY:

         Eric J. Schmaler, 1633 Broadway, New York,
         New York 10019.

FOR WHEELED ENERGY POWER COMPANY OF NEW YORK:

         Joel Blau, 32 Windsor Court, Delmar, New York 12054.

FOR NEW YORK POWER FORUM:

         Cohen, Dax & Koenig, P.C. (by John W. Dax), 90 State
         Street, Suite 1030, Albany, New York 12207.

CASES 94-E-0098 and 94-E-0099                                       APPENDIX B
                                                                    Page 1 of 2


Amendments to Schedule P.S.C. No. 207 - Electricity

         Original Leaves Nos. 71-U, 101-B, 101-C, 101-D,
                  101-E, 101-F, 101-G, 101-H
         First Revised Leaves Nos. 79-N, 83-A7, 87-A4, 87-A5 Second Revised Leaves Nos. 70-C2, 70-H, 71-C, 79-0,
                  87-F2, 106-B, 165
         Third Revised Leaves Nos. 97-A, 100, 151
         Fourth Revised Leaves Nos. 57-A, 70-E, 106-A
         Fifth Revised Leaves Nos. 57-Bl, 70-I
         Sixth Revised Leaves Nos. 57-B, 105
         Seventh Revised Leaves Nos. 57-C, 106
         Eighth Revised Leaf No. 79-I
         Ninth Revised Leaf No. 79-F
         Eleventh Revised Leaf No. 83-A3
         Twelfth Revised Leaf No. 83-A4
         Thirteenth Revised Leaves Nos. 67, 79
         Fifteenth Revised Leaf No. 55-B
         Seventeenth Revised Leaf No. 70-D
         Eighteenth Revised Leaf No. 2
         Nineteenth Revised Leaf No. 55-A
         Twentieth Revised Leaf No. 101-A
         Twenty-First Revised Leaf No. 56
         Twenty-Second Revised Leaves Nos. 58, 99, 102 Twenty-Third Revised Leaves Nos. 57, 98 Twenty-Sixth Revised Leaf No. 95
         Twenty-Ninth Revised Leaf No. 85
         Thirtieth Revised Leaf No. 103
         Thirty-First Revised Leaves Nos. 87-C, 97, 101 Thirty-Fifth Revised Leaves Nos. 55, 104 Forty-First Revised Leaves Nos. 3, 89
         Forty-Third Revised Leaf No. 81
         Forty-Ninth Revised Leaf No. 83
         Fifty-Fourth Revised Leaf No. 94
         Fifty-Fifth Revised Leaf No. 80
         Fifty-Sixth Revised Leaf No. 88
         Fifty-Seventh Revised Leaf No. 84
         Fifty-Eighth Revised Leaf No. 78

Supplements Nos. 207, 215, 217 and 223 to Schedule P.S.C. No. 207
                                                    - Electricity

CASES 94-E-0098 and 94-E-0099                                       APPENDIX B
                                                                    Page 1 of 2

Amendments to Schedule P.S.C. 213 - Electricity (Street Lighting)

         First Revised Leaf No. 80
         Second Revised Leaf No. 78
         Third Revised Leaves Nos. 44, 79, 81, 84
         Twelfth Revised Leaves Nos. 9, 47
         Sixteenth Revised Leaf No. 55
         Seventeenth Revised Leaf No. 20
         Eighteenth Revised Leaf No. 49
         Twenty-Fifth Revised Leaf No. 43
         Twenty-Seventh Revised Leaf No. 46
         Thirtieth Revised Leaf No. 45
         Thirty-Fourth Revised Leaves Nos. 30, 33, 34, 36,
         40, 41
         Thirty-Fifth Revised Leaves Nos. 28-A, 31, 37
         Thirty-Sixth Revised Leaves Nos. 5, 6, 26, 28
         Thirty-Seventh Revised Leaves Nos. 27, 38, 39
         Thirty-Eighth Revised Leaves Nos. 16, 32, 35
         Thirty-Ninth Revised Leaves Nos. 15, 29
         Fortieth Revised Leaf No. 13
         Forty-Second Revised Leaf 14
         Forty-Third Revised Leaf 25

Supplements Nos. 67, 68, 69 and 70 to Schedule P.S.C. No. 207
                                               - Electricity

CASES 94-E-0098 and 94-E-0099


















                                   APPENDIX C

                                     617.20

                       State Environmental Quality Review
                          ENVIRONMENTAL ASSESSMENT FORM

PROJECT INFORMATION

--------------------------------------------------------------------------------
1.  APPLICANT/SPONSOR:
    NIAGARA MOHAWK POWER CORPORATION (NMPC)

2. PROJECT NAME: ELECT. RATE/RESTRUCTURING - CASE 94-E-0098, 94-E-0099
--------------------------------------------------------------------------------
3. PROJECT LOCATION: NMPC SERVICE TERRITORY Municipality NA County NA
--------------------------------------------------------------------------------
4. PRECISE LOCATION: (Street address and road intersections, prominent landmarks, etc., or provide map) NA
--------------------------------------------------------------------------------
5. PROPOSED ACTION IS: |_|New |_|Expansion |X|Modification/alteration
--------------------------------------------------------------------------------
6. DESCRIBE PROJECT BRIEFLY: CASES 94-E-0952, 94-E-0098 AND 94-E-0099 - IN THE MATTER OF COMPETITIVE OPPORTUNITIES REGARDING ELECTRIC SERVICE, FILED IN CASE 93-M- 0229; PLANS FOR ELECTRIC RATE/RESTRUCTURING PURSUANT TO OPINION NO. 96-12; AND THE FORMATION OF A HOLDING COMPANY PURSUANT TO PSL, SS.SS. 70, 108 AND 110, AND CERTAIN RELATED TRANSACTIONS - ENVIRONMENTAL ASSESSMENT FORM.
--------------------------------------------------------------------------------
7.  AMOUNT OF LAND AFFECTED:  NA
     Initially _________ acres     Ultimately _________ acres
--------------------------------------------------------------------------------
8. WILL PROPOSED ACTION COMPLY WITH EXISTING ZONING OR OTHER EXISTING LAND USE RESTRICTIONS?
    NA
     |_|Yes       |_|No    If No, describe briefly
--------------------------------------------------------------------------------
9.  WHAT IS PRESENT LAND USE IN VICINITY OF PROJECT?
    NA
   |_|Residential |_|Industrial |_|Commercial |_|Agricultural |_|Park/Forest/Open space |_|Other

   Describe:
--------------------------------------------------------------------------------
10. DOES ACTION INVOLVE A PERMIT APPROVAL, OR FUNDING, NOW OR ULTIMATELY FROM ANY OTHER GOVERNMENTAL AGENCY (FEDERAL, STATE OR LOCAL)?

      |X|Yes   |_|No    If yes, list agency(s) name and permit/approvals:
    NYS PUBLIC SERVICE COMMISSION
--------------------------------------------------------------------------------

11. DOES ANY ASPECT OF THE ACTION HAVE A CURRENTLY VALID PERMIT OR APPROVAL?

       |X|Yes |_|No If yes, list agency(s) name and permit/approval. STATIONARY SOURCES OWNED AND OPERATED BY NMPC HAVE VALID, APPROVED CERTIFICATES TO OPERATE.

12. AS A RESULT OF PROPOSED ACTION WILL EXISTING PERMIT/APPROVAL REQUIRE MODIFICATION? NA |_|Yes |_|No
--------------------------------------------------------------------------------
              I CERTIFY THAT THE INFORMATION PROVIDED ABOVE IS TRUE
                           TO THE BEST OF MY KNOWLEDGE

Agency:  NYS DEPARTMENT OF PUBLIC SERVICE         Date: FEBRUARY 13, 1998
         -----------------------------------      ------------------------

Signature /S/ JOHN SMOLINSKY
--------------------------------------------
--------------------------------------------------------------------------------

                        PART II-ENVIRONMENTAL ASSESSMENT
--------------------------------------------------------------------------------
A.  DOES ACTION EXCEED ANY TYPE 1 THRESHOLD IN 6 NYCRR, PART 617.4?  If yes,
    coordinate the review process and use the FULL EAF.      |_|Yes  |X| No
--------------------------------------------------------------------------------
B.  WILL ACTION RECEIVE COORDINATED REVIEW AS PROVIDED FOR UNLISTED ACTIONS IN
    6 NYCRR, PART 617.6?  If No, a negative declaration may be superseded by
    another involved agency.  NA      |_|Yes   |_| No
--------------------------------------------------------------------------------
C.  COULD ACTION RESULT IN ANY ADVERSE EFFECTS ASSOCIATED WITH THE FOLLOWING:
    (Answers may be handwritten, if legible.)

   C1. Existing air quality, surface or groundwater quality or quantity, noise levels, existing traffic patterns, solid waste production or disposal, potential for erosion, drainage or flooding problems? Explain, briefly:
   EXPECTED IMPACTS ARE WITHIN THE RANGE OF THRESHOLDS AND CONDITIONS SET FORTH IN THE FGEIS.

   C2. Aesthetic, agricultural, archaeological, historic, or other natural or cultural resources; or community or neighborhood character? Explain briefly:
   EXPECTED IMPACTS ARE WITHIN THE RANGE OF THRESHOLDS AND CONDITIONS SET FORTH IN THE FGEIS.

   C3. Vegetation or fauna, fish, shellfish or wildlife species, significant habitats, or threatened or endangered species? Explain briefly:
   EXPECTED IMPACTS ARE WITHIN THE RANGE OF THRESHOLDS AND CONDITIONS SET FORTH IN THE FGEIS.

   C4. A community's existing plans or goals as officially adopted, or a change in use or intensity of use of land or other natural resources? Explain briefly:
   EXPECTED IMPACTS ARE WITHIN THE RANGE OF THRESHOLDS AND CONDITIONS SET FORTH IN THE FGEIS.

   C5. Growth, subsequent development, or related activities likely to be induced by the proposed action? Explain briefly:
   EXPECTED IMPACTS ARE WITHIN THE RANGE OF THRESHOLDS AND CONDITIONS SET FORTH IN THE FGEIS.

   C6. Long term, short term, cumulative, or other effects not identified in C1-C5? Explain briefly:
   EXPECTED IMPACTS ARE WITHIN THE RANGE OF THRESHOLDS AND CONDITIONS SET FORTH IN THE FGEIS.

   C7. Other impacts (including changes in use of either quantity or type of energy)? Explain briefly:
   EXPECTED IMPACTS ARE WITHIN THE RANGE OF THRESHOLDS AND CONDITIONS SET FORTH in THE FGEIS.
--------------------------------------------------------------------------------
D. WILL THE PROJECT HAVE AN IMPACT ON THE ENVIRONMENTAL CHARACTERISTICS THAT CAUSED THE ESTABLISHMENT OF A CRITICAL ENVIRONMENTAL AREA (CEA)?
          |_|Yes    |X|No  If  Yes, explain briefly:
--------------------------------------------------------------------------------
E. IS THERE, OR IS THERE LIKELY TO BE, CONTROVERSY RELATED TO POTENTIAL ADVERSE ENVIRONMENTAL IMPACTS?
          |_|Yes       |X| No If Yes, explain briefly:
--------------------------------------------------------------------------------

PART III - DETERMINATION OF SIGNIFICANCE (To be completed by Agency) SEE THE ATTACHED ENVIRONMENTAL ASSESSMENT FORM NARRATIVE.

--------------------------------------------------------------------------------
    STAFF RECOMMENDS THAT THE FINAL GENERIC ENVIRONMENTAL IMPACT STATEMENT (FGEIS) ISSUED ON MAY 3, 1996 (CASE 94-E-0952), WITH RESPECT TO THE PROPOSED ACTION OF ADOPTING A POLICY SUPPORTING INCREASED COMPETITION IN ELECTRIC MARKETS BE EXTENDED IN APPLICABILITY, WITHOUT MODIFICATION OR SUPPLEMENTATION, TO THE APPROVAL OF NEW NIAGARA MOHAWK POWER CORPORATION (THE CORPORATION) AGREEMENT AND SETTLEMENT ON THE GROUNDS THAT THE SIGNIFICANCE OF THE PROPOSAL'S ANTICIPATED ENVIRONMENTAL IMPACTS WILL NOT EXCEED THE THRESHOLD VALUES EXAMINED IN THE FGEIS. CONSEQUENTLY, NO FURTHER STATE ENVIRONMENTAL QUALITY REVIEW ACT (SEQRA) ACTION IS NECESSARY IN APPROVING THE PROPOSAL.

    STAFF FURTHER RECOMMENDS THAT A MONITORING PROGRAM BE INSTITUTED TO PROVIDE A RECORD OF CHANGES RESULTING FROM THE RESTRUCTURING PLAN'S IMPLEMENTATION TO ENABLE CONFIRMATION AND/OR EXPOSITION OF UNEXPECTED OUTCOMES AND THEIR SIGNIFICANCE, AND TO ASSURE THAT SPECIFIC MITIGATION MEASURES ARE IMPLEMENTED AS NEEDED.

 NYS DEPARTMENT OF PUBLIC SERVICE         FEBRUARY 13, 1998
-----------------------------------      --------------------------------------
 Name of Lead Agency                      Date

                                         CHIEF, ENVIRONMENTAL COMPLIANCE AND
            JOHN H. SMOLINSKY            OPERATIONS
-----------------------------------      --------------------------------------
 Print or Type Name of Responsible       Title of Responsible Officer
 Officer in Lead Agency

   /s/ John Smolinsky                    /s/ Martin
-----------------------------------      --------------------------------------
Signature of Responsible Officer         Signature of Preparer (If different
in Lead Agency                           from responsible officer)

                          ENVIRONMENTAL ASSESSMENT FORM

     I. BACKGROUND

         On May 3, 1996, the Commission issued a Final Generic Environmental Impact Statement (FGEIS) in the Competitive Opportunities proceeding which addressed the environmental impacts of a policy supporting increased competition in electric markets. Alternative approaches to achieving electric competition, including a no-action alternative, were studied.

         In Opinion No. 96-121/ issued May 20, 1996, the Commission set forth its findings with respect to the FGEIS (p.76-81). The Commission determined that the likely environmental effects of a shift to a more competitive market for electricity are not fully predictable but that:

         In general, the proposed action will have environmental impacts that are modest or not distinguishable from those of alternative actions, including the no-action alternative ... Apart from the areas of substantial concern noted below, the FGEIS did not identify reasonably likely significant adverse impacts.

         With respect to air quality impacts related to oxides of nitrogen and sulfur, it appears likely that the retail or wholesale electric market structures would have greater impacts than the no-action alternative. It appears likely that, in the absence of mitigation measures, research and development in environmental and renewables areas would lose funding if competitive restructuring moves forward. In addition, there would likely be a decrease in the amount of cost-effective energy efficiency during any transition to wholesale or retail competition...

         In order to address the adverse environmental effects identified above on air quality, energy efficiency, and research and development, several mitigation measures will be employed as necessary. First, a system benefits charge will be used as appropriate to fund DSM and research and development in environmental and renewable resource areas during the transition to competition. Second, the competitive restructuring will be monitored closely to ensure that specific mitigation measures are implemented if needed. Finally, the Commission will support and assist efforts

--------
1/ Cases 94-E-0952, et al., In the Matter of Competitive Opportunities Proceeding Regarding Electric Service, Opinion No. 96-12 (issued May 20,
    1996).

         by New York State and federal agencies to ensure that adverse environmental impacts to the state's air quality from upwind sources of air contamination do not occur as a result of the movement toward competition.

         Notwithstanding the mitigation measures identified, the proposed action to restructure the electric industry may result in an unavoidable adverse environmental impact on air quality related to oxides of nitrogen and sulfur, loss of some DSM activity, loss of some research and development funding in the environmental and renewables areas, and displacement of workers and local economic loss where plants are closed. Nevertheless, weighing and balancing these likely environmental effects of the shift to competition in the electric industry in New York with social, economic, and other essential considerations, leads to the conclusion that implementing the proposed action toward greater competition is desirable.

         The Commission also recognized that individual utility proposals might bring to light new concerns. In Opinion No. 96-12,1/ and as further clarified in Opinion No. 96-17,2/, it required each utility to file with its restructuring plans an Environmental Assessment Form and a recommendation on further environmental review. The information to be provided was expected to assist the Commission in determining the need for additional mitigation measures with respect to company restructuring.

         On August 26, 1997, Niagara Mohawk submitted its Environmental Assessment Form (EAF) and SEQRA recommendation in connection with its initially proposed PowerChoice restructuring plan in Case 94-E-0098 and Case 94-E-0099. This proposal served as the basis for negotiations between the company, Staff and interested parties. On October 10, 1997, the company, Staff and many of the interested parties signed a restructuring settlement.

         On November 4, 1997, the company filed a supplement to its EAF which addressed the environmental implications of areas

--------
1    Ibid, p. 78, n. 1.

2 Cases 94-E-0952, et al., Competitive Opportunities Proceeding Rehearing Petitions, Opinion No. 96-17 (issued October 24, 1996).

where the negotiated settlement differed from the original proposal. On November 12, 1997, Administrative Law Judge Bouteiller issued a procedural ruling which requested parties in Case 94-E-0098 to file initial comments on the supplemented EAF by December 3, 1997. Comments were received from the Steam Host Action Group
(SHAG) and Multiple Intervenors (MI) on that date. No other parties submitted formal comments at that time. However, a number of parties, including the City of Oswego, commented on the EAF or on environmental issues in their briefs.


SEQRA and Commission Approval of the Niagara Mohawk Restructuring Plan - Options Before the Commission
------------------------------------------------------------------------

         The FGEIS issued by the Commission in conformance with SEQRA in Case 94-E-0952, et al., addressed the following proposed action:

         "adoption of a policy supporting increased competition in electric markets, including a preferred method to achieve electric competition; and regulatory and ratemaking practices that will assist in the transition to a more competitive and efficient electric industry, while maintaining safety, environmental, affordability, and service quality goals."1/

         Commission approval of Niagara Mohawk's proposed restructuring plan constitutes a "subsequent proposed action." SEQRA requirements with respect to this "subsequent proposed action" allow the Commission to pursue one of the four following options:

         1. No further State Environmental Quality Review (SEQRA) compliance is required if a subsequent proposed action will be carried out in conformance with the conditions and thresholds established for such actions in the generic Environmental Impact Statement (EIS) or its findings statement.

         2. An amended findings statement must be prepared if the subsequent proposed action was adequately addressed in the generic EIS but was not addressed or was not adequately addressed in the findings statement for the generic EIS.

--------
1/ Cases 94-E-0952, et al., Competitive Opportunities Proceeding, Opinion No. 96-12 (issued May 20, 1996), p. 76.

         3. A negative declaration must be prepared if a subsequent proposed action was not addressed or was not adequately addressed in the generic EIS and the subsequent action will not result in any significant environmental impacts.

         4. A supplement to the final generic EIS must be prepared if the subsequent proposed action was not addressed or was not adequately addressed in the generic EIS and the subsequent action may have one or more significant adverse environmental impacts.1/

         The following environmental assessment will assist in choosing the appropriate option. The assessment is based on Niagara Mohawk's EAF, party comments submitted in response to the company's EAF, and on additional analysis by Department Staff. In addition, the EAF will consider certain generic comments raised by Public Interest Intervenors in its May 13, 1997 petition requesting that the Commission order the filing of supplemental environmental impact statements in all restructuring cases. The Assessment consists of:

         Section II - summarizes the proposed settlement agreement.

         Section III - summarizes the Environmental Assessment Form submitted by the company.

         Section IV - summarizes party comments on the company's EAF.

         Section V - Staff's analysis of the environmental impacts of the proposed settlement.

         Section VI - recommends mitigation and monitoring plan.

         Section VII - Staff's overall conclusions and recommendations.

         II. NMPC Proposed Restructuring Settlement
             --------------------------------------

         Under the proposal, residential and smaller commercial customers would receive rate reductions phased in over the first three years of the settlement which would amount to an average reduction of 3.2% by the year 2000. Large industrial customers

--------

1/   6 NYCRR Part 617.10(d).

would receive reductions in their NMPC rates which would average 13% by the year 2000.

         The agreement requires the company to auction virtually all of its non-nuclear generation and prohibits the company and its subsidiaries from owning generation in New York in the future. The company's nuclear generation will be placed in a separate business unit but retained pending a statewide solution to the nuclear issue.

         The plan also provides for phase-in of retail access for all customers by December of 1999. A competitive transition charge (CTC) will be charged all customers in order to collect stranded costs.

         The plan establishes a $10 million fund which will be used for programs such as retraining, outplacement and early retirement of its employees to mitigate any employment impacts caused by the auction or retirement of its generating plants.

         Under the plan, the company would continue its current program to remediate pollution at coal gas production sites. The plan also provides for the continuation of low income programs and for the institution of a $15 million per year System Benefits Charge to be used for RD&D energy conservation and other public benefit programs. The company has also agreed to retire 5000 S02 allowances and to transfer ownership or conservation easements for a number of land parcels in the Adirondacks to New York State.

         In a separate but related action, the company negotiated an agreement (the Master Restructuring Agreement or MRA) with certain Independent Power Producers (IPPs) which are currently selling power to NMPC under "must run" contracts which are unfavorable to the company. This agreement will modify or terminate the contracts of the settling IPPs. A number of these IPPs also provide steam under contract to industrial customers (Steam Hosts).

         III. The NMPC Environmental Assessment Form (EAF)
              --------------------------------------------

         On August 26, 1997, Niagara Mohawk filed an EAF covering the environmental impacts of NMPC's July 23 PowerChoice

Proposal. Subsequently, the company's proposal was modified as a result of settlement negotiations, culminating in an Agreement filed October 10, 1997. On November 4, 1997, the company filed a supplement to the EAF which addressed additional areas of environmental concern raised by details of the final settlement. In comprehensiveness and analytic depth, the NMPC EAF exceeds those submitted by other utilities in their restructuring cases.

         As the basis for much of its EAF, NMPC ran a series of PROMOD computer analyses which simulated plant dispatching under various scenarios associated with the PowerChoice Proposal. The scenarios differed from one another in terms of assumed demand levels, IPP operations, Demand Side Management levels, and the early retirement of nuclear and certain fossil units, but encompassed the likely range of outcomes from PowerChoice. The company compared these scenarios to an NMPC-generated "no-action" base case and to the PROMOD runs contained in the FGEIS. The company reports that the potential air quality impacts associated with the scenarios fell well within the limits projected in the FGEIS scenarios.

         The company argues that since existing generating facilities in New York have received permits which allow operation up to design capacity, and since operation at full design capacity was considered in the permitting process, changes in plant operation due to PowerChoice will not have significant aquatic or water quality effects beyond those already considered and found acceptable.

         The company notes that while PowerChoice will have overall beneficial effects on the State's economy, a more competitive environment could result in localized socio-economic impacts, including loss of employment and tax revenues, if some existing NMPC or IPP plants are retired earlier than they otherwise would have been. Other communities might benefit from the construction of new competitive plants. Statewide employment levels should rise as an indirect effect of lower electricity prices.

         The company's supplemented EAF also addressed the question of the indirect effect of the MRA on IPP steam hosts.

The company estimates that, at most, only 14 million mmBtu per year of steam production, or about 15% of the total IPP steam production, will be retired or mothballed as a result of the MRA. Only about 5% of that 14 million mmBtu is currently being used by steam hosts. Since this is only 0.07% of the over 1 billion mmBtu annual steam production in the NMPC system, the incremental air quality impacts of any changes in emissions resulting from steam hosts running less efficient boilers to replace IPP steam are immaterial and fall within the limits considered in the FGEIS.

         The company notes in its supplemented EAF that the donation of SO2 allowances, the $15 million per year SBC fund and the negotiated transfer of environmentally significant land parcels will result in environmental benefits not considered in the July 23 PowerChoice proposal.

         The company also states that the PowerChoice proposal will not affect the company's existing Site Investigation and Remediation (SIR) program--which is designed to identify and mitigate polluted sites owned by the company.1/

         IV. Comments on the Niagara Mohawk EAF
             ----------------------------------

         On November 4, 1997, NMPC submitted a supplemented EAF which addresses issues arising from the negotiated agreement. Comments on the EAF were received from the Steam Host Action Group (SHAG) and Multiple Intervenors (MI) on December 3, 1997. Other parties, including the City of Oswego, addressed environmental issues in their briefs.


Comments Submitted on the Supplemented EAF
------------------------------------------

         SHAG's comments addressed only one issue--the potential socio-economic effects of changes in contracts between NMPC and certain IPPs on some industrial customers who purchase cogenerated steam from the IPPS. For a number of years, NMPC has

--------
1/ These are primarily sites where coal gas was produced for illumination during the 19th century which were acquired by NMPC during the period of consolidation of smaller utilities which resulted in the creation of NMPC.

had "must run" contracts to purchase power at above market prices from a number of IPPs. Many of those IPPS have had "steam host" customers who purchased steam or hot water which was produced as a byproduct of electric generation. Part of the negotiated settlement is a Master Restructuring Agreement (MRA) which sets the ground rules whereby NMPC and certain of these IPPs will modify or terminate their contracts.

         SHAG states in its comments on the EAF that the termination of contracts between IPPs and NMPC may lead some IPPs to breach their contracts with the steam hosts. This might increase the costs of the steam hosts or disrupt their operations. In either event, layoffs and economic harm to communities containing the steam hosts might follow. SHAG states that these issues are not adequately addressed in the company's supplemented EAF and urges the Commission to take steps to mitigate the impacts of the MRA on its members.

         In its comments, MI states that the EAF adequately addresses all potential environmental impacts and that no further action under SEQRA is required. MI does support, however, SHAG's request that the Commission adopt measures to mitigate the potential effects of the MRA on steam hosts.


Related Comments in Initial Briefs
----------------------------------

         Several parties also addressed the EAF, or environmental issues arising from the proposed settlement, in their initial briefs on the proposed settlement.

         PULP's position was that environmental matters had not been adequately considered in the proceeding to comply with the provisions of the State Environmental Quality Review Act (SEQRA), but did not specify in what ways the proceeding had failed.

         The initial briefs of SHAG referred to its comments (summarized above) on the EAF.

         The City of Oswego challenged both the SBC and renewable energy projects proposed in the settlement as wasteful and the company's proposed conservation land donations as illegal, and faulted the EAF for not dealing adequately with potential socio-economic impacts of power plant closures which might result from the sale of NMPC generating units.

         The Cities of Fulton and Cohoes and the NYS Assessors Association adopted Oswego's comments on the EAF by reference in its initial brief.

         Empire State Development, while supporting the settlement, suggested that the Commission monitor the compliance of parties with provisions of the settlement which require good faith efforts to mitigate the effects of the MRA on steam hosts.

         The National Association of Energy Services Companies (NAESCO) endorsed the settlement in general and specifically singled out and supported the proposed level of system benefit spending and provisions in the settlement by which NMPC commits to investigating the use of DSM and distributed generation to mitigate T&D related problems.

         The Consumer Protection Board, while taking no position on the effects of divestiture on local community taxes and employment, did note that recent sale prices of generation assets in California indicated communities might see tax increases resulting from divestiture. In addition, it endorsed the establishment of an SBC at the level specified in the settlement and declined to take a position on the adequacy of the EAF.

         Multiple Intervenors recapitulated in the brief the environmental positions it took in its comments on the supplemented EAF.

         The Settling Independent Power Producers endorsed the settlement agreement and the MRA and opposed the positions of the City of Oswego and SHAG with regards to impacts of the settlement and the MRA. SIPP stated that they believed that the potential costs and disruption to industrial operations claimed by SHAG were exaggerated and could be mitigated by negotiations between SIPP and SHAG members without Commission involvement.

         Niagara Mohawk stated in its brief that the supplemented EAF it had submitted had fully satisfied the requirements of SEQRA.


Generic Comments on Utility EAFs
--------------------------------

         On May 13, 1997, the Public Interest Intervenors (PII) moved for the Department of Public Service Staff to prepare supplemental environmental impact statements (SEISs) in several restructuring cases. At the time the petition was filed, Niagara Mohawk had not yet submitted an Environmental Assessment Form. In its petition, PII identified a number of claimed deficiencies in the EAFs which had been filed at that date. Some of PII's comments were generic in nature and, in our understanding, were intended to apply to all utilities; some were specific to particular utilities. Even though NMPC had not submitted an EAF at the time of the PII petition and even though PII did not comment on the NMPC EAF subsequently, Staff summarizes below generic points raised by PII in May which are generally relevant to the NMPC EAF.

         o  PII noted that the FGEIS considered using a system benefits charge
            (SBC)--which would pay for certain energy efficiency, low income and R&D activities not likely to be undertaken by a deregulated utility--as a means of mitigating some environmental impacts. It asserted that the Commission made a decision in Opinion No. 96-12 that the SBC should be funded at approximately the current levels of activity and that the SBC charge proposed in several of the plans it reviewed were below this threshold.

         o While the system benefits charge is intended to provide for energy efficiency services (beyond those arising from market forces), it is anticipated that utilities will continue to offer some DSM services. PII asserts that some utilities' proposed DSM budgets will be lower than in previous years as a result of the restructuring plan and that will have negative environmental impacts.

         o PII noted that although the proposed agreements provided for transition to market pricing of generation, T&D services would remain under a traditional form of regulation. PII argued that traditional regulation contains inherent incentives for a utility to increase sales and inflate rate base and that the Commission is therefore required to order an SEIS.

         o Several settlements reviewed by PII include provision for a Competitive Transition Charge

            (CTC) which would allow the company to recover certain non-marginal costs of utility electric plants. PII argued that, by providing a mechanism for the recovery of these costs, the agreement would subsidize the operation of utility plants, giving the companies an unfair price advantage when bidding energy sales to an ISO and result in those plants operating more than is economically efficient. Environmental impacts would ensue if the utility plants were run in lieu of other plants which are both more economically efficient and more environmentally benign.

         o PII noted that load pockets have been identified in several utilities' service territories and that construction of new transmission facilities may be required to mitigate these load pockets. PII asserted that these facilities will have environmental impacts which should be evaluated in an SEIS.

         Chief Administrative Law Judge Lynch considered the PII petition and reply comments by Staff and several other parties and recommended that "the final EAFs prepared for commission use in the Con Edison and O&R cases consider the potential environmental effects of T&D price cap regulation for Con Edison and the recovery of non-variable generation costs in T&D rates for Con Edison and O&R" but that "in all other respects, there is no reason to commence preparation of SEISs"1/ Nonetheless staff's analysis in Section V will address the issues raised by PII which are broadly relevant to NMPC.

         We note that several of the environmental groups represented by PII are signatories to the NMPC settlement agreement2/ and that neither PII nor any of its member

--------
1/ Cases 94-E-0952, et al., Ruling on the Motion for Supplemental Environmental Impact Statements, (issued June 19, 1997), p. 17.

2/ The following PII members are signatories to the settlement: NRDC, PACE, the Adirondack Council, New York Rivers United and the Association for Energy Affordability.

environmental groups have commented on the NMPC EAF or raised environmental impact issues.

         V. Staff Analysis
            --------------

         The FGEIS covered the significant generic issues connected with restructuring at considerable length. The following analysis will not recapitulate the material in the FGEIS. Instead, this analysis will deal with issues identified by Staff, by comments on the Niagara Mohawk EAF and with general comments offered by parties on other utility restructuring EAFs. The issues to be examined are primarily those for which it is reasonable to believe that unique features of the company's service territory or restructuring plan might result in environmental impacts not considered in the FGEIS or in excess of thresholds identified in the FGEIS.


         A. Effects of Restructuring on Overall Level
            of Electric Sales in Niagara Mohawks
            Service Territory
            -----------------------------------------

         A key determinant of the incremental environmental impacts of restructuring the electric industry in New York is the effect of restructuring on the overall level of electric sales. This section of the FAF will address the question of whether any likely effect of the Niagara Mohawk restructuring plan would cause sales growth in excess of the levels contemplated in the Final Generic Environmental Impact Statement (FGEIS).

         There appear to be three realistic ways in which restructuring could have significant impacts on electric sales: reduced rates and price elasticity; effects of rate of return regulation; and reduced use of energy efficiency. The following paragraphs examine each of these effects.

         1. Price Elasticity Effects
            ------------------------

         If electric prices drop as a result of utility rate reductions incorporated in restructuring agreements and/or as a result of competition among the utility and alternative suppliers, customers may make the economic decision to consume more electricity. This is a price elasticity effect. The FGEIs analysis included the preparation of a statewide "high sales" scenario based on estimated sales increases that could result from decreases in electric prices, given the best information then available to staff economists. The high sales scenario assumed that the compounding statewide electric sales growth would be about 2.2% per year.

         This scenario was compared to a FGEIS base case "evolving regulatory model" scenario. The base case assumed incremental sales growth of 1.2%. Thus, the additional incremental statewide sales growth likely to result from the high sales scenario compared to the no action base case was estimated as about 1.0% per year.1/

         PROMOD simulation of comparative plant dispatching under these scenarios showed that, compared to the evolving regulatory model, the high sales model would result in a 2.9% increase in S02, emissions, a 5.5% increase in NOx and a 12% increase in C02 by 2012. The Commission determined that, although the FGEIS showed the possibility of detrimental incremental air quality impacts "consistent with the social, economic and other considerations, from among the reasonable alternatives available," the Commission's restructuring policy "avoids or minimizes adverse environmental impacts to the maximum extent

--------
1/ To provide a sense of scale, estimated NYPP sales for 1996 were about 144,500 GWH and NMPC sales were 37,355 GWH. Under the FGEIS comparative scenarios, a 1.0% per year incremental growth rate would result in additional statewide sales of about 1,445 GWH in 1997 due to price elasticity and additional NMPC sales of about 374 GWH.

possible."1/

         Niagara Mohawk accounted for roughly 26% of NYPP sales in 1996. In analyzing the significance of any potential incremental sales growth attributable to the Niagara Mohawk restructuring plan, it is reasonable to focus on Niagara Mohawk's pro rata share of the sales growth and impacts considered in the FGEIS and ask whether Niagara Mohawks incremental sales growth due to price elasticity effects resulting from restructuring would be likely to be significantly greater than the average statewide incremental sales growth due to restructuring.

         Recently, Staff of the Office of Energy Efficiency and Environment
(OEEE), with the assistance of the Office of Regulatory Economics (ORE) of the DPS, performed an elasticity analysis using the rate reductions in the Niagara Mohawk settlement. The results (see Attachment A, Table B) show that the settlement rate reductions are likely to produce a 0.50% incremental annual increase in demand compared to the FGEIS base case over the same 15 year modeling period used in the FGEIS. This is only half the incremental sales increase modeled in the FGEIS high sales scenario.

         It is important to note that this elasticity analysis estimates only the additional sales growth which would result from the rate reductions in the settlement agreement. It does not consider other important factors, such as population growth, general economic growth and the prices of competitive energy sources, which also help to determine overall sales growth, and so should not be interpreted as a sales forecast.

         2. Regulation of the T&D Utility
            -----------------------------

         While the proposed settlement provides for a transition to a more competitive market for generation, the

--------
1/ Cases 94-E-0952, et al., In the Matter of Competitive Opportunities Regarding Electric Service, Opinion and Order 96-12 (issued May 20, 1996), pg. 81.

T&D portion of Niagara Mohawk would remain a regulated utility with rate of return regulation. In its May 13, 1997 petition, PII argued that rate of return regulation gives the T&D utility incentives to promote sales and to build uneconomic rate base. According to PII, these incentives could result in environmental impacts which should be considered in a separate SEIS.

         For several years, a revenue decoupling mechanism (NERAM) was in effect for NMPC which was intended to remove the linkage between increased sales and increased company profits. However, in 1995 the Commission approved the discontinuation of the general NERAM revenue reconciliation mechanism, but allowed continuation of a limited mechanism for recovery of lost revenues due to DSM. As discussed below, the company's expenditures on DSM declined sharply after 1995. It did not request recovery of DSM lost revenues after that date.

         The Agreement proposes discontinuation of this DSM lost revenue recovery mechanism. Its discontinuation is unlikely to have a material effect on the company's already much reduced DSM programs or to act as an incentive to promote sales and to build an uneconomic rate base.

         3. Lower Energy Efficiency Effect
            ------------------------------

         For a number of years, the New York commission has encouraged utilities to promote end use energy efficiency (DSM). This encouragement has included review and approval of utility DSM plans and budgets and various incentive and cost recovery mechanisms. For all New York utilities, including Niagara Mohawk, the levels of DSM expenditures and energy savings have declined drastically in recent years. Niagara Mohawk's DSM expenditures peaked at $65.9 million in 1992 and its incremental annual DSM energy savings peaked at 324.6 GWH, also in 1992. By 1996, its DSM expenditures had declined to only $0.8 million and its DSM incremental energy savings goal had declined to only 29.9 GWH. While the company had budgeted $2.7 million for DSM in

1997, by mid-year it had only spent about $0.1 million. We estimate 1997 incremental DSM savings at about 6 GWH based on mid-year achievements. The company plans to continue to offer limited DSM programs to customers, but no specific sum is included in the settlement for these activities. As discussed below, money is allocated for a System Benefits Charge (SBC) which will include energy efficiency programs.

         Staff examined the possibility that DSM budget reductions could reduce the energy conservation measures taken by NMPC customers and result in incremental increases in electric sales beyond the base case.

         In the FGEIS, the base case "evolving regulatory model" scenario and the "high sales" scenario included annual incremental Niagara Mohawk DSM energy savings of 112 GWH1/ for the years 1997 and beyond. Another scenario in the FGEIS estimated the sales and environmental impacts of halting all DSM activities; the sales and environmental impacts of this "No incremental utility DSM" scenario were shown to be much smaller than those of the "high sales scenario."

         The FGEIS did not consider a scenario that assumed both high sales and no incremental DSM, so Staff evaluated the plausibility that a realistic combination of low Niagara Mohawk DSM and high Niagara Mohawk sales growth could result in sales greater than those postulated in the FGEIS "high sales scenario." Staff has re-analyzed the impact of energy efficiency programs on NMPC sales growth using a value of 29.9 GWH for 1996, 6.0 GWH for 1997 and 0 GWH for the years 1998 through 2012 and compared that to the DSM impact analysis underlying the FGEIS high sales scenario. We calculate that, averaged over the FGEIS modeling period (1997 through 2012), the elimination of all energy efficiency sales reductions after 1997 would increase

--------
1/ The assumed level of DSM was equivalent to the company's 1996 DSM goal. No provision was made in the base case for energy efficiency sales reductions resulting from programs funded by a system benefits charge.

sales by only 0.13% a year.

         This analysis probably overstates the effects of reductions in utility DSM programs on the availability of energy efficiency services for two reasons. First, as discussed below, the Agreement provides substantial funding for an SBC, much of which will be used to provide energy efficiency programs or information. Secondly, (as observed in the FGEIS) retail competition will result in the development of a competitive ESCO market in which some ESCO's will probably offer energy efficiency services as a way of distinguishing themselves from competitors.

         As discussed above, the price elasticity effects of the settlement rate reductions would increase sales by an average rate of 0.50% a year over the 15 year period compared to the FGEIS base case. If the effects of no DSM are added, the likely incremental sales increases due to the settlement are about 0.63%. This is well below the 1.0% incremental growth considered in the FGEIS high sales scenario.

         B. System Benefits Charge
            ----------------------

         The settlement provides for an SBC funded at a level of $15 million a year. The City of Oswego has objected to the establishment of an SBC as wasteful. However, in adopting the FGEIS, the Commission found that an SBC is necessary to mitigate the environmental effects of the reduction in utility DSM programs and provide for the continuation of other important public benefit programs.

         In its May 13, 1997 comments, PII argued that restructuring agreements should provide for SBCs funded at the levels of utility DSM expenditures current when the Commission adopted the FGEIS. Staff believes that the proposed level of funding is compatible with the FGEIS and that no further analysis is required.

         C. Effect of Restructuring on Retirement
            or Construction of New Generation,
            Plant Dispatch or Fuel Purchase
            -------------------------------------

         Another potential factor that could, in

NY12528: 98044.1
concept, affect New York's environment is the direct or indirect effect of the Niagara Mohawk restructuring plan on the mix of fuels burned or plants run to meet electric sales in Niagara Mohawk's territory. The following section will analyze whether there is any reason to believe that the Niagara Mohawk plan would result in impacts that are greater than or different in nature or causation from those already addressed in the FGEIS.

         1. Construction of New Generating Plants
            -------------------------------------

         Projections in the FGEIS suggest that new capacity will be required on the New York State system within several years. This capacity might be provided by constructing new facilities, repowering existing. plants, additional firm power imports or a combination of the above. It is also possible that some investors will find it attractive to construct new power plants (or refurbish existing less efficient plants) to compete as merchant plants in the new open power market being established by the Commission.

         If new or repowered plants in excess of 80 MW, or significant transmission construction is required, those projects will be subject to full environmental review under Articles X and VII of the Public Service Law. In any event, under current air quality regulations (particularly the emissions offset policies for NOx) construction of new facilities tends to improve air quality for critical emissions.

         2. Transfer of Ownership of NMPC
            Non-Nuclear Generation
            -----------------------------

         Under the Agreement, the company is required to auction its non-nuclear generation. The company has prepared an auction plan which will be the subject of a separate Commission proceedings. The potential environmental consequences of the auction are beyond the scope of this EAF. Staff will examine the auction plan and advise the Commission about whether a separate SEQRA analysis of the auction is required.

         However, the City of Oswego and other parties have raised concerns about the possible effects of the settlement agreement on existing NMPC plants. It is possible to make some general observations about the possible environmental impacts of the divestiture of the company's generation assets.

         It is likely that the company's lowest cost generating facilities will be acquired by another owner. These plants may be operated in much the same fashion by the new owners as they have been by NMPC. In general, the permitting and licensing restrictions and environmental standards which apply to these plants under Niagara Mohawk's ownership will continue to apply. However, it is possible that competitive pressures will cause the new owners to seek to cut environmental expenditures in non-mandated areas. Such problems could be mitigated through specific agreements between NMPC and bidders if required by the auction plan.

         The company estimates that most plant staff will be retained by new owners, but it is possible that transfer of these low operating cost plants would result in replacement of some existing NMPC employees or a reduction in work force.

         The effect of divestiture on higher cost plants is more speculative. It is possible that new owners will acquire some or all of these less efficient plants and invest money to make them more competitive. Even plants with high operating costs may have significant advantages over "green field" sites in terms of existing transmission links and fuel access, as well as community acceptance and relative ease of environmental licensing. We note that Niagara Mohawk is currently in the early stages of an Article X licensing proceeding for the repowering of its Albany Steam Station. This application is intended expressly to increase the value of that facility to prospective bidders.

         The combination of incentives for prompt auctioning of these sites and the opportunity for NMPC to recover much of its stranded costs may mean that currently inefficient plants will be available at reasonable prices to developers. The result could be a willingness to invest in plant refurbishment to make them competitive in the market. The transfer of ownership from a regulated utility to an unregulated owner may also provide an opportunity for the new owner to negotiate lower property tax payments--further improving the plant's competitiveness.

         3. Retirement of NMPC Generating Facilities
            ----------------------------------------

         If no market for a given facility is revealed by the auction, retirement of that facility is a likely outcome. However, retirement of a major NMPC generating facility could have a variety of local fiscal, economic, employment and other environmental impacts. The City of Oswego cited concerns about the potential local impacts of retirement of the Oswego Steam Station.

         The potential impact of early plant retirements was considered by the Commission in the FGEIS. The FGEIS concluded that accelerated retirement of less efficient plants is an unavoidable potential consequence of a more competitive electric industry. It further concluded that such changes could have significant adverse impacts on individuals and communities. Impacts discussed in the EAF included local economic impacts, decreased employment and reduced local tax revenues. While the EAF predicted that competition would lead to lower electric rates and an enhanced economy which would more than offset these impacts on a statewide basis, it stated that permanent displacement of some workers might result and that not all communities would share equally in the benefits of competition.

         In Opinion No. 96-12, the Commission determined that "adverse environmental impacts will be avoided or minimized to the maximum extent practicable by incorporating as conditions to the decision those mitigative measures that were identified as practicable." One measure adopted by the Commission was a charge to Staff to monitor and, if indicated, mitigate specific impacts that may occur. The Settlement includes a commitment from the company to establish a $10 million fund which will be used for programs such as retraining, outplacement and early retirement of its employees to mitigate any employment impacts caused by the auction or retirement of its generating plants.

         The potential impacts on the City of Oswego, and other communities potentially affected, fall within the range considered in the FGEIS and no further analysis is required in this proceeding.

         4. Effect of Competitive Transition Charge
            (CTC) on Plant Dispatch
            ---------------------------------------

         The proposed Settlement includes a provision which will allow the company to partially recover its above-market generation costs through a non-avoidable CTC charge. In its motion filed on May 13, 1997 in Case 96-E-0952, PII contended that since potential competitors will not receive a similar income stream, companies receiving a CTC would offer generation to the ISO at a subsidized and uneconomic price. This, PII asserted, could result in a company operating less efficient and dirtier plants than the competitive plants which would have operated in the absence of the CTC.

         However, under the provisions of the proposed settlement, collection of NMPC's stranded costs is not dependent on operating a Niagara Mohawk plant (i.e., is not marginal revenue). Both Niagara Mohawk and any competitors would face the same short term decision criterion. They would maximize profits (or minimize losses) on existing facilities by selling on the market whenever the clearing price equals or exceeds their marginal operating costs--as they themselves calculate marginal costs given their best information.

         While not addressed in any filed comments, some parties in public hearings have objected to the collection of the CTC from customers who choose to install solar panels or other renewable technologies to supply their power but remain connected with the company for back-up. They contend that, by increasing their costs, the CTC slows the development of renewable energy and incrases environmental impacts. It appears to Staff that even-handed application of the CTC merely puts all power sources on an even footing. Since the CTC costs avoided by installers of renewable equipment would be ultimately born by other ratepayers or company stockholders, special exemptions from the CTC would constitute an indirect and uneconomic subsidy. If subsidies for renewables are in the public interest, they can be provided directly through the SBC or through legislative action.

         4. Fuel Burned by Niagara Mohawk
            -----------------------------

         Various Niagara Mohawk units have the capacity to burn either coal, oil or gas within existing air quality limits. Decisions about which fuel to burn at these facilities will continue to be based on economic considerations and unrelated to restructuring regardless of ownership.

         D. Effects of the MRA
            ------------------

         For a number of years the company has been locked into "must run" contracts requiring it to purchase power, whenever offered, at above-market prices. Most of these plants are either small hydro-electric facilities or modern gas-fired cogenerators. In July of 1997, the company reached a Master Restructuring Agreement with 29 IPPs representing 80% of the company's above-market costs. Under the MRA, the settling IPPs agreed to "restructure, amend or replace" their current contracts in return for payments from NMPC, purchase by NMPC or other contract modifications.

              1. Potential Air Quality Impacts of
                 Changes in IPP Contracts
                 --------------------------------

         It is not feasible to predict how the operation of each of these plants will be changed by the MRA. However, in general, the MRA could impact the operation of the settling IPP plants through changes in the dispatch of the IPPs and changes in steam sales to steam hosts. According to NMPC estimates, at most about 15% of the total IPP steam production would be retired or moth balled due to the MRA. The remainder will continue operating but will either enter into bilateral contracts or bid into the market on a basis that reflects true marginal costs.

         The FGEIS examined the possibility that all the "must run" IPP contracts in New York State would be renegotiated so that these plants would be economically dispatched. The model used for the FGEIS showed that economic dispatch of IPPs would result in increased S02 emissions and decreased NOx and C02 emissions, relative to the base case, during most of the study period. However, during the later years of the period, economic dispatch of IPPs would result in lower S02 emissions.

         In Opinion No. 96-12, which adopted the FGEIS, the Commission observed that the analysis of retail market structures (which included consideration of economic dispatch of IPPs) forecast that competition would result in greater air quality impacts than the no action alternative, but that moving towards competition was still desirable when these effects were balanced against the likely economic benefits of the policy.

         The proposed MRA would have smaller effects than those reported in the FGEIS since the FGEIS assumed that all the IPPs in the state with "must run" contracts would be economically dispatched, while the MRA affects only some of the IPPs having contracts with NMPC. It should be noted that, although there is likely to be a temporary increase in S02 emissions resulting from the MRA, NMPC has agreed to permanently donate 5,000 S02 allowances to the Adirondack Council for retirement.

         Many of the IPP units affected by the MRA have steam hosts which currently purchase byproduct steam or hot water from generating activities. To the extent that IPPs are retired or mothballed, the steam hosts may have to build new auxiliary boilers or refurbish retired boilers. Niagara Mohawk, in its EAF, estimates that the steam host steam requirements directly affected by retirement of settling IPPs would represent only about 0.8% of total IPP steam production. In addition, it is possible that changes in the operation of an IPP1/ due to renegotiation of contracts with NMPC could result in a higher steam price or limited steam availability and thus cause increased operation of auxiliary boilers. These single purpose boilers could be less efficient and somewhat more polluting than the cogeneration units they replace.

         In general, we would assume that the indirect air quality impacts of increased operation of new or existing auxiliary steam host boilers would have only marginal air quality impacts since most steam hosts currently served by an adjacent gas fired IPP would probably have relatively easy physical access to clean burning natural gas to feed their own boilers2 and since the amount of steam involved is relatively low in the context of this assessment.

              2. Potential Socio-economic Impacts of Interruption
                 of Steam Supply to Steam Hosts
                 -----------------------------------------------

         As noted above, it is possible that the MRA, which modifies or terminates contracts between NMPC and a number of IPPs, may affect the price or availability of steam or hot water currently provided by these IPPs to industrial steam hosts. This could have a variety of impacts on the costs or operations of the steam hosts. For example:

              - steam prices charged to the steam hosts could rise because of changes in the cogenerators' revenue structure;

              - steam hosts may have to change production schedules because cogenerators operate less frequently or less regularly;

--------
1 For example, if a cogenerator which formerly ran around the clock under a "must run" contract, moved to a more limited or irregular operating regime under economic dispatch.

2 The possible economic and employment impacts of changes or discontinuation of IPP steam sales to steam hosts will be discussed in another section of this EAF.

              - steam may no longer be available from cogenerators who cease operation;

              - the installation or refurbishment of auxiliary boilers to replace cogenerated steam may result in higher capital and operating costs or in disruption of steam host operations during the period of permitting and construction.

         Such changes could have short term effects on profits, worker incomes, employment and local economies if, for example, production curtailments and layoffs or reduced shifts were required during a transition period. Long term local socio-economic impacts might result if the steam host saw a major permanent change in its capital or operating costs which made it less competitive in the market.

         These adverse local socio-economic impacts would be balanced by positive socio-economic impacts on a larger scale. In many cases, IPPs sought out steam hosts primarily to become "qualifying facilities" (QFs) under the Public Utilities Regulatory Policy Act of 1978 (PURPA) and thus eligible for legislatively mandated above-market price must-run contracts with Niagara Mohawk. As a result of the MRA, these plants will be dispatched economically based on their marginal costs. The resulting improvement in economic efficiency will lower costs and benefit ratepayers and the state's economy.

         This is not to say that the local economic disruption which might be caused by the MRA is inconsequential. However, it is likely that such impacts can be adequately mitigated. We note that the parties to the settlement have committed (section 13.8) to "pursue diligently ways to minimize any economic or operational difficulties due to changes in IPP steam production which could occur as a result of the MRA..."

         E. Effect of Restructuring Plan on Construction
            of New Transmission Facilities
            --------------------------------------------

         In its EAF, Niagara Mohawk states that no new transmission facilities are required to implement the October 10 agreement. it is possible, however, that load pockets could occur within the franchise in certain combinations of load and weather.

         Load pockets are of potential concern in a competitive environment because the owner of facilities in the load pocket could exercise market power during load pocket conditions unless there were sufficient competing generation sources within the load pocket. In many areas of the NMPC franchise there is a mix of generating facilities owned by NMPC and IPPs. Where this diversity of ownership occurs, the exercise of market power is less likely to occur. However, ownership of NMPC facilities is likely to change within the next few years because NMPC has committed to auctioning its non-nuclear generation. Conceivably the ownership of generation could become more dispersed in some areas (lessening market power concerns) and more concentrated in other regions (increasing the potential market power of owners).

         Additional transmission could be constructed by the regulated T&D utility to prevent the exercise of market power. The construction of new transmission facilities can be anticipated to have a variety of environmental impacts. These were discussed generically in the FGEIS. However, any construction of significant new transmission would require environmental review and approval by the Public Service Commission under Article VII of the Public Service Law. Under this law the Commission is obligated to weigh the costs and benefits of the transmission addition and to consider alternatives.

         In many situations, the Commission could take other steps to relieve or prevent market power which would not have incremental environmental impacts. For example, it could impose requirements on Niagara Mohawk's auction process which would limit the amount of generation any one bidder could buy in a potential load pocket, or could require purchasers to enter into special contracts with the T&D utility which would limit or index prices which could be charged during load pocket conditions. In some situations the Commission might encourage T&D utilities to offer targeted DSM programs to prevent the exercise of market power. In Section 7.2(l) of the settlement, the company committed itself to evaluate and implement cost effective alternatives to major T&D projects including DSM and distributed generation.

         F. Miscellaneous Environmental Issues
            ----------------------------------

            1. Remediation of Coal Gas Sites
               -----------------------------

         For several years the company has been conducting a site remediation program designed primarily to clean up environmental damage at old coal gas sites which the company had acquired during its consolidation. Section 2.6.5.2 of the settlement commits the company to continue this effort. No incremental environmental impacts are anticipated.

            2. Environmentally Significant Lands
               Owned By Niagara Mohawk
               ---------------------------------

         The company currently owns extensive undeveloped land associated primarily with its hydro facilities. Some portions of this land have considerable ecological or scenic value. Divestiture of these hydro facilities could result in the development of these lands and the loss of their ecological values. However, in sections 7.2 (iv through x) the company commits to donate or sell conservation and development right easements to the State of New York for these critical parcels. No incremental negative environmental impacts are anticipated.

            3. Environmental Disclosure
               ------------------------

         Various parties suggested that some customers in a competitive power market may wish to consider environmental values in their power purchase decisions. In the absence of reliable and consistently presented information on the generation sources used by suppliers, customers may be unable to make informed decisions based on environmental as well as economic considerations. A well defined environmental disclosure program would encourage the use of environmentally responsible generation sources.

         Section 7.2 (xvi) of the settlement states that the company and Staff have agreed to "...work with load serving entities and others to develop and implement, where feasible, meaningful and cost effective, an approach to providing customers with fuel mix and emission characteristics of the generation sources relied upon by the load serving entity."

         VI. Mitigation of Impacts--Monitoring
             ---------------------------------

         It is important to note that the FGEIS explicitly recognized that "the likely environmental effects of a shift to a more competitive market for electricity are not fully predictable1/ due to the absence of precedence, complexity of the New York electric industry, future regulatory activities, including those of other states and the federal government, and the nature and degree of market response. The same uncertainty persists with respect to Niagara Mohawk's restructuring plan.

         In Opinion 96-12 (Opinion and Order Regarding Competitive Opportunities for Electric Service), the Commission made certain "findings" pursuant to the State Environmental Quality Review Act. The Commission determined that "...adverse environmental impacts will be avoided or minimized to the maximum extent practicable by incorporating as conditions to the decision those mitigative measures that were identified as practicable; . . . These mitigation measures are: (1) monitoring environmental impacts; (2) system benefits charge; and (3) assisting efforts undertaken by other agencies to address interstate pollution transport."

         Staff analysis of the Niagara Mohawk restructuring plan shows that its implementation would result in environmental effects which would most likely be less than the impact values assessed in the FGEIS. To address any uncertainty and to evaluate unknown outcomes, a monitoring program, as envisioned in the FGEIS should be developed.

         Environmental impacts which could be monitored are described in Section
6.2.3 of the Final Generic Environmental Impact Statement (FGEIS) issued May 3, 1996 in Case 94-E-0952 (Competitive Opportunities Regarding Electric Service). In addition, this EAF discuss a number of activities and environmental changes that would be important to monitor during

-------------------
1  FGEIS, p. 77.

the transition to competition. Examples of environmental issues that could require monitoring include:

        o   imported electricity from the midwest,
        o   SO2 and NOX emissions,
        o   retirement of Niagara Mohawk power plants,
        o   in-state and out-of-state purchased generation,
        o   fuel mixture of generation,
        o   reduction in environmental RD&D,
        o   loss of environmentally significant land,
        o   new electric and gas transmission line construction,
        o   acid precipitation in the Adirondacks and Catskills, and
        o   mitigation of load pockets.

         The proposed environmental monitoring plan currently being developed by Staff will be organized around the major environmental impacts considered in the FGEIS and this EAF, including information necessary for analysis of any restructuring environmental impacts, confirmation of expected impacts and exposition of unexpected outcomes and their significance. Staff anticipates Niagara Mohawk's cooperation in the development and implementation of this monitoring plan.

         VII. Conclusions
              -----------

         We have considered the proposed October 10 settlement agreement and have analyzed the potential impacts of that agreement on the environment. We have compared these likely impacts to those addressed in the FGEIS. Our analysis has been broadly framed and has looked at limiting cases in order to encompass any modifications to that agreement likely to be adopted by the Commission. In our analysis we have also considered issues raised by other parties commenting on the Niagara Mohawk EAF.

         We conclude that the Niagara Mohawk restructuring plan would not result in significant new environmental impacts not considered in the FGEIS, nor would it result in impacts likely to be greater than those considered in the FGEIS. Therefore no SEIS is required under the provisions of SEQRA. Staff recommends that the Commission determine that no further SEQRA compliance is required with regard to the transitional restructuring plan for this company.

         Although no further SEQRA compliance is required before Commission action on the NMPC restructuring agreement, the Commission should institute mechanisms for monitoring and, if indicated, mitigating some of the potential impacts of restructuring. Staff is developing a proposed monitoring plan for the Commission's consideration.

         In the future, the Commission will be asked to act on NMPC's detailed auction plan. Staff is considering the potential impacts of the auction plan and will advise the Commission on the possible need for an EAF on that action.

                                                                    ATTACHMENT
                                                                    Page 1 of 4


                                    APPENDIX
                IMPACT OF POSSIBLE RATE DECREASES ON SALES GROWTH

         Several of the potential impacts of deregulation examined in the Final Generic Environmental Impact Statement (FGEIS) are a result of the increased sales that are expected to accompany deregulation. Rate reductions, which are a primary driver of the increased sales, are not considered explicitly in the FGEIS; rather it was assumed that, beginning in 1997, sales would increase by an additional 1% per year for 15 years. That is, if statewide growth without deregulation is 1.2% per year (as was assumed in the FGEIS evolving regulatory model), growth with deregulation would be 2.2%.

         In each of the restructuring cases, specific rate reductions are now being considered. Using price elasticity of demand, these proposed rate reductions now permit the calculation of an estimate of increased sales to be expected from restructuring.

         The following tables (developed by the Office of Energy Efficiency and Environment with the assistance of the Office of Regulatory Economics) consider both short-run elasticity (the increase in sales which occurs immediately after the rate reduction) and long-run elasticity (increases which occur in subsequent years). No other growth inducing factors are included, so the analysis only reflects the incremental impact of rate changes. The first step in the calculation (Table F) is to determine the weighted average elasticities based on the elasticities for each sector (industrial, commercial and residential) and the fraction of the utility' load in each sector (sales weight). Also, the average price reduction per year is calculated based on the expected rate decrease for each sector and the sales weight.

         Five price reduction scenarios (A through E) are considered. Scenario B is based on the price reductions from the Agreement and is the scenario used in the EAF. Other scenarios explore alternative hypothetical rate reductions.

         Tables A through E then calculate the year by year increase in sales due to competition (short-run, long-run and total), the cumulative change in sales, and the annual average rate of sales growth. Residential Delta (Res Delta) is the possible residential rate reduction considered in the table; Percent Total Impact per Year (%TI/Yr) is the average price reduction per year from Table F. The end of the five year settlement period and the end of the 15 year modeling period are highlighted.

                                                                    ATTACHMENT
                                                                    Page 2 of 4


                     NIAGARA MOHAWK PRICE ELASTICITY IMPACT
                     --------------------------------------

Sales ch = (price elasticity * % price ch) + lambda * (sales ch lag 1)


 A.       %Res
          Delta      %Tl/Yr     Lambda     SR Elas      LR Elas
           1.0        1.35       0.71        0.33        1.14

                                            Cumu-        Annual
Year    SR Sales    LR Sales    Total       lative       Rate
----    --------    --------    -----       ------       ----

1998      0.439      0.000      0.439       0.439        0.44
1999      0.439      0.313      0.752       1.191        0.59
2000      0.439      0.537      0.976       2.167        0.72
2001      0.000      0.697      0.697       2.865        0.71
2002      0.000      0.498      0.498       3.363        0.66
2003      0.000      0.356      0.356       3.718        0.61
2004      0.000      0.254      0.254       3.973        0.56
2005      0.000      0.182      0.182       4.154        0.51
2006      0.000      0.130      0.130       4.284        0.47
2007      0.000      0.093      0.093       4.376        0.43
2008      0.000      0.066      0.066       4.442        0.40
2009      0.000      0.047      0.047       4.490        0.37
2010      0.000      0.034      0.034       4.523        0.34
2011      0.000      0.024      0.024       4.548        0.32
2012      0.000      0.017      0.017       4.565        0.30


B.          %Res
            Delta      %T1/Yr      Lambda     SR Elas      LR Elas
             3.2        2.31        0.71        0.33         1.14

                                               Cumu-        Annual
 Year     SR Sales    LR Sales     Total       lative        Rate
 ----     --------    --------     -----       ------        ----

 1998       0.751      0.000       0.751       0.751         0.75
 1999       0.751      0.536       1.287       2.037         1.01
 2000       0.751      0.919       1.670       3.707         1.22
 2001       0.000      1.193       1.193       4.899         1.20
 2002       0.000      0.852       0.852       5.751         1.12
 2003       0.000      0.608       0.608       6.360         1.03
 2004       0.000      0.435       0.435       6.794         0.94
 2005       0.000      0.310       0.310       7.105         0.86
 2006       0.000      0.222       0.222       7.326         0.79
 2007       0.000      0.158       0.158       7.485         0.72
 2008       0.000      0.113       0.113       7.598         0.67
 2009       0.000      0.081       0.081       7.679         0.62
 2010       0.000      0.058       0.058       7.736         0.57
 2011       0.000      0.041       0.041       7.778         0.54
 2012       0.000      0.029       0.029       7.807         0.50

                                                                    ATTACHMENT
                                                                    Page 3 of 4


                                 NIAGARA MOHAWK

Sales ch = (price elasticity * % price ch) + lambda * (sales ch lag 1)


C.             %Res
               Delta         %Tl/Yr       Lambda      SR Elas     LR Elas
                5.0           2.73         0.71         0.33        1.14

                                                      Cumu-
  Year       SR Sales      LR Sales       Total       lative       Rate
  ----       --------      --------       -----       ------       ----

  1998        0.887         0.000         0.887       0.887        0.89
  1999        0.887         0.633         1.520       2.407        1.20
  2000        0.887         1.086         1.973       4.380        1.44
  2001        0.000         1.409         1.409       5.789        1.42
  2002        0.000         1.006         1.006       6.795        1.32
  2003        0.000         0.719         0.719       7.514        1.21
  2004        0.000         0.514         0.514       8.028        1.11
  2005        0.000         0.367         0.367       8.394        1.01
  2006        0.000         0.262         0.262       8.656        0.93
  2007        0.000         0.187         0.187       8.844        0.85
  2008        0.000         0.134         0.134       8.977        0.78
  2009        0.000         0.095         0.095       9.073        0.73
  2010        0.000         0.068         0.068       9.141        0.68
  2011        0.000         0.049         0.049       9.190        0.63
  2012        0.000         0.035         0.035       9.224        0.59



D.              %Res
                Delta        %Tl/Yr       Lambda      SR Elas      LR Elas
                 7.0          3.64         0.71         0.33         1.14

                                                       Cumu-        Annual
  Year        SR Sales      LR Sales      Total        lative        Rate
  ----        --------      --------      -----        ------        ----
  1998          1.185         0.000       1.185         1.185        1.18
  1999          1.185         0.846       2.031         3.215        1.59
  2000          1.185         1.451       2.635         5.850        1.91
  2001          0.000         1.882       1.882         7.733        1.88
  2002          0.000         1.344       1.344         9.077        1.75
  2003          0.000         0.960       0.960        10.037        1.61
  2004          0.000         0.686       0.686        10.723        1.47
  2005          0.000         0.490       0.490        11.213        1.34
  2006          0.000         0.350       0.350        11.563        1.22
  2007          0.000         0.250       0.250        11.813        1.12
  2008          0.000         0.179       0.179        11.992        1.03
  2009          0.000         0.128       0.128        12.119        0.96
  2010          0.000         0.091       0.091        12.210        0.89
  2011          0.000         0.065       0.065        12.275        0.83
  2012          0.000         0.046       0.046        12.322        0.78

                                                                    ATTACHMENT
                                                                    Page 4 of 4


                                 NIAGARA MOHAWK

Sales ch = (price elasticity * % price ch) + lambda * (sales ch lag 1)


E.        %Res Delta       %T1/Yr      Lambda        SR Elas      LR Elas
              9.0           4.55         0.71          0.33         1.14

                                                     Cumu-       Annual
  Year     SR Sales       LR Sales      Total        lative        Rate
  ----     --------       --------      -----        ------        ----

  1998       1.477          0.000       1.477         1.477        1.48
  1999       1.477          1.055       2.532         4.010        1.99
  2000       1.477          1.809       3.286         7.296        2.37
  2001       0.000          2.347       2.347         9.643        2.33
  2002       0.000          1.677       1.677        11.319        2.17
  2003       0.000          1.198       1.198        12.517        1.98
  2004       0.000          0.855       0.855        13.372        1.81
  2005       0.000          0.611       0.611        13.983        1.65
  2006       0.000          0.436       0.436        14.419        1.51
  2007       0.000          0.312       0.312        14.731        1.38
  2008       0.000          0.223       0.223        14.954        1.27
  2009       0.000          0.159       0.159        15.113        1.18
  2010       0.000          0.114       0.114        15.226        1.10
  2011       0.000          0.081       0.081        15.308        1.02
  2012       0.000          0.058       0.058        15.366        0.96




F.                   LARGE        SMALL           RES/         WGTED     PRICE
                      IND         IND/COM         OTHER        AVG       PER YR
                      ---         -------         -----        ---       ------

Sales Weight          0.31          0.32          0.37
SR Price Elas.        0.43          0.31          0.25         0.33
LR Price Elas.        1.28          1.17          0.99         1.14
Price Red.  A        10.00          2.00          1.00         4.11      1.35
Price Red.  B        13.31          5.56          3.22         7.10      2.31
Price Red.  C        15.00          6.00          5.00         8.42      2.73
Price Red.  D        20.00          8.00          7.00        11.35      3.64
Price Red.  E        25.00         10.00          9.00        14.28      4.55

Lambda (1- SR Elas/LR Elas):                                   0.71

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK       )
POWER CORPORATION    )                             Docket No.__________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------







                                    EXHIBIT K

Tuesday, July 14, 1998                                         ANSWER                                                      Page 1

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
C        Adams, Town of                           Jefferson           Elec Trans                                Perpetual
C        Adams, Town of                           Jefferson           Electric                                  Perpetual
C        Adams, Town of                           Jefferson           Gas                                       Perpetual
C        Adams, Village of                        Jefferson           Electric                                  Perpetual
C        Adams, Village of                        Jefferson           Gas                                       Perpetual
C        Albion, Town of                          Jefferson           Electric                                  Perpetual
C        Albion, Town of                          Oswego              Electric                                  Perpetual
C        Alexandria Bay, Village of               Jefferson           Electric                                  Perpetual
C        Alexandria, Town of                      Jefferson           El. Spec.Loc.                             Perpetual
C        Alexandria, Town of                      Jefferson           Gas & Electric                            Perpetual
C        Altamont, Town of                        Franklin            Electric                                  Perpetual
C        Altmar, Village of                       Oswego              Electric                                  Perpetual
C        Amboy, Town of                           Oswego              Electric                                  Perpetual
C        Annsville, Town of                       Oneida              El. Trans/Dist.                           Perpetual
C        Antwerp, Town of                         Jefferson           Electric                                  Perpetual
C        Antwerp, Village of                      Jefferson           Electric                                  Perpetual
C        Ava, Town of                             Oneida              Electric                                  Perpetual
C        Baldwinsville, Village of                Onondaga            Electric                                  Perpetual
C        Baldwinsville, Village of                Onondaga            Gas                                       Perpetual
C        Baldwinsville, Village of                Onondaga            Gas Trans Sp Lo                           Perpetual
C        Baldwinsville, Village of                Onondaga            Gas Trans/Dist.                           Perpetual
C        Baldwinsville, Village of                Onondaga            Gas-Correction                            Perpetual
C        Bangor, Town of                          Franklin            Gas & Electric                            Perpetual
C        Belmont, Town of                         Franklin            Elec. Ltd. Area                           Perpetual
C        Black Brook, Town of                     Clinton             Electric                                  Perpetual
C        Black River, Village of                  Jefferson           Electric                                  Perpetual
C        Black River, Village of                  Jefferson           Gas                                       Perpetual
C        Bloomingdale, Village of                 Essex               Electric                                  Perpetual
C        Bombay, Town of                          Franklin            El. Ltd. Area                             Perpetual
C        Bombay, Town of                          Franklin            Electric                   8/14/2015      99 years
C        Boonville, Town of                       Oneida              Elec. Trans.                              Perpetual
C        Boonville, Town of                       Oneida              Electric                                  Perpetual
C        Boylston, Town of                        Oswego              El. Trans.(map)                           Perpetual
C        Boylston, Town of                        Oswego              Electric                                  Not Shown
C        Brandon, Town of                         Franklin            Electric                                  Perpetual
C        Brasher, Town of                         St. Lawrence        Electric                                  Perpetual
C        Brighton, Town of                        Franklin            Electric                                  Perpetual
C        Brownville, Town of                      Jefferson           El. Trans/Dist.                           Perpetual
C        Brownville, Town of                      Jefferson           Electric                                  50 Years
C        Brownville, Town of                      Jefferson           Gas                                       Perpetual
C        Brownville, Village of                   Jefferson           Electric                                  Not Shown
C        Brownville, Village of                   Jefferson           Electric                                  Perpetual
C        Brownville, Village of                   Jefferson           Electric                   4/18/38        10 years
C        Brownville, Village of                   Jefferson           Gas                                       Perpetual
C        Brushton, Village of                     Franklin            Electric                                  Perpetual
C        Brutus, Town of                          Cayuga              Electric                                  Perpetual
C        Camden, Town of                          Oneida              El. Trans/Dist.                           Perpetual
C        Camden, Village of                       Oneida              El. Trans/Dist.                           Perpetual
C        Camillus, Town of                        Onondaga            El. Trans/Dist.                           Perpetual
C        Camillus, Town of                        Onondaga            EI.Trans.Sp.Loc                           Perpetual
C        Camillus, Town of                        Onondaga            Gas Trans/Dist                            Perpetual
C        Camillus, Town of                        Onondaga            Gas-correction                            Perpetual
C        Camillus, Village of                     Onondaga            Electric                                  Perpetual
C        Camillus, Village of                     Onondaga            Gas                                       Perpetual
C        Camillus, Village of                     Onondaga            Gas-correction                            Perpetual
C        Canastota, Village of                    Madison             Electric                                  Perpetual
C        Canastota, Village of                    Madison             Gas                        2/27/54        50 years
C        Canastota, Village of                    Madison             Gas & Electric                            Perpetual
C        Canastota, Village of                    Madison             Gas & Electric             14/14/52       50 Years
C        Canton, Town of                          St. Lawrence        El. Spec. Loc.                            Perpetual
C        Canton, Town of                          St. Lawrence        Elec Spec Loc                             Not Stated
C        Canton, Town of                          St. Lawrence        Elec Spec Loca                            Perpetual
C        Canton, Town of                          St. Lawrence        Electric                                  Perpetual
C        Canton, Town of                          St. Lawrence        Electric                   8/6/27         10 Years, Rnwb.
C        Canton, Village of                       St. Lawrence        Electric                                  Perpetual
C        Cape Vincent, Town of                    Jefferson           Gas & Electric                            Perpetual
C        Cape Vincent, Village of                 Jefferson           Electric                                  Perpetual


Tuesday, July 14, 1998                                         ANSWER                                                      Page 2

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
C        Carthage, Village of                     Jefferson           Electric                                  Perpetual
C        Carthage, Village of                     Jefferson           Gas                                       Perpetual
C        Castorland, Village of                   Lewis               Electric                                  Not Shown
C        Cazenovia, Town of                       Madison             El. Tran.Sp.Loc.                          Perpetual
C        Cazenovia, Town of                       Madison             Electric                                  Perpetual
C        Cazenovia, Town of                       Madison             Gas                                       Perpetual
C        Cazenovia, Town of                       Madison             Gas Trans/Dist.                           Perpetual
C        Cazenovia, Village of                    Madison             Electric                                  Perpetual
C        Cazenovia, Village of                    Madison             Gas                                       Perpetual
C        Central Square, Village of               Oswego              Electric                                  Perpetual
C        Champion, Town of                        Jefferson           Electric                                  Perpetual
C        Champion, Town of                        Jefferson           Gas                                       Perpetual
C        Chaumont, Village of                     Jefferson           Electric & Gas                            Perpetual
C        Chittenango, Village of                  Madison             Electric                                  Perpetual
C        Chittenango, Village of                  Madison             Gas                                       Perpetual
C        Cicero, Town of                          Onondaga            El Trans Sp Loc                           Perpetual
C        Cicero, Town of                          Onondaga            El Trans/Dist.                            Perpetual
C        Cicero, Town of                          Onondaga            El. trans sp lo                           Perpetual
C        Cicero. Town of                          Onondaga            Electric                                  Perpetual
C        Cicero, Town of                          Onondaga            Gas Trans/Dist                            Perpetual
C        Clare, Town of                           St. Lawrence        Electric                                  Perpetual
C        Clay, Town of                            Onondaga            El Trans Sp Lo                            Perpetual
C        Clay, Town of                            Onondaga            El. Trans/Dist                            Perpetual
C        Clay, Town of                            Onondaga            Electric                                  Perpetual
C        Clay, Town of                            Onondaga            Gas Trans/Dist                            Perpetual
C        Clayton, Town of                         Jefferson           Electric                                  Perpetual
C        Clayton, Village of                      Jefferson           Electric                                  Perpetual
C        Clayville, Village of                    Oneida              Electric                                  Perpetual
C        Clayville, Village of                    Oneida              Gas Trans/Dist.                           Perpetual
C        Cleveland, Village of                    Oswego              Electric                                  Perpetual
C        Clifton, Town of                         St. Lawrence        Electric                                  Perpetual
C        Clinton, Village of                      Oneida              El Trans Sp Loc                           Perpetual
C        Clinton, Village of                      Oneida              Gas/El Trs/Dst.                           Perpetual
C        Cold Brook, Village of                   Herkimer            Electric                                  Perpetual
C        Cold Brook, Village of                   Herkimer            Gas                                       Perpetual
C        Colton, Town of                          St. Lawrence        Electric                                  Perpetual
C        Colton, Town of                          St. Lawrence        Electric                    7/14/18       Five Years
C        Colton, Town of                          St. Lawrence        Electric                    7/12/23       Five Years
C        Columbia, Town of                        Herkimer            Elec Ltd Area                             Perpetual
C        Constable, Town of                       Franklin            Electric                                  Perpetual
C        Constableville, Village of               Lewis               Electric                                  Perpetual
C        Constantia, Town of                      Oswego              Electric                                  Perpetual
C        Copenhagen, Village of                   Lewis               Electric                                  Perpetual
C        Cornwall, Township of                    Stormont            Electric                    7/5/46        20 years
C        Cornwall, Township of                    Stormont            Electric                    4/18/52       5 yrs frm order
C        Cornwall, Township of                    Stormont            Electric                    9/19/57       5 years
C        Cortland, City of                        Cortland            Electric                    1/l/23        25 years
C        Cortland, City of                        Cortland            Electric                    4/30/2001     50 Years
C        Cortlandville, Town of                   Cortland            Elec.Trs.Sp.Loc                           Perpetual
C        Cortlandville, Town of                   Cortland            Electric                                  Perpetual
C        Croghan, Town of                         Lewis               Electric                                  Perpetual
C        Croghan, Village of                      Lewis               Electric                                  Perpetual
C        Cuyler, Town of                          Cortland            El Trns Sp Loc                            Perpetual
C        Cuyler, Town of                          Cortland            Electric                                  Perpetual
C        Danube, Town of                          Herkimer            Elec Ltd Area                             Perpetual
C        Danube, Town of                          Herkimer            Gas Ltd Area                              Perpetual
C        DeRuyter, Town of                        Madison             Electric                                  Perpetual
C        DeRuyter, Town of                        Madison             Gas                                       Perpetual
C        DeRuyter,  Village of                    Madison             Electric                                  Perpetual
C        DeRuyter, Village of                     Madison             Gas Trans/Dist.                           Perpetual
C        Deerfield, Town of                       Oneida              El.Trans.Sp.Loc                           Perpetual
C        Deerfield, Town of                       Oneida              Elec Spec Loc                             Perpetual
C        Deerfield, Town of                       Oneida              Electric                                  Perpetual
C        Deerfield, Town of                       Oneida              Gas                                       Perpetual
C        Deferiet, Village of                     Jefferson           Electric                                  Perpetual
C        Deferiet, Village of                     Jefferson           Gas                                       Perpetual
C        Dekalb, Town of                          St. Lawrence        Elec Spec Loc                             Perpetual
C        Dekalb, Town of                          St. Lawrence        Electric                                  Perpetual


Tuesday, July 14, 1998                                         ANSWER                                                      Page 3

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
C        Denmark, Town of                         Lewis               Elec. Trans.                               Perpetual
C        Denmark, Town of                         Lewis               Electric                                   Perpetual
C        Depeyster, Town of                       St. Lawrence        Electric                                   Perpetual
C        Dewitt, Town of                          Onondaga            Elec Spec Loc               5/1/06         5 Years
C        Dewitt, Town of                          Onondaga            Elec. Trans.                               Perpetual
C        Dewitt, Town of                          Onondaga            Electric                                   Perpetual
C        Dewitt, Town of                          Onondaga            Gas Spec Loc                               Perpetual
C        Dewitt, Town of                          Onondaga            Gas Trs Sp Loc                             Perpetual
C        Dexter, Village of                       Jefferson           Electric                                   Perpetual
C        Dexter, Village of                       Jefferson           Electric                    10/17/26       20 Years
C        Dexter, Village of                       Jefferson           Gas                                        No Term Shown.
C        Diana, Town of                           Lewis               Electric                                   Perpetual
C        Diana, Town of                           Lewis               Electric (Map)                             Perpetual
C        Dickinson, Town of                       Franklin            Electric                                   Perpetual
C        Dolgeville, Village of                   Herkimer            Electric                                   Perpetual
C        Dolgeville, Village of                   Herkimer            Electric                    11/21/37       25 years
C        Dolgeville, Village of                   Herkimer            Gas                                        Perpetual
C        Duane, Town of                           Franklin            Electric                                   Perpetual
C        East Syracuse, Village of                Onondaga            Electric                                   Perpetual
C        Eastwood, Village of                     Onondaga            El. Trans/Dist.                             Perpetual
C        Eastwood, Village of                     Onondaga            Gas Spec Loc.                              Perpetual
C        Edwards, Town of                         St. Lawrence        El. Trans/Dist.                            Perpetual
C        Edwards, Town of                         St. Lawrence        Elec Spec Loc.                             Perpetual
C        Edwards, Town of                         St. Lawrence        Electric                                   Perpetual
C        Edwards, Village of                      St. Lawrence        El Trans/Dist.                             No term shown
C        Elbridge, Town of                        Onondaga            El Tr/Dst Spec                             Perpetual
C        Elbridge, Town of                        Onondaga            Electric                                   Perpetual
C        Ellisburg, Town of                       Jefferson           Electric                                   Perpetual
C        Ellisburg, Town of                       Jefferson           Gas                                        Perpetual
C        Ellisburg, Village of                    Jefferson           Electric                                   Perpetual
C        Evans Mills, Village of                  Jefferson           Electric
C        Evans Mills, Village of                  Jefferson           Gas                                        Perpetual
C        Fabius, Town of                          Onondaga            Electric                                   Perpetual
C        Fabius, Town of                          Onondaga            Electric (Map)                             Perpetual
C        Fabius, Town of                          Onondaoa            Gas Corr.                                  Note Shown
C        Fabius, Town of                          Onondaga            Gas Trans/Dist                             Perpetual
C        Fabius, Village of                       Onondaga            Electric                                   Perpetual
C        Fabius, Village of                       Onondaga            Gas Corr.                                  None Shown
C        Fabius, Village of                       Onondaga            Gas Trans/Dist                             Perpetual
C        Fairfield, Town of                       Herkimer            Elec Ltd Area                              Perpetual
C        Fairfield, Town of                       Herkimer            Electric                                   Perpetual
C        Fayetteville, Village of                 Onondaga            Electric                                   Perpetual
C        Fayetteville, Village of                 Onondaga            Gas                                        Perpetual
C        Fenner, Town of                          Madison             El Trns Spec.                              Perpetual
C        Fenner, Town of                          Madison             Electric                                   Perpetual
C        Fine, Town of                            St. Lawrence        Electric                                   Perpetual
C        Florence, Town of                        Oneida              El Trans/Dist.                             Perpetual
C        Floyd, Town of                           Oneida              El. Trans/Dist.                            Perpetual
C        Floyd, Town of                           Oneida              Gas                                        Perpetual
C        Forestport, Hamlet of                    Oneida              El Trans/Dist,                             Perpetual
C        Forestport, Town of                      Oneida              El Trans/Dist.                             Not shown
C        Forestport, Town of                      Oneida              El Trans/Dist.                             Perpetual
C        Fort Covington, Town of                  Franklin            Electric                                   Perpetual
C        Fort Covington, Village of               Franklin            Electric                                   Perpetual
C        Fowler, Town of                          St. Lawrence        Electric                                   Perpetual
C        Frankfort, Town of                       Herkimer            Electric                                   Perpetual
C        Frankfort, Town of                       Herkimer            Gas                                        Perpetual
C        Frankfort, Village of                    Herkimer            El Tr. Spec Loc                            Perpetual
C        Frankfort, Village of                    Herkimer            El Tr. Spec Loc                            Perpetual
C        Frankfort, Village of                    Herkimer            Gas                                        Perpetual
C        Franklin, Town of                        Franklin            Electric                                   Perpetual
C        Fulton, City of                          Oswego              El E Side River                            Perpetual
C        Fulton, City of                          Oswego              El W Side River             6/13/98        99 years
C        Fulton, City of                          Oswego              El W Side River             6/12/2037      50 years
C        Fulton, Village of                       Oswego              Gas                                        Perpetual
C        Galen, Town of                           Wayne               Electric                                   Perpetual
C        Geddes. Town of                          Onondaga            El Tr Spec Loc.                            Perpetual
C        Geddes, Town of                          Onondaga            El Trans/Dist                              Perpetual


Tuesday, July 14, 1998                                         ANSWER                                                      Page 4

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
C        Geddes, Town of                          Onondaga            Electric                                  Perpetual
C        Geddes, Town of                          Onondaga            Electric                    9/25/27       Ten Years
C        Geddes, Town of                          Onondaga            Gas Trans/Dist                            Perpetual
C        German Flatts, Town of                   Herkimer            Electric                                  Perpetual
C        German Flatts, Town of                   Herkimer            Gas                                       Perpetual
C        Glen Park, Village of                    Jefferson           Electric                                  Perpetual
C        Glen Park, Village of                    Jefferson           Gas                                       Perpetual
C        Gouverneur, Town of                      St. Lawrence        El  Spec. Loc.                            Perpetual
C        Gouverneur, Town of                      St. Lawrence        El. Spec  Loc.                            Perpetual
C        Gouverneur, Town of                      St. Lawrence        El. Spec. Loc.                            Perpetual
C        Gouverneur, Town of                      St. Lawrence        El. Trans/Dist.                           Perpetual
C        Gouverneur, Town of                      St. Lawrence        Elec Spec. Loc.                           Perpetual
C        Gouverneur, Village of                   St. Lawrence        Electric                                  Perpetual
C        Granby, Town of                          Oswego              El. Bridge Rgts                           Perpetual
C        Granby, Town of                          Oswego              Electric                                  Perpetual
C        Granby, Town of                          Oswego              Gas                                       Perpetual
C        Greig, Town of                           Lewis               Electric                                  Perpetual
C        Hammond, Town of                         St. Lawrence        El. Ltd. Area                             Perpetual
C        Hammond, Village of                      St. Lawrence        Electric                                  Perpetual
C        Hannibal, Town of                        Oswego              Electric                                  Perpetual
C        Hannibal, Town of                        Oswego              Gas                                       Perpetual
C        Hannibal, Village of                     Oswego              Electric                                  Perpetual
C        Hannibal, Village of                     Oswego              Gas                                       Perpetual
C        Harrietstown, Town of                    Franklin            Electric                                  Perpetual
C        Harrisburg, Town of                      Lewis               Electric                                  Perpetual
C        Harrisville, Village of                  Lewis               Electric                                  Perpetual
C        Hastings, Town of                        Oswego              El. Spec. Loc.                            Perpetual
C        Hastings, Town of                        Oswego              Electric                                  Perpetual
C        Henderson, Town of                       Jefferson           Electric                                  Perpetual
C        Herkimer, Town of                        Herkimer            El Spec. Loc.                             Perpetual
C        Herkimer, Town of                        Herkimer            El. Spec. Loc.                            Perpetual
C        Herkimer, Town of                        Herkimer            Electric                                  Perpetual
C        Herkimer, Town of                        Herkimer            Gas                                       Perpetual
C        Herkimer, Village of                     Herkimer            Electric                                  Perpetual
C        Herkimer, Village of                     Herkimer            Gas                                       Perpetual
C        Hermon, Town of                          St. Lawrence        Electric                                  Perpetual
C        Hermon, Town of                          St. Lawrence        Electric                                  Supply current*
C        Hermon, Village of                       St. Lawrence        Electric                                  Perpetual
C        Hermon, Village of                       St. Lawrence        Electric                    9/29/33       10 w/ren. priv.
C        Herrings, Village of                     Jefferson           Electric                                  Perpetual
C        Herrings, Village of                     Jefferson           Gas                                       Perpetual
C        Heuvelton, Village of                    St. Lawrence        Electric                                  Perpetual
C        Highmarket, Town of                      Lewis               Electric                                  Perpetual
C        Holland Patent, Village of               Oneida              El. Trans/Dist.                           Perpetual
C        Holland Patent, Village of               Oneida              Gas Trans/Dist.                           Perpetual
C        Homer, Town of                           Cortland            El. Tr Spec Loc                           Perpetual
C        Homer, Town of                           Cortland            El. Trans/Dist.                           Perpetual
C        Homer, Town of                           Cortland            Electric                    11/10/52      25 years
C        Homer, Village of                        Cortland            Electric                                  Perpetual
C        Homer, Village of                        Cortland            Electric                    6/22/48       25 years
C        Hopkinton, Town of                       St. Lawrence        Electric                                  Perpetual
C        Hounsfield, Town of                      Jefferson           Electric                                  Perpetual
C        Hounsfield, Town of                      Jefferson           Gas                                       Perpetual
C        Ilion, Village of                        Herkimer            El Tr Spec Loc.                           Perpetual
C        Ilion, Village of                        Herkimer            Gas                                       Perpetual
C        Ilion, Village of                        Herkimer            Gas Spec. Loc.                            Perpetual
C        Indian Lake, Town of                     Hamilton            El Spec. Loc.                             Perpetual
C        Kirkland, Town of                        Oneida              El Trans/Dist               1/30/2005     50 years
C        Kirkland, Town of                        Oneida              Electric                                  Perpetual
C        Kirkland, Town of                        Oneida              Gas & Elec.                               Perpetual
C        Kirkland, Town of                        Oneida              Gas & Elec.                 1/31/55       50 years
C        Kirkland, Town of                        Oneida              Gas Trans/Dist              1/30/2005     50 years
C        Lacona, Village of                       Oswego              Electric                                  Perpetual
C        Lacona, Village of                       Oswego              Gas                                       Perpetual
C        Lafayette, Town of                       Onondaga            Electric                                  Perpetual
C        Lafayette, Town of                       Onondaga            Gas Corr.                                 None Shown
C        Lafayette, Town of                       Onondaga            Gas Trans/Dist                            Perpetual
C        Lawrence, Town of                        St. Lawrence        Electric                                  Perpetual



Tuesday, July 14, 1998                                         ANSWER                                                      Page 5

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
C        Lee, Town of                             Oneida              Electric                                  Perpetual
C        Lee, Town of                             Oneida              Gas Trans/Dist.                           Perpetual
C        Lenox, Town of                           Madison             El Trans/Dist.                            Perpetual
C        Lenox, Town of                           Madison             Gas Trans/Dist.                           Perpetual
C        Leray, Town of                           Jefferson           Electric                                  Perpetual
C        Leray, Town of                           Jefferson           Gas                                       Perpetual
C        Lewis County                             Lewis County        Electric                                  Various Frnchs
C        Lewis, Town of                           Lewis               Electric                                  Perpetual
C        Leyden, Town of                          Lewis               El Trans (Plan)                           Perpetual
C        Leyden, Town of                          Lewis               El Trans/Dist
C        Leyden, Town of                          Lewis               Electric                                  Perpetual
C        Lincklaen, Town of                       Chenanqo            Electric                                  Perpetual
C        Lincoln, Town of                         Madison             El Trans/Dist                             Perpetual
C        Lincoln, Town of                         Madison             Electric                                  Perpetual
C        Lincoln, Town of                         Madison             Electric                                  None shown
C        Lincoln, Town of                         Madison             Gas                                       Perpetual
C        Lincoln, Town of                         Madison             Gas Trans Only                            Perpetual
C        Lisbon, Town of                          St. Lawrence        El Spec. Loc.                             Perpetual
C        Lisbon, Town of                          St. Lawrence        Elec Spec Loc                             Perpetual
C        Lisbon, Town of                          St. Lawrence        Electric                                  Perpetual
C        Litchfield, Town of                      Herkimer            El Ltd. Area                              Perpetual
C        Little Falls, City of                    Herkimer            El Trans Sp Loc             9/10/68       50 years
C        Little Falls, City of                    Herkimer            Electric                                  Perpetual
C        Little Falls, City of                    Herkimer            Electric                    11/20/56      50 years
C        Little Falls, City of                    Herkimer            Gas                                       None shown
C        Little Falls, City of                    Herkimer            Gas                         5/16/1868     15 years
C        Little Falls, Town of                    Herkimer            El Spec. Loc.                             Perpetual
C        Little Falls, Town of                    Herkimer            El Tr Spec Loc.                           Perpetual
C        Little Falls, Town of                    Herkimer            Electric                                  Perpetual
C        Little Falls, Town of                    Herkimer            Gas                                       Perpetual
C        Liverpool, Village of                    Onondaga            El Trans/Dist.                            Perpetual
C        Liverpool, Village of                    Onondaga            Gas                                       Perpetual
C        Long Lake, Town of                       Hamilton            Electric                                  Perpetual
C        Lorraine, Town of                        Jefferson           Electric                                  Perpetual
C        Louisville, Town of                      St. Lawrence        Electric                                  Perpetual
C        Lowville, Town of                        Lewis               Electric                                  Perpetual
C        Lowville, Village of                     Lewis               Electric                                  Perpetual
C        Lyme, Town of                            Jefferson           Gas & Elec                                Perpetual
C        Lyons Falls, Village of                  Lewis               Electric                                  Perpetual
C        Lyons, Town of                           Wayne               Electric                                  Perpetual
C        Lyons, Village of                        Wayne               Electric                                  Perpetual
C        Lyonsdale, Town of                       Lewis               El Trans/Dist
C        Lyonsdale, Town of                       Lewis               Electric                                  Perpetual
C        Lysander                                 Onondaga            Gas Trans.                                Perpetual
C        Lysander, Town of                        Onondaga            El Trs/Dst Loc.                           Perpetual
C        Lysander, Town of                        Onondaga            Electric                                  Perpetual
C        Lysander, Town of                        Onondaga            Gas                                       Perpetual
C        Macomb, Town of                          St. Lawrence        Electric                                  Perpetual
C        Macomb, Town of                          St. Lawrence        Electric                                  see remarks
C        Macomb, Town of                          St. Lawrence        Electric (Map)                            no term shown
C        Madrid, Town of                          St. Lawrence        El Spec. Loc.                             Perpetual
C        Madrid, Town of                          St. Lawrence        Electric                                  Perpetual
C        Malone, Town of                          Franklin            Electric                                  Perpetual
C        Malone, Village of                       Franklin            Electric                                  Perpetual
C        Malone, Village of                       Franklin            Electric                    17/22/1891    5 years
C        Malone, Village of                       Franklin            Electric                    4/8/47        40 years
C        Malone, Village of                       Franklin            Gas                                       Perpetual
C        Manheim, Town of                         Herkimer            Electric                                  Perpetual
C        Manheim, Town of                         Herkimer            Gas                                       Perpetual
C        Manlius, Town of                         Onondaga            El Spec. Loc.                             Perpetual
C        Manlius, Town of                         Onondaga            Electric                                  Perpetual
C        Manlius, Town of                         Onondaga            Gas                                       Perpetual
C        Mannsville, Village of                   Jefferson           Electric                                  Perpetual
C        Mannsville, Village of                   Jefferson           Gas                                       Perpetual
C        Marcellus, Town of                       Onondaga            El Trans. only                            Perpetual
C        Marcy, Town of                           Oneida              El Trs Ltd Area                           Perpetual
C        Marcy, Town of                           Oneida              El. Ltd. Area                             Perpetual
C        Marcy, Town of                           Oneida              Electric                                  Perpetual


Tuesday, July 14, 1998                                         ANSWER                                                      Page 6

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
C        Marcy, Town of                             Oneida            Gas                                       Perpetual
C        Martinsburg, Town of                       Lewis             El Spec. Loc.                             Perpetual
C        Martinsburg, Town of                       Lewis             Electric
C        Martinsburg, Town of                       Lewis             Electric                                  Perpetual
C        Martinsburg, Town of                       Lewis             Electric                    6/17/75       50 years
C        Massena, Town of                           St. Lawrence      Electric                                  Perpetual
C        Massena, Village of                        St. Lawrence      Electric                                  Perpetual
C        McGraw (formerly McGrawville), Village of  Cortland          Electric                    12/7/05       see remarks
C        Mentz, Town of                             Cayuga            Electric                                  Perpetual
C        Mexico, Town of                            Oswego            Electric                                  Perpetual
C        Mexico, Town of                            Oswego            Gas                                       Perpetual
C        Mexico, Village of                         Oswego            Electric                                  Perpetual
C        Mexico, Village of                         Oswego            Gas                                       Perpetual
C        Middleville, Village of                    Herkimer          Electric                                  Perpetual
C        Minetto, Town of                           Oswego            El Spec. Loc.                             Perpetual
C        Minetto, Town of                           Oswego            Electric (Only)                           Perpetual
C        Minetto, Town of                           Oswego            Gas                                       Perpetual
C        Minoa, Village of                          Onondaga          Electric                                  Perpetual
C        Minoa, Village of                          Onondaga          Gas                                       Perpetual
C        Minoa, Village of                          Onondaga          Gas Trans/Dist                            Perpetual
C        Mohawk, Village of                         Herkimer          El Trs Spec Loc                           Perpetual
C        Mohawk, Village of                         Herkimer          Gas                                       Perpetual
C        Moira, Town of                             St. Lawrence      Electric                                  Perpetual
C        Montague, Town of                          Lewis             Electric                                  Perpetual
C        Montezuma, Town of                         Cayuga            Electric                                  Perpetual
C        Morehouse, Town of                         Hamilton          El Trans/Dist                             Perpetual
C        Morristown, Town of                        St. Lawrence      El. Spec. Loc.                            Perpetual
C        Morristown, Town of                        St. Lawrence      Electric                                  Perpetual
C        Morristown, Village of                     St. Lawrence      Electric                                  Perpetual
C        Munnsville, Village of                     Madison           El Trans/Dist                             Perpetual
C        Norfolk, Town of                           St. Lawrence      El Trans Sp Loc                           Perpetual
C        Norfolk, Town of                           St. Lawrence      Electric                                  Perpetual
C        Norfolk, Town of                           St. Lawrence      Electric                    10/2/42       20 years
C        North Elba, Town of                        Essex             Electric                                  Perpetual
C        North Syracuse, Village of                 Onondaga          Electric                                  Perpetual
C        North Syracuse, Village of                 Onondaqa          Gas                                       Perpetual
C        Norway, Town of                            Herkimer          Electric                                  Perpetual
C        Norwood, Village of                        St. Lawrence      El Trans Sp Loc                           Perpetual
C        Norwood, Village of                        St. Lawrence      Electric                    10/l/42       20 years
C        Norwood, Village of                        St. Lawrence      Electric                    2/11/79       50 years
C        Norwood, Village of                        St. Lawrence      Electric                    2/12/2004     25 years
C        Ogdensburg, City of                        St. Lawrence      El Spec Loc                               Perpetual
C        Ogdensburg, City of                        St. Lawrence      El Spec Loc                 2/24/26       20 years
C        Ogdensburg, City of                        St. Lawrence      El Trans Sp Loc                           Perpetual
C        Ogdensburg, City of                        St. Lawrence      Electric                                  Perpetual
C        Ogdensburg, City of                        St. Lawrence      Gas                                       Perpetual
C        Ohio, Town of                              Herkimer          Electric                                  Perpetual
C        Oneida Castle, Village of                  Oneida            Electric                                  Perpetual
C        Oneida Castle, Village of                  Oneida            Gas                                       Perpetual
C        Oneida, City of                            Madison           Gas                         7/l/39        15 years
C        Oneida, City of                            Madison           Gas Spec Loc                6/30/2004     Perpetual
C        Oneida, Village of                         Madison           Electric                                  Perpetual
C        Onondaga Indian Nation                     Onondaga          Electric                    2/8/2039      99 years
C        Onondaga, Town of                          Onondaga          Electric                                  Perpetual
C        Onondaga, Town of                          Onondaga          Gas                                       Perpetual
C        Onondaga, Town of                          Onondaga          Gas Spec Loc                              Perpetual
C        Ontario, Province of                       None Shown        Electric                    10/27/47      20 years
C        Ontario, Province of                       Stormont          Electric                    10/5/70       20 years
C        Oppenheim, Town of                         Fulton            Electric                                  Perpetual
C        Oriskany, Village of                       Oneida            Electric                                  Perpetual
C        Oriskany, Village of                       Oneida            Gas Trans/Dist                            Perpetual
C        Orleans, Town of                           Jefferson         Electric                                  Perpetual
C        Orleans, Town of                           Jefferson         Gas/Elec Sp Loc                           Perpetual
C        Orwell, Town of                            Oswego            Electric                                  Perpetual
C        Osceola, Town of                           Lewis             El Ltd Area                               Perpetual
C        Osceola, Town of                           Lewis             Elec Trans/Dist                           Perpetual
C        Osnabruck, Township of                     Stormont          Electric                    2/8/57        20 years
C        Oswegatchie, Town of                       St. Lawrence      El Spec Loc                               Perpetual


Tuesday, July 14, 1998                                         ANSWER                                                      Page 7

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
C        Oswegatchie, Town of                     St. Lawrence        Elec Spec Loc               11/23/35      20 years
C        Oswegatchie, Town of                     St. Lawrence        Electric                                  1 frm lighting
C        Oswego, City of                          Oswego              Elec Spec Loc                             Perpetual
C        Oswego, City of                          Oswego              Electric                                  Perpetual
C        Oswego, City of                          Oswego              Gas                                       Perpetual
C        Oswego, Town of                          Oswego              Elec Spec Loc.                            Perpetual
C        Oswego, Town of                          Oswego              Electric                                  Perpetual
C        Oswego, Town of                          Oswego              Gas Trans/Dist.                           Perpetual
C        Otisco, Town of                          Onondaga            Elec Spec Loc.                            Perpetual
C        Otisco, Town of                          Onondaga            Gas                                       Perpetual
C        Palermo, Town of                         Oswego              Electric                                  Perpetual
C        Palermo, Town of                         Oswego              Gas                                       Perpetual
C        Pamelia, Town of                         Jefferson           El Trans/Dist                             Perpetual
C        Pamelia, Town of                         Jefferson           Gas                                       Perpetual
C        Paris, Town of                           Oneida              Electric                                  Perpetual
C        Paris, Town of                           Oneida              Gas Trans/Dist                            Perpetual
C        Parish, Town of                          Oswego              Electric                                  Perpetual
C        Parish, Village of                       Oswego              Electric                                  Perpetual
C        Parishville, Town of                     St. Lawrence        Electric                                  Perpetual
C        Philadelphia, Town of                    Jefferson           El Not Exclusiv                           Perpetual
C        Philadelphia, Town of                    Jefferson           El Tr Penstock                            Perpetual
C        Philadelphia, Town of                    Jefferson           Electric                                  Perpetual
C        Philadelphia, Village of                 Jefferson           El Tr Spec Loc.                           Perpetual
C        Phoenix, Village of                      Oswego              El Tr Spec Loc.                           Perpetual
C        Phoenix, Village of                      Oswego              Electric                                  Perpetual
C        Phoenix, Village of                      Oswego              Gas                                       Perpetual
C        Phoenix, Village of                      Oswego              Gas Trans/Dist                            Perpetual
C        Piercefield, Town of                     St. Lawrence        Electric                                  Perpetual
C        Pierrepont, Town of                      St. Lawrence        Elec Spec Loc.                            Perpetual
C        Pierrepont, Town of                      St. Lawrence        Electric                                  Perpetual
C        Pinckney, Town of                        Lewis               Electric                                  Perpetual
C        Pitcairn, Town of                        St. Lawrence        Electric                                  Perpetual
C        Poland, Village of                       Herkimer            El. Trans./Dist                           Perpetual
C        Poland, Village of                       Herkimer            Electric (Plan)             6/l/56        49 years
C        Poland, Village of                       Herkimer            Gas                                       Perpetual
C        Pompey, Town of                          Onondaga            El. Spec. Loc.                            Perpetual
C        Pompey, Town of                          Onondaga            Electric                                  Perpetual
C        Pompey, Town of                          Onondaga            Gas                                       Perpetual
C        Port Leyden, Village of                  Lewis               Electric                                  Perpetual
C        Potsdam, Town of                         St. Lawrence        El. Spec. Loc.                            Perpetual
C        Potsdam, Town of                         St. Lawrence        Electric                                  Perpetual
C        Potsdam, Village of                      St. Lawrence        El Trans Sp Loc                           Perpetual
C        Potsdam, Village of                      St. Lawrence        Electric                                  Perpetual
C        Preble, Town of                          Cortland            Electric                                  Perpetual
C        Prospect, Village of                     Oneida              Electric                                  Perpetual
C        Prospect, Village of                     Oneida              Gas Trans/Dist.                           Perpetual
C        Pulaski, Village of                      Oswego              Electric                                  Perpetual
C        Pulaski, Village of                      Oswego              Gas                                       Perpetual
C        Redfield, Town of                        Oswego              Electric                                  Perpetual
C        Remsen, Town of                          Oneida              El. Trans/Dist.                           Perpetual
C        Remsen, Village of                       Oneida              Electric                                  Perpetual
C        Remsen, Village of                       Oneida              Gas Trans/Dist.                           Perpetual
C        Rensselaer Falls, Village of             St. Lawrence        Electric
C        Richland, Town of                        Oswego              Electric                                  Perpetual
C        Richland, Town of                        Oswego              Gas                                       Perpetual
C        Richville, Village of                    St. Lawrence        Electric                                  Perpetual
C        Rodman, Town of                          Jefferson           Electric                                  None Shown.
C        Rodman, Town of                          Jefferson           Electric                                  None Shown.
C        Rome, City of                            Oneida              Gas & Electric                            Perpetual
C        Rossie, Town of                          St. Lawrence        Electric
C        Rossie, Town of                          St. Lawrence        Electric                                  None Shown.
C        Rossie, Town of                          St. Lawrence        Electric                                  Perpetual
C        Russell, Town of                         St. Lawrence        El. Spec. Loc.                            Perpetual
C        Russell, Town of                         St. Lawrence        Electric                                  Perpetual
C        Russia, Town of                          Herkimer            Electric                                  Perpetual
C        Rutland, Town of                         Jefferson           Gas                                       Perpetual
C        Rutland, Town of                         Jefferson           Gas & El Trans.                           Perpetual
C        Sackets Harbor, Village of               Jefferson           El. Trans/Dist.                           Perpetual


Tuesday, July 14, 1998                                         ANSWER                                                      Page 8

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
C        Sackets Harbor, Village of               Jefferson           Electric                    5/8/55        50 years
C        Sackets Harbor, Village of               Jefferson           Gas                                       Perpetual
C        Salina, Town of                          Onondaga            El. Spec. Loc.                            Perpetual
C        Salina, Town of                          Onondaga            Electric                                  Perpetual
C        Salina, Town of                          Onondaga            Gas                                       Perpetual
C        Salina, Town of                          Onondaga            Gas Spec. Loc.                            Perpetual
C        Salisbury, Town of                       Herkimer            Electric                                  Perpetual
C        Salisbury, Town of                       Herkimer            Gas                                       Perpetual
C        Sandy Creek, Town of                     Oswego              Electric                                  Perpetual
C        Sandy Creek, Town of                     Oswego              Gas                                       Perpetual
C        Sandy Creek, Village of                  Oswego              Electric                                  Perpetual
C        Sandy Creek, Village of                  Oswego              Gas                                       Perpetual
C        Santa Clara, Town of                     Franklin            Electric                                  Perpetual
C        Saranac Lake, Village of                 Essex/Franklin      Electric                                  Perpetual
C        Saranac, Town of                         Clinton             Electric                                  Perpetual
C        Savannah, Town of                        Wayne               Electric                                  Perpetual
C        Savannah, Village of                     Wayne               Electric                                  Perpetual
C        Schroeppel, Town of                      Oswego              El Tr Spec Loc.                           Perpetual
C        Schroeppel, Town of                      Oswego              Elec. Trans.Map                           Perpetual
C        Schroeppel, Town of                      Oswego              Electric                                  Perpetual
C        Schroeppel, Town of                      Oswego              Gas                                       Not Shown
C        Schroeppel, Town of                      Oswego              Gas                                       Perpetual
C        Schuyler, Town of                        Herkimer            El Sp Loc-Plan                            Perpetual
C        Schuyler, Town of                        Herkimer            Electric                                  Perpetual
C        Schuyler, Town of                        Herkimer            Gas                                       Perpetual
C        Scott, Town of                           Cortland            Electric                                  Perpetual
C        Scriba, Town of                          Oswego              Electric                                  Perpetual
C        Scriba, Town of                          Oswego              Gas                                       Perpetual
C        Seneca Falls, Town of                    Seneca              Electric                                  Perpetual
C        Sherrill, City of                        Oneida              Gas                         10/9/78       50 years
C        Sherrill, City of                        Oneida              Gas                         2/12/81       50 years frm 12
C        Sherrill, City of                        Oneida              Gas                         2/3/2031      50 Years
C        Skaneateles, Town of                     Onondaga            Electric                                  Perpetual
C        Skaneateles, Town of                     Onondaga            Gas                                       Perpetual
C        Skaneateles, Village of                  Onondaga            El Tr Spec Loc.                           Perpetual
C        Skaneateles, Village of                  Onondaga            Gas                                       Perpetual
C        Solon, Town of                           Cortland            Electric                                  Perpetual
C        Solvay, Village of                       Onondaga            El Spec. Loc.                             Perpetual
C        Solvay, Village of                       Onondaga            El Tr Lim Area                            Perpetual
C        Solvay, Village of                       Onondaga            El Tr Spec Loc.                           Perpetual
C        Solvay, Village of                       Onondaga            Electric                                  Perpetual
C        Solvay, Village of                       Onondaga            Gas                                       Perpetual
C        St. Armand, Town of                      Essex               Electric                                  Perpetual
C        St. Lawrence County                      St. Lawrence        Electric                                  Not Shown
C        St. Regis Indian Reservation             Franklin            El. Spec. Loc.              10/2/2045     99 years
C        St. Regis Indian Reservation             Franklin            Electric                    10/2/2045     99 years
C        Steuben, Town of                         Oneida              El Trans/Dist.                            Perpetual
C        Stockbridge, Town of                     Madison             El Trans/Dist.                            Perpetual
C        Stockholm, Town of                       St. Lawrence        EI.Tr.Spec.Loc.                           Perpetual
C        Stockholm, Town of                       St. Lawrence        Electric                                  NotShown
C        Stockholm, Town of                       St. Lawrence        Electric                                  Perpetual
C        Stratford, Town of                       Fulton              El. Ltd. Area                             Perpetual
C        Sullivan, Town of                        Madison             El. Spec. Loc.                            Perpetual
C        Sullivan, Town of                        Madison             El. Trans.                                Perpetual
C        Sullivan, Town of                        Madison             El. Trans/Dist.                           Perpetual
C        Sullivan, Town of                        Madison             Electric                                  Perpetual
C        Sullivan, Town of                        Madison             Gas                                       Perpetual
C        Syracuse, City of                        Onondaga            Elec. Subwav                              Perpetual
C        Syracuse, City of                        Onondaga            Electric                                  Perpetual
C        Syracuse, City of                        Onondaga            Gas                                       Perpetual
C        Syracuse, City of                        Onondaga            Steam,HW,HA,Ga                            Perpetual
C        Theresa, Town of                         Jefferson           El. Ltd. Area                             Perpetual
C        Theresa, Town of                         Jefferson           Electric                                  Perpetual
C        Theresa, Village of                      Jefferson           Electric                    4/23/00       5 years w/opt.
C        Throop, Town of                          Cayuga              Electric                                  Perpetual
C        Trenton, Town of                         Oneida              El. Trans/Dist.                           Perpetual
C        Trenton, Town of                         Oneida              Gas
C        Trenton, Village of                      Oneida              Electric                                  Perpetual


Tuesday, July 14, 1998                                         ANSWER                                                      Page 9

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
C        Trenton, Village of                      Oneida              Gas Trans/Dist.                           Perpetual
C        Truxton, Town of                         Cortland            El Tr Spec. Loc.                          Perpetual
C        Truxton, Town of                         Cortland            Electric                                  Perpetual
C        Tully, Town of                           Onondaga            Electric                                  Perpetual
C        Tully, Town of                           Onondaga            Gas                                       Perpetual
C        Tully, Town of                           Onondaga            Gas Corr.                                 Not Shown
C        Tully, Village of                        Onondaga            Electric                                  Perpetual
C        Tully, Village of                        Onondaga            Gas                                       Perpetual
C        Tully, Village of                        Onondaga            Gas Corr.                                 Not Shown.
C        Tupper Lake, Village of                  Franklin            El Trans Lines                            Perpetual
C        Turin, Town of                           Lewis               El. Trans/Dist.
C        Turin, Town of                           Lewis               Elec (Blueprnt)                           Perpetual
C        Turin, Town of                           Lewis               Elec. (Map)                               Not Shown
C        Turin, Town of                           Lewis               Electric                                  Perpetual
C        Turin, Town of                           Lewis               Electric                    11/5/75       50 years
C        Turin, Village of                        Lewis               Electric                                  Perpetual
C        Tyre, Town of                            Seneca              Electric                                  Perpetual
C        United Stormont, Dundas, Glengarry Cos   as above            Electric                                  20 years
C        United Stormont, Dundas, Glengarry Cos   as above            Electric                    1/29/46       20 years
C        United Stormont, Dundas, Glengarry Cos   as above            Electric                    6/20/66       20 years
C        Utica, City of                           Oneida              El Tr Spec. Loc.                          Perpetual
C        Utica, City of                           Oneida              Electric                                  Perpetual
C        Utica, City of                           Oneida              Gas                                       Perpetual
C        Van Buren, Town of                       Onondaga            El. Spec. Loc.                            Perpetual
C        Van Buren, Town of                       Onondaga            El. Trans/Dist.                           Perpetual
C        Van Buren, Town of                       Onondaga            Gas                                       Perpetual
C        Vernon, Town of                          Oneida              Elec Spec. Loc.                           Perpetual
C        Vernon, Town of                          Oneida              Elec Trans/Dist                           Perpetual
C        Vernon, Town of                          Oneida              Gas Trans/Dist                            Perpetual
C        Vernon, Village of                       Oneida              Electric                                  Perpetual
C        Vernon, Village of                       Oneida              Electric                    5/13/34       20 years
C        Vernon, Village of                       Oneida              Gas Trans/Dist                            Perpetual
C        Verona, Town of                          Oneida              Elec Spec. Loc.                           Perpetual
C        Verona, Town of                          Oneida              Elec Trans/Dist                           Perpetual
C        Verona, Town of                          Oneida              Electric                                  Perpetual
C        Verona, Town of                          Oneida              Gas                         1/31/2004     50 years
C        Vienna, Town of                          Oneida              Elec Spec. Loc.                           Perpetual
C        Vienna, Town of                          Oneida              Elec Spec. Loc.             12/3/26       5 years
C        Virgil, Town of                          Cortland            Elec Tr Sp Loc.                           Perpetual
C        Virgil, Town of                          Cortland            Electric                                  Perpetual
C        Volney, Town of                          Oswego              El Tr Spec Loc                            Perpetual
C        Volney, Town of                          Oswego              Elec Bridge Rts                           Perpetual
C        Volney, Town of                          Oswego              Electric                                  Perpetual
C        Volney, Town of                          Oswego              Gas                                       Perpetual
C        Waddington, Village of                   St. Lawrence        Electric                                  Perpetual
C        Wampsville, Village of                   Madison             Electric                                  Perpetual
C        Wampsville, Village of                   Madison             Gas Trans/Dist                            Perpetual
C        Waterloo, Town of                        Seneca              Electric                                  Perpetual
C        Watertown, City of                       Jefferson           El Trans/Dist.              9/16/2003     50 years
C        Watertown, City of                       Jefferson           Electric                    9/17/53       50 years
C        Watertown, City of                       Jefferson           Gas                                       Perpetual
C        Watertown, City of                       Jefferson           Gas                         12/23/2003    50 years
C        Watertown, City of                       Jefferson           Gas & Steam                               Perpetual
C        Watertown, Town of                       Jefferson           Steam, Gas, El.                           Perpetual
C        Watertown, Town of                       Jefferson           Electric                                  Perpetual
C        Watertown, City of                       Jefferson           Gas                                       Perpetual
C        Watson, Town of                          Lewis               Electric                                  Perpetual
C        Watson, Town of                          Lewis               Electric                    5/26/76       50 years
C        Waverly, Town of                         Franklin            Electric                                  Perpetual
C        Webb, Town of                            Herkimer            El Spec. Loc.                             Perpetual
C        West Carthage, Village of                Jefferson           Electric                                  Perpetual
C        West Carthage, Village of                Jefferson           Gas                                       Perpetual
C        West Monroe, Town of                     Oswego              Electric                                  Perpetual
C        West Monroe, Town of                     Oswego              Gas                                       Perpetual
C        West Turin, Town of                      Lewis               Elec. Trans.                              Perpetual
C        West Turin, Town of                      Lewis               Electric                                  Perpetual
C        Western, Town of                         Oneida              Electric                                  Perpetual
C        Western, Town of                         Oneida              Gas                                       Perpetual


Tuesday, July 14, 1998                                         ANSWER                                                      Page 10

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
C        Westmoreland, Town of                    Oneida              El. Trans/Dist.                           Perpetual
C        Westmoreland, Town of                    Oneida              El. Trans/Dist                            Perpetual
C        Westmoreland, Town of                    Oneida              Electric                                  No term listed
C        Westmoreland, Town of                    Oneida              Gas Trans/Dist.                           Perpetual
C        Westville, Town of                       Franklin            Electric                                  Perpetual
C        Whitesboro, Village of                   Oneida              El. Spec. Loc.                            Perpetual
C        Whitesboro, Village of                   Oneida              Electric                                  Perpetual
C        Whiteboro, Village of                    Oneida              Gas                                       Perpetual
C        Whitestown, Town of                      Oneida              Electric                                  Perpetual
C        Whitestown, Town of                      Oneida              Gas                                       Perpetual
C        Williamstown, Town of                    0swego              El.Trans/Dist.                            Perpetual
C        Wilna, Town of                           Jefferson           Electric                                  Perpetual
C        Wilna, Town of                           Jefferson           Gas                                       Perpetual
C        Worth, Town of                           Jefferson           El.Trans/Dist.                            Perpetual
C        Worth, Town of                           Jefferson           Electric                                  Perpetual
C        Yorkville, Village of                    Oneida              Electric                                  None shown.
C        Yorkville, Village of                    Oneida              Gas                                       Perpetual
======== ======================================== =================== ========================== ============== ====================


Tuesday, July 14, 1998                                         ANSWER                                                      Page 1

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
E        City of Albany                            Albany             Electric                                  Not Limited
E        City of Amsterdam                         Montgomery         Electric                                  Not Limited
E        City of Hudson                            Columbia           Electric                                  Not Limited
E        City of Hudson                            Columbia           Electric                    6/4/61        50 years
E        City of Johnstown                         Fulton             Gas & Electric                            Not Limited
E        City of Rensselaer                        Rensselaer         Gas & Electric                            Not Limited
E        City of Schenectady                       Schenectady        Electric                                  Not Limited
E        City of Troy                              Rensselaer         Electric                                  Not Limited
E        City of Utica                             Oneida             Electric                                  Not Limited
E        City of Watervliet                        Albany             Electric                                  Not Limited
E        City of Watervliet                        Albany             Gas & Electric                            Not Limited
          (was Village of W. Troy)
E        Town of Amsterdam                         Montgomery         Electric                                  Not Limited
E        Town of Argyle                            Washington         Electric                                  Not Limited
E        Town of Arietta                           Hamilton           Electric                                  Not Limited
E        Town of Athens                            Greene             Electric                                  Not Limited
E        Town of Ballston                          Saratoga           Electric                                  Not Limited
E        Town of Benson                            Hamilton           Electric                                  Not Limited
E        Town of Berne                             Albany             Electric                                  Not Limited
E        Town of Bethlehem                         Albany             Electric                                  Not Limited
E        Town of Bleecker                          Fulton             Electric                                  Not Limited
E        Town of Blenheim                          Schoharie          Electric                                  Not Limited
E        Town of Bolton                            Warren             Gas & Electric                            Not Limited
E        Town of Broadalbin                        Fulton             Electric                                  Not Limited
E        Town of Broome                            Schoharie          Electric                                  Not Limited
E        Town of Brunswick                         Rensselaer         Electric                                  Not Limited
E        Town of Caldwell                          Warren             Electric                                  Not Limited
E        Town of Cambridge                         Washington         Electric                                  Not Limited
E        Town of Canajoharie                       Montgomery         Electric                                  Not Limited
E        Town of Carlisle                          Scoharie           Electric                                  Not Limited
E        Town of Carmel                            Putnam             Electric                                  Not Limited
E        Town of Caroga                            Fulton             Electric                                  Not Limited
E        Town of Catskill                          Greene             Electric                                  Not Limited
E        Town of Cazenovia                         Madison            Electric                                  Not Limited
E        Town of Charleston                        Montgomery         Electric                                  Not Limited
E        Town of Charlton                          Saratoga           Electric                                  Not Limited
E        Town of Chatham                           Columbia           Electric                                  Not Limited
E        Town of Cherry Valley                     Otsego             Electric                                  Not Limited
E        Town of Chester                           Warren             Gas & Electric                            Not Limited
E        Town of Claverack                         Columbia           Electric                                  Not Limited
E        Town of Clermont                          Columbia           Electric                                  Not Limited
E        Town of Clifton Park                      Saratoga           Electric                                  Not Limited
E        Town of Clinton                           Clinton/Dutches    Electric                                  Not Limited
E        Town of Cobleskill                        Schoharie          Electric                                  Perpetual
E        Town of Coeymans                          Albany             Electric                                  Not Limited
E        Town of Colonie                           Albany             Electric                                  Not Limited
E        Town of Corinth                           Saratoga           Electric                                  Not Limited
E        Town of Cortlandville                     Cortland           Electric                                  Not Limited
E        Town of Coxackie                          Greene             Electric                                  Not Limited
E        Town of Crown Point                       Essex              Electric                    1/17/2015     99 years
E        Town of Cuyler                            Cortland           Electric                                  Not Limited
E        Town of Danube                            Herkimer           Electric                                  Not Limited
E        Town of Day                               Saratoga           Electric                                  Not Limited
E        Town of Decatur                           Otsego             Electric                                  Not Limited
E        Town of Deerfield                         Oneida             Electric                                  Not Limited
E        Town of Dresden                           Yates              Electric                                  Not Limited
E        Town of Duanesburg                        Schenectady        Electric                                  Not Limited
E        Town of East Fishkill                     Dutchess           Electric                                  Not Limited
E        Town of East Greenbush                    Rensselaer         Electric                                  Not Limited
E        Town of Easton                            Madison            Electric                                  Not Limited
E        Town of Edinburgh                         Saratoga           Electric                                  Not Limited
E        Town of Ephratah                          Fulton             Electric                                  Not Limited
E        Town of Esopus                            Ulster             Electric                                  Not Limited
E        Town of Esperance                         Schoharie          Electric                                  Not Limited
E        Town of Fabius                            Onondaga           Electric                                  Not Limited
E        Town of Fenner                            Madison            Electric                                  Not Limited
E        Town of Florida                           Montgomery         Electric                                  Not Limited
E        Town of Fort Ann                          Washington         Electric                                  Not Limited


Tuesday, July 14, 1998                                         ANSWER                                                      Page 2

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
E        Town of Fort Edward                      Washington          Electric                                  Not Limited
E        Town of Fulton                           Scoharie            Electric                                  Not Limited
E        Town of Gallatin                         Columbia            Electric                                  Not Limited
E        Town of Galway                           Saratoga            Electric                                  Not Limited
E        Town of German Flats                     Herkimer            Electric                                  Not Limited
E        Town of Germantown                       Columbia            Electric                                  Not Limited
E        Town of Ghent                            Columbia            Electric                                  Not Limited
E        Town of Glen                             Montgomery          Electric                                  Not Limited
E        Town of Glenville                        Schenectady         Electric                                  Not Limited
E        Town of Grafton                          Rensselaer          Electric                                  Not Limited
E        Town of Granville                        Washington          Electric                                  Not Limited
E        Town of Greenfield                       Saratoga            Electric                                  Not Limited
E        Town of Greenport                        Columbia            Electric                                  Not Limited
E        Town of Greenport                        Columbia            Electric                    10/4/17       Surrendered
E        Town of Greenwich                        Washington          Electric                                  Not Limited
E        Town of Guilderland                      Albany              Electric                                  Not Limited
E        Town of Hadley                           Saratoga            Electric                                  Not Limited
E        Town of Hague                            Warren              Electric & Gas                            Not Limited
E        Town of Halfmoon                         Saratoga            Electric                                  Not Limited
E        Town of Halfmoon                         Saratoga            Electric & Gas                            Not Limited
E        Town of Hampton                          Washington          Electric                                  Not Limited
E        Town of Hartford                         Washington          Electric                                  Not Limited
E        Town of Herkimer                         Herkimer            Electric                                  Not Limited
E        Town of Homer                            Cortland            Electric                                  Not Limited
E        Town of Hoosick                          Rensselaer          Electric                                  Not Limited
E        Town of Hope                             Hamilton            Electric                                  Not Limited
E        Town of Horicon                          Warren              Gas & Electric                            Not Limited
E        Town of Hyde Park                        Dutchess            Electric                                  Not Limited
E        Town of Indian Lake                      Hamilton            Electric                                  Not Limited
E        Town of Jackson                          Washington          Electric                                  Not Limited
E        Town of Johnsburg                        Warren              Electric                                  Not Limited
E        Town of Johnstown                        Fulton              Electric                                  Not Limited
E        Town of Kent                             Putnam              Electric                                  Not Limited
E        Town of Kinderhook                       Columbia            Electric                                  Not Limited
E        Town of Kingsbury                        Washington          Electric                                  Not Limited
E        Town of Kirkland                         Oneida              Electric                                  Not Limited
E        Town of Knox                             Albany              Electric                                  Not Limited
E        Town of LaGrange                         Dutchess            Electric                                  Not Limited
E        Town of Lake Pleasant                    Hamilton            Electric                                  Not Limited
E        Town of Lenox                            Madison             Electric                                  Not Limited
E        Town of Lincoln                          Madison             Electric                                  Not Limited
E        Town of Little Falls                     Herkimer            Electric                                  Not Limited
E        Town of Livingston                       Columbia            Electric                                  Not Limited
E        Town of Luzerne                          Warren              Electric                                  Not Limited
E        Town of Malta                            Saratoga            Electric                                  Not Limited
E        Town of Manheim                          Herkimer            Electric                                  Not Limited
E        Town of Marcy                            Oneida              Electric                                  Not Limited
E        Town of Maryland                         Otsego              Electric                                  Not Limited
E        Town of Mayfield                         Fulton              Electric                                  Not Limited
E        Town of Mayfield                         Fulton              Electric                    8/17/2025     99 years
E        Town of Middleburgh                      Schoharie           Electric                                  Not Limited
E        Town of Milan                            Dutchess            Electric                                  Not Limited
E        Town of Milton                           Ulster              Electric                                  Not Limited
E        Town of Minden                           Montgomery          Electric                                  Not Limited
E        Town of Minerva                          Essex               Electric                                  Not Limited
E        Town of Mohawk                           Montgomery          Electric                                  Not Limited
E        Town of Moreau                           Saratoga            Electric                                  Not Limited
E        Town of Moriah                           Essex               Electric                    2/28/2015     99 years
E        Town of Nassau                           Rensselaer          Electric                                  Not Limited
E        Town of Nelson                           Madison             Electric                                  Not Limited
E        Town of New Baltimore                    Greene              Electric                                  Not Limited
E        Town of New Scotland                     Albany              Electric                                  Not Limited
E        Town of Niskayuna                        Schenectady         Electric                                  Not Limited
E        Town of North Greenbush                  Rensselaer          Electric                                  Not Limited
E        Town of North Hudson                     Essex               Electric                                  Not Limited
E        Town of Northampton                      Fulton              Electric                                  Not Limited
E        Town of Northumberland                   Saratoga            Electric                                  Not Limited
E        Town Of Oppenheim                        Fulton              Electric                                  Not Limited


Tuesday, July 14, 1998                                         ANSWER                                                      Page 3

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
E        Town of Palatine                          Montgomery         Electric                                  Not Limited
E        Town of Perth                             Fulton             Electric                                  Not Limited
E        Town of Petersburg                        Rensselaer         Electric                                  Not Limited
E        Town of Phillipstown                      Putnam             Electric                                  Not Limited
E        Town of Pittstown                         Rensselaer         Electric                                  Not Limited
E        Town of Pleasant Valley                   Dutchess           Electric                                  Not Limited
E        Town of Poestenkill                       Rensselaer         Electric                                  Not Limited
E        Town of Princetown                        Schenectady        Electric                                  Not Limited
E        Town of Providence                        Saratoga           Electric                                  Not Limited
E        Town of Putnam                            Washington         Electric                                  Not Limited
E        Town of Putnam Valley                     Putnam             Electric                                  Not Limited
E        Town of Queensbury                        Warren             Gas & Electric                            Not Limited
E        Town of Richmondville                     Schoharie          Electric                                  Not Limited
E        Town of Root                              Montgomery         Electric                                  Not Limited
E        Town of Roseboom                          Otsego             Electric                                  Not Limited
E        Town of Rosendale                         Ulster             Electric                                  Not Limited
E        Town of Rotterdam                         Schenectady        Electric                                  Not Limited
E        Town of Sand Lake                         Rensselaer         Electric                                  Not Limited
E        Town of Saratoga                          Saratoga           Electric                                  Not Limited
E        Town of Saugerties                        Ulster             Electric                                  Not Limited
E        Town of Schaghticoke                      Rensselaer         Electric                                  Not Limited
E        Town of Schodack                          Rensselaer         Electric                                  Not Limited
E        Town of Schoharie                         Schoharie          Electric                                  Not Limited
E        Town of Schroon                           Essex              Electric                                  Not Limited
E        Town of Schuyler                          Herkimer           Electric                                  Not Limited
E        Town of Seward                            Scoharie           Electric                                  Not Limited
E        Town of Sharon                            Scoharie           Electric                                  Not Limited
E        Town of St. Johnsville                    Montgomery         Electric                                  Not Limited
E        Town of Stark                             Herkimer           Electric                                  Not Limited
E        Town of Stephentown                       Rensselaer         Electric                                  Not Limited
E        Town of Stillwater                        Saratoga           Electric                                  Not Limited
E        Town of Stockbridge                       Madison            Electric                                  Not Limited
E        Town of Stockport                         Columbia           Electric                                  Not Limited
E        Town of Stony Creek                       Warren             Electric                                  Not Limited
E        Town of Stratford                         Fulton             Electric                                  Not Limited
E        Town of Stuyvesant                        Columbia           Electric                                  Not Limited
E        Town of Sullivan                          Madison            Electric                                  Not Limited
E        Town of Summit                            Scoharie           Electric                                  Not Limited
E        Town of Tachkanic                         Columbia           Electric                                  Not Limited
E        Town of Thurman                           Warren             Electric                                  Not Limited
E        Town of Ticonderoga                       Essex              Electric                                  Not Limited
E        Town of Truxton                           Cortland           Electric                                  Not Limited
E        Town of Ulster                            Ulster             Electric                                  Not Limited
E        Town of Vernon                            Oneida             Electric                                  Not Limited
E        Town of Verona                            Oneida             Electric                                  Not Limited
E        Town of Virgil                            Cortland           Electric                                  Not Limited
E        Town of Wappinger                         Dutchess           Electric                                  Not Limited
E        Town of Warrensburg                       Warren             Electric                                  Not Limited
E        Town of Waterford                         Saratoga           Electric                                  Not Limited
E        Town of Waterford                         Saratoga           Gas & Electric                            Not Limited
E        Town of Wells                             Hamilton           Electric                                  Not Limited
E        Town of Westmoreland                      Oneida             Electric                                  Not Limited
E        Town of Westport                          Essex              Electric                                  Not Limited
E        Town of White Creek                       Washington         Electric                                  Not Limited
E        Town of Whitehall                         Washington         Electric                                  Not Limited
E        Town of Whitesboro                        Oneida             Electric                                  Not Limited
E        Town of Whitestown                        Oneida             Electric                                  Not Limited
E        Town of Wilton                            Saratoga           Electric                                  Not Limited
E        Town of Worcester                         Otsego             Electric                    11/15/2007    100 years
E        Town of Wright                            Schoharie          Electric                                  Not Limited
E        Village (now City) of Cohoes              Albany             Electric                                  Unknown
E        Village (now City) of Glens Falls         Warren             Electric                                  Not Limited
E        Village (now City) of Gloversville        Fulton             Electric                                  Not Limited
E        Village (now City) of Oneida              Madison            Electric                                  Not Limited
E        Village (now City) of Saratoga Springs    Saratoga           Gas & Electric                            Not Limited
E        Village of Altamont                       Franklin           Electric                                  Not Limited
E        Village of Ames                           Montgomery         Electric                                  Not Limited
E        Village of Argyle                         Washington         Electric                                  Not Limited


Tuesday, July 14, 1998                                         ANSWER                                                      Page 4

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
E        Village of Athens                        Greene              Electric                                  Not Limited
E        Village of Ballston Spa                  Saratoga            Electric                                  Not Limited
E        Village of Broadalbin                    Fulton              Electric                    8/17/2025     99 years
E        Village of Cambridge                     Washington          Electric                                  Not Limited
E        Village of Canajoharie                   Montgomery          Electric                                  Not Limited
E        Village of Canastota                     Madison             Electric                                  Not Limited
E        Village of Castleton-on-Hudson           Rensselaer          Electric                                  Not Limited
E        Village of Cherry Valley                 Otsego              Electric                                  Not Limited
E        Village of Cobleskill                    Schoharie           Electric                    2/23/77       30 years
E        Village of Cobleskill                    Schoharie           Electric                    2/6/2002      25 years
E        Village of Corinth                       Saratoga            Electric                                  Not Limited
E        Village of Delanson                      Schenectady         Electric                                  Not Limited
E        Village of Esperance                     Schoharie           Electric                                  Not Limited
E        Village of Fonda                         Montgomery          Electric                                  Not Limited
E        Village of Fort Ann                      Washington          Electric                                  Not Limited
E        Village of Fort Edward                   Washington          Electric                                  Not Limited
E        Village of Fort Johnson                  Montgomery          Electric                                  Not Limited
E        Village of Fort Plain                    Montgomery          Electric                                  Not Limited
E        Village of Fultonville                   Montgomery          Electric                                  Not Limited
E        Village of Galway                        Saratoga            Electric                                  Not Limited
E        Village of Green Island                  Albany              Electric                                  Not Limited
E        Village of Greenwich                     Washington          Electric                                  Not Limited
E        Village of Hagaman                       Montgomery          Electric                                  Not Limited
E        Village of Hoosick Falls                 Rensselaer          Electric                                  Not Limited
E        Village of Hudson Falls                  Washington          Electric                    11/8/05       Surrendered
E        Village of Hudson Falls                  Washington          Gas & Electric              6/1/97        50 years
E        Village of Kinderhook                    Columbia            Electric                                  Not Limited
E        Village of Lake George                   Warren              Electric                                  Not Limited
E        Village of Menands                       Albany              Electric                                  Not Limited
E        Village of Middleburgh                   Schoharie           Electric                                  Not Limited
E        Village of Munnsville                    Madison             Electric                                  Not Limited
E        Village of Nassau                        Rensselaer          Electric                                  Not Limited
E        Village of Nelliston                     Montgomery          Electric                                  Not Limited
E        Village of Northville                    Suffolk             Electric                                  Not Limited
E        Village of Oneida Castle                 Oneida              Electric                                  Not Limited
E        Village of Palatine Bridge               Montgomery          Electric                                  Not Limited
E        Village of Port Henry                    Essex               Electric                    6/19/2005     99 years
E        Village of Richmondville                 Schoharie           Electric                                  Not Limited
E        Village of Schaghticoke                  Rensselaer          Electric                                  Not Limited
E        Village of Schenevus                     Otsego              Electric                                  Not Limited
E        Village of Schoharie                     Schoharie           Electric                                  Not Limited
E        Village of Schuylerville                 Saratoga            Electric                                  Not Limited
E        Village of Scotia                        Schenectady         Electric                                  Not Limited
E        Village of Sharon Springs                Schoharie           Electric                                  Not Limited
E        Village of South Glens Falls             Saratoga            Electric                                  Not Limited
E        Village of Speculator                    Hamilton            Electric                                  Not Limited
E        Village of St. Johnsville                Montgomery          Electric                                  Not Limited
E        Village of Ticonderoga                   Essex               Electric                                  Not Limited
E        Village of Valatie                       Columbia            Electric                                  Not Limited
E        Village of Valley Falls                  Rensselaer          Electric                                  Not Limited
E        Village of Vernon                        Oneida              Electric                                  Not Limited
E        Village of Victory Mills                 Saratoga            Electric                                  Not Limited
E        Village of Voorheesville                 Albany              Electric                                  Not Limited
E        Village of Wampsville                    Madison             Electric                                  Not Limited
E        Village of Waterford                     Saratoga            Electric                                  Not Limited
E        Village of Westport                      Essex               Electric                                  Not Limited
E        Village of Whitehall                     Washington          Electric                                  Not Limited
======== ======================================== =================== ========================== ============== ====================

Tuesday, July 14, 1998                                         ANSWER                                                      Page 1

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
W        City of Batavia                           Genesee            El Trans & Dist             4/1/2006      50 years
W        City of Buffalo                           Erie               El Trans & Dist                           Perpetual
W        City of Dunkirk                           Chautauqua         El Trans & Dist             4/l/2007      50 years
W        City of Jamestown                         Chautauqua         El Trans & Dist                           Perpetual
W        City of Lackawanna                        Erie               El Trans & Dist                           Perpetual
W        City of Lockport                          Niagara            El Hydro                                  Perpetual
W        City of Lockport                          Niagara            El Transmission             3/l/89        50 years
W        City of Niagara Falls                     Niagara            El Trans & Dist                           Perpetual
W        City of North Tonawanda                   Niagara            El Trans & Dist             1/6/99        25 years
W        City of Rochester                         Monroe             El Trans & Dist                           Perpetual
W        City of Salamanca                         Cattaraugus        El Transmission             2/27/2024     50 years
W        City of Salamanca                         Cattaraugus        El Transmission             6/7/2027      50 years
W        City of Tonawanda                         Erie               El Trans & Dist                           Perpetual
W        Seneca Nation of Indians Allegany Res.    Cattaraugus        El Substation               2/19/2031     40 years
W        Seneca Nation of Indians Allegany Res.    Cattaraugus        El Transmission             2/19/2031     40 years
W        Seneca Nation of Indians Cattaraugus      Cattaraugus        El Trans & Dist                           Permanent
W        Tonawanda Nation of Seneca Indians        Erie/Genesee       El Trans & Dist             4/26/2035     99 years
W        Tonawanda Nation of Seneca Indians        Erie/Genesee       El Transmission             5/24/2022     99 years
W        Town of Alabama                           Genesee            El Trans & Dist                           Perpetual
W        Town of Albion                            Orleans            El Trans & Dist                           Perpetual
W        Town of Alexander                         Genesee            El Trans & Dist                           Perpetual
W        Town of Allegany                          Cattaraugus        El Trans & Dist                           Perpetual
W        Town of Alma                              Allegany           El Trans & Dist                           Perpetual
W        Town of Amherst                           Erie               El Trans & Dist                           Perpetual
W        Town of Amity                             Allegany           El Trans & Dist                           Perpetual
W        Town of Andover                           Allegany           El Trans & Dist                           Perpetual
W        Town of Arcade                            Wyoming            El Transmission                           Perpetual
W        Town of Arcadia                           Wayne              El Trans & Dist                           Perpetual
W        Town of Arkwright                         Chautauqua         El Trans & Dist                           Perpetual
W        Town of Ashford                           Cattaraugus        El Trans & Dist                           Perpetual
W        Town of Attica                            Genesee            El Trans & Dist                           Perpetual
W        Town of Avon                              Livingston         El Trans & Dist                           Perpetual
W        Town of Barre                             Orleans            El Trans & Dist                           Perpetual
W        Town of Batavia                           Genesee            El Trans & Dist                           Perpetual
W        Town of Bergen                            Genesee            El Trans & Dist                           Perpetual
W        Town of Bethany                           Genesee            El Trans & Dist                           Perpetual
W        Town of Boston                            Erie               El Transmission                           Perpetual
W        Town of Brant                             Erie               El Trans & Dist                           Perpetual
W        Town of Brighton                          Monroe             El Trans & Dist                           Perpetual
W        Town of Busti                             Chautauqua         El Trans & Dist                           Perpetual
W        Town of Byron                             Genesee            El Trans & Dist                           Perpetual
W        Town of Caledonia                         Livingston         El Trans & Dist                           Perpetual
W        Town of Cambria                           Niagara            El Trans & Dist                           Perpetual
W        Town of Canadice                          Ontario            El Trans & Dist                           Perpetual
W        Town of Carlton                           Orleans            El Trans & Dist                           Perpetual
W        Town of Carroll                           Chautauqua         El Trans & Dist                           Perpetual
W        Town of Carrollton                        Cattaraugus        El Trans & Dist                           Perpetual
W        Town of Centerville                       Allegany           El Trans & Dist                           Perpetual
W        Town of Charlotte                         Chautauqua         El Trans & Dist                           Perpetual
W        Town of Chautauqua                        Chautauqua         El Trans & Dist                           Perpetual
W        Town of Cheektowaga                       Erie               El Trans & Dist                           Perpetual
W        Town of Chili                             Monroe             El Trans & Dist                           Perpetual
W        Town of Clarence                          Erie               El Trans & Dist                           Perpetual
W        Town of Clarendon                         Orleans            El Trans & Dist                           Perpetual
W        Town of Clarkson                          Monroe             El Trans & Dist                           Perpetual
W        Town of Clarksville                       Allegany           El Trans & Dist                           Perpetual
W        Town of Clymer                            Chautauqua         El Trans & Dist                           Perpetual
W        Town of Cold Spring                       Cattaraugus        El Trans & Dist                           Perpetual
W        Town of Collins                           Erie               El Trans & Dist                           Perpetual
W        Town of Concord                           Erie               El Trans & Dist                           Perpetual
W        Town of Concord                           Erie               El Transmission                           Perpetual
W        Town of Conesus                           Livingston         El Trans & Dist                           Perpetual
W        Town of Covington                         Wyoming            El Trans & Dist                           Perpetual
W        Town of Cuba                              Allegany           El Trans & Dist                           Perpetual
W        Town of Darien                            Genesee            El Trans & Dist                           Perpetual
W        Town of Dunkirk                           Chautauqua         El Trans & Dist             4/14/2007     50 years
W        Town of East Hamburg                      Erie               El Transmission                           Perpetual


Tuesday, July 14, 1998                                         ANSWER                                                      Page 2

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
W        Town of East Otto                        Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Eden                             Erie                El Trans & Dist                           Perpetual
W        Town of Elba                             Genesee             El Trans & Dist                           Perpetual
W        Town of Elko                             Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Ellery                           Chautauqua          El Trans & Dist                           Perpetual
W        Town of Ellicott                         Chautauqua          El Trans & Dist                           Perpetual
W        Town of Ellicottville                    Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Evans                            Erie                El Trans & Dist                           Perpetual
W        Town of Farmersville                     Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Farmington                       Ontario             El Trans & Dist                           Perpetual
W        Town of Franklinville                    Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Freedom                          Cattaraugus         El Trans & Dist                           Perpetual
W        Town of French Creek                     Chautauqua          El Trans & Dist                           Perpetual
W        Town of Friendship                       Allegany            El Trans & Dist                           Perpetual
W        Town of Gaines                           Orleans             El Trans & Dist                           Perpetual
W        Town of Gates                            Monroe              El Trans & Dist                           Perpetual
W        Town of Genesee                          Allegany            El Trans & Dist                           Perpetual
W        Town of Geneseo                          Livingston          El Trans & Dist                           Perpetual
W        Town of Gerry                            Chautauqua          El Trans & Dist                           Perpetual
W        Town of Grand Island                     Erie                El Trans & Dist                           Perpetual
W        Town of Great Valley                     Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Groveland                        Livingston          El Trans & Dist                           Perpetual
W        Town of Hamburg                          Erie                El Trans & Dist                           Perpetual
W        Town of Hamlin                           Monroe              El Trans & Dist                           Perpetual
W        Town of Hanover                          Chautauqua          El Trans & Dist                           Perpetual
W        Town of Harmony                          Chautauqua          El Trans & Dist                           Perpetual
W        Town of Hartland                         Niagara             El Trans & Dist                           Perpetual
W        Town of Henrietta                        Monroe              El Trans & Dist                           Perpetual
W        Town of Hinsdale                         Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Humphrey                         Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Independence                     Allegany            El Trans & Dist                           Perpetual
W        Town of lschua                           Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Kendall                          Orleans             El Trans & Dist                           Perpetual
W        Town of Kiantone                         Chautauqua          El Trans & Dist                           Perpetual
W        Town of Leroy                            Genesee             El Trans & Dist                           Perpetual
W        Town of Lewiston                         Niagara             El Trans & Dist                           Perpetual
W        Town of Lima                             Livingston          El Trans & Dist             3/6/2013      50 years
W        Town of Little Valley                    Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Livonia                          Livinston           El Trans & Dist                           Perpetual
W        Town of Lockport                         Niagara             El Trans & Dist                           Perpetual
W        Town of Lyndon                           Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Macedon                          Wayne               El Trans & Dist                           Perpetual
W        Town of Manchester                       Ontario             El Trans & Dist                           Perpetual
W        Town of Mansfield                        Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Mendon                           Monroe              El Trans & Dist                           Perpetual
W        Town of Middlebury                       Wyominq             El Trans & Dist                           Perpetual
W        Town of Mina                             Chautauqua          El Trans & Dist                           Perpetual
W        Town of Mount Morris                     Livingston          El Transmission                           Perpetual
W        Town of Murray                           Orleans             El Trans & Dist                           Perpetual
W        Town of New Albion                       Cattaraugus         El Trans & Dist                           Perpetual
W        Town of New Hudson                       Allegany            El Trans & Dist                           Perpetual
W        Town of Newfane                          Niagara             El Trans & Dist                           Perpetual
W        Town of Newstead                         Erie                El Trans & Dist                           Perpetual
W        Town of Niagara                          Niagara             El Trans & Dist                           Perpetual
W        Town of North Collins                    Erie                El Trans & Dist                           Perpetual
W        Town of North Harmony                    Chautauqua          El Trans & Dist                           Perpetual
W        Town of Oakfield                         Genesee             El Trans & Dist                           Perpetual
W        Town of Ogden                            Monroe              El Trans & Dist                           Perpetual
W        Town of Olean                            Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Orangeville                      Wyoming             El Trans & Dist                           Perpetual
W        Town of Orchard Park                     Erie                El Transmission                           Perpetual
W        Town of Otto                             Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Palmyra                          Wayne               El Trans & Dist                           Perpetual
W        Town of Pavilion                         Genesee             El Trans & Dist                           Perpetual
W        Town of Pembroke                         Genesee             El Trans & Dist                           Perpetual
W        Town of Pendleton                        Niagara             El Trans & Dist                           Perpetual
W        Town of Perrysburg                       Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Phelps                           Ontario             El Trans & Dist                           Perpetual


Tuesday, July 14, 1998                                         ANSWER                                                      Page 3

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
W        Town of Pittsford                        Monroe              El Trans & Dist                           Perpetual
W        Town of Poland                           Chautauqua          El Trans & Dist                           Perpetual
W        Town of Pomfret                          Chautauqua          El Trans & Dist             5/9/2005      60 years
W        Town of Porter                           Niagara             El Trans & Dist                           Perpetual
W        Town of Portland                         Chautauqua          El Trans & Dist                           Perpetual
W        Town of Portville                        Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Randolph                         Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Red House                        Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Richmond                         Ontario             El Trans & Dist                           Perpetual
W        Town of Ridgeway                         Orleans             El Trans & Dist                           Perpetual
W        Town of Riga                             Monroe              El Trans & Dist                           Perpetual
W        Town of Ripley                           Chautauqua          El Trans & Dist                           Perpetual
W        Town of Royalton                         Niagara             El Trans & Dist                           Perpetual
W        Town of Rush                             Monroe              El Trans & Dist                           Perpetual
W        Town of Salamanca                        Cattaraugus         El Trans & Dist                           Permanent
W        Town of Sardinia                         Erie                El Transmission                           Permanent
W        Town of Scio                             Allegany            El Trans & Dist                           Permanent
W        Town of Shelby                           Orleans             El Trans & Dist                           Perpetual
W        Town of Sheridan                         Chautauqua          El Trans & Dist                           Perpetual
W        Town of Sherman                          Chautauqua          El Trans & Dist                           Perpetual
W        Town of Somerset                         Niagara             El Trans & Dist                           Perpetual
W        Town of South Valley                     Cattaraugus         El Trans & Dist                           Perpetual
W        Town of Stafford                         Genesee             El Trans & Dist                           Perpetual
W        Town of Stockton                         Chautauqua          El Trans & Dist                           Perpetual
W        Town of Sweden                           Monroe              El Trans & Dist                           Perpetual
W        Town of Tonawanda                        Erie                El Trans & Dist                           Perpetual
W        Town of Wellsville                       Allegany            El Transmission                           Perpetual
W        Town of West Bloomfield                  Ontario             El Trans & Dist                           Perpetual
W        Town of West Seneca                      Erie                El unknown                                No further info
W        Town of Westfield                        Chautauqua          El Transmission                           Permanent
W        Town of Wethersfield                     Wyoming             El Transmission                           Permanent
W        Town of Wheatfield                       Niagara             El Trans & Dist             11/29/72      60 years
W        Town of Wheatland                        Monroe              El Trans & Dist                           Permanent
W        Town of Willing                          Allegany            El Trans & Dist                           Permanent
W        Town of Wilson                           Niagara             El Trans & Dist                           Permanent
W        Town of Wirt                             Allegany            El Transmission                           Permanent
W        Town of Yates                            Orleans             El Trans & Dist                           Permanent
W        Town of York                             Livingston          El Trans & Dist                           Permanent
W        Town of Yorkshire                        Cattaraugus         El Trans & Dist                           Permanent
W        Tuscarora Nation of Indians              Niagara             El Trans & Dist             10/18/2036    99 years
W        Tuscarora Nation of Indians              Niagara             El Transmission             3/7/98        10 years
W        Village of Akron                         Erie                El Transmission                           Perpetual
W        Village of Albion                        Orleans             El Trans & Dist                           Perpetual
W        Village of Alexander                     Genesee             El Trans & Dist                           Perpetual
W        Village of Allegany                      Cattaraugus         El Trans & Dist                           Perpetual
W        Village of Andover                       Allegany            El Trans & Dist                           Perpetual
W        Village of Angola                        Erie                El Trans & Dist                           Perpetual
W        Village of Arcade                        Wyoming             El Transmission                           Perpetual
W        Village of Attica                        Genesee             El Trans & Dist                           Perpetual
W        Village of Avon                          Livingston          El Trans & Dist                           Perpetual
W        Village of Barker                        Niagara             El Trans & Dist                           Perpetual
W        Village of Bemus Point                   Chautauqua          El Trans & Dist                           Perpetual
W        Village of Bergen                        Genesee             El Trans & Dist                           No Franchise
W        Village of Blasdell                      Erie                El Trans & Dist             10/27/97      25 years
W        Village of Brockport                     Monroe              El Trans & Dist             12/6/87       50 years
W        Village of Caledonia                     Livingston          El Trans & Dist                           Perpetual
W        Village of Cassadaga                     Chautauqua          El Trans & Dist                           Perpetual
W        Village of Cattaraugus                   Cattaraugus         El Trans & Dist                           Perpetual
W        Village of Celoron                       Chautauqua          El Transmission                           Perpetual
W        Village of Churchville                   Monroe              El Trans & Dist                           Perpetual
W        Village of Clifton Springs               Ontario             El Trans & Dist                           Perpetual
W        Village of Corfu                         Genesee             El Trans & Dist                           Perpetual
W        Village of Cuba                          Allegany            El Trans & Dist                           Perpetual
W        Village of Delevan                       Cattaraugus         El Trans & Dist                           Perpetual
W        Village of Depew                         Erie                El Trans & Dist             5/6/2006      50 years
W        Village of East Randolph                 Cattaraugus         El Trans & Dist                           Perpetual
W        Village of Elba                          Genesee             El Trans & Dist                           Perpetual
W        Village of Ellicottville                 Cattaraugus         El Trans & Dist                           Perpetual


Tuesday, July 14, 1998                                         ANSWER                                                      Page 4

Frandist                 Franarea                         Franco                Frantype              Endate           Franterm
======== ======================================== =================== ========================== ============== ====================
W        Village of Falconer                      Chautauqua          El Transmission             4/17/91       25 years
W        Village of Farnham                       Erie                El Trans & Dist                           Perpetual
W        Village of Franklinville                 Cattaraugus         El Trans & Dist                           Perpetual
W        Village of Fredonia                      Chautauqua          El Trans & Dist                           Perpetual
W        Village of Holly                         Orleans             El Transmission                           Perpetual
W        Village of Honeoye Falls                 Monroe              El Trans & Dist                           Perpetual
W        Village of Kenmore                       Erie                El Trans & Dist                           Perpetual
W        Village of Lakewood                      Chautauqua          El Trans & Dist                           Perpetual
W        Village of Lancaster                     Erie                El Trans & Dist             9/9/2006      50 years
W        Village of Lasalle                       Niagara             El Trans & Dist                           Perpetual
W        Village of Leroy                         Genesee             El Trans & Dist                           Perpetual
W        Village of Lewiston                      Niagara             El Trans & Dist                           Perpetual
W        Village of Lima                          Livingston          El Trans & Dist                           Perpetual
W        Village of Limestone                     Cattaraugus         El Trans & Dist                           Perpetual
W        Village of Livonia                       Livingston          El Trans & Dist                           Perpetual
W        Village of Lyndonville                   Orleans             El Trans & Dist                           Perpetual
W        Village of Macedon                       Wayne               El Trans & Dist                           Perpetual
W        Village of Machias                       Cattaraugus         El Trans & Dist                           Perpetual
W        Village of Manchester                    Ontario             El Trans & Dist                           Perpetual
W        Village of Mayville                      Chautauqua          El Transmission                           Perpetual
W        Village of Mayville                      Chautauqua          El Transmission             9/24/2012     99 years
W        Village of Medina                        Orleans             El Transmission                           Perpetual
W        Village of Middleport                    Niagara             El Trans & Dist                           Perpetual
W        Village of Newark                        Wayne               El Trans & Dist                           Perpetual
W        Village of North Collins                 Erie                El Trans & Dist                           Perpetual
W        Village of North Olean                   Cattaraugus         El Trans & Dist                           Perpetual
W        Village of Oakfield                      Genesee             El Trans & Dist                           Perpetual
W        Village of Olean                         Cattaraugus         El Trans & Dist                           Perpetual
W        Village of Palmyra                       Wayne               El Trans & Dist                           Perpetual
W        Village of Perrysburg                    Cattaraugus         El Trans & Dist                           Perpetual
W        Village of Phelps                        Ontario             El Trans & Dist                           Perpetual
W        Village of Portville                     Cattaraugus         El Trans & Dist                           Perpetual
W        Village of Randolph                      Cattaraugus         El Trans & Dist             10/11/2014    50 years
W        Village of Sherman                       Chautauqua          El Trans & Dist                           Perpetual
W        Village of Silver Creek                  Chautauqua          El Transmission                           Perpetual
W        Village of Sinclairville                 Chautauqua          El Trans & Dist                           Perpetual
W        Village of Sloan                         Erie                El Trans & Dist                           Perpetual
W        Village of Wellsville                    Allegany            El Trans & Dist                           Perpetual
W        Village of Westfield                     Chautauqua          El Transmission                           Permanent
W        Village of Williamsville                 Erie                El Trans & Dist                           Permanent
W        Village of Youngstown                    Niagara             El Trans & Dist             4/l/2001      25 years
======== ======================================== =================== ========================== ============== ====================

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA MOHAWK       )
POWER CORPORATION    )                             Docket No.__________________


                     APPLICATION FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE RESTRUCTURING
                     --------------------------------------







                                    EXHIBIT L

                     (Form of Notice for Federal Register)

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION

Niagara Mohawk Power Corp.  )                     Docket No. __________________

                                NOTICE OF FILING
                               (_________, 1998)

Take notice that on _________, 1998, Niagara Mohawk Power Corporation ("Niagara Mohawk") tendered for filing pursuant to Section 203 of the Federal Power Act an application for Commission approval to effect a corporate reorganization which involves the creation of a holding company and the transfer of certain contracts, all as more fully set forth in the application.

Any person desiring to be heard or to protest said filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E. Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 C.F.R. Sec. 385.211 and Sec. 385.214). All such motions or protests should be filed on or before ____________. Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of the filing and supporting documents are on file with the Commission and are available for public inspection.


                                                  David P. Boergers
                                                  Acting Secretary